As filed with the Securities and Exchange Commission on November 12, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CB Richard Ellis Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	6500	94-3391143
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification No. )

865 South Figueroa Street, Suite 3400

Los Angeles, CA 90017

(213) 438-4880

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kenneth J. Kay

Chief Financial Officer

CB Richard Ellis Group, Inc.

(formerly known as CBRE Holding, Inc.)

865 South Figueroa Street, Suite 3400

Los Angeles, CA 90017

(213) 438-4880

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

William B. Brentani Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, CA 94304 (650) 251-5000 Fax: (650) 251-5002	Stephen L. Burns Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 (212) 474-1000 Fax: (212) 474-3700

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Class A common stock, $0.01 par value per share	17,250,000	$26.015	$448,758,750	$56,858

(1)	Including shares of Class A common stock which may be purchased by the underwriters to cover over-allotments, if any.
(2)	The stock price of $26.015 per share, which was the average of the high and low prices of the Registrant’s Class A common stock on the New York Stock Exchange on November 11, 2004, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2004

15,000,000 Shares

CB Richard Ellis Group, Inc.

Class A Common Stock

The selling stockholders named in this prospectus are selling 15,000,000 shares of Class A common stock. We will not receive any of the proceeds from the shares of Class A common stock sold by the selling stockholders.

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “CBG.” On November 11, 2004, the last reported sale price of our Class A common stock on the New York Stock Exchange was $26.08 per share.

The underwriters have an option to purchase a maximum of 2,250,000 additional shares of Class A common stock from the selling stockholders to cover over-allotments of shares.

Investing in our Class A common stock involves risks. See “ Risk Factors” beginning on page 10.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per Share	$	$	$
Total	$	$	$

Delivery of the shares of Class A common stock will be made on or about                     , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Citigroup

Goldman, Sachs & Co.	JPMorgan

Lehman Brothers	Merrill Lynch & Co.
Bear, Stearns & Co. Inc.

The date of this prospectus is                    , 2004.

# CB Richard Ellis

## Comprehensive Commercial Real Estate Services Worldwide

Swiss Re Building • London, UK
Joint Office Leasing Agent

Xanadu • Madrid, Spain
Retail Leasing Agent

Sears Tower • Chicago, IL
Management & Leasing Agent

General Motors Building • NYC
Office Leasing Agent

7 World Trade Center • NYC
Office Leasing Agent
(under construction)

AIG Tower • Hong Kong
Office Leasing Agent
(under construction)

Two Liberty Plaza • Philadelphia, PA
Office Leasing Agent

Galaxy 21 • Vienna, Austria
Joint Office Leasing Agent

CB Richard Ellis provides services (either management or leasing) for each of the properties shown above. CB Richard Ellis does not own any of these properties.

CBRE
CB RICHARD ELLIS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

“CB Richard Ellis” and the “CBRE CB Richard Ellis” corporate logo set forth on the cover of this prospectus are the registered trademarks of CB Richard Ellis Group, Inc. and its subsidiaries in the United States. All other trademarks or service marks are trademarks or service marks of the companies that use them.

Industry and market data used in this prospectus were obtained from our own research, publicly available studies conducted by third parties and publicly available industry and general publications published by third parties and, in some cases, are management estimates based on its industry and other knowledge. While we believe our research and management estimates are reliable, they have not been verified by independent sources.

Some figures in this prospectus may not total due to rounding adjustments.

[THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read this summary together with the entire prospectus, including the information presented under the heading “Risk Factors” and the more detailed information in the financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. Unless the context indicates otherwise, (1) references in this prospectus to “common stock” mean our Class A common stock and (2) information presented on a “pro forma basis” gives effect to our acquisition of Insignia Financial Group, Inc, or Insignia, on July 23, 2003 and the related transactions and financings as described in this prospectus under the heading “Unaudited Pro Forma Financial Information.”

CB Richard Ellis Group, Inc.

We are the largest global commercial real estate services firm, based on 2003 revenue, offering a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets. As of December 31, 2003, we operated in 220 offices with over 13,500 employees, excluding affiliate and partner offices, providing commercial real estate services under the “CB Richard Ellis” brand name. Our business is focused on several service competencies, including strategic advice and execution assistance for property leasing and sales, forecasting, valuations, origination and servicing of commercial mortgage loans, facilities and project management and real estate investment management. We generate revenues both on a per project or transaction basis and from annual management fees.

We have a well-balanced, highly diversified base of clients that includes more than 60% of the Fortune 100. Many of our clients are consolidating their commercial real estate-related expenditures with fewer providers and, as a result, awarding their business to those providers that have a strong presence in important markets and the ability to provide a complete range of services worldwide. As a result of this trend and our ability to deliver comprehensive solutions for our clients’ needs across a wide range of markets, we believe we are well positioned to capture a growing percentage of our clients’ commercial real estate services expenditures.

Industry Overview

Our business covers all the various segments that compose the commercial real estate services industry, which includes leasing, sales, property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services and investment management. Based upon our experience in these various segments and our management’s ongoing internally-generated assessment of the size of the addressable market within each such segment, we believe that the U.S. commercial real estate services industry, excluding investment management, generated approximately $22 billion in revenues during 2003.

In addition, we review on a quarterly basis various internally-generated statistics and estimates regarding both office and industrial space within the U.S. commercial real estate services industry, including the total available “stock” of rentable space and the average rent per square foot of space. Our management believes that changes in the addressable commercial rental market represented by the product of available stock and rent per square foot provide a reliable estimate of changes in the overall commercial real estate services industry because nearly all segments within the industry are affected by changes in those two measurements. We estimate that the product of available stock and rent per square foot grew at a compound annual growth rate of approximately 4.8% from 1993 through 2003.

During the next few years, we believe the key drivers of revenue growth for the largest commercial real estate services companies will be the following:

•	Outsourcing. Motivated by reduced costs, lower overhead, improved execution across markets, increased operational efficiency and a desire to focus on their core competencies, property owners and occupiers have increasingly contracted out for commercial real estate services, including transaction management, facilities management, project management, lease administration, property management and property accounting.

•	Consolidation. The commercial real estate services industry remains highly fragmented, and we believe that major property owners and corporate users are motivated to consolidate their service provider relationships on a regional, national and global basis to obtain more consistent execution across markets, to achieve economies of scale and enhanced purchasing power and to benefit from streamlined management oversight and the efficiency of “single point of contact” service delivery.

•	Institutional Ownership of Commercial Real Estate. Institutional owners, such as real estate investment trusts, or REITs, pension funds, foreign institutions and other financial entities, increasingly are acquiring more real estate assets and financing them in the capital markets. We believe it is likely that these owners will outsource management of their portfolios and consolidate their use of commercial real estate services vendors.

Our Regions of Operation and Principal Services

We have organized our business into, and report our results of operations through, three geographically organized segments: (1) the Americas, (2) Europe, Middle East and Africa, or EMEA, and (3) Asia Pacific.

The Americas

The Americas is our largest segment of operations and provides a comprehensive range of services throughout the United States and in the largest metropolitan regions in Canada, Mexico and other selected parts of Latin America. Our Americas segment accounted for 73.5% of our 2003 revenue and 73.3% of our revenue for the nine months ended September 30, 2004.

Within our Americas segment, we organize our services into the following business areas:

Advisory Services. Our advisory services business line accounted for 59.7% of our 2003 revenue and 61.9% of our revenue for the nine months ended September 30, 2004. We believe we are a market leader for the provision of sales and leasing real estate services in many U.S. metropolitan statistical areas (as defined by the U.S. Census Bureau), including New York, Philadelphia, Washington, D.C., Los Angeles, Atlanta, Chicago, Boston and Dallas.

•	Real Estate Services. We provide strategic advice and execution assistance to owners, investors and occupiers of real estate in connection with leasing, disposition and acquisition of property.

•	Mortgage Loan Origination and Servicing. Our wholly owned subsidiary, L.J. Melody & Company, originates and services commercial mortgage loans generally without incurring principal risk.

•	Valuation. We provide valuation services that include market value appraisals, litigation support, discounted cash flow analyses and feasibility and fairness opinions.

Outsourcing Services. Our outsourcing services business line accounted for 11.2% of our 2003 revenue and 9.5% of our revenue for the nine months ended September 30, 2004. As of December 31, 2003, we managed approximately 422.8 million square feet of commercial space for property owners and occupiers, which we believe represents one of the largest portfolios in the Americas.

•	Asset Services. We provide property management, construction management, marketing, leasing, accounting and financial services on a contractual basis for income-producing office, industrial and retail properties owned by local, regional and institutional investors.

•	Corporate Services. We provide a comprehensive set of portfolio management, transaction management, project management, strategic consulting, facilities management and other corporate real estate services to leading global companies and public sector institutions with large, geographically-diverse real estate portfolios.

Investment Management Services. Our investment management services business line accounted for 2.6% of our 2003 revenue and 1.9% of our revenue for the nine months ended September 30, 2004. Our wholly owned subsidiary, CB Richard Ellis Investors, L.L.C., provides investment management services to clients that include pension plans, investment funds, insurance companies and other organizations seeking to generate returns and diversification through investment in real estate and sponsors funds and investment programs that span the risk/return spectrum.

Europe, Middle East and Africa

As of December 31, 2003, our EMEA segment had offices in 28 countries, with its largest operations located in the United Kingdom, France, Spain, the Netherlands and Germany. Operations within the EMEA countries generally include brokerage, investment properties, corporate services, valuation/appraisal services, asset management services, facilities management and other services similar to our Americas segment. We hold strong commercial real estate services market positions in a number of European metropolitan areas, including the leading market position in London in terms of 2003 leased square footage. The EMEA segment accounted for 19.2% of our 2003 revenue and 19.8% of our revenue for the nine months ended September 30, 2004.

Asia Pacific

As of December 31, 2003, our Asia Pacific segment had offices in 11 countries, with our principal operations located in China (including Hong Kong), Singapore, South Korea, Japan, Australia and New Zealand. The services we provide in our Asia Pacific segment are generally similar to those provided by our Americas and EMEA segments. We believe we are one of only a few companies that can provide a full range of commercial real estate services to large corporations throughout the Asia Pacific region. The Asia Pacific segment accounted for 7.3% of our 2003 revenue and 6.9% of our revenue for the nine months ended September 30, 2004.

Our Competitive Position

We believe we possess several competitive strengths that position us to capitalize on the positive outsourcing, consolidation and globalization trends in the commercial real estate services industry. Our strengths include the following:

•	Global Brand and Market Leading Positions. For nearly a century, we and our predecessors have built the CB Richard Ellis brand into the largest commercial real estate services provider in the world, based on 2003 revenue.

•	Full Service Capabilities. We provide a full range of commercial real estate services to meet the needs of our clients, and we believe this suite of services represents a broader range globally than nearly all of our competitors.

•	Strong Client Relationships and Client-tailored Service. We have forged long-term relationships with many of our clients. Our clients include more than 60% of the Fortune 100, with nearly half of these clients purchasing more than one service from us.

•	Attractive Business Model. Our business model features a diversified client base, recurring revenue streams, a variable cost structure, low capital requirements and strong cash flow generation.

•	Strong Management Team and Workforce. We have recruited a talented and motivated workforce of over 13,500 employees worldwide, as of December 31, 2003, excluding partner and affiliate offices, who are supported by a strong and deep senior management team consisting of a number of highly-respected executives, most of whom have over 20 years of broad experience in the real estate industry.

Although we believe these strengths will create significant opportunities for our business, you should also be aware of the risks that may impact our competitive position, which include the following:

•	Significant Leverage. We have significant debt service obligations and the agreements governing our long-term debt impose operating and financial restrictions on the conduct of our business.

•	Geographic Concentration. A significant portion of our U.S. operations is concentrated in California and in the New York metropolitan area. Adverse effects on these local economies may affect us more than our competitors.

•	Exposure to Risks of International Operations. Because a significant portion of our revenue is derived from operations outside the United States, we are exposed to exchange rate and other foreign social, political and economic risks.

•	Smaller Presence in Some Markets than our Local Competitors. Although we have a large global presence, many of our competitors may be larger on a local or regional basis and devote more resources to these markets.

Our Growth Strategy

We believe we have built an integrated, global services platform that is unparalleled in our industry. Our primary business objective is to use this platform to garner a disproportionate share of industry revenues relative to our competitors. We believe this will enable us to maximize and sustain our long-term cash flow and increase long-term stockholder value. Our strategy to achieve these business objectives consists of several elements:

•	Increase Revenue from Large Clients. We plan to capitalize on our client management strategy for our large clients, by using relationship management teams to provide these clients with a full range of services globally while maximizing our revenue per client.

•	Capitalize on Cross-selling Opportunities. Because we believe cross-selling represents a large growth opportunity within the commercial real estate services industry, we have dedicated substantial resources and implemented several management initiatives to better enable our workforce to capitalize on these opportunities among our various lines of business.

•	Continue to Grow our Investment Management Business. Our growing investment management business provides us with an attractive revenue source through fees on assets under management and gains on the sale of assets.

•	Focus on Best Practices to Improve Operating Efficiency. In 2001, we launched a best practices initiative, branded “People, Platform & Performance,” to achieve operating cost reductions, and we continue to strive for efficiency improvements and cost savings in order to maximize our operating margins and cash flow.

Recent Developments

For the three months ended September 30, 2004, our revenue increased 35.8% to $575.0 million from $423.4 million for the corresponding period in 2003. In addition, we had net income of $11.9 million for the three months ended September 30, 2004 as compared to a net loss of $28.4 million for the corresponding period in 2003.

The drivers for this increase in revenue and earnings were (1) significant organic revenue growth fueled by generally improved market conditions in the United States, Europe and Asia, as evidenced by a steady recovery of leasing activity and robust investment property sales during the three months ended September 30, 2004, and (2) continued market share gains in these markets. Our results for the three months ended September 30, 2004 were also favorably impacted by the full-quarter contribution from the Insignia acquisition. In addition, the three months ended September 30, 2003 included significantly greater merger-related, integration and revenue backlog amortization expenses related to the Insignia acquisition than the three months ended September 30, 2004.

We were incorporated in Delaware on February 20, 2001. Our principal executive offices are located at 865 South Figueroa Street, Suite 3400, Los Angeles, California 90017 and our telephone number is (213) 438-4880. Our website address is www.cbre.com. The information contained on, or accessible through, our website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders	15,000,000 shares (or 17,250,000 shares if the underwriters exercise the over-allotment option in full)

Common stock to be outstanding after the offering	70,438,865 shares

New York Stock Exchange symbol	CBG

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Dividend Policy	We do not expect to pay any dividends on our common stock for the foreseeable future.

Risk Factors

You should carefully read and consider the information set forth under the heading titled “Risk Factors” and all other information set forth in this prospectus before deciding to invest in shares of our common stock.

The number of shares shown to be outstanding after the offering is based upon 70,438,865 shares outstanding as of October 31, 2004, and excludes as of such date:

•	5,394,949 shares subject to options issued under our 2001 stock incentive plan at a weighted average exercise price of $5.77 per share, of which options to purchase 1,463,498 shares were then exercisable;

•	1,265,643 shares subject to options issued under our 2004 stock incentive plan at a weighted average exercise price of $22.33 per share, of which options to purchase 1,715 shares were then exercisable;

•	2,717,313 shares underlying outstanding stock fund units under our old deferred compensation plan, which are issuable in connection with future distributions under the plan pursuant to elections made by plan participants and all of which were vested; and

•	5,631,263 additional shares available for future grants under our 2004 stock incentive plan.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to 2,250,000 additional shares from the selling stockholders to cover over-allotments of shares.

Summary Historical and Pro Forma Financial Data

The following table is a summary of our historical consolidated financial data as of and for the periods presented, as well as pro forma financial data giving effect to our acquisition of Insignia and the related transactions and financings for such acquisition for the period presented. On July 20, 2001, we acquired CB Richard Ellis Services, Inc. Except as otherwise indicated below, the statement of operations data, statement of cash flow data and other data for the period ended July 20, 2001 are derived from the consolidated financial statements of CB Richard Ellis Services, our “predecessor company.” You should read this data along with the information included under the headings titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Financial Information” and the financial statements and related notes included elsewhere in this prospectus. The pro forma financial data do not purport to represent what our results of operations would have been if the Insignia acquisition and the related transactions and financings had occurred as of the date indicated or what our results will be for future periods.

	Pro Forma (1)	CB Richard Ellis Group					Predecessor Company
	Year Ended December 31, 2003	Nine Months Ended September 30,		Year Ended December 31,		Period from February 20 (inception) to December 31, 2001 (3)	Period from January 1 to July 20, 2001
		2004	2003	2003 (2)	2002
	(Dollars in thousands, except share data)
Statement of Operations Data:
Revenue	$1,948,827	$1,566,907	$1,008,817	$1,630,074	$1,170,277	$562,828	$607,934
Operating income (loss)	17,871	60,772	6,694	25,830	96,736	61,178	(17,048)
Interest expense, net	78,411	49,835	49,115	67,696	57,229	27,290	18,736
Loss on extinguishment of debt	6,639	21,075	6,840	13,479	—	—	—
Net (loss) income	(43,923)	(1,708)	(24,620)	(34,704)	18,727	17,426	(34,020)
EPS (4)(5):
Basic	(0.70)	(0.03)	(0.52)	(0.68)	0.45	0.80	(1.60)
Diluted	(0.70)	(0.03)	(0.52)	(0.68)	0.44	0.79	(1.60)
Weighted average shares (5)(6):
Basic	62,478,565	66,006,231	46,995,364	50,918,572	41,640,576	21,741,351	21,306,584
Diluted	62,478,565	66,006,231	46,995,364	50,918,572	42,185,989	21,920,915	21,306,584
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities		$38,605	$(70,714)	$63,941	$64,882	$91,334	$(120,230)
Net cash provided by (used in) investing activities		8,821	(252,684)	(284,795)	(24,130)	(261,393)	(12,139)
Net cash (used in) provided by financing activities		(61,721)	328,498	303,664	(17,838)	213,831	126,230
Other Data:
EBITDA (7)	$135,621	$110,893	$69,447	$132,817	$130,676	$74,930	$11,482

	CB Richard Ellis Group
	As of September 30, 2004	As of December 31,
		2003	2002	2001
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$147,925	$163,881	$79,701	$57,450
Total assets	2,007,347	2,213,481	1,324,876	1,354,512
Long-term debt, including current portion	617,070	802,705	509,715	517,423
Total liabilities	1,522,432	1,873,896	1,067,920	1,097,693
Total stockholders’ equity	478,248	332,929	251,341	252,523

(footnotes on following page)

(footnotes for previous page)

(1)	The unaudited pro forma financial data does not give effect to the refinancing of all outstanding borrowings under our previous amended and restated credit agreement on October 14, 2003 or any financings or debt repayments or redemptions that we completed during 2004, including:

•	the refinancing of all outstanding borrowings under our amended and restated credit agreement on June 15, 2004;

•	the open market purchases by us of $21.6 million in aggregate principal amount of our 11¼% senior subordinated notes in May and June 2004, and the payment of $3.1 million in connection with such purchases; and

•	the issuance and sale by us of 7,726,764 shares of Class A common stock in our initial public offering and the application of the net proceeds we received to (1) the prepayment of $15.0 million in principal amount of the senior secured term loan under our amended and restated credit agreement in June 2004, (2) the redemption of the remaining $38.3 million outstanding principal amount of our 16% senior notes due 2011, including payment of a $3.7 million premium in connection with such redemption, in July 2004, and (3) the redemption of $70.0 million in aggregate principal amount of our 9¾% senior notes due 2010, including payment of a $6.8 million premium in connection with such redemption, in July 2004.

(2)	The actual results for the year ended December 31, 2003 include the activities of Insignia from July 23, 2003, the date Insignia was acquired by our wholly owned subsidiary, CB Richard Ellis Services.

(3)	The results for the period from February 20 (inception) to December 31, 2001 include the activities of CB Richard Ellis Services from July 20, 2001, the date we acquired CB Richard Ellis Services.

(4)	EPS represents (loss) earnings per share. See (loss) earnings per share information in note 14 to our unaudited consolidated financial statements and note 16 to our audited consolidated financial statements, both included elsewhere in this prospectus.

(5)	EPS and weighted average shares for our predecessor company do not reflect the 3-for-1 stock split of our outstanding Class A common stock and Class B common stock effected on May 4, 2004, or the 1-for-1.0825 reverse stock split of our outstanding Class A common stock and Class B common stock effected on June 7, 2004, because our predecessor was a different legal entity.

(6)	For the period from February 20 (inception) to December 31, 2001, the 21,741,351 and the 21,920,915 shares represent the weighted average shares outstanding for basic and diluted earnings per share, respectively. These balances take into consideration the lower number of shares outstanding prior to July 20, 2001, the date we acquired CB Richard Ellis Services.

(7)	EBITDA represents earnings before net interest expense, loss on extinguishment of debt, income taxes, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our various business lines and for other discretionary purposes, including as a significant component when measuring our performance under our employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, operating income (loss) and net (loss) income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

EBITDA is calculated as follows:

	Pro Forma	CB Richard Ellis Group					Predecessor Company
	Year Ended December 31, 2003	Nine Months Ended September 30,		Year Ended December 31,		Period from February 20 (inception) to December 31, 2001	Period from January 1 to July 20, 2001
		2004	2003	2003	2002
	(In thousands)
Net (loss) income	$(43,923)	$(1,708)	$(24,620)	$(34,704)	$18,727	$17,426	$(34,020)
Add:
Depreciation and amortization	103,385	40,001	53,571	92,622	24,614	12,198	25,656
Interest expense	83,496	52,138	51,739	71,256	60,501	29,717	20,303
Loss on extinguishment of debt	6,639	21,075	6,840	13,479	—	—	—
(Benefit) provision for income taxes	(8,891)	1,690	(15,459)	(6,276)	30,106	18,016	1,110
Less:
Interest income	5,085	2,303	2,624	3,560	3,272	2,427	1,567

EBITDA	$135,621	$110,893	$69,447	$132,817	$130,676	$74,930	$11,482

RISK FACTORS

Investing in our common stock involves risks. Before making an investment in our common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus, including our consolidated financial statements and the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks described below are those that we believe are the material risks we face. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed in the event of an economic slowdown or recession.

Periods of economic slowdown or recession, significantly rising interest rates, a declining employment level, a declining demand for real estate or the public perception that any of these events may occur, can reduce volumes for many of our business lines. These economic conditions could result in a general decline in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from property sales and leases. In addition, these conditions could lead to a decline in sales prices as well as a decline in funds invested in commercial real estate and related assets. An economic downturn or a significant increase in interest rates also may reduce the amount of loan originations and related servicing by our commercial mortgage banking business. If our brokerage and mortgage banking businesses are negatively impacted, it is likely that our other lines of business would also suffer due to the relationship among our various business lines. Further, as a result of our debt level and the terms of our existing debt instruments, our exposure to adverse general economic conditions is heightened.

As an example of this risk, during 2002 and 2001, we were adversely affected by the slowdown in the U.S. economy, which negatively impacted the commercial real estate market generally. This caused a decline in our leasing activities within the United States. Moreover, in part because of the terrorist attacks on September 11, 2001 and the subsequent conflict with Iraq, the economic climate in the United States became very uncertain, which had an adverse effect on commercial real estate market conditions and, in turn, our operating results for 2002 and 2001.

If the properties that we manage fail to perform, then our financial condition and results of operations could be harmed.

The revenue we generate from our asset services and facilities management lines of business is generally a percentage of aggregate rent collections from properties, although many management agreements provide for a specified minimum management fee. Accordingly, our success partially depends upon the performance of the properties we manage. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of our control:

•	our ability to attract and retain creditworthy tenants;

•	the magnitude of defaults by tenants under their respective leases;

•	our ability to control operating expenses;

•	governmental regulations, local rent control or stabilization ordinances which are in, or may be put into, effect;

•	various uninsurable risks;

•	financial conditions prevailing generally and in the areas in which these properties are located;

•	the nature and extent of competitive properties; and

•	the real estate market generally.

We have numerous significant competitors, some of which may have greater financial resources than we do.

We compete across a variety of business disciplines within the commercial real estate industry, including investment management, tenant representation, corporate services, construction and development management, property management, agency leasing, valuation and mortgage banking. In general, with respect to each of our business disciplines, we cannot give assurance that we will be able to continue to compete effectively or maintain our current fee arrangements or margin levels or that we will not encounter increased competition. Each of the business disciplines in which we compete is highly competitive on an international, national, regional and local level. Although we are the largest commercial real estate services firm in the world in terms of 2003 revenue, our relative competitive position varies significantly across product and service categories and geographic areas. Depending on the product or service, we face competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms, some of which may have greater financial resources than we do. Many of our competitors are local or regional firms. Although substantially smaller than us, some of these competitors are larger on a local or regional basis. We are also subject to competition from other large national and multi-national firms that have similar service competencies to ours.

Our international operations subject us to social, political and economic risks of doing business in foreign countries.

We conduct a significant portion of our business and employ a substantial number of people outside of the United States. During 2003 and the nine months ended September 30, 2004, we generated approximately 30.2% of our revenue from operations outside the United States. Circumstances and developments related to international operations that could negatively affect our business, financial condition or results of operations include, but are not limited to, the following factors:

•	difficulties and costs of staffing and managing international operations;

•	currency restrictions, which may prevent the transfer of capital and profits to the United States;

•	unexpected changes in regulatory requirements;

•	potentially adverse tax consequences;

•	the responsibility of complying with multiple and potentially conflicting laws;

•	the impact of regional or country-specific business cycles and economic instability;

•	the geographic, time zone, language and cultural differences among personnel in different areas of the world;

•	greater difficulty in collecting accounts receivable in some geographic regions such as Asia, where many countries have underdeveloped insolvency laws and clients are often slow to pay, and in some European countries, where clients also tend to delay payments;

•	political instability; and

•	foreign ownership restrictions with respect to operations in countries such as China.

We have committed additional resources to expand our worldwide sales and marketing activities, to globalize our service offerings and products in selected markets and to develop local sales and support channels. If we are unable to successfully implement these plans, to maintain adequate long-term strategies that successfully manage the risks associated with our global business or to adequately manage operational fluctuations, our business, financial condition or results of operations could be harmed.

In addition, our international operations and, specifically, the ability of our non-U.S. subsidiaries to dividend or otherwise transfer cash among our subsidiaries, including transfers of cash to pay interest and principal on our debt, may be affected by limitations on imports, currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences, among other things.

Our revenue and earnings may be adversely affected by foreign currency fluctuations.

Our revenue from non-U.S. operations is denominated primarily in the local currency where the associated revenue was earned. During 2003 and the nine months ended September 30, 2004, approximately 30.2% of our business was transacted in currencies of foreign countries, the majority of which included the Euro, the British Pound Sterling, the Hong Kong dollar, the Singapore dollar and the Australian dollar. Thus, we may experience fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates. For example, during 2003, the U.S. dollar dropped in value against many of the currencies in which we conduct business.

We have made significant acquisitions of non-U.S. companies, and we may acquire additional foreign companies in the future. As we increase our foreign operations, fluctuations in the value of the U.S. dollar relative to the other currencies in which we may generate earnings could adversely affect our business, financial condition and operating results. Due to the constantly changing currency exposures to which we will be subject and the volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results. In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations.

From time to time, our management uses currency hedging instruments, including foreign currency forward and option contracts, and borrows in foreign currencies. Economic risks associated with these hedging instruments include unexpected fluctuations in inflation rates, which impact cash flow relative to paying down debt, and unexpected changes in the underlying net asset position. These hedging activities also may not be effective.

Our growth has depended significantly upon acquisitions, which may not be available in the future.

A significant component of our growth has occurred through acquisitions, including our acquisition of Insignia on July 23, 2003. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. However, future acquisitions may not be available at advantageous prices or upon favorable terms and conditions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect. Future acquisitions and any necessary related financings also may involve significant transaction-related expenses. For example, through September 30, 2004, we have incurred approximately $200.9 million of transaction-related expenses in connection with our acquisition of Insignia in 2003.

If we acquire companies in the future, we may experience integration costs and the acquired businesses may not perform as we expect.

We have had, and may continue to experience, difficulties in integrating operations and accounting systems acquired from other companies. These difficulties include the diversion of management’s attention from other business concerns and the potential loss of our key employees or those of the acquired operations. We believe that most acquisitions will initially have an adverse impact on operating and net income. For example, in 2003 we incurred costs associated with integrating Insignia’s business into our existing business lines. Acquisitions also frequently involve significant costs related to integrating information technology, accounting and management services and rationalizing personnel levels. In connection with the Insignia acquisition, we recorded significant charges during 2003 and the first nine months of 2004 relating to integration costs.

In addition, we have several different accounting systems as a result of acquisitions we have made, including the accounting systems of Insignia. If we are unable to fully integrate the accounting and other systems of the businesses we own, we may not be able to effectively manage our acquired businesses. Moreover, the integration process itself may be disruptive to our business as it requires coordination of geographically diverse organizations and implementation of new accounting and information technology systems.

A significant portion of our operations are concentrated in California and New York, and our business could be harmed in the event of a future economic downturn in the California or New York real estate markets.

During 2003, approximately 23.8% of our revenue was generated from transactions originating in California and approximately 6.9% was generated from transactions originating in the greater New York metropolitan area. Due to our acquisition of Insignia on July 23, 2003, we expect that the percentage of our revenue generated in the New York metropolitan area in future years will increase. As a result of the geographic concentrations in California and New York, any future economic downturn in the California or New York commercial real estate markets and in the local economies in San Diego, Los Angeles, Orange County or the greater New York metropolitan area could harm our results of operations.

Our results of operations vary significantly among quarters during each calendar year, which makes comparisons of our quarterly results difficult.

A significant portion of our revenue is seasonal. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the third and fourth quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions toward the fiscal year-end. This has historically resulted in lower profits or a loss in the first and second quarters, with profits growing (or losses decreasing) in each subsequent quarter. This variance among quarters during each calendar year makes comparison between such quarters difficult, but does not generally affect the comparison of the same quarters during different calendar years.

Our substantial leverage and debt service obligations could harm our ability to operate our business, remain in compliance with debt covenants and make payments on our debt.

We are highly leveraged and have significant debt service obligations. For 2003, on a pro forma basis, our interest expense was $83.5 million. Our interest expense for the nine months ended September 30, 2004 was $52.1 million. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

Our substantial debt could have other important consequences, which include, but are not limited to, the following:

•	we could be required to use a substantial portion, if not all, of our cash flow from operations to pay principal and interest on our debt;

•	our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements;

•	our interest expense could increase if interest rates increase because the loans under our amended and restated credit agreement governing our senior secured credit facilities bear interest at floating rates;

•	our substantial leverage could increase our vulnerability to general economic downturns and adverse competitive and industry conditions, placing us at a disadvantage compared to those of our competitors that are less leveraged;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and in the commercial real estate services industry;

•	our failure to comply with the financial and other restrictive covenants in the documents governing our indebtedness, which, among others, require us to maintain specified financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our filing for bankruptcy; and

•	from time to time, Moody’s Investors Service and Standard & Poor’s Ratings Service rate our outstanding senior secured term loan, our 9 3/4% senior notes and our 11 1/4% senior subordinated notes. These ratings may impact our ability to borrow under any new agreements in the future, as well as the interest rates and other terms of any such future borrowings and could also cause a decline in the market price of our common stock or changes in the interest rate for the term loan under our amended and restated credit agreement.

We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

We are able to incur more indebtedness, which may intensify the risks associated with our substantial leverage, including our ability to service our indebtedness.

Our amended and restated credit agreement governing our senior secured credit facilities and the indentures relating to our 9 3/4% senior notes due 2010 and our 11 1/4% senior subordinated notes due 2011 permit us, subject to specified conditions, to incur a significant amount of additional indebtedness, including up to $150.0 million of additional indebtedness under our revolving credit facility. Our amended and restated credit agreement also permits us to borrow up to $25.0 million of additional term loans under our term loan facility, subject to the satisfaction of customary conditions. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

Our debt instruments impose operating and financial restrictions on us, and in the event of a default, all of our borrowings would become immediately due and payable.

The indentures governing our 9 3/4% senior notes due 2010 and our 11 1/4% senior subordinated notes due 2011 impose, and the terms of any future debt may impose, operating and other restrictions on us and many of our subsidiaries. These restrictions will affect, and in many respects will limit or prohibit, our ability and our restricted subsidiaries’ abilities to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make distributions on capital stock or redeem or repurchase capital stock;

•	repurchase equity interests;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell stock of subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale/leaseback transactions; and

•	enter into mergers or consolidations.

In addition, the amended and restated credit agreement governing our senior secured credit facilities includes other and more restrictive covenants and prohibits us from prepaying most of our other debt while debt under our senior secured credit facilities is outstanding. The amended and restated credit agreement also requires us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in our debt instruments could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance ongoing operations, strategic acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or the inability to comply with the required financial ratios could result in a default under our debt instruments. If any such default occurs, the lenders under the senior secured credit facilities and the holders of our 9 3/4% senior notes due 2010 and our 11 1/4% senior subordinated notes due 2011, pursuant to the respective indentures, may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable. The lenders under our senior secured credit facilities also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the senior secured credit facilities will have the right to proceed against the collateral granted to them to secure the debt, which collateral is described in the immediately following risk factor. If the debt under the senior secured credit facilities, our 9 3/4% senior notes due 2010 or our 11 1/4% senior subordinated notes due 2011 were to be accelerated, we cannot give assurance that these assets would be sufficient to repay our debt.

If we fail to meet our payment or other obligations under the senior secured credit facilities, the lenders under the senior secured credit facilities could foreclose on, and acquire control of, substantially all of our assets.

In connection with the incurrence of indebtedness under our senior secured credit facilities and the completion of our acquisition of Insignia, the lenders under our senior secured credit facilities received a pledge of all of our equity interests in our significant domestic subsidiaries, including CB Richard Ellis Services, Inc., CB Richard Ellis Investors, L.L.C., L.J. Melody & Company, Insignia and Insignia/ESG, Inc., which was subsequently renamed CB Richard Ellis Real Estate Services, Inc., and 65% of the voting stock of our foreign subsidiaries that is held directly by us or our domestic subsidiaries. Additionally, these lenders generally have a lien on substantially all of our accounts receivable, cash, general intangibles, investment property and future acquired material property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under the senior secured credit facilities, the lenders under the senior secured credit facilities will be entitled to foreclose on substantially all of our assets and liquidate these assets.

Our co-investment activities subject us to real estate investment risks which could cause fluctuations in earnings and cash flow.

An important part of the strategy for our investment management business involves investing our capital in certain real estate investments with our clients. As of September 30, 2004, we had committed $41.7 million to fund future co-investments and we expect approximately $11.0 million of these commitments will be funded during the fourth quarter of 2004. In addition to required future capital contributions, some of the co-investment entities may request additional capital from us and our subsidiaries holding investments in those assets and the failure to provide these contributions could have adverse consequences to our interests in these investments. These adverse consequences could include damage to our reputation with our co-investment partners and clients, as well as the necessity of obtaining alternative funding from other sources that may be on disadvantageous terms for us and the other co-investors. Providing co-investment financing is also a very important part of CBRE

Investor’s investment management business, which would suffer if we were unable to make these investments. Although our debt instruments contain restrictions that will limit our ability to provide capital to the entities holding direct or indirect interests in co-investments, we may provide this capital in many instances.

Participation in real estate transactions through co-investment activity could increase fluctuations in earnings and cash flow. Other risks associated with these activities include, but are not limited to, the following:

•	losses from investments;

•	difficulties associated with international co-investments described in “—Our international operations subject us to social, political and economic risks of doing business in foreign countries” and “—Our revenue and earnings may be adversely affected by foreign currency fluctuations;” and

•	potential lack of control over the disposition of any co-investments and the timing of the recognition of gains, losses or potential incentive participation fees.

Our joint venture activities involve unique risks that are often outside of our control which, if realized, could harm our business.

We have utilized joint ventures for commercial investments and local brokerage and other partnerships both in the United States and internationally, and although we currently have no specific plans to do so, we may acquire minority interests in other joint ventures in the future. In many of these joint ventures, we may not have the right or power to direct the management and policies of the joint ventures and other participants may take action contrary to our instructions or requests and against our policies and objectives. In addition, the other participants may become bankrupt or have economic or other business interests or goals that are inconsistent with ours. If a joint venture participant acts contrary to our interest, it could harm our business, results of operations and financial condition.

Our success depends upon the retention of our senior management, as well as our ability to attract and retain qualified and experienced employees.

Our continued success is highly dependent upon the efforts of our executive officers and other key employees, including Ray Wirta, our Chief Executive Officer; Brett White, our President; Kenneth J. Kay, our Chief Financial Officer; Alan C. Froggatt, our President, EMEA; and Robert Blain, our President, Asia Pacific. In addition, Messrs. Wirta, White and Kay currently are not parties to employment agreements with us. If any of our key employees leave and we are unable to quickly hire and integrate a qualified replacement, our business, financial condition and results of operations may suffer. In addition, the growth of our business is largely dependent upon our ability to attract and retain qualified personnel in all areas of our business, including brokerage and property management personnel. If we are unable to attract and retain these qualified personnel, our growth may be limited and our business and operating results could suffer.

If we fail to comply with laws and regulations applicable to real estate brokerage and mortgage transactions and other business lines, we may incur significant financial penalties.

Due to the broad geographic scope of our operations and the numerous forms of real estate services performed, we are subject to numerous federal, state and local laws and regulations specific to the services performed. For example, the brokerage of real estate sales and leasing transactions requires us to maintain brokerage licenses in each state in which we operate. If we fail to maintain our licenses or conduct brokerage activities without a license, we may be required to pay fines or return commissions received or have licenses suspended. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Furthermore, the laws and regulations applicable to our business, both in the United States and in foreign countries, also may change in ways that materially increase the costs of compliance.

We may have liabilities in connection with real estate brokerage and property management activities.

As a licensed real estate broker, we and our licensed employees are subject to statutory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties that we or they brokered or managed. We could become subject to claims by participants in real estate sales claiming that we did not fulfill our statutory obligations as a broker.

In addition, in our property management business, we hire and supervise third-party contractors to provide construction and engineering services for our managed properties. While our role is limited to that of a supervisor, we may be subjected to claims for construction defects or other similar actions. Adverse outcomes of property management litigation could negatively impact our business, financial condition or results of operations.

We agreed to retain contingent liabilities in connection with Insignia’s sale of substantially all of its real estate investment assets in 2003.

Immediately prior to the completion of our acquisition of Insignia on July 23, 2003, Insignia completed the sale of substantially all of its real estate investment assets to Island Fund. Under the terms of the purchase agreement, we agreed to retain some contingent liabilities related to these real estate investment assets, including, as of September 30, 2004, approximately $5.2 million of letters of credit support and a guarantee of an approximately $1.3 million repayment obligation. Island Fund is obligated to reimburse us for only 50% of any future draws against these letters of credit or the repayment guarantee, and there can be no assurance that Island Fund will be able to satisfy any future requests for reimbursement.

Also in connection with the sale to Island Fund, we agreed to indemnify Island Fund against any losses resulting from the ownership, use or operation of the real estate investment assets prior to the closing of the sale. Although this indemnification obligation to Island Fund is subject to a number of exceptions and limitations, future claims against us pursuant to this indemnification obligation may be material.

In addition, a number of the real estate investment assets that we agreed to sell to Island Fund required the consent of one or more third parties in order to transfer such assets to Island Fund, and some of these third party consents were not obtained prior to the closing and have not been obtained since then. As a result, we continue to hold these real estate investment assets pending the receipt of these third party consents. While we continue to hold these assets, we generally have agreed to provide Island Fund with the economic benefits from these assets, and Island Fund generally has agreed to indemnify us with respect to any losses incurred in connection with our continuing to hold these assets. There can be no assurance, however, that Island Fund actually will be able to provide such indemnification if required to do so at any future date.

Risks Relating to the Offering and Ownership of Our Common Stock

The future price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The future market price of our common stock could fluctuate significantly, in which case you may not be able to resell your shares at or above the offering price. Fluctuations may occur in response to the risk factors listed in this prospectus and for many other reasons, including:

•	our financial performance or the performance of our competitors and similar companies;

•	changes in estimates of our performance or recommendations by securities analysts;

•	failure to meet financial projections for each fiscal quarter;

•	technological innovations or other trends in our industry;

•	the introduction of new services by us or our competitors;

•	the arrival or departure of key personnel;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors; and

•	market conditions in our industry, the financial markets and the economy as a whole.

In addition, the stock market, in general, has historically experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. When the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

Future sales of common stock by some of our existing stockholders could cause our stock price to decline.

Affiliates of Blum Capital Partners, L.P., together with some of the other selling stockholders and our employees, will continue to hold a significant portion of our outstanding common stock after the offering. After the offering, shares owned by these parties, holders of options to acquire our common stock and participants in our deferred compensation plan who have stock fund units, assuming the exercise of all options and the distribution of shares underlying all stock fund units, are expected to constitute approximately         % of our total outstanding common stock. Sales of the shares in the public market, as well as shares we may issue upon the exercise of outstanding options and in connection with future distributions pursuant to stock fund units under our deferred compensation plan, could cause the market price of our common stock to decline significantly. The perception among investors that these sales may occur could produce the same effect.

Of the outstanding shares after completion of the offering, all of the 15,000,000 shares sold in the offering, all of the 24,229,300 shares issued and sold in our initial public offering and substantially all of our other currently outstanding shares held by our current and former employees and consultants will be freely tradable immediately without further registration under the Securities Act, except that any shares held by our “affiliates,” as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations under Rule 144. The remaining outstanding shares after completion of the offering will be “restricted securities” and generally will be available for sale in the public market as follows:

•	shares will be eligible for sale upon expiration of various holding periods pursuant to Rules 144, 144(k) and 701; and

•	shares, which are subject to lock-up agreements with the underwriters, will be eligible for sale at various times beginning 90 days after the date of this prospectus pursuant to Rules 144, 144(k) and 701. However, the underwriters may release all or a portion of these shares subject to lock-up agreements at any time without notice.

After the offering, stockholders beneficially owning approximately                  million shares of our common stock, will have rights, subject to conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file. By exercising these registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. Furthermore, if we were to include their shares in a registration statement, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

See the information under the heading titled “Shares Eligible for Future Sale” for a more detailed description of the shares that will be available for future sales upon completion of the offering.

For so long as affiliates of Blum Capital Partners, L.P. continue to own a significant percentage of our common stock they will have significant influence over our affairs and policies, and their interests may be different from yours.

After the completion of the offering, affiliates of Blum Capital Partners will beneficially own approximately         % of our outstanding common stock. In addition, pursuant to a securityholders’ agreement, these affiliates of Blum Capital Partners, subject to the applicable listing rules of the New York Stock Exchange, are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. Also pursuant to this agreement, some of our other stockholders will be obligated to vote their shares in favor of the directors nominated by these affiliates of Blum Capital Partners. These other stockholders, collectively, will beneficially own approximately         % of our outstanding common stock after completion of the offering. There are no restrictions in the securityholders’ agreement on the ability of these affiliates of Blum Capital Partners to sell their shares to any third party or to assign their rights under the securityholders’ agreement in connection with a sale of a majority of their shares to a third party.

For so long as these affiliates of Blum Capital Partners continue to beneficially own a significant portion of our outstanding common stock, they will continue to have significant influence over matters submitted to our stockholders for approval and to exercise significant control over our business policies and affairs, including the following:

•	the composition of our board of directors and, as a result, any determinations of our board with respect to our business direction and policy, including the appointment and removal of our officers;

•	determinations with respect to mergers and other business combinations, including those that may result in a change of control;

•	sales and dispositions of our assets; and

•	the amount of debt financing that we incur.

The significant ownership position of the affiliates of Blum Capital Partners could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our other stockholders. In addition, we cannot assure you that the interests of the affiliates of Blum Capital Partners will not conflict with yours. For additional information regarding the share ownership of, and our relationships with, these affiliates of Blum Capital Partners, you should read the information under the headings titled “Principal and Selling Stockholders” and “Related Party Transactions.”

Delaware law and provisions of our restated certificate of incorporation and restated by-laws contain provisions that could delay, deter or prevent a change of control.

The anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. We are currently subject to these Delaware anti-takeover provisions. Additionally, our restated certificate of incorporation and our restated by-laws contain provisions that might enable our management to resist a proposed takeover of our company. These provisions could discourage, delay or prevent a change of control of our company or an acquisition of our company at a price that our stockholders may find attractive. These provisions also may discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. The provisions include:

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of our board to issue, without stockholder approval, preferred stock with such terms as our board may determine.

For additional information regarding these provisions, you should read the information under the headings titled “Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of our Restated Certificate of Incorporation and Restated By-Laws” and “—Delaware Anti-Takeover Statute.”

A portion of the net proceeds of this offering will be received by affiliates of, and some of the selling stockholders are affiliates of, one of our underwriters. This may present a conflict of interest.

Affiliates of Credit Suisse First Boston LLC, one of the representatives of the underwriters for the offering, are selling stockholders in the offering. As of October 31, 2004, these affiliates of Credit Suisse First Boston LLC were the beneficial owners of 1,420,656 shares, or approximately 2.0% of our outstanding common stock. These affiliates of Credit Suisse First Boston LLC are selling          shares (or                  shares if the underwriters exercise their over-allotment option in full) in the offering, and will receive net proceeds of approximately $         million (or approximately $         million if the underwriters exercise their over-allotment option in full). After the offering, these affiliates of Credit Suisse First Boston LLC will beneficially own         % of our common stock (or         % if the underwriters exercise their over-allotment option in full). See the information under the heading titled “Principal and Selling Stockholders” for a more complete description of these affiliates’ ownership of our common stock. These affiliations may present a conflict of interest since Credit Suisse First Boston LLC may have an interest in the successful completion of the offering in addition to the underwriting discounts and commissions it expects to receive.

Your ability to recover from our former auditors, Arthur Andersen LLP, for any potential financial misstatements is limited.

On April 23, 2002, at the recommendation of our audit committee, we dismissed Arthur Andersen LLP as our independent public accountants and engaged Deloitte & Touche LLP to serve as our independent public accountants for fiscal year 2002. Our audited consolidated financial statements for the period from February 20 (inception) to December 31, 2001 and the audited consolidated financial statements of CB Richard Ellis Services for the period from January 1, 2001 through July 20, 2001, which are included in this prospectus, have been audited by Arthur Andersen, our former independent public accountants, as set forth in their report, but Arthur Andersen has not consented to our use of their report in this prospectus.

Arthur Andersen completed its audit of our consolidated financial statements for the year ended December 31, 2001 and issued its report relating to these consolidated financial statements on February 26, 2002. Subsequently, Arthur Andersen was convicted of obstruction of justice for the activities relating to its previous work for another of its audit clients and has ceased to audit publicly-held companies. We are unable to predict the impact of this conviction or whether other adverse actions may be taken by governmental or private entities against Arthur Andersen. If Arthur Andersen has no assets available for creditors, you may not be able to recover against Arthur Andersen for any claims you may have under securities or other laws as a result of Arthur Andersen’s previous role as our independent public accountants and as author of the audit report for some of the audited financial statements included in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this prospectus to identify forward-looking statements. The forward-looking statements in this prospectus include, but are not limited to, statements under the captions “Prospectus Summary,” “Risk Factors,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” regarding our future financial condition, prospects, developments and business strategies. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	changes in general economic and business conditions;

•	the failure of properties managed by us to perform as anticipated;

•	competition;

•	changes in social, political and economic conditions in the foreign countries in which we operate;

•	foreign currency fluctuations;

•	future acquisitions;

•	integration issues relating to acquired businesses;

•	an economic downturn in the California and New York real estate markets;

•	significant variability in our results of operations among quarters;

•	our substantial leverage and debt service obligations;

•	our ability to incur additional indebtedness;

•	our ability to generate a sufficient amount of cash to service our existing and future indebtedness;

•	the success of our co-investment and joint venture activities;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to comply with the laws and regulations applicable to real estate brokerage and mortgage transactions;

•	our exposure to liabilities in connection with real estate brokerage and property management activities;

•	the significant influence of our largest stockholders; and

•	the other factors described under the heading titled “Risk Factors.”

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in the offering. The selling stockholders will receive all of the net proceeds from the offering.

PRICE RANGE OF COMMON STOCK

Our Class A common stock has traded on the New York Stock Exchange under the symbol “CBG” since June 10, 2004. The high and low closing prices of our Class A common stock, as reported by the New York Stock Exchange, are set forth below for the periods indicated.

	Price Range
Fiscal Year 2004	High	Low
Quarter ending June 30, 2004 (commencing June 10, 2004)	$19.20	$18.10
Quarter ending September 30, 2004	$23.64	$18.78
Quarter ending December 31, 2004 (through November 11, 2004)	$27.00	$22.94

The closing sale price of our Class A common stock, as reported by the New York Stock Exchange on November 11, 2004, was $26.08. As of October 31, 2004, there were 92 holders of record of our common stock.

DIVIDEND POLICY

We have not declared or paid any cash dividends on any class of our common stock since our inception on February 20, 2001, and we do not anticipate declaring or paying any cash dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings to finance future growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors deems relevant. In addition, our ability to declare and pay cash dividends after the offering will be restricted by the amended and restated credit agreement governing our senior secured credit facilities and the indentures relating to our 9 3/4% senior notes due 2010 and our 11 1/4% senior subordinated notes due 2011. As a result, you will need to sell your shares of common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2004.

As of September 30, 2004
(In thousands)
Cash and cash equivalents	$147,925

Long-term debt, including current portion:
Revolving credit facility (1)	$—
Senior secured term loan (2)	280,000
9 3/4% senior notes due 2010	130,000
11 1/4% senior subordinated notes due 2011 (3)	204,972
Other long-term debt	2,098

Total long-term debt, including current portion	617,070

Stockholders’ equity:
Class A common stock, $0.01 par value per share; 325,000,000 shares authorized, 70,195,909 shares issued and outstanding; preferred stock, 25,000,000 shares authorized, no shares issued or outstanding (4)	702
Additional paid-in capital	509,288
Notes receivable from sale of stock	(5,058)
Accumulated deficit	(259)
Accumulated other comprehensive loss	(26,425)

Total stockholders’ equity	478,248

Total capitalization	$1,095,318

(1)	As of September 30, 2004, no revolving credit facility borrowings were outstanding but an aggregate of $24.3 million of letters of credit were outstanding that reduce the amount we may borrow under our revolving credit facility. Borrowings of up to $150.0 million are available at any one time for general corporate purposes under our revolving credit facility.

(2)	Includes current portion of $11.8 million due and payable on or prior to September 30, 2005. Our amended and restated credit agreement permits us to borrow up to $25.0 million of additional term loans under our term loan facility, subject to the satisfaction of customary conditions.

(3)	The amount shown is net of unamortized discount of $2.4 million associated with the issuance of our 11 1/4% senior subordinated notes due 2011.

(4)	The number of shares of Class A common stock excludes as of September 30, 2004:

•	6,729,168 shares subject to options issued under our 2001 stock incentive plan at a weighted average exercise price of $5.77 per share, of which options to purchase 1,492,219 shares were then exercisable;

•	1,265,643 shares subject to options issued under our 2004 stock incentive plan at a weighted average exercise price of $22.33 per share, of which options to purchase 1,715 shares were then exercisable;

•	2,911,915 shares underlying outstanding stock fund units under our deferred compensation plan, which are issuable in connection with future distributions under the plan pursuant to elections made by plan participants and of which 1,752,931 were then vested; and

•	5,631,263 additional shares available for future grants under our 2004 stock incentive plan.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information is based on the historical financial statements of CB Richard Ellis Group and Insignia included elsewhere in this prospectus. The unaudited pro forma statement of operations for the year ended December 31, 2003 gives effect to the following transactions as if they had occurred on January 1, 2003:

•	Disposition of Real Estate Investment Assets by Insignia—

•	the disposition by Insignia Financial Group, Inc. to Island Fund I LLC, immediately prior to the completion of the merger described below on July 23, 2003 and for aggregate cash consideration of $36.9 million, of Insignia’s real estate investment assets, which consisted of Insignia subsidiaries and joint ventures that held (1) minority investments in office, retail, industrial, apartment and hotel properties, (2) minority investments in office development projects and a related undeveloped parcel of land, (3) wholly owned or consolidated investments in Norman, Oklahoma, New York City and the U.S. Virgin Islands and (4) investments in private equity funds that invest in mortgage-backed debt securities and other real estate-related assets; and

•	Insignia Acquisition and Related Transactions—

•	the acquisition of Insignia by our wholly owned subsidiary, CB Richard Ellis Services, Inc., which occurred pursuant to the merger of Apple Acquisition Corp., a wholly owned subsidiary of CB Richard Ellis Services, with and into Insignia on July 23, 2003;

•	the issuance on May 22, 2003 by CBRE Escrow, Inc., a wholly owned subsidiary of CB Richard Ellis Services, of $200.0 million aggregate principal amount of 9 3/4% senior notes due 2010, which notes were assumed by CB Richard Ellis Services on July 23, 2003 in connection with the merger of CBRE Escrow with and into CB Richard Ellis Services on the same day;

•	the term loan borrowing by CB Richard Ellis Services of $75.0 million on July 23, 2003 pursuant to our amended and restated credit agreement dated May 22, 2003; and

•	fees and expenses related to each of the transactions and financings described in the “Insignia Acquisition and Related Transactions” bullet points above.

The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what our results of operations or financial position actually would have been had the disposition of real estate investment assets by Insignia and the Insignia acquisition and related transactions in fact occurred on the date specified, nor does the information purport to project our results of operations for any future period or at any future date.

The unaudited pro forma financial information does not give effect to the refinancing of all outstanding borrowings under our previous amended and restated credit agreement on October 14, 2003 or any financings or debt repayments or redemptions that we completed during 2004, including:

•	the refinancing of all outstanding borrowings under our amended and restated credit agreement on June 15, 2004;

•	the open market purchases by us of $21.6 million in aggregate principal amount of our 11¼% senior subordinated notes in May and June 2004, and the payment of $3.1 million in connection with such purchases; and

•	the issuance and sale by us of 7,726,764 shares of Class A common stock in our initial public offering and the application of the net proceeds we received to (1) the prepayment of $15.0 million in principal amount of the senior secured term loan under our amended and restated credit agreement in June 2004, (2) the redemption of the remaining $38.3 million outstanding principal amount of our 16% senior notes due 2011, including payment of a $3.7 million premium in connection with such redemption, in July 2004, and (3) the redemption of $70.0 million in aggregate principal amount of our 9¾% senior notes due 2010, including payment of a $6.8 million premium in connection with such redemption, in July 2004.

The unaudited pro forma financial information should be read in conjunction with the other information contained in this prospectus under the headings titled “Prospectus Summary—Summary Historical and Pro Forma Financial Data,” “Capitalization,” “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the respective financial statements of CB Richard Ellis Group and Insignia and the related notes included elsewhere in this prospectus.

CB RICHARD ELLIS GROUP, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(In thousands, except share data)

	Historical		Pro Forma Adjustments			Pro Forma As Adjusted
	CB Richard Ellis Group for the Year Ended December 31, 2003	Insignia from January 1, 2003 to July 23, 2003	Disposition of Real Estate Investment Assets by Insignia (a)	Insignia Acquisition and Related Transactions
Revenue	$1,630,074	$325,600	$(6,847)	$—		$1,948,827
Costs and expenses:
Cost of services	796,408	—	—	—		796,408
Operating, administrative and other	678,397	—	—	—		678,397
Cost and expenses—Insignia	—	320,319	(8,039)	3,669	(b)	315,949
Depreciation and amortization	92,622	10,148	(792)	(2,134	)(c)	103,385
				3,541	(d)
Merger-related charges	36,817	21,627	(12,832)	(8,795	)(e)	36,817

	1,604,244	352,094	(21,663)	(3,719)		1,930,956

Operating income (loss)	25,830	(26,494)	14,816	3,719		17,871
Equity income (loss) from unconsolidated subsidiaries	14,365	(4,439)	4,439	—		14,365
Interest income	3,560	1,924	—	(399	)(f)	5,085
Interest expense	71,256	6,045	(841)	7,036	(g)	83,496
Loss on extinguishment of debt	13,479	—	—	(6,840	)(h)	6,639

(Loss) income from continuing operations before (benefit) provision for income taxes	(40,980)	(35,054)	20,096	3,124		(52,814)
(Benefit) provision for income taxes	(6,276)	(12,104)	8,239	1,250	(i)	(8,891)

(Loss) income from continuing operations	$(34,704)	$(22,950)	$11,857	$1,874		$(43,923)

Basic and diluted loss per share from continuing operations	$(0.68)					$(0.70)

Weighted average shares outstanding for basic and diluted loss per share	50,918,572					62,478,565 (j)

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Pro Forma Statement of Operations

For the Year Ended December 31, 2003

(a)	Reflects the elimination of the historical results of the real estate investment assets that were sold by Insignia to Island Fund immediately prior to the closing of the Insignia acquisition. For purposes of the unaudited pro forma combined statement of operations, these dispositions were assumed to have occurred prior to January 1, 2003.

(b)	This adjustment mainly relates to the $6.6 million estimated fair value of the broker draw asset acquired in the Insignia acquisition. Based on our management’s estimates, we generally derive benefit from brokers participating in our draw program over two years. Accordingly, we estimated that we will derive benefit from the broker draw asset related to Insignia’s brokers over two years from the date of the Insignia acquisition and, accordingly, we are amortizing it on a straight-line basis, which reflects the pattern in which the economic benefits of the broker draw asset are consumed, during that period. For purposes of the unaudited pro forma combined statement of operations, the Insignia acquisition is assumed to have occurred on January 1, 2003. Accordingly, the adjustment for pro forma broker draw expense represents twelve months of amortization expense of the broker draw asset acquired. Additionally, the adjustment includes incremental pro forma deferred rent expense resulting from the recalculation of deferred rent expense from the Insignia acquisition, assumed to have closed on January 1, 2003 for purposes of the unaudited pro forma combined statement of operations.

(c)	Represents a reduction to depreciation expense as a result of fair value adjustments to property and equipment.

(d)	Represents an adjustment to amortization expense resulting from the recalculation of amortization expense relating to intangible assets acquired in the Insignia acquisition. For purposes of the unaudited pro forma combined statement of operations, the Insignia acquisition is assumed to have occurred on January 1, 2003. The largest intangible asset acquired in the Insignia acquisition relates to net revenue backlog. The net revenue backlog consists of net commissions receivable on Insignia’s revenue producing transactions, which were at various stages of completion prior to the Insignia acquisition, for which Insignia recognized no revenue. The net revenue backlog is amortized as cash is received or upon final closing of these pending transactions, a large portion of which is expected to occur within twelve months after the date of the Insignia acquisition. The pro forma amortization adjustment can be summarized as follows (in thousands):

Insignia historical intangible amortization—January 1 to July 23, 2003	$(1,447)

Adjustment to CB Richard Ellis Group amortization of intangibles acquired in the Insignia acquisition:

	Amortization Period	Cost	Pro forma 2003 Amortization (Assumes 1/1/03 Acquisition Date)	Historical CB Richard Ellis Group Amortization 7/23-12/31/03	Pro forma Amortization Adjustment Required
Backlog	Various	$72,149	$62,431	$59,108	$3,323
Management contracts	Various	4,611	1,115	490	625
Other	Various	5,808	1,861	821	1,040

Total		82,568	65,407	60,419	4,988	4,988

Pro forma adjustment to amortization expense						$3,541

(e)

Per Rule 11-02 of Regulation S-X, pro forma combined statements of operations are required to disclose income (loss) from continuing operations before nonrecurring charges or credits directly attributable to the transaction. Accordingly, this adjustment removes such charges from the pro forma statement of operations.

Insignia’s historical merger costs primarily include the loss on the sale of the real estate investment assets to Island Fund prior to the closing of the Insignia acquisition and legal fees incurred related to the Insignia acquisition.

(f)	Represents the reversal of historical interest income earned by us on the net proceeds from the $200.0 million in aggregate principal amount of our 9 3/4% senior notes held in escrow from May 22, 2003 through July 23, 2003, the date of the closing of the Insignia acquisition. The net proceeds held in escrow were released to us upon consummation of the Insignia acquisition.

(g)	The increase in pro forma interest expense as a result of the Insignia acquisition is summarized as follows:

(In thousands)
Interest on $200.0 million in aggregate principal amount senior notes at 9 3/4% per annum	$19,500
Incremental interest on $75.0 million in additional tranche B term loan borrowings at LIBOR plus 4.25% (1)	2,355
Additional 0.50% interest rate margin on existing senior secured term loan facilities	649
Incremental amortization of deferred financing costs over the term of each respective debt instrument	1,688
Incremental commitment and administration fees	196

Subtotal	24,388
Less: historical interest expense of CB Richard Ellis Group for $200.0 million in aggregate principal amount of 9 3/4% senior notes	(11,918)
Less: historical interest expense of Insignia	(1,978)
Less: historical amortization of deferred financing costs of CB Richard Ellis Group (primarily the credit facility in effect prior to Insignia acquisition)	(1,110)
Less: historical amortization of deferred financing costs of Insignia	(2,346)

Subtotal	(17,352)

Net increase in interest expense	$7,036

(1)	For purposes of the calculations above, LIBOR is based on the average three-month LIBOR for fiscal year 2003.

(h)	Represents the reversal of the write-off of unamortized deferred financing costs associated with our prior credit agreement, which was replaced in connection with the Insignia acquisition.

(i)	Represents the tax effect of the pro forma adjustments included in notes (b) through (h) above at the respective statutory rates.

(j)	The pro forma weighted average shares number gives effect to the 2,363,598 shares of Class A common stock of CB Richard Ellis Group and the 18,421,621 shares of Class B common stock of CB Richard Ellis Group issued in connection with the Insignia acquisition, as though such shares were issued on January 1, 2003.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth our selected historical consolidated financial information for each of the five years in the period ended December 31, 2003 and for the nine months ended September 30, 2004 and 2003. On July 20, 2001, we acquired CB Richard Ellis Services, Inc. Except as otherwise indicated below, the selected historical financial data for the dates and periods ended prior to July 20, 2001 are derived from the consolidated financial statements of CB Richard Ellis Services, our “predecessor company.” The statement of operations data, statement of cash flow data and other data for the nine months ended September 30, 2004 and 2003 and the balance sheet data as of September 30, 2004 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The statement of operations data, statement of cash flow data and other data for the year ended December 31, 2003 and 2002, for the period from February 20 (inception) to December 31, 2001 and for the period from January 1 to July 20, 2001 and the balance sheet data as of December 31, 2003 and 2002 were derived from our or our predecessor’s audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data, statement of cash flow data and other data for the year ended December 31, 2000 and 1999 and the balance sheet data as of December 31, 2001, 2000 and 1999 were derived from our predecessor’s audited consolidated financial statements that are not included in this prospectus.

The selected financial data presented below are not necessarily indicative of results of future operations and should be read in conjunction with our consolidated financial statements and the information included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus.

	CB Richard Ellis Group					Predecessor Company
	Nine Months Ended September 30,		Year Ended December 31,		Period From February 20 (inception) to December 31,	Period From January 1 to July 20,	Year Ended December 31,
	2004	2003	2003(1)	2002	2001(2)	2001	2000	1999
	(Dollars in thousands, except share data)
Statement of Operations Data:
Revenue	$1,566,907	$1,008,817	$1,630,074	$1,170,277	$562,828	$607,934	$1,323,604	$1,213,039
Operating income (loss)	60,772	6,694	25,830	96,736	61,178	(17,048)	100,780	71,387
Interest expense, net	49,835	49,115	67,696	57,229	27,290	18,736	39,146	37,438
Loss on extinguishment of debt	21,075	6,840	13,479	—	—	—	—	—
Net (loss) income	(1,708)	(24,620)	(34,704)	18,727	17,426	(34,020)	33,388	23,282
EPS (3)(4):
Basic	(0.03)	(0.52)	(0.68)	0.45	0.80	(1.60)	1.60	1.11
Diluted	(0.03)	(0.52)	(0.68)	0.44	0.79	(1.60)	1.60	1.10
Weighted average shares (4)(5):
Basic	66,006,231	46,995,364	50,918,572	41,640,576	21,741,351	21,306,584	20,931,111	20,998,097
Diluted	66,006,231	46,995,364	50,918,572	42,185,989	21,920,915	21,306,584	21,097,240	21,072,436
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$38,605	$(70,714)	$63,941	$64,882	$91,334	$(120,230)	$80,859	$70,340
Net cash provided by (used in) investing activities	8,821	(252,684)	(284,795)	(24,130)	(261,393)	(12,139)	(32,469)	(23,096)
Net cash (used in) provided by financing activities	(61,721)	328,498	303,664	(17,838)	213,831	126,230	(53,523)	(37,721)
Other Data:
EBITDA (6)	$110,893	$69,447	$132,817	$130,676	$74,930	$11,482	$150,484	$117,369

	CB Richard Ellis Group				Predecessor Company
	As of September 30, 2004	As of December 31,			As of December 31,
		2003	2002	2001	2000	1999
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$147,925	$163,881	$79,701	$57,450	$20,854	$27,844
Total assets	2,007,347	2,213,481	1,324,876	1,354,512	963,105	929,483
Long-term debt, including current portion	617,070	802,705	509,715	517,423	289,447	348,135
Total liabilities	1,522,432	1,873,896	1,067,920	1,097,693	724,018	715,874
Total stockholders’ equity	478,248	332,929	251,341	252,523	235,339	209,737

Note:	We and our predecessor have not declared any cash dividends for the periods shown.

(1)	The actual results for the year ended December 31, 2003 include the activities of Insignia from July 23, 2003, the date Insignia was acquired by our wholly owned subsidiary, CB Richard Ellis Services.

(2)	The results for the period from February 20 (inception) to December 31, 2001 include the activities of CB Richard Ellis Services from July 20, 2001, the date we acquired CB Richard Ellis Services.

(3)	EPS represents (loss) earnings per share. See (loss) earnings per share information in note 14 to our unaudited consolidated financial statements and note 16 to our audited consolidated financial statements, both included elsewhere in this prospectus.

(4)	EPS and weighted average shares for our predecessor company do not reflect the 3-for-1 stock split of our outstanding Class A common stock and Class B common stock effected on May 4, 2004, or the 1-for-1.0825 reverse stock split of our outstanding Class A common stock and Class B common stock effected on June 7, 2004 because our predecessor was a different legal entity.

(5)	For the period from February 20 (inception) to December 31, 2001, the 21,741,351 and the 21,920,915 shares represent the weighted average shares outstanding for basic and diluted earnings per share, respectively. These balances take into consideration the lower number of shares outstanding prior to July 20, 2001, the date we acquired CB Richard Ellis Services.

(6)	EBITDA represents earnings before net interest expense, loss on extinguishment of debt, income taxes, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our various business lines and for other discretionary purposes, including as a significant component when measuring our performance under our employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, operating income (loss) and net (loss) income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

EBITDA is calculated as follows:

	CB Richard Ellis Group					Predecessor Company
	Nine Months Ended September 30,		Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001	Year Ended December 31,
	2004	2003	2003	2002			2000	1999
	(In thousands)
Net (loss) income	$(1,708)	$(24,620)	$(34,704)	$18,727	$17,426	$(34,020)	$33,388	$23,282
Add:
Depreciation and amortization	40,001	53,571	92,622	24,614	12,198	25,656	43,199	40,470
Interest expense	52,138	51,739	71,256	60,501	29,717	20,303	41,700	39,368
Loss on extinguishment of debt	21,075	6,840	13,479	—	—	—	—	—
(Benefit) provision for income taxes	1,690	(15,459)	(6,276)	30,106	18,016	1,110	34,751	16,179
Less:
Interest income	2,303	2,624	3,560	3,272	2,427	1,567	2,554	1,930

EBITDA	$110,893	$69,447	$132,817	$130,676	$74,930	$11,482	$150,484	$117,369

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described under the heading “Risk Factors” and elsewhere in this prospectus. You should read the following discussion in conjunction with the information included under the headings titled “Unaudited Pro Forma Financial Information” and “Selected Historical Financial Data” and the financial statements and related notes included elsewhere in this prospectus.

Overview

We are the largest global commercial real estate services firm, based on 2003 revenue, offering a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets. As of December 31, 2003 we operated in 220 offices worldwide with over 13,500 employees, excluding affiliate and partner offices, providing commercial real estate services under the “CB Richard Ellis” brand name. Our business is focused on several service competencies, including strategic advice and execution assistance for property leasing and sales, forecasting, valuations, origination and servicing of commercial mortgage loans, facilities and project management and real estate investment management. We generate revenues both on a per project or transaction basis and from annual management fees.

When you read our financial statements and the information included in this section, you should consider that we have experienced, and continue to experience, several material trends and uncertainties that have affected our financial condition and results of operations and make it challenging to predict our future performance based on our historical results. We believe that the following material trends and uncertainties are most crucial to an understanding of the variability in our historical earnings and cash flows and the potential for such variances in the future:

Macroeconomic Conditions

Economic trends and government policies directly affect our operations as well as global and regional commercial real estate markets generally. These include overall economic activity and employment growth, interest rate levels, the availability of credit to finance transactions and the impact of tax and regulatory policies. Periods of economic slowdown or recession, significantly rising interest rates, a declining employment level, a declining demand for real estate or the public perception that any of these events may occur, can reduce volumes for many of our business lines. Weak economic conditions could result in a general decline in rents, which, in turn, would reduce revenue from property management fees and brokerage commissions derived from property sales and leases. In addition, these conditions could lead to a decline in sales prices as well as a decline in funds invested in commercial real estate and related assets. An economic downturn or a significant increase in interest rates also may reduce the amount of loan originations and related servicing by our commercial mortgage banking business. If our brokerage and mortgage banking businesses are negatively impacted, it is likely that our other lines of business would also suffer due to the relationship among our various business lines.

During 2002 and 2001, we were adversely affected by the slowdown in the United States economy, which negatively impacted the commercial real estate market generally. This caused a decline in our leasing activities within the United States. Moreover, in part because of the terrorist attacks on September 11, 2001 and the run-up to the conflict with Iraq, the economic climate in the United States became very uncertain, which had an adverse effect on commercial real estate market conditions and, in turn, our operating results for 2002 and 2001. During 2003 and the first three-quarters of 2004, economic conditions in the United States improved, which positively impacted the commercial real estate market generally. This caused an improvement in our Americas segment’s revenue, particularly in sales and leasing activities. We expect this trend to continue in the near term.

Our management team primarily addresses adverse changes in economic conditions through our compensation structure. Compensation is our largest expense, and the sales and leasing professionals in our largest line of business, advisory services, generally are paid on a commission and bonus basis that correlates with our revenue performance. As a result, the negative effect on our operating margins during difficult market conditions is partially mitigated. In addition, in circumstances when economic conditions are particularly severe, our management also has sought to improve operational performance through cost reduction programs. For example, as economic conditions worsened in 2001, our management team made targeted reductions in our workforce, reduced senior management bonuses, streamlined general and administrative operations and cut capital expenditures and other discretionary operating expenses. After our acquisition of CB Richard Ellis Services in 2001, our management also instituted a “best practices” program branded “People, Platform & Performance” in order to implement and encourage new business practices that would result in lower operating expenses and enhance revenue and margin growth. We believe this program significantly contributed to the $18.7 million reduction in our operating expenses during 2002 as compared to 2001. Notwithstanding these approaches, adverse global and regional economic changes remain one of the most significant risks to our future financial condition and results of operations.

Effects of Prior Acquisitions

Our management historically has made significant use of strategic acquisitions to add new service competencies, to increase our scale within existing competencies and to expand our presence in various geographic regions around the world. For example, we enhanced our mortgage banking services through our 1996 acquisition of L.J. Melody & Company and we significantly increased the scale of our investment management business through our 1995 acquisition of Westmark Realty Advisors and our 1997 acquisition of Koll Real Estate Services. An example of a strategic acquisition that increased our geographic coverage was our 1998 acquisition of Hillier Parker May & Rowden in the United Kingdom. Our largest acquisition to date was our July 23, 2003 acquisition of Insignia Financial Group, which not only significantly increased the scale of our real estate services and outsourcing services business lines in the Americas segment but also significantly increased our presence in the New York, London and Paris metropolitan areas.

Although our management believes that strategic acquisitions can significantly decrease the cost, time and commitment of management resources necessary to attain a meaningful competitive position within targeted markets or to expand our presence within our current markets, our management also believes that most acquisitions will initially have an adverse impact on our operating and net income, both as a result of transaction-related expenditures and charges and the costs of integrating the acquired business and its financial and accounting systems into our own. For example, through September 30, 2004, we have incurred $200.9 million of transaction-related expenses in connection with our acquisition of Insignia in 2003 and $87.6 million of transaction-related expenses in connection with our acquisition of CB Richard Ellis Services in 2001. Transaction-related expenses include severance costs, lease termination costs, transaction costs, deferred financing costs and merger-related costs, among others. We do not expect to incur any additional transaction-related expenditures after September 30, 2004 with respect to the Insignia Acquisition. In addition, through September 30, 2004, we have incurred approximately $25.4 million of expenses in connection with the integration of Insignia’s business lines, as well as accounting and other systems, into our own. We expect to incur additional integration expenses in connection with the Insignia integration of approximately $2.5 million during the fourth quarter of 2004, approximately $6.5 million during 2005 and approximately $4.0 million during 2006.

International Operations

We have made significant acquisitions of non-U.S. companies, and we may acquire additional foreign companies in the future. As we increase our foreign operations through either acquisitions or organic growth, fluctuations in the value of the U.S. dollar relative to the other currencies in which we may generate earnings could adversely affect our business, financial condition and operating results. Our management team generally seeks to mitigate our exposure by balancing assets and liabilities that are denominated in the same currency and by maintaining cash positions outside the United States only at levels necessary for operating purposes. In addition, from time to time we enter into foreign currency forward exchange contracts to mitigate our exposure to exchange rate changes related to particular transactions. Prior to 2004, our management historically had not entered into agreements to hedge the risks associated with the translation of foreign currencies into U.S. dollars. On April 6, 2004, we entered into an option agreement to purchase an aggregate notional amount of 8.7 million British pounds sterling for a cost of $0.6 million, which would have expired on December 29, 2004. On July 2, 2004, we entered into an option agreement to purchase an aggregate notional amount of 18.8 million euros for a cost of $0.07 million, which also would have expired on December 29, 2004. During October 2004, we sold both of these option agreements and entered into two new option agreements to purchase an aggregate notional amount of 10.2 million British pounds sterling for a cost of $0.3 million and 20.0 million euros for a cost of $0.4 million, both of which expire on December 29, 2004. The net impact on our earnings resulting from gains and/or losses on these option agreements has not been, and is not expected to be, material. Due to the constantly changing currency exposures to which we are subject and the volatility of currency exchange rates, our management cannot predict the effect of exchange rate fluctuations upon future operating results. In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations.

Our international operations also are subject to, among other things, political instability and changing regulatory environments, which may adversely affect our future financial condition and results of operations. Our management routinely monitors these risks and costs and evaluates the appropriate amount of resources to allocate towards business activities in foreign countries where such risks and costs are particularly significant.

Leverage

We are highly leveraged and have significant debt service obligations. Although our management believes that the incurrence of this long-term indebtedness has been important in funding the growth of our business, including facilitating our acquisition of Insignia Financial Group in 2003, the cash flow necessary to service this debt is not available for other general corporate purposes, which may limit our flexibility in planning for, or reacting to, changes in our business and in the commercial real estate services industry.

Our management seeks to mitigate this exposure both through the refinancing of debt when available on attractive terms and through selective repayment and retirement of indebtedness. For example, we refinanced our senior secured credit facilities in October 2003 to obtain more attractive interest rates and other terms, redeemed $30.0 million in aggregate principal amount of our 16% senior notes in late 2003 and repurchased $21.6 million in aggregate principal amount of our 11 1/4% senior subordinated notes in the open market during May and June 2004.

In addition, on June 15, 2004 we received aggregate net proceeds of approximately $135.0 million, after deducting underwriting discounts and commissions and offering expenses payable by us, in connection with the sale of 7,726,764 shares of our Class A common stock pursuant to the completion of our initial public offering. During June 2004, we used a portion of the net proceeds received from our initial public offering to prepay $15.0 million in principal amount of the term loan under our amended and restated credit agreement, and during July 2004 we used the remaining net proceeds we received from our initial public offering to redeem all $38.3 million in aggregate principal amount of our remaining outstanding 16% senior notes and $70.0 million in aggregate principal amount of our 9 3/4% senior notes. Our management expects to continue to look for opportunities to reduce our debt in the future.

Notwithstanding the actions described above, however, our level of indebtedness and the operating and financial restrictions in our debt agreements both place constraints on the operation of our business.

Basis of Presentation

Recent Significant Acquisitions and Dispositions

On July 20, 2001, we acquired CB Richard Ellis Services, Inc. pursuant to an amended and restated agreement and plan of merger, dated as of May 31, 2001, among CB Richard Ellis Group (formerly known as CBRE Holding, Inc.), CB Richard Ellis Services and Blum CB Corp., a wholly owned subsidiary of CB Richard Ellis Group. Blum CB was merged with and into CB Richard Ellis Services, with CB Richard Ellis Services being the surviving corporation. At the effective time of such merger, CB Richard Ellis Services became a wholly owned subsidiary of CB Richard Ellis Group.

Our results of operations, including our segment operations and cash flows, for the year ended December 31, 2001 have been derived by combining the results of operations and cash flows of CB Richard Ellis Group for the period from February 20 (inception) to December 31, 2001 with the results of operations and cash flows of CB Richard Ellis Services, our “predecessor,” from January 1, 2001 to July 20, 2001, the date of the merger. The results of operations and cash flows of our predecessor prior to the merger incorporated in the following discussion are the historical results and cash flows of our predecessor. These results of our predecessor do not reflect any purchase accounting adjustments, which are included in our results subsequent to the merger. Due to the effects of purchase accounting applied as a result of the merger and the additional interest expense associated with the debt incurred to finance the merger, our results of operations may not be comparable in all respects to the results of operations for our predecessor prior to the merger. However, our management believes a discussion of our 2001 operations is more meaningful by combining our results with the results of our predecessor.

On July 23, 2003, pursuant to an amended and restated agreement and plan of merger, dated as of May 28, 2003, by and among CB Richard Ellis Services, CB Richard Ellis Group, Apple Acquisition Corp., a Delaware corporation and wholly owned subsidiary of CB Richard Ellis Services, and Insignia Financial Group, Inc., Apple Acquisition was merged with and into Insignia Financial Group. Insignia Financial Group was the surviving corporation in the Insignia acquisition and at the effective time of the Insignia acquisition became a wholly owned subsidiary of CB Richard Ellis Services.

Segment Reporting

We report our operations through three geographically organized segments: (1) the Americas, (2) Europe, Middle East and Africa, or EMEA, and (3) Asia Pacific. The Americas consists of operations located in the United States, Canada, Mexico and South America. EMEA mainly consists of operations in Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand.

Results of Operations

The following tables set forth items derived from the consolidated statements of operations for the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001, presented in dollars and as a percentage of revenue:

	Nine Months Ended September 30,
	2004		2003
	(Dollars in thousands)
Revenue	$1,566,907	100.0%	$1,008,817	100.0%
Costs and expenses:
Cost of services	797,544	50.9	484,485	48.0
Operating, administrative and other	643,016	41.0	444,272	44.0
Depreciation and amortization	40,001	2.6	53,571	5.3
Merger-related charges	25,574	1.6	19,795	2.0

Operating income	60,772	3.9	6,694	0.7
Equity income from unconsolidated subsidiaries	10,120	0.6	9,182	0.9
Interest income	2,303	0.2	2,624	0.2
Interest expense	52,138	3.4	51,739	5.1
Loss on extinguishment of debt	21,075	1.3	6,840	0.7

Loss before (benefit) provision for income taxes	(18)	0.0	(40,079)	(4.0)
Provision (benefit) for income taxes	1,690	0.1	(15,459)	(1.6)

Net loss	$(1,708)	(0.1)%	$(24,620)	(2.4)%

EBITDA	$110,893	7.1%	$69,447	6.9%

	Year Ended December 31,
	2003		2002		2001
	(Dollars in thousands)
Revenue	$1,630,074	100.0%	$1,170,277	100.0%	$1,170,762	100.0%
Costs and expenses:
Cost of services	796,408	48.8	547,093	46.7	542,804	46.4
Operating, administrative and other	678,397	41.6	501,798	42.9	517,405	44.2
Depreciation and amortization	92,622	5.7	24,614	2.1	37,854	3.2
Merger-related and other nonrecurring charges	36,817	2.3	36	—	28,569	2.5

Operating income	25,830	1.6	96,736	8.3	44,130	3.8
Equity income from unconsolidated subsidiaries	14,365	0.9	9,326	0.8	4,428	0.4
Interest income	3,560	0.2	3,272	0.3	3,994	0.4
Interest expense	71,256	4.4	60,501	5.2	50,020	4.3
Loss on extinguishment of debt	13,479	0.8	—	—	—	—

(Loss) income before (benefit) provision for income taxes	(40,980)	(2.5)	48,833	4.2	2,532	0.2
(Benefit) provision for income taxes	(6,276)	(0.4)	30,106	2.6	19,126	1.6

Net (loss) income	$(34,704)	(2.1)%	$18,727	1.6%	$(16,594)	(1.4)%

EBITDA	$132,817	8.1%	$130,676	11.2%	$86,412	7.4%

EBITDA represents earnings before net interest expense, loss on extinguishment of debt, income taxes, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

In addition, our management believes that EBITDA is useful in evaluating our performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our various business lines and for other discretionary purposes, including as a significant component when measuring our performance under our employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, operating income (loss) and net income (loss), each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

EBITDA is calculated as follows:

	Nine Months Ended September 30,
	2004	2003
	(In thousands)
Net loss	$(1,708)	$(24,620)
Add:
Depreciation and amortization	40,001	53,571
Interest expense	52,138	51,739
Loss on extinguishment of debt	21,075	6,840
Provision (benefit) for income taxes	1,690	(15,459)
Less:
Interest income	2,303	2,624

EBITDA	$110,893	$69,447

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Net (loss) income	$(34,704)	$18,727	$(16,594)
Add:
Depreciation and amortization	92,622	24,614	37,854
Interest expense	71,256	60,501	50,020
Loss on extinguishment of debt	13,479	—	—
(Benefit) provision for income taxes	(6,276)	30,106	19,126
Less:
Interest income	3,560	3,272	3,994

EBITDA	$132,817	$130,676	$86,412

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

We reported a consolidated net loss of $1.7 million for the nine months ended September 30, 2004 on revenue of $1.6 billion as compared to a consolidated net loss of $24.6 million on revenue of $1.0 billion for the nine months ended September 30, 2003.

Our revenue on a consolidated basis increased by $558.1 million, or 55.3%, as compared to the nine months ended September 30, 2003. The increase was primarily driven by the combination of the Insignia acquisition and organic market share growth sustained by the improvement of general economic conditions in the United States. This was evidenced by higher revenues in our Americas and EMEA business segments, particularly relative to sales and lease transaction revenue as well as management and consulting fees. In addition, in our EMEA business segment we experienced an increase in appraisal fees. Also, with the anticipation of rising interest rates in the United States during the first half of the year, we experienced an increase in loan origination fees in our Americas business segment. Foreign currency translation had a $46.8 million positive impact on total revenue during the nine months ended September 30, 2004.

Our cost of services on a consolidated basis increased by $313.1 million, or 64.6%, as compared to the nine months ended September 30, 2003. Our sales and leasing professionals generally are paid on a commission and bonus basis, which substantially correlates with our revenue performance. Accordingly, the overall increase was primarily driven by the overall increase in revenue. The Insignia acquisition has contributed to higher payroll-related costs, including bonus accruals, insurance and benefits, producer retention and broker draw amortization. The producer retention expense, which represents amounts paid to the top real estate advisory services professionals that we retained at the time of the acquisition, is being amortized through cost of services over the lives of the related employment agreements. As part of our refinement of the purchase price allocation for the Insignia acquisition, during the three months ended March 31, 2004, we assigned a $6.6 million fair value to a broker draw asset acquired in the Insignia acquisition. Based on our management’s estimates, we generally derive benefit from brokers participating in our draw program over two years. Accordingly, we estimated that we would derive benefit from the broker draw asset related to Insignia’s brokers over two years from the date of the Insignia acquisition and, accordingly, we are amortizing it on a straight-line basis, which reflects the pattern in which the economic benefits of the broker draw asset are consumed, during that period. During the nine months ended September 30, 2004, we have recorded $3.9 million for the amortization of this broker draw asset, which includes a $1.4 million adjustment to correct the amortization taken for the period from the date of the Insignia Acquisition through December 31, 2003. The producer retention and the broker draw amortization are considered integration costs associated with the Insignia acquisition and together amounted to $8.2 million for the nine months ended September 30, 2004. Foreign currency translation had a $20.8 million negative impact on cost of services during the nine months ended September 30, 2004. Cost of services as a percentage of revenue increased from 48.0% for the nine months ended September 30, 2003 to 50.9% for the nine months ended September 30, 2004, primarily driven by producers reaching higher commission tranches as a result of higher revenue and due to the producer retention and broker draw amortization recorded in 2004 as well as the new mix of compensation structures as a result of compensation plans adopted in the Insignia acquisition.

Our operating, administrative and other expenses on a consolidated basis were $643.0 million, an increase of $198.7 million, or 44.7%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The increase was primarily driven by higher costs as a result of the Insignia acquisition, including $3.6 million of integration costs, as well as increased worldwide payroll-related expenses, such as bonuses and insurance and benefits and increased marketing expenses. Higher occupancy expenses, particularly in our EMEA business segment, the write-down of investments of $3.0 million in our Americas business segment as well as professional fees of $2.7 million in the current year related to the ongoing Sarbanes-Oxley compliance work also contributed to the variance. During the nine months ended September 30, 2004, we also incurred one-time compensation expense of $15.0 million related to bonus payments that were triggered by our initial public offering and were payable to several of our non-executive real estate advisory services employees as a result of provisions in their employment agreements. Additionally, during the nine months ended September 30, 2003 total operating expenses were reduced by substantial net foreign transaction gains as the dollar was very weak particularly relative to the Australian and New Zealand dollars, while in the nine months ended September 30, 2004 we experienced only moderate net foreign currency transaction losses. Finally, foreign currency translation had a $22.5 million negative impact on total operating expenses during the nine months ended September 30, 2004.

Our depreciation and amortization expense on a consolidated basis decreased by $13.6 million, or 25.3%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The decrease was largely due to lower amortization expense related to intangibles acquired in the Insignia acquisition, including a reduction in amortization expense of $20.7 million related to acquired net revenue backlog. As of September 30, 2004, the net book value of the intangible asset representing the remaining net revenue backlog acquired in the Insignia acquisition was $2.8 million and is expected to be fully amortized by the end of 2004. Partially offsetting the aforementioned decrease in amortization expense was a $5.2 million increase in depreciation expense during 2004 mainly related to depreciation expense associated with fixed assets acquired in the Insignia acquisition.

Our merger-related charges on a consolidated basis were $25.6 million and $19.8 million for the nine months ended September 30, 2004 and 2003, respectively. The charges for both years primarily consisted of lease termination costs associated with vacated spaces, consulting costs and severance costs, all of which were attributable to the Insignia acquisition.

Our equity income from unconsolidated subsidiaries on a consolidated basis increased $0.9 million, or 10.2%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003, primarily due to a one-time incentive fee of $0.9 million received from an investment fund as well as improved overall performance of our equity investments in the United States and Japan. These increases were partially offset, on a year over year comparison basis, by the impact of a one-time gain on the sale of owned units in an investment fund recognized in the prior year.

Our consolidated interest expense was $52.1 million for the nine months ended September 30, 2004, which was relatively flat in comparison to the nine months ended September 30, 2003. The slight increase was driven by higher interest expense as a result of the additional debt issued in connection with the Insignia acquisition offset by the interest savings realized as a result of debt repayments during the fourth quarter of 2003 and throughout 2004. As a result of our de-leveraging efforts to date in 2004, we expect to achieve annual cash interest savings in 2005 of approximately $16.0 million.

Our loss on the extinguishment of debt on a consolidated basis was $21.1 million and $6.8 million for the nine months ended September 30, 2004 and 2003, respectively. The loss incurred during the current year was related to the write-offs of unamortized deferred financing fees and unamortized discount, as well as premiums paid, all in connection with the redemptions of $70.0 million in aggregate principal amount of our 9 3/4% senior notes and $38.3 million in aggregate principal amount of our 16.0% senior notes with the net proceeds received from our initial public offering. Additionally, we incurred a loss of $4.0 million in the second quarter of 2004 related to the write-offs of unamortized deferred financing fees and unamortized discount, as well as premiums paid, in connection with the $21.6 million repurchase of our 11 1/4% senior subordinated notes in the open market during May and June 2004. The loss in the prior year related to the write-off of unamortized deferred financing fees associated with a prior credit facility, which was replaced in connection with the Insignia acquisition.

Our provision for income taxes on a consolidated basis was $1.7 million for the nine months ended September 30, 2004 as compared to a benefit for income taxes of $15.5 million for the nine months ended September 30, 2003. The unusual tax rate for the nine months ended September 30, 2004 was primarily related to losses sustained in jurisdictions where no tax benefit can be provided.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

We reported a consolidated net loss of $34.7 million for the year ended December 31, 2003 on revenue of $1.6 billion as compared to consolidated net income of $18.7 million on revenue of $1.2 billion for the year ended December 31, 2002.

Our revenue on a consolidated basis increased $459.8 million, or 39.3%, during the year ended December 31, 2003 as compared to the year ended December 31, 2002. The increase was driven by higher revenue as a result of our capturing a larger market share in our Americas real estate services business line through our acquisition of Insignia, particularly leasing activity in the New York area. Additionally, as a result of the improvement of general economic conditions in the United States, we experienced significantly higher sales transaction revenue as well as increased lease transaction revenue and appraisal fees. Internationally, the Insignia acquisition helped us to expand our reach in Europe as evidenced by increased sales and lease transaction revenue, as well as higher consultation and appraisal fees, particularly in London and Paris. We expect that this increased revenue level will be maintained in the near term. Lastly, foreign currency translation had a $54.4 million positive impact on total revenue during the year ended December 31, 2003.

Our cost of services on a consolidated basis totaled $796.4 million, an increase of $249.3 million, or 45.6%, from the year ended December 31, 2002. This increase was mainly due to higher commission expense, bonus accruals and producer retention expense as a result of the Insignia acquisition as well as increased worldwide sales and lease transaction revenue. Our sales and leasing professionals are paid on a commission and bonus basis, which generally correlates with our revenue performance. Accordingly, as revenue increases, cost of services will also increase. Additionally, we paid bonuses to the top advisory services professionals of Insignia that we retained in the acquisition. The producer retention expense represents the amortization of these bonuses, which are being amortized to cost of services over the lives of the related employment agreements. The producer retention expense is considered an integration cost associated with the Insignia acquisition and amounted to $2.7 million for the year ended December 31, 2003. Also contributing to the increase in cost of services over the prior year was increased worldwide payroll related costs, including worldwide insurance and pension expense in the United Kingdom, which were mainly driven by increased headcount resulting from the Insignia acquisition. Finally, foreign currency translation had a $23.9 million negative impact on cost of services during the year ended December 31, 2003.

Our operating, administrative and other expenses on a consolidated basis were $678.4 million, an increase of $176.6 million, or 35.2%, for the year ended December 31, 2003 as compared to the year ended December 31, 2002. The increase was primarily driven by higher costs as a result of the Insignia acquisition, including $10.9 million of integration costs, as well as increased worldwide bonuses and payroll-related expenses, principally in the Americas and Europe. Included in the 2003 bonus amount was an accrual for a one-time performance award of approximately $6.9 million. We expect to pay higher bonuses in 2004 as we will incur a nonrecurring charge of $15.0 million for compensation expenses relating to bonus payments triggered by the offering, which are payable to several of our non-executive real estate services employees as a result of provisions in such employees’ employment agreements. Also contributing to the variance was a legal settlement in the United States in 2003 as well as higher occupancy expense in the United Kingdom as a result of our relocation to a new facility in 2003. Lastly, foreign currency translation had a $23.4 million negative impact on total operating expenses during the year ended December 31, 2003. These increases were partially offset by net foreign currency translation gains resulting from the weaker U.S. dollar. Over 2003 and 2002, the U.S. dollar has continued to weaken, which has resulted in our recognizing foreign currency translation gains. Due to the volatility of currency exchange rates, there is no way for us to predict if this trend will continue in the future.

Our depreciation and amortization expense on a consolidated basis increased by $68.0 million, or 276.3%, for the year ended December 31, 2003 as compared to the year ended December 31, 2002 mainly due to $59.1 million of amortization of the net revenue backlog acquired as part of the Insignia acquisition. As of December 31, 2003, the net book value of the intangible asset representing the remaining net revenue backlog acquired in the Insignia acquisition was $13.4 million, which is expected to be fully amortized by the end of 2004 (see note 8 of our audited consolidated financial statement included elsewhere in this prospectus). The increase over the prior year was also due to a one-time reduction of amortization expense recorded in 2002 related to the adjustment of certain intangible assets to their estimated fair values as of their acquisition date in connection with our acquisition of CB Richard Ellis Services in 2001.

Our equity income from unconsolidated subsidiaries on a consolidated basis increased $5.0 million, or 54.0%, for the year ended December 31, 2003 as compared to the year ended December 31, 2002, primarily due to a one-time gain on sale of owned units in an investment fund. In addition, the trend of improved performance in our other domestic joint ventures continued, but was offset by a decrease in equity income versus the prior year as a result of a one-time disposition fee received in 2002 upon liquidation of one of our U.S. joint ventures in the normal course of business upon completion of the investment strategy set forth in its joint venture agreement.

Our merger-related charges on a consolidated basis were $36.8 million for the year ended December 31, 2003. These charges primarily consisted of lease termination costs associated with vacated spaces, change of control payments, consulting costs and severance costs, all of which were attributable to the Insignia acquisition.

Our consolidated interest expense was $71.3 million for the year ended December 31, 2003, an increase of $10.8 million, or 17.8%, as compared to the year ended December 31, 2002. This increase was primarily driven by the new debt incurred in connection with the Insignia acquisition.

Our loss on extinguishment of debt on a consolidated basis was $13.5 million for the year ended December 31, 2003. The loss resulted from a $6.8 million write-off of unamortized deferred financing fees associated with a prior credit facility, which was replaced in connection with the Insignia acquisition, as well as $6.7 million of write-offs of unamortized deferred financing fees and unamortized discount, as well as premiums paid, in connection with the $30.0 million of redemptions of our 16% senior notes in the fourth quarter of 2003.

Our benefit for income tax on a consolidated basis was $6.3 million for the year ended December 31, 2003 as compared to a provision for income tax of $30.1 million for the year ended December 31, 2002. The income tax (benefit) provision and effective tax rate generally were not comparable between periods due to the effects of the Insignia acquisition. Additionally, non-deductible expenses contributed to a lower effective tax benefit rate in 2003 as compared to 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

We reported consolidated net income of $18.7 million for the year ended December 31, 2002 on revenue of $1.2 billion as compared to a consolidated net loss of $16.6 million on revenue of $1.2 billion for the year ended December 31, 2001.

Our revenue on a consolidated basis for the year ended December 31, 2002 was comparable to the year ended December 31, 2001. Overall revenue decreased in our Americas segment primarily caused by declines in lease transaction revenue, which were driven by the continued softness in the leasing industry in the United States as a result of general economic uncertainty, combined with a nonrecurring sale of mortgage fund contracts of $5.6 million in 2001. In Asia Pacific, revenue declined mainly due to the sale of our wholly-owned operations in Thailand, the Philippines and India. These decreases were mostly offset by higher worldwide sales transaction revenue driven by investment property sales and higher investment management fees in Japan as result of the expansion of this business in that region. Foreign currency translation had a $10.5 million positive impact on total revenue during the year ended December 31, 2002.

Our cost of services on a consolidated basis totaled $547.1 million for the year ended December 31, 2002, an increase of $4.3 million, or 0.8%, from the year ended December 31, 2001. This increase was primarily due to higher compensation of advisory services professionals within our international operations associated with expanded international activities. These increases were partially offset by lower variable commissions, principally in our Americas segment, driven by lower lease transaction revenue. Foreign currency translation had a $4.2 million negative impact on cost of services during the year ended December 31, 2002.

Our operating, administrative and other expenses on a consolidated basis were $501.8 million for the year ended December 31, 2002, a decrease of $15.6 million, or 3.0%, as compared to the year ended December 31, 2001. This decrease was primarily driven by cost reduction measures and operational efficiencies from programs initiated in May 2001, as well as foreign currency transaction and settlement gains resulting from the weaker U.S. dollar. The trend of foreign currency transaction gains resulting from the weakening of the U.S. dollar has continued in 2003. These reductions were partially offset by an increase in bonuses and other incentives, primarily within our international operations, due to improved results. Foreign currency translation also had a $4.1 million negative impact on total operating expenses during the year ended December 31, 2002.

Our depreciation and amortization expense on a consolidated basis decreased by $13.2 million, or 35.0%, for the year ended December 31, 2002 as compared to the year ended December 31, 2001 was mainly due to the discontinuation of goodwill amortization after our acquisition of CB Richard Ellis Services in 2001 in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142, and lower depreciation expense, principally due to lower capital expenditures for the year ended December 31, 2002. The lower capital expenditures resulted from cost reduction measures initiated in 2001. Our capital expenditures increased in 2003 primarily as a result of our planned relocation to a new facility in the United Kingdom in 2003. The year ended December 31, 2002 also included a one-time reduction of amortization expense of $2.0 million arising from the adjustment of certain intangible assets to their estimated fair values as of July 20, 2001, the date we acquired CB Richard Ellis Services.

Our equity income from unconsolidated subsidiaries increased by $4.9 million, or 110.6%, for the year ended December 31, 2002 as compared to the year ended December 31, 2001, primarily due to a $2.2 million nonrecurring disposition fee received upon liquidation of one of our joint ventures in the United States in the normal course of business, upon completion of the investment strategy set forth in its joint venture agreement, as well as the improved performance from several of our other domestic joint ventures. Earnings from these domestic joint ventures continued to increase during 2003 as general economic conditions improved in the United States.

Our merger-related and other nonrecurring charges on a consolidated basis were $28.6 million for the year ended December 31, 2001. These costs primarily consisted of merger-related charges of $18.3 million, the write-off of assets, primarily e-business investments, of $7.2 million as well as severance costs of $3.1 million related to our cost reduction program initiated in May 2001.

Our consolidated interest expense was $60.5 million, an increase of $10.5 million, or 21.0%, over the year ended December 31, 2001. This was primarily attributable to our change in debt structure in connection with our acquisition of CB Richard Ellis Services in 2001.

Our income tax expense on a consolidated basis was $30.1 million for the year ended December 31, 2002 as compared to $19.1 million for the year ended December 31, 2001. The income tax provision and effective tax rate were not comparable between periods due to effects of our acquisition of CB Richard Ellis Services in 2001 and the adoption of SFAS No. 142, which resulted in the elimination of the amortization of goodwill. In addition, non-deductible losses associated with our deferred compensation plan contributed to an increased effective tax rate.

Segment Operations

The following tables summarize our revenue, costs and expenses and operating income (loss) by operating segment for the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001. Our Americas results for the nine months ended September 30, 2004 and 2003 include merger-related charges of $22.0 million and $15.9 million, respectively, attributable to the Insignia acquisition. Our Americas 2003 results include merger-related charges of $20.4 million attributable to the acquisition of Insignia. Our Americas 2001 results include a nonrecurring sale of mortgage fund contracts of $5.6 million, as well as merger-related and other nonrecurring charges of $26.9 million attributable to our acquisition of CB Richard Ellis Services. Our EMEA results for the nine months ended September 30, 2004 and 2003 include merger-related charges of $3.5 million and $3.9 million, respectively, attributable to the Insignia acquisition. Our EMEA 2003 results include merger-related charges of $16.0 million attributable to the Insignia acquisition. Our Asia Pacific 2001 results include merger-related and other nonrecurring charges of $1.2 million attributable to the acquisition of CB Richard Ellis Services.

	Nine Months Ended September 30,
	2004		2003
	(Dollars in thousands)
The Americas
Revenue	$1,148,577	100.0%	$766,995	100.0%
Costs and expenses:
Cost of services	614,254	53.5	380,942	49.7
Operating, administrative and other	435,117	37.9	316,352	41.2
Depreciation and amortization	27,007	2.3	37,277	4.8
Merger-related charges	22,037	1.9	15,891	2.1

Operating income	$50,162	4.4%	$16,533	2.2%

EBITDA	$86,770	7.6%	$63,189	8.2%

EMEA
Revenue	$310,511	100.0%	$167,020	100.0%
Costs and expenses:
Cost of services	133,001	42.8	70,782	42.4
Operating, administrative and other	162,740	52.4	91,615	54.9
Depreciation and amortization	10,093	3.3	13,856	8.3
Merger-related charges	3,537	1.1	3,904	2.3

Operating income (loss)	$1,140	0.4%	$(13,137)	(7.9)%

EBITDA	$10,956	3.5%	$358	0.2%

Asia Pacific
Revenue	$107,819	100.0%	$74,802	100.0%
Costs and expenses:
Cost of services	50,289	46.6	32,761	43.8
Operating, administrative and other	45,159	41.9	36,305	48.5
Depreciation and amortization	2,901	2.7	2,438	3.3

Operating income	$9,470	8.8%	$3,298	4.4%

EBITDA	$13,167	12.2%	$5,900	7.9%

	Year Ended December 31,
	2003		2002		2001
	(Dollars in thousands)
The Americas
Revenue	$1,197,626	100.0%	$896,064	100.0%	$928,799	100.0%
Costs and expenses:
Cost of services	609,619	50.9	438,842	49.0	448,813	48.3
Operating, administrative and other	474,317	39.6	367,360	41.0	388,645	41.8
Depreciation and amortization	58,216	4.9	16,958	1.9	27,452	3.0
Merger-related and other nonrecurring charges	20,367	1.7	36	—	26,923	2.9

Operating income	$35,107	2.9%	$72,868	8.1%	$36,966	4.0%

EBITDA	$107,503	9.0%	$98,251	11.0%	$68,226	7.3%

	Year Ended December 31,
	2003		2002		2001
	(Dollars in thousands)
EMEA
Revenue	$313,686	100.0%	$182,222	100.0%	$161,306	100.0%
Costs and expenses:
Cost of services	135,854	43.3	70,309	38.6	60,309	37.4
Operating, administrative and other	151,077	48.1	90,047	49.4	84,762	52.5
Depreciation and amortization	31,287	10.0	4,579	2.5	6,492	4.0
Merger-related and other nonrecurring charges	15,958	5.1	—	—	451	0.3

Operating (loss) income	$(20,490)	(6.5)%	$17,287	9.5%	$9,292	5.8%

EBITDA	$10,609	3.4%	$21,948	12.0%	$15,786	9.8%

Asia Pacific
Revenue	$118,762	100.0%	$91,991	100.0%	$80,657	100.0%
Costs and expenses:
Cost of services	50,935	42.9	37,942	41.2	33,682	41.7
Operating, administrative and other	53,003	44.6	44,391	48.3	43,998	54.5
Depreciation and amortization	3,119	2.6	3,077	3.3	3,910	4.9
Merger-related and other nonrecurring charges	492	0.4	—	—	1,195	1.5

Operating income (loss)	$11,213	9.4%	$6,581	7.2%	$(2,128)	(2.6)%

EBITDA	$14,705	12.4%	$10,477	11.4%	$2,400	3.0%

EBITDA represents earnings before net interest expense, loss on extinguishment of debt, income taxes, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our various business lines and for other discretionary purposes, including as a significant component when measuring our performance under our employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, operating income (loss), as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

We do not allocate net interest expense or provision (benefit) for income taxes among our segments. Accordingly, EBITDA for our segments is calculated as follows:

	Nine Months Ended September 30,
	2004	2003
	(In thousands)
The Americas
Operating income	$50,162	$16,533
Add:
Depreciation and amortization	27,007	37,277
Equity income from unconsolidated subsidiaries	9,601	9,379

EBITDA	$86,770	$63,189

EMEA
Operating income (loss)	$1,140	$(13,137)
Add:
Depreciation and amortization	10,093	13,856
Equity loss from unconsolidated subsidiaries	(277)	(361)

EBITDA	$10,956	$358

Asia Pacific
Operating income	$9,470	$3,298
Add:
Depreciation and amortization	2,901	2,438
Equity income (loss) from unconsolidated subsidiaries	796	164

EBITDA	$13,167	$5,900

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
The Americas
Operating income	$35,107	$72,868	$36,966
Add:
Depreciation and amortization	58,216	16,958	27,452
Equity income from unconsolidated subsidiaries	14,180	8,425	3,808

EBITDA	$107,503	$98,251	$68,226

EMEA
Operating (loss) income	$(20,490)	$17,287	$9,292
Add:
Depreciation and amortization	31,287	4,579	6,492
Equity (loss) income from unconsolidated subsidiaries	(188)	82	2

EBITDA	$10,609	$21,948	$15,786

Asia Pacific
Operating income (loss)	$11,213	$6,581	$(2,128)
Add:
Depreciation and amortization	3,119	3,077	3,910
Equity income from unconsolidated subsidiaries	373	819	618

EBITDA	$14,705	$10,477	$2,400

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

The Americas

Revenue increased by $381.6 million, or 49.8%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The overall increase was primarily driven by the Insignia acquisition, which resulted in the expansion of our market share in the real estate services area of our advisory services line of business. The increase in market share resulted in higher revenues particularly relative to leasing activity, predominately in the New York area. The Insignia acquisition also drove an increase in management fees in the current year. The continued improvement of general economic conditions led to an increase in sales and lease transaction revenue, while the anticipation of higher interest rates resulted in higher loan origination fees primarily during the first part of the year.

Cost of services increased by $233.3 million, or 61.2%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The increase was primarily due to higher commission expense, bonus accruals, insurance and benefits, producer retention and broker draw amortization as a result of the overall increase in revenue as well as due to the Insignia acquisition. The producer retention expense, which represents amounts paid to the top real estate advisory services professionals of Insignia that we retained at the time of the acquisition, is being amortized through cost of services over the respective lives of their underlying employment agreements. The broker draw amortization of $3.9 million includes a $1.4 million adjustment to correct the amortization taken for the period from the date of the Insignia acquisition through December 31, 2003. It also reflects the pattern in which the economic benefits of the broker draw asset acquired in the Insignia acquisition are consumed, the fair value of which was refined during the three months ended March 31, 2004. The remaining net broker draw asset of $2.8 million will be amortized on a straight-line basis over the next ten months. Both the producer retention and the broker draw amortization are considered integration costs associated with the Insignia acquisition and together amounted to $6.3 million for the nine months ended September 30, 2004. Cost of services as a percentage of revenue increased from 49.7% in the third quarter of 2003 to 53.5% in the third quarter of 2004, primarily driven by producers reaching higher commission tranches as a result of higher revenue as well as due to the producer retention and broker draw amortization recorded in 2004 and the new mix of compensation structures as a result of compensation plans adopted in the Insignia acquisition.

Operating, administrative and other expenses increased $118.8 million, or 37.5%. The increase was primarily driven by higher costs as a result of the Insignia acquisition, including $3.3 million of integration costs, as well as higher payroll-related expenses, including bonuses and insurance and benefits. Additionally, we incurred higher marketing expenses, professional fees, including $2.7 million related to Sarbanes-Oxley compliance work, and a $3.0 million charge for the write-down of investments. The investment write-down primarily related to the write-off of our investment in Workplace IQ, Ltd. in its entirety as a result of a period of negative operating cash flows, brought about by unanticipated product delays during 2004, as well as the restructuring and recapitalization of this entity in 2004, which caused a significant decline in our ownership percentage and preference in equity distributions. During the nine months ended September 30, 2003, we also incurred additional costs as a result of our initial public offering, including one-time compensation expense of $15.0 million related to bonus payments made to several of our non–executive real estate advisory services employees as a result of provisions in their employment agreements. Additionally, during the nine months ended September 30, 2003 total operating expenses were reduced by substantial net foreign currency transaction gains as the dollar was very weak particularly relative to the Australian and New Zealand dollars, while in the current year period we experienced only moderate net foreign currency transaction losses.

EMEA

Revenue increased by $143.5 million, or 85.9%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003, primarily driven by increased revenue as a result of the Insignia acquisition as well as organic growth. This was evidenced by higher sales and lease transaction revenue, particularly in London and Paris, as well as increased consultation, appraisal and management fees, predominantly in the U.K. Foreign currency translation had a $33.3 million positive impact on total revenue during the nine months ended September 30, 2004.

Cost of services increased $62.2 million, or 87.9%, as a result of higher producer compensation expense as well as increased payroll-related costs, including bonuses and insurance and benefits, particularly in the U.K. and France, primarily due to the higher revenue. Also included in producer compensation expense were integration costs of $1.9 million, representing the amortization of bonuses paid to the top producers in the U.K., which are being amortized over the respective lives of the underlying employment agreements. Foreign currency translation had a $14.1 million negative impact on cost of services during the nine months ended September 30, 2004.

Operating, administrative and other expenses increased by $71.1 million, or 77.6%, mainly driven by higher payroll-related expenses, including bonuses and insurance and benefits, as well as higher marketing expenses, particularly in the U.K. and France, primarily due to the Insignia acquisition. Also, expenses in the U.K. were higher due to increased occupancy expense as a result of our relocation to a new facility in London in the fourth quarter of 2003 as well as $8.7 million of charges related to an idle facility and a sublease termination in the U.K. Foreign currency translation had a $17.2 million negative impact on total operating expenses during the nine months ended September 30, 2004.

Asia Pacific

Revenue increased by $33.0 million, or 44.1%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The increase was primarily driven by an overall increase in revenue in Australia and Japan, primarily resulting from our successful efforts to increase incremental market share in the region. Foreign currency translation had a $10.1 million positive impact on total revenue during the nine months ended September 30, 2004.

Cost of services increased by $17.5 million, or 53.5%, mainly attributable to higher producer compensation expense due to the increased headcount in Australia and Japan resulting from our efforts to increase our market share in this region, in addition to higher commissions as a result of higher transaction revenue. Foreign currency translation had a $4.9 million negative impact on cost of services for the nine months ended September 30, 2004.

Operating, administrative and other expenses increased by $8.9 million, or 24.4%, primarily due to higher payroll-related costs, including bonuses, in Australia and Japan, mainly attributable to the aforementioned increased headcount. Additionally, higher bad debt expense in Japan related to the write-off on an uncollectible receivable during the period, also contributed to the increase. Foreign currency translation had a $4.1 million negative impact on total operating expenses during the nine months ended September 30, 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

The Americas

Revenue increased by $301.6 million, or 33.7%, for the year ended December 31, 2003 as compared to the year ended December 31, 2002 primarily driven by the expansion of our market share in our real estate services business line through our acquisition of Insignia, particularly in the leasing industry in the New York area. Additionally, the improvement of general economic conditions in the United States led to an increase in volume of transactions resulting in significantly higher sales transaction revenue as well as increased lease transaction revenue and appraisal fees. Cost of services increased by $170.8 million, or 38.9%, for the year ended December 31, 2003 as compared to the year ended December 31, 2002 primarily due to higher commission expense, bonus accruals and producer retention expense as a result of the Insignia acquisition as well as the higher sales and lease transaction revenue. The producer retention expense represents bonuses paid to the top advisory services professionals of Insignia that we retained at the time of the acquisition that is being amortized through cost of services over the respective lives of the underlying employment agreements. The producer retention expense is considered an integration cost associated with the Insignia acquisition and amounted to $1.5 million for the year ended December 31, 2003. Operating, administrative and other expenses increased $107.0 million, or 29.1%, mainly caused by higher costs as a result of the Insignia acquisition, including integration expenses of $9.1 million, increased bonuses and payroll related costs mainly resulting from improved operating performance, and a nonrecurring legal settlement in the United States. Included in the 2003 bonus was an accrual for a one-time performance award of approximately $6.9 million. These increases were partially offset by net foreign currency transaction gains resulting from the weakened U.S. dollar, a trend that we have experienced in 2003 and 2002.

EMEA

Revenue increased by $131.5 million, or 72.1%, for the year ended December 31, 2003 as compared to the year ended December 31, 2002, primarily driven by increased revenue as a result of the Insignia acquisition as evidenced by higher sales and lease transaction revenue as well as increased consultation and appraisal fees, predominantly in the United Kingdom and France. Foreign currency translation had a $35.5 million positive impact on total revenue during the year ended December 31, 2003. Cost of services increased $65.5 million, or 93.2%, as a result of higher producer compensation expense and bonuses as well as increased payroll-related costs, including insurance expense throughout Europe and pension expense in the United Kingdom, primarily due to the Insignia acquisition. Also included in producer compensation expense for 2003 were integration costs of $1.2 million, representing the amortization of bonuses paid to the top producers of Insignia in the United Kingdom, which is being amortized over the respective lives of the underlying employment agreements. Foreign currency translation had a $15.0 million negative impact on cost of services during the current year. Operating, administrative and other expenses increased by $61.0 million, or 67.8%, mainly driven by increased costs as a result of the Insignia acquisition, including integration expenses of $1.8 million, as well as higher bonus, payroll related and consulting expenses. Additionally, occupancy expense was higher in the United Kingdom as a result of our relocation to a new facility. Lastly, foreign currency translation had a $16.4 million negative impact on total operating expenses during the year ended December 31, 2003.

Asia Pacific

Revenue increased by $26.8 million, or 29.1%, for the year ended December 31, 2003 as compared to the year ended December 31, 2002. The increase was primarily driven by an overall increase in revenue in Australia and New Zealand, primarily resulting from our incremental efforts to increase our market share in the region as well as due to our organic growth. Foreign currency translation had a $13.8 million positive impact on total revenue during the current year. Cost of services increased by $13.0 million, or 34.2%, mainly attributable to increased transaction revenue as well as higher producer compensation expense due to increased headcount in Australia and New Zealand resulting from our incremental efforts to increase our market share in this region. Foreign currency translation had a $6.1 million negative impact on cost of services for the year ended December 31, 2003. Operating, administrative and other expenses increased by $8.6 million, or 19.4%, primarily due to an increased accrual for long-term incentives as well as higher payroll related costs in Australia and New Zealand. The long-term incentive plan term ended in 2003 with payout of approximately $7.8 million anticipated in early 2004. We anticipate implementing a new long-term incentive plan starting in 2004. Foreign currency translation also had a $5.6 million negative impact on total operating expenses during the year ended December 31, 2003.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

The Americas

Revenue decreased by $32.7 million, or 3.5%, for the year ended December 31, 2002 as compared to the year ended December 31, 2001, primarily driven by a lower average value per transaction in lease transaction revenue resulting from the continued softness in the leasing industry in the United States combined with a nonrecurring sale of mortgage fund contracts of $5.6 million in 2001. These decreases were partially offset by higher sales transaction revenue, which was driven by a higher number of transactions as well as a higher average value per transaction, primarily due to investment property sales. The improvement in sales transaction revenue continued in 2003. Cost of services decreased by $10.0 million, or 2.2%, for the year ended December 31, 2002 as compared to the year ended December 31, 2001, caused primarily by lower variable commissions commensurate with lower lease transaction revenue. Operating, administrative and other expenses decreased by $21.3 million, or 5.5%, as a result of cost reduction and efficiency measures, the organizational restructuring implemented after our acquisition of CB Richard Ellis Services in 2001, and foreign currency transaction and settlement gains resulting from the weaker U.S. dollar. The trend of foreign currency transaction gains resulting from the weakening U.S. dollar continued throughout 2003.

EMEA

Revenue increased by $20.9 million, or 13.0%, for the year ended December 31, 2002 as compared to the year ended December 31, 2001. This was mainly driven by higher sales transaction revenue across Europe as the general economy in this region improved. Foreign currency translation had an $8.9 million positive impact on total revenue during the year ended December 31, 2002. Cost of services increased by $10.0 million, or 16.6%, due to higher producer compensation as a result of increased revenue arising from expanded activities in Europe. Foreign currency translation had a $3.4 million negative impact on cost of services during the year ended December 31, 2002. Operating, administrative and other expenses increased by $5.3 million, or 6.2%, mainly attributable to higher incentives due to improved results, higher occupancy costs and consulting fees. Foreign currency translation also had a $3.7 million negative impact on total operating expenses during the year ended December 31, 2002.

Asia Pacific

Revenue increased by $11.3 million, or 14.1%, for the year ended December 31, 2002 as compared to the year ended December 31, 2001. This increase was primarily driven by higher investment management fees in Japan and an increase in overall revenue in Australia and New Zealand due to increased efforts to expand our market share in these locations, partially offset by lower revenues as a result of the sale of our wholly owned operations in Thailand, the Philippines and India. Foreign currency translation had a $2.8 million positive impact on total revenue during the year ended December 31, 2002. Cost of services increased by $4.3 million, or 12.6%, primarily driven by higher producer compensation expense due to increased personnel in Australia, New Zealand and China, slightly offset by lower commissions due to conversions to affiliate offices elsewhere in Asia. Foreign currency translation had a $1.3 million negative impact on cost of services for the year ended December 31, 2002. Operating, administrative and other expenses increased by $0.4 million, or 0.9%, primarily due to increased bonuses as a result of improved results in Australia and New Zealand, partially offset by lower expenses as a result of sales of operations in Asia. Foreign currency translation also had a $1.1 million negative impact on total operating expenses during the year ended December 31, 2002.

Liquidity and Capital Resources

We believe that we can satisfy our working capital requirements and funding of investments with internally generated cash flow and, as necessary, borrowings under the revolving credit facility of our amended and restated credit agreement described below. Included in the capital requirements that we expect to be able to fund during 2004 are approximately $40.0 million of anticipated capital expenditures, net of concessions received, of which $27.5 million has been funded on or prior to September 30, 2004. The capital expenditures for 2004 are primarily composed of information technology costs, which are driven largely by computer replacement costs as well as costs associated with upgrading various servers and systems, and leasehold improvements.

During both 2001 and 2003, we required substantial amounts of new equity and debt financing to fund our acquisitions of CB Richard Ellis Services and Insignia Financial Group. Absent extraordinary transactions such as these, we historically have not needed sources of financing other than our internally generated cash flow and our revolving credit facility to fund our working capital, capital expenditures and investment requirements. As a result, our management anticipates that our cash flow from operations and revolving credit facility will be sufficient to meet our anticipated cash requirements for the foreseeable future, but at a minimum for the next twelve months.

From time to time, we consider potential strategic acquisitions. Our management believes that any future significant acquisitions that we make most likely would require us to obtain additional debt or equity financing. In the past, we have been able to obtain such financing for other material transactions on terms that our management believed to be reasonable. However, it is possible that we may not be able to find acquisition financing on favorable terms in the future, if we decide to make any material acquisitions.

Our current long-term liquidity needs, other than those related to ordinary course obligations and commitments such as operating leases, generally are comprised of two parts. The first is the repayment of the outstanding principal amounts of our long-term indebtedness, including our senior secured term loan in 2010, our 9 3/4% senior notes in 2010 and our 11 1/4% senior subordinated notes in 2011. During June 2004, we used a portion of the net proceeds we received from our June 15, 2004 initial public offering to prepay $15.0 million in principal amount of the senior secured term loan under our amended and restated credit agreement. During July 2004, we used the remaining net proceeds received from the initial public offering to redeem all $38.3 million in aggregate principal amount of the remaining outstanding 16% senior notes and $70.0 million in aggregate principal amount of our 9 3/4% senior notes. In the future, we will continue to look for opportunities to reduce debt, which is consistent with our de-leveraging efforts thus far in 2004. Our management is unable to project with certainty whether our long-term cash flow from operations will be sufficient to repay our long-term debt when it comes due. If this cash flow is insufficient, then our management expects that we would need to refinance such indebtedness or otherwise amend its terms to extend the maturity dates. Our management cannot make any assurances that such refinancings or amendments, if necessary, would be available on attractive terms, if at all.

The other primary component of our long-term liquidity needs, other than those related to ordinary course obligations and commitments such as operating leases, are our obligations related to our deferred compensation plan and our U.K. pension plans. Pursuant to our deferred compensation plans, a select group of our management and other highly-compensated employees have been permitted to defer receipt of some or all of their compensation until future distribution dates and have the deferred amount credited towards specified investment alternatives. Except for deferrals into stock fund units that provide for future issuances of our common stock, the deferrals under the deferred compensation plans represent future cash payment obligations for us. We currently have invested in insurance funds for the purpose of funding approximately half of our future cash deferred compensation obligations. In addition, upon each distribution under the plans, we receive a corresponding tax deduction for such compensation payment. Our U.K. subsidiaries maintain pension plans with respect to which a limited number of our U.K. employees are participants. Our historical policy has been to fund pension costs as actuarially determined and as required by applicable law and regulations. As of December 31, 2003, based upon actuarial calculations of future benefit obligations under these plans, these plans were in the aggregate approximately $44.2 million underfunded. Our management expects that any future obligations under our deferred compensation plans and pension plans that are not currently funded will be funded out of our future cash flow from operations.

Summary of Contractual Obligations and Other Commitments

The following is a summary of our various contractual obligations and other commitments as of September 30, 2004, except for operating leases which are as of December 31, 2003:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
	(In thousands)
Total debt (1)	$755,306	$151,257	$24,342	$244,634	$335,073
Operating leases (2)	710,262	96,123	167,164	134,094	312,881
Deferred compensation plan liability (3)	146,709	6,087	13,435	12,117	115,070
Pension liability (3)	36,565	—	—	—	36,565

Total Contractual Obligations	$1,648,842	$253,467	$204,941	$390,845	$799,589

	Amount of Commitments Expected by Period
Other Commitments	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
	(In thousands)
Letters of credit (4)	$6,070	$6,070	$—	$—	$—
Guarantees	5,100	3,900	—	1,200	—
Co-investment commitments	41,700	35,091	6,609	—	—

Total Commitments	$52,870	$45,061	$6,609	$1,200	$—

(1)	Includes capital lease obligations.

(2)	See note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

(3)	Because these obligations are related, either wholly or partially, to the future retirement of our employees and such retirement dates are not predictable, an undeterminable portion of this amount will be paid in future years.

(4)	Excludes letters of credit related to our subsidiaries’ outstanding indebtedness and operating leases.

Historical Cash Flows

Operating Activities

Net cash provided by operating activities totaled $38.6 million for the nine months ended September 30, 2004, an increase of $109.3 million compared to the nine months ended September 30, 2003. The acquisition of Insignia Financial Group on July 2003 has impacted substantially all components of cash used in our operating activities making comparison against the same period in the prior year not meaningful.

Net cash provided by operating activities totaled $63.9 million for the year ended December 31, 2003, a decrease of $0.9 million compared to the year ended December 31, 2002. The acquisition of Insignia in July 2003 has impacted substantially all components of cash provided by our operating activities making comparison against the prior year not meaningful.

Net cash provided by operating activities totaled $64.9 million for the year ended December 31, 2002, an increase of $93.8 million compared to the year ended December 31, 2001. This increase was primarily due to our improved 2002 earnings, as well as lower payments made in the year ended December 31, 2002 for 2001 bonus and profit sharing as compared to the 2000 bonus and profit sharing payments made in the year ended December 31, 2001.

Investing Activities

Net cash provided by investing activities totaled $8.8 million for the nine months ended September 30, 2004, representing an increase of $261.5 million compared to the nine months ended September 30, 2003. This increase was primarily due to the Insignia acquisition. In addition, during the nine months ended September 30, 2004, we received proceeds from the sale of property held for sale related to a real estate investment in Japan. These increases were slightly offset by an increase in capital expenditures, net of landlord concessions received, of $19.3 million, primarily resulting from integration costs related to leasehold improvements in new and combined offices as a result of the Insignia acquisition as well as a decrease in concessions received during the nine months ended September 30, 2004.

Net cash used in investing activities totaled $284.8 million for the year ended December 31, 2003, an increase of $260.7 million compared to the year ended December 31, 2002. This increase was primarily due to costs incurred in 2003 associated with the Insignia acquisition. Capital expenditures, net of concessions received, of $27.0 million during the year ended December 31, 2003 were $12.7 million higher than 2002. This increase was mainly driven by net capital expenditures incurred in connection with our relocation to new offices in the United Kingdom in 2003.

We utilized $24.1 million in investing activities during the year ended December 31, 2002, a decrease of $249.4 million compared to the year ended December 31, 2001. This decrease was primarily due to the prior year payment of the purchase price and related expenses associated with our acquisition of CB Richard Ellis Services in July 2001. Capital expenditures, net of concessions received, of $14.3 million during the year ended December 31, 2002 were $7.0 million lower than 2001, driven primarily by efforts to reduce spending and improve cash flows.

Financing Activities

Net cash used in financing activities totaled $61.7 million for the nine months ended September 30, 2004 as compared to net cash provided by financing activities of $328.5 million for the nine months ended September 30, 2003. The decrease was primarily driven by debt repayments made in 2004 as well as a net increase in debt in the prior year mainly relating to the debt financing required by the Insignia acquisition. The impact of these items was partially offset by the repayment of Insignia notes payable in the prior year as well as higher deferred financing fees paid in the prior year.

Net cash provided by financing activities totaled $303.7 million for the year ended December 31, 2003 compared to net cash used in financing activities of $17.8 million for the year ended December 31, 2002. This increase was mainly attributable to the additional net debt and equity financing resulting from the Insignia acquisition.

Net cash used in financing activities totaled $17.8 million for the year ended December 31, 2002 compared to cash provided by financing activities of $340.1 million for the year ended December 31, 2001. This decrease was mainly attributable to the debt and equity financing required for our acquisition of CB Richard Ellis Services in 2001.

Initial Public Offering

On June 15, 2004, we completed our initial public offering of shares of our Class A common stock. In connection with our initial public offering, we issued and sold 7,726,764 shares of our Class A common stock and received aggregate net proceeds of approximately $135.0 million, after deducting underwriting discounts and commissions and offering expenses payable by us. Also in connection with our initial public offering, selling stockholders sold an aggregate of 16,273,236 shares of our Class A common stock and received net proceeds of approximately $290.6 million, after deducting underwriting discounts and commissions. On July 14, 2004, selling stockholders sold an additional 229,300 shares of our Class A common stock to cover over-allotments of shares by the underwriters and received net proceeds of approximately $4.1 million, after deducting underwriting discounts and commissions. We did not receive any of the proceeds from the sale of shares by the selling stockholders on June 15, 2004 and July 14, 2004.

Indebtedness

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness and other obligations. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase. For additional information regarding the terms of certain of our long-term indebtedness, see the information under the heading titled “Description of Certain Long-Term Indebtedness.”

Most of our long-term indebtedness was incurred in connection with our acquisition of CB Richard Ellis Services in July 2001 and the Insignia acquisition. The CB Richard Ellis Services acquisition, which was a going private transaction involving members of our senior management, affiliates of Blum Capital Partners and Freeman Spogli & Co. and some of our other existing stockholders, was undertaken so that we could take advantage of growth opportunities and focus on improvements in the CB Richard Ellis Services businesses. The Insignia acquisition increased the scale of our real estate services and outsourcing services businesses as well as significantly increasing our presence in the New York, London and Paris metropolitan areas.

Since 2001, we have maintained a credit agreement with Credit Suisse First Boston and other lenders to fund strategic acquisitions and to provide for our working capital needs. On April 23, 2004, we entered into an amendment to our previously amended and restated credit agreement that included a waiver generally permitting us to prepay, redeem, repurchase or otherwise retire up to $30.0 million of our existing indebtedness and provided for the refinancing of all outstanding amounts under our previous credit agreement as well as the amendment and restatement of our credit agreement upon the completion of our initial public offering. On June 15, 2004, in connection with the completion of our initial public offering, we completed a refinancing of all amounts outstanding under our amended and restated credit agreement and entered into a new amended and restated credit agreement, which became effective in connection with such refinancing.

Our amended and restated credit agreement permitted us, among other things, to use the net proceeds we received from our initial public offering to pay down debt, including the redemptions in July 2004 of all $38.3 million in aggregate principal amount of our 16% senior notes due 2011 and $70.0 million in aggregate principal amount of our 9 3/4% senior notes due 2010, and the prepayment of $15.0 million in principal amount of our term loan under our amended and restated credit agreement, which prepayment occurred on June 15, 2004.

Our amended and restated credit agreement includes the following: (1) a term loan facility of $295.0 million (of which $280.0 million was outstanding as of September 30, 2004), requiring quarterly principal payments of $2.95 million beginning December 31, 2004 through December 31, 2009 with the balance payable on March 31, 2010; and (2) a $150.0 million revolving credit facility, including revolving credit loans, letters of credit and a swingline loan facility, all maturing on March 31, 2009. Our amended and restated credit agreement also permits us to borrow up to $25.0 million of additional term loans under our term loan facility, subject to the satisfaction of customary conditions.

Borrowings under the term loan facility bear interest at varying rates based, at our option, on either LIBOR plus 2.25% to 2.50% or the alternate base rate plus 1.25% to 1.50%, in both cases as determined by reference to the credit rating assigned to the term facility by Moody’s Investors Service and Standard & Poor’s. The alternate base rate is the higher of (1) Credit Suisse First Boston’s prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent. The potential increase of up to $25.0 million for the term loan facility would bear interest either at the same rate as the current rate for the term loan facility or, in some circumstances as described in the amended and restated credit agreement, at a higher or lower rate. During June 2004, we used a portion of the net proceeds we received from our initial public offering to prepay $15.0 million in principal amount of the term loan facility. The total amount outstanding under the term loan facility included in the senior secured term loan and current maturities of long-term debt in the accompanying consolidated balance sheets was $280.0 million and $297.5 million as of September 30, 2004 and December 31, 2003, respectively.

Borrowings under the revolving credit facility bear interest at varying rates based, at our option, on either the applicable LIBOR plus 2.00% to 2.50% or the alternate base rate plus 1.00% to 1.50%, in both cases as determined by reference to our ratio of total debt less available cash to EBITDA (as defined in the amended and restated credit agreement). As of September 30, 2004 and December 31, 2003, we had no revolving credit facility principal outstanding. As of September 30, 2004, letters of credit totaling $24.3 million were outstanding, which letters of credit primarily relate to our subsidiaries’ outstanding indebtedness and operating leases and reduce the amount we may borrow under the revolving credit facility.

Borrowings under our amended and restated credit agreement are, jointly and severally guaranteed by us and substantially all of our domestic subsidiaries and are secured by a pledge of substantially all of our assets.

Additionally, our amended and restated credit agreement requires us to pay a fee based on the total amount of the unused revolving credit facility commitment.

In May 2003, in connection with the Insignia acquisition, CBRE Escrow, Inc., a wholly owned subsidiary of CB Richard Ellis Services, issued $200.0 million in aggregate principal amount of 9 3/4% senior notes, which are due May 15, 2010. CBRE Escrow, Inc. merged with and into CB Richard Ellis Services, and CB Richard Ellis Services assumed all obligations with respect to the 9 3/4% senior notes in connection with the Insignia acquisition. The 9 3/4% senior notes are unsecured obligations of CB Richard Ellis Services, senior to all of its current and future unsecured indebtedness, but subordinated to all of CB Richard Ellis Services’ current and future secured indebtedness. The 9 3/4% senior notes are jointly and severally guaranteed on a senior basis by us and substantially all of our domestic subsidiaries. Interest accrues at a rate of 9 3/4% per year and is payable semi-annually in arrears on May 15 and November 15. The 9 3/4% senior notes are redeemable at our option, in whole or in part, on or after May 15, 2007 at 104.875% of par on that date and at declining prices thereafter. In addition, before May 15, 2006, we were permitted to redeem up to 35.0% of the originally issued amount of the 9 3/4% senior notes at 109 3/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings, which we elected to do. During July 2004, we used a portion of the net proceeds we received from our initial public offering to redeem $70.0 million in aggregate principal amount, or 35.0%, of our 9 3/4% senior notes, which also required the payment of a $6.8 million premium and accrued and unpaid interest through the date of redemption. In the event of a change of control (as defined in the indenture governing our 9 3/4% senior notes), we are obligated to make an offer to purchase the 9 3/4% senior notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the 9 3/4% senior notes included in the accompanying consolidated balance sheets was $130.0 million and $200.0 million as of September 30, 2004 and December 31, 2003, respectively.

In June 2001, in order to partially finance our acquisition of CB Richard Ellis Services, Blum CB Corp. issued $229.0 million in aggregate principal amount of 11 1/4% senior subordinated notes due June 15, 2011 for approximately $225.6 million, net of discount. CB Richard Ellis Services assumed all obligations with respect to the 11 1/4% senior subordinated notes in connection with the merger of Blum CB Corp. with and into CB Richard Ellis Services on July 20, 2001. The 11 1/4% senior subordinated notes are unsecured senior subordinated obligations of CB Richard Ellis Services and rank equally in right of payment with any of CB Richard Ellis Services’ existing and future unsecured senior subordinated indebtedness, but are subordinated to any of CB Richard Ellis Services’ existing and future senior indebtedness. The 11 1/4% senior subordinated notes are jointly and severally guaranteed on a senior subordinated basis by us and substantially all of our domestic subsidiaries. The 11 1/4% senior subordinated notes require semi-annual payments of interest in arrears on June 15 and December 15 and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, we were permitted to redeem up to 35.0% of the originally issued amount of the notes at 111 1/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings, which we did not do. In the event of a change of control (as defined in the indenture governing our 11 1/4% senior subordinated notes), we are obligated to make an offer to purchase the 11 1/4% senior subordinated notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. In May and June 2004, we repurchased $21.6 million in aggregate principal amount of our 11 1/4% senior subordinated notes in the open market. We paid an aggregate of $3.1 million of premiums in connection with these open market purchases. The amount of the 11 1/4% senior subordinated notes included in the accompanying consolidated balance sheets, net of unamortized discount, was $205.0 million and $226.2 million as of September 30, 2004 and December 31, 2003, respectively.

Also, to partially fund our acquisition of CB Richard Ellis Services in 2001, we issued $65.0 million in aggregate principal amount of 16% senior notes due July 20, 2011. The 16% senior notes were unsecured obligations, senior to all of our current and future unsecured indebtedness but subordinated to all of our current and future secured indebtedness. Interest accrued at a rate of 16.0% per year and was payable quarterly in arrears.

Under the terms of the indenture governing the 16% senior notes and subject to the restrictions set forth in our amended and restated credit agreement, the notes were redeemable at our option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and at declining prices thereafter. During July 2004, we used a portion of the net proceeds we received from our initial public offering to redeem the remaining $38.3 million in aggregate principal amount of our 16% senior notes, which also required the payment of a $2.5 million premium and accrued and unpaid interest through the date of redemption. The amount of the 16% senior notes included in the accompanying consolidated balance sheet, net of unamortized discount, was $35.5 million as of December 31, 2003.

Our amended and restated credit agreement and the indentures governing our 9 3/4% senior notes and our 11 1/4% senior subordinated notes each contain numerous restrictive covenants that, among other things, limit our ability to incur additional indebtedness, pay dividends or make distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. Our amended and restated credit agreement also currently requires us to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior secured leverage ratio of EBITDA (as defined in the amended and restated credit agreement) to funded debt.

From time to time, Moody’s Investors Service and Standard & Poor’s Ratings Service rate our outstanding senior secured term loan, our 9 3/4% senior notes and our 11 1/4% senior subordinated notes. Although neither the Moody’s nor the Standard & Poor’s ratings impact our ability to borrow, they may affect the applicable interest rate for our senior secured term loan. In addition, these ratings may impact our ability to borrow under new agreements in the future and the interest rates of any such future borrowings.

A joint venture that we have consolidated since 2001 incurred non-recourse debt to acquire a real estate investment in Japan in 2001. This debt was secured by a mortgage on the acquired real estate asset. During August 2004, the joint venture completed the sale of this real estate asset and utilized the proceeds from the sale to repay all of the non-recourse debt, plus accrued interest and other fees. In our accompanying consolidated balance sheet, this debt comprised $2.0 million of our other short-term borrowings and $41.8 million of our other long-term debt as of December 31, 2003.

Our wholly owned subsidiary, L.J. Melody & Company, has a credit agreement with Residential Funding Corporation, or RFC, for the purpose of funding mortgage loans that will be resold. On August 19, 2004, we entered into a Third Amendment to the Fourth Amended and Restated Warehousing Credit and Security Agreement (warehouse line of credit). The current agreement provides for a warehouse line of credit of up to $250.0 million, bears interest at one-month LIBOR plus 1.0% and expires on December 1, 2004. We expect that prior to December 1, 2004 L.J. Melody will be able to reach a satisfactory amendment to extend the term of the agreement with RFC or to enter into an agreement with another third party to provide substitute financing arrangements for the purpose of funding mortgage loans. However, if L.J. Melody is unable to do so, the business and results of operations of our mortgage loan origination and servicing line of business may be adversely affected. During the quarter ended September 30, 2004, we had a maximum of $244.6 million warehouse line of credit principal outstanding with RFC. As of September 30, 2004 and December 31, 2003, we had a $111.8 million and a $230.8 million warehouse line of credit outstanding, respectively, which are included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, we had $111.8 million and $230.8 million of mortgage loans held for sale (warehouse receivable), which represented mortgage loans funded through the line of credit that, while committed to be purchased, had not yet been purchased as of September 30, 2004 and December 31, 2003, respectively, which are also included in the accompanying consolidated balance sheets included elsewhere in this prospectus.

In connection with our acquisition of Westmark Realty Advisors in 1995, which significantly expanded our investment management services business, we issued approximately $20.0 million in aggregate principal amount of senior notes. The Westmark senior notes are secured by letters of credit equal to approximately 50% of the outstanding balance at December 31, 2003. The Westmark senior notes are redeemable at the discretion of the note holders and have final maturity dates of June 30, 2008 and June 30, 2010. During the year ended December 31, 2002, all of the Westmark senior notes bore interest at 9.0%. On January 1, 2003, the interest rate on some of these notes was converted to varying rates equal to the interest rate in effect with respect to amounts outstanding under our credit agreement. On January 1, 2005, the interest rate on all of the other Westmark senior notes will be adjusted to equal the interest rate then in effect with respect to amounts outstanding under our credit agreement. The amount of the Westmark senior notes included in short-term borrowings in our consolidated balance sheets included elsewhere in this prospectus was $12.1 million as of September 30, 2004 and December 31, 2003.

Insignia, which we acquired in July 2003, issued loan notes as partial consideration for previous acquisitions of businesses in the United Kingdom, which was part of Insignia’s business strategy of increasing its presence in that country. The acquisition loan notes are payable to the sellers of the previously acquired U.K. businesses and are secured by restricted cash deposits in approximately the same amount. The acquisition loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. As of September 30, 2004 and December 31, 2003, $9.7 million and $12.2 million, respectively, of the acquisition loan notes were outstanding, which are included in short-term borrowings in our consolidated balance sheets included elsewhere in this prospectus.

A significant number of our subsidiaries in Europe have had a Euro cash pool loan since 2001, which is used to fund their short-term liquidity needs. The Euro cash pool loan is an overdraft line for our European operations issued by HSBC Bank. The Euro cash pool loan has no stated maturity date and bears interest at varying rates based on a base rate as defined by HSBC Bank plus 2.5%. The amount of the Euro cash pool loan included in short-term borrowings in our consolidated balance sheets included elsewhere in this prospectus was $3.5 million and $11.5 million as of September 30, 2004 and December 31, 2003, respectively.

Deferred Compensation Plan Obligations

We have two deferred compensation plans, one of which has been frozen and is no longer accepting deferrals, which we refer to as the Old DCP, and one of which became effective on August 1, 2004 and began accepting deferrals on August 13, 2004, which we refer to as the New DCP. Because a substantial majority of the deferrals under both the Old DCP and the New DCP have a distribution date based upon the end of the relevant participant’s employment with us, we have an ongoing obligation to make distributions to these participants as they leave our employment. In addition, participants may receive unscheduled in-service withdrawals subject to a 7.5% penalty. As the level of employee departures or in-service distributions is not predictable, the timing of these obligations also is not predictable. Accordingly, we may face significant unexpected cash funding obligations in the future if a larger number of our employees than we expect take in-service distributions or leave our employment.

Old DCP

Prior to amending the Old DCP as discussed below, each participant in the Old DCP was allowed to defer a portion of his or her compensation for distribution generally either after his or her employment with us ends or on a future date at least three years after the deferral election date. The investment alternatives available to participants include two interest index funds and an insurance fund in which gains and losses on deferrals are measured by one or more of approximately 80 mutual funds. Distributions with respect to the interest index and insurance fund accounts are made by us in cash. In addition, prior to July 2001, participants were entitled to invest their deferrals in stock fund units that are distributed as shares of our Class A common stock. As of October 31, 2004, there were 2,717,313 outstanding stock fund units under the Old DCP, all of which were vested. The deferred compensation liability in the accompanying consolidated balance sheets was $146.7 million and $138.0 million at September 30, 2004 and December 31, 2003, respectively.

Effective January 1, 2004, we closed the Old DCP to new participants. Until January 1, 2005, the Old DCP will continue to accept compensation deferrals from those participants who currently have a balance in the plan, meet the eligibility requirements and elect to participate, in each case up to a maximum annual contribution amount of $250,000 per participant. Effective January 1, 2005, no additional deferrals will be permitted under this plan. Existing account balances under the plan will be paid to participants in the future according to their existing deferral elections. However, all participants may make unscheduled in-service withdrawals of their account balances, including the shares of Class A common stock underlying stock fund units, if they pay a penalty equal to 7.5% and the taxes due on the value of the withdrawal.

Prior to our initial public offering, all shares held by our current and former employees and consultants, including any shares that such employees and consultants are entitled to receive as distributions with respect to stock fund units in the Old DCP, were subject to transfer restrictions. In connection with our initial public offering, we waived all of these transfer restrictions. As a result, all of these shares, including any shares received as future distributions with respect to stock fund units in the Old DCP, may be sold, subject to applicable securities law requirements. Shortly after our initial public offering, we filed a registration statement on Form S-8 that registered, among other things, the shares of Class A common stock to be distributed in the future with respect to stock fund units in the Old DCP. We have entered into agreements with participants in the Old DCP holding stock fund units with 2,280,831 underlying shares of Class A common stock pursuant to which these participants have agreed to sell no more than 20% of the shares underlying their current stock fund unit balances during any year over the next five years in exchange for fixed cash payments by us to these participants.

New DCP

Effective August 1, 2004, we adopted the New DCP, which began accepting deferrals for compensation otherwise earned after August 13, 2004. Under the New DCP, each participant is allowed to defer a portion of his or her compensation for distribution generally either after his or her employment with us ends or on a future date at least three years after the deferral election date. Deferrals are credited at the participant’s election to one or more investment alternatives under the New DCP, which include a money-market fund and a mutual fund investment option. There is limited flexibility for participants to change distribution elections once made. However, all participants may make unscheduled in-service withdrawals of their account balances if they pay a penalty equal to 7.5% and the taxes due on the value of the withdrawal.

Pension Liability

Our subsidiaries based in the United Kingdom maintain two defined benefit pension plans to provide retirement benefits to existing and former employees participating in the plans. With respect to these plans, our historical policy has been to contribute annually an amount to fund pension cost as actuarially determined by an independent pension consulting firm and as required by applicable laws and regulations. Our contributions to these plans are invested and, if these investments do not perform in the future as well as we expect, we will be required to provide additional funding to cover the shortfall. The pension liability in our consolidated balance sheets included elsewhere in this prospectus was $36.6 million and $36.0 million at September 30, 2004 and December 31, 2003, respectively. We expect to contribute a total of $4.9 million to fund our pension plan for the year ended December 31, 2004, of which $3.8 million was funded as of September 30, 2004.

Other Obligations and Commitments

In connection with the sale of real estate investment assets by Insignia to Island Fund I LLC on July 23, 2003, Insignia agreed to maintain letter of credit support for real estate investment assets that were subject to the purchase agreement until the earlier of (1) the third anniversary of the completion of the sale, (2) the date on which the letter of credit is no longer required pursuant to the applicable real estate investment asset agreement or (3) the completion of a sale of the relevant underlying real estate investment asset. As of September 30, 2004, an aggregate of approximately $5.2 million of this letter of credit support remained outstanding under the purchase agreement. Also in connection with the sale, Insignia agreed to maintain a $1.3 million guarantee of a repayment obligation with respect to one of the real estate investment assets. Island Fund agreed to reimburse us for 50% of any draws against these letters of credit or the repayment guarantee while they are outstanding and delivered a letter of credit to us in the amount of approximately $2.9 million as security for Island Fund’s reimbursement obligation. As a result of this reimbursement obligation, we effectively retain potential liability for 50% of any future draws against these letters of credit and the repayment guarantee. However, there can be no assurance that Island Fund will be able to reimburse us in the event of any draws against the letters of credit or the repayment guarantee or that Island Fund’s future reimbursement obligations will not exceed the amount of the letter of credit provided to us by Island Fund.

L.J. Melody & Company previously executed an agreement with Federal National Mortgage Association, or Fannie Mae, to initially fund the purchase of a commercial mortgage loan portfolio using proceeds from its RFC line of credit. Subsequently, a 100% participation in the loan portfolio was sold to Fannie Mae and L.J. Melody retains the credit risk on the first 2% of losses incurred on the underlying portfolio of commercial mortgage loans. As of September 30, 2004, the loan portfolio balance was $85.8 million and we have collateralized a portion of our obligations to cover the first 1% of losses through a letter of credit in favor of Fannie Mae for a total of approximately $0.9 million. The other 1% is covered in the form of a guarantee to Fannie Mae by L.J. Melody.

We had letters of credit totaling $6.1 million as of September 30, 2004, excluding letters of credit related to our subsidiaries’ outstanding indebtedness and operating leases. Approximately $5.2 million of these letters of credit were issued pursuant to the terms of the purchase agreement with Island Fund described above. The remaining $0.9 million outstanding letter of credit is for the Fannie Mae letter of credit as described above. The outstanding letters of credit as of September 30, 2004 expire at varying dates through July 23, 2005. However, we are obligated to renew the letters of credit related to the Island Fund purchase agreement until as late as July 23, 2006 and the Fannie Mae letter of credit until our obligation to cover potential credit losses is satisfied.

We had guarantees totaling $5.1 million as of September 30, 2004, which consisted primarily of guarantees of property debt as well as the obligations to Island Fund and Fannie Mae discussed above. Approximately $1.2 million of the guarantees is related to investment activity that is scheduled to expire on September 1, 2008. The guarantee related to the Island Fund purchase agreement expired on the September 15, 2004 maturity date of the underlying loan agreement, however, similar loan terms are expected to be renewed, modified or extended upon the completion of on-going negotiations. Currently, renewals, modifications and extensions to such loan may be made without our consent in connection with any such renewal, modification or extension. The guarantee obligation related to the agreement with Fannie Mae discussed above will expire in December 2004.

An important part of the strategy for our investment management business involves investing our capital in certain real estate investments with our clients. As of September 30, 2004, we had committed $41.7 million to fund future co-investments. We expect that approximately $11.0 million of these commitments will be funded during 2004. In addition to required future capital contributions, some of the co-investment entities may request additional capital from us and our subsidiaries holding investments in those assets and the failure to provide these contributions could have adverse consequences to our interests in these investments.

Seasonality

A significant portion of our revenue is seasonal, which affects your ability to compare our financial condition and results of operations on a quarter-by-quarter basis. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the third and fourth quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions toward the fiscal year-end. This has historically resulted in lower profits or a loss in the first and second quarters, with profits growing or losses decreasing in each subsequent quarter.

Inflation

Our commissions and other variable costs related to revenue are primarily affected by real estate market supply and demand, which may be affected by general economic conditions including inflation. However, to date, we do not believe that general inflation has had a material impact upon our operations.

Application of Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect reported amounts. The estimates and assumptions are based on historical experience and on other factors that management believes to be reasonable. Actual results may differ from those estimates. We believe that the following critical accounting policies represent the areas where more significant judgments and estimates are used in the preparation of our consolidated financial statements:

Revenue Recognition

We record real estate commissions on sales upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income once we satisfy all obligations under the commission agreement. A typical commission agreement provides that we earn a portion of the lease commission upon the execution of the lease agreement by the tenant, while the remaining portion(s) of the lease commission is earned at a later date, usually upon tenant occupancy. The existence of any significant future contingencies will result in the delay of recognition of revenue until such contingencies are satisfied. For example, if we do not earn all or a portion of the lease commission until the tenant pays its first month’s rent, and the lease agreement provides the tenant with a free rent period, we delay revenue recognition until cash rent is paid by the tenant. Investment management and property management fees are recognized when earned under the provisions of the related agreements. Appraisal fees are recorded after services have been rendered. Loan origination fees are recognized at the time the loan closes and we have no significant remaining obligations for performance in connection with the transaction, while loan servicing fees are recorded to revenue as monthly principal and interest payments are collected from mortgagors. Other commissions, consulting fees and referral fees are recorded as income at the time the related services have been performed unless significant future contingencies exist.

In establishing the appropriate provisions for trade receivables, we make assumptions with respect to their future collectibility. Our assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivables balances. In addition to these individual assessments, in general, outstanding trade accounts receivable amounts that are more than 180 days overdue are fully provided for.

Principles of Consolidation

Our consolidated financial statements included elsewhere in this prospectus include our accounts and those of our majority owned subsidiaries. Additionally, the consolidated financial statements included elsewhere in this prospectus include the accounts of CB Richard Ellis Services prior to the date we acquired it in 2001, as CB Richard Ellis Services is considered our predecessor for purposes of Regulation S-X. The equity attributable to minority shareholders’ interests in subsidiaries is shown separately in our consolidated balance sheets included elsewhere in this prospectus. All significant intercompany accounts and transactions have been eliminated in consolidation.

Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, are accounted for under the equity method. Accordingly, our share of the earnings of these equity-method basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any impairment in value.

Goodwill and Other Intangible Assets

Goodwill mainly represents the excess of the purchase price paid by us over the fair value of the tangible and intangible assets and liabilities acquired in our acquisition of CB Richard Ellis Services in 2001 and our acquisition of Insignia Financial Group in 2003. Other intangible assets include trademarks, which were separately identified as a result of the 2001 acquisition, as well as a trade name separately identified as a result of the Insignia acquisition representing the Richard Ellis trade name in the United Kingdom that was owned by Insignia prior to the Insignia acquisition. Both the trademarks and the trade name are not being amortized and have indefinite estimated useful lives. Other intangible assets also include backlog, which represents the fair value of Insignia’s net revenue backlog as of July 23, 2003 that was acquired as part of the Insignia acquisition. The net revenue backlog consists of the net commission receivable on Insignia’s revenue producing transactions, which were at various stages of completion prior to the Insignia acquisition. Net revenue backlog is being amortized as cash is received or upon final closing of these pending transactions. The remaining other intangible assets primarily include management contracts, loan servicing rights, franchise agreements and a trade name, which are all being amortized on a straight-line basis over estimated useful lives ranging up to 20 years.

We fully adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. This statement requires us to perform at least annually an assessment of impairment of goodwill and other intangible assets deemed to have indefinite useful lives based on assumptions and estimates of fair value and future cash flow information. We perform an annual assessment of our goodwill and other intangible assets deemed to have indefinite lives for impairment based in part on a third-party valuation as of the beginning of the fourth quarter of each year. We also assess goodwill and other intangible assets deemed to have indefinite useful lives for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows. We completed our required annual impairment tests as of October 1, 2003 and 2002 and determined that no impairment existed as of those dates. We are in the process of completing our annual impairment test for 2004.

New Accounting and Tax Pronouncements

On March 31, 2004, the Financial Accounting Standards Board, or FASB, issued its Exposure Draft, “Share-Based Payment,” which is a proposed amendment to Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock-Based Compensation.” The amendment would require all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values, which would include all unvested grants at the time of adoption. The FASB expects to issue a final standard late in 2004. On October 13, 2004, the FASB decided that the final amendment would be effective for public companies for any interim or annual period beginning after June 15, 2005, though early adoption would be encouraged. The adoption of this Exposure Draft is not expected to have a material impact on our financial position or results of operations.

In October 2004, the “American Jobs Creation Act of 2004” was passed. We are currently assessing the impact of this law on our operations, particularly relative to provisions on repatriation of foreign earnings as well as deferred compensation. We do not expect this act to have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk consists of foreign currency exchange rate fluctuations related to our international operations and changes in interest rates on debt obligations.

Exchange Rates

Approximately 30.2% of our business was transacted in local currencies of foreign countries for the nine months ended September 30, 2004 and the year ended December 31, 2003, the majority of which included the Euro, the British pound sterling, the Hong Kong dollar, the Singapore dollar and the Australian dollar. We attempt to manage our exposure primarily by balancing assets and liabilities, and maintaining cash positions in foreign countries only at levels necessary for operating purposes. However, we do not enter into agreements to hedge the risks associated with translation of foreign currencies into U.S. dollars. As a result, fluctuations in foreign currency exchange rates affect reported amounts of our total assets and liabilities, which are reflected in our financial statements as translated into U.S. dollars for each financial reporting period at the exchange rate in effect on the respective balance sheet dates, and our total revenues and expenses, which are reflected in our financial statements as translated into U.S. dollars for each financial reporting period at the monthly average exchange rate. For example, during 2003, the U.S. dollar dropped against many of the currencies in which we conduct business. During the nine months ended September 30, 2004, foreign currency translation had a $46.8 million positive impact on total revenue and a $43.3 million negative impact on our total costs of services and operating, administrative and other expenses. During the year ended December 31, 2003, foreign currency translation had a $54.4 million positive impact on our total revenue and a $47.3 million negative impact on our total costs of services and operating, administrative and other expenses.

We routinely monitor our exposure to currency exchange rate changes in connection with transactions and sometimes enter into foreign currency exchange forward and option contracts to limit our exposure to such transactions, as appropriate. In the normal course of business, we also sometimes utilize derivative financial instruments in the form of foreign currency exchange forward contracts to mitigate foreign currency exchange exposure resulting from intercompany loans. In all cases, we view derivative financial instruments as a risk management tool and, accordingly, do not engage in any speculative activities with respect to foreign currency. At September 30, 2004, we had foreign currency exchange forward contracts with an aggregate notional amount of $12.0 million, which expire on various dates through December 31, 2004. The net impact on our earnings for the nine months ended September 30, 2004 resulting from unrealized gains and/or losses on these foreign currency exchange forward contracts was not significant. On April 6, 2004, we entered into an option agreement to purchase an aggregate notional amount of 8.7 million British pounds sterling, which would have expired on December 29, 2004. On July 2, 2004, we entered into an option agreement to purchase an aggregate notional amount of 18.8 million euros, which also would have expired on December 29, 2004. During October 2004, we sold both of these option agreements and entered into two new option agreements to purchase an aggregate notional amount of 10.2 million British pounds sterling for a cost of $0.3 million and 20.0 million euros for a cost of $0.4 million, both of which expire on December 29, 2004. The net impact on our earnings resulting from gains and/or losses on these option agreements has not been, and is not expected to be, material.

We also enter into loan commitments that relate to the origination or acquisition of commercial mortgage loans that will be held for resale. SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” requires that these commitments be recorded at their relative fair values as derivatives. The net impact on our financial position for the nine months ended September 30, 2004 resulting from these derivative contracts was not significant.

Interest Rates

We manage our interest expense by using a combination of fixed and variable rate debt. Our fixed and variable rate long-term debt at September 30, 2004 consisted of the following:

Year of Maturity	Fixed Rate	One- Month LIBOR +1.0%	Three to Six-Month LIBOR +2.5%		Interest Rate Range of 1.0% to 6.25%	Six- Month Yen LIBOR +3.75%	Six- Month GBP LIBOR– 2.0%	Total
	(Dollars in thousands)
2004	$16,936	$111,840	$13,806	(1)	$4,320	$182	$4,173	151,257
2005	361	—	11,800		—	364	—	12,525
2006	17	—	11,800		—	—	—	11,817
2007	17	—	11,800		—	—	—	11,817
2008	17	—	232,800	(2)	—	—	—	232,817
Thereafter(3)	335,073	—	—		—	—	—	335,073

Total	$352,421	$111,840	$282,006		$4,320	$546	$4,173	$755,306

Weighted average interest rate	10.5%	2.8%	4.5%		5.5%	3.8%	1.5%	7.0%

(1)	Includes $11.8 million relating to our senior secured credit facilities and $2.0 million related to our Westmark senior notes (see note 11 to our unaudited consolidated financial statements included elsewhere in this prospectus).

(2)	Consists of amounts due under our senior secured credit facilities.

(3)	Primarily includes our 11 1/4% senior subordinated notes and 9 3/4% senior notes.

We utilize sensitivity analyses to assess the potential effect of our variable rate debt. If interest rates were to increase by 40 basis points, which would comprise approximately 10% of the weighted average interest rates of our outstanding variable rate debt at September 30, 2004, the net impact would be a decrease of $1.2 million on pre-tax income and cash provided by operating activities for the nine months ended September 30, 2004.

Based on dealers’ quotes at September 30, 2004, the estimated fair values of our 9 3/4% senior notes and our 11 1/4% senior subordinated notes were $148.2 million and $238.5 million, respectively. Estimated fair values for the term loan under our senior secured credit facilities and our remaining long-term debt are not presented because we believe that they are not materially different from book value, primarily because the majority of our remaining debt is based on variable rates that approximate terms that we believe could be obtained at September 30, 2004.

We historically have not entered into agreements with third parties for the purpose of hedging our exposure to changes in interest rates. Although we do not have any current intentions to enter into such agreements in the future, we may do so in connection with our on-going assessment of our interest rate exposure. If we do enter into any such agreements, we would do so for risk management purposes only and not to engage in speculative activities with respect to interest rates. We would apply SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” when accounting for any such derivatives.

BUSINESS

Overview

We are the largest global commercial real estate services firm, based on 2003 revenue, offering a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets. As of December 31, 2003, we operated in 220 offices worldwide with over 13,500 employees, excluding affiliate and partner offices, providing commercial real estate services under the “CB Richard Ellis” brand name. Our business is focused on several service competencies, including strategic advice and execution assistance for property leasing and sales, forecasting, valuations, origination and servicing of commercial mortgage loans, facilities and project management and real estate investment management. We generate revenues both on a per project or transaction basis and from annual management fees. For the year ended December 31, 2003, approximately 87.3% of our revenue related to engagements on a per project or transaction basis and approximately 12.7% of our revenue related to ongoing management fee engagements.

We have a well-balanced, highly diversified base of clients that includes more than 60% of the Fortune 100. Many of our clients are consolidating their commercial real estate-related expenditures with fewer providers and, as a result, awarding their business to those providers that have a strong presence in important markets and the ability to provide a complete range of services worldwide. As a result of this trend and our ability to deliver comprehensive solutions for our clients’ needs across a wide range of markets, we believe we are well positioned to capture a growing percentage of our clients’ commercial real estate services expenditures.

Our History

We trace our roots to a San Francisco-based firm formed in 1906 that grew to become one of the largest commercial real estate services firms in the western United States during the 1940s. In the 1960s and 70s, the company expanded both its service portfolio and geographic coverage to become a full-service provider with a growing presence throughout the United States.

In 1989, employees and third-party investors acquired the company’s operations to form CB Commercial. Throughout the 1990s, CB Commercial moved aggressively to accelerate growth and cultivate global capabilities to meet client demands. The company acquired leading firms in investment management (Westmark Realty Advisors—now CB Richard Ellis Investors, in 1995), mortgage banking (L.J. Melody & Company, in 1996) and property and corporate facilities management, as well as capital markets and investment management (Koll Real Estate Services, in 1997). In 1996, CB Commercial became a public company.

In 1998, the company, then known as CB Commercial Real Estate Services Group, achieved significant global expansion with the acquisition of REI Limited. REI Limited, which traces its roots to London in 1773, was the holding company for all “Richard Ellis” operations outside of the United Kingdom. Following the REI Limited acquisition, the company changed its name to CB Richard Ellis Services, Inc. and, later in 1998, acquired the London-based firm of Hillier Parker May & Rowden, one of the top property services firms operating in the United Kingdom. With these acquisitions, we believe we became the first real estate services firm with a platform to deliver integrated real estate services across the world’s major business capitals through one commonly-owned, commonly-managed company.

CB Richard Ellis Group, Inc., which was initially known as Blum CB Holding Corp. and later as CBRE Holding, Inc., was formed by an affiliate of Blum Capital Partners, L.P. as a Delaware corporation on February 20, 2001 for the purpose of acquiring all of the outstanding stock of CB Richard Ellis Services in a “going private” transaction. This transaction, which involved members of our senior management team and affiliates of Blum Capital Partners and Freeman Spogli & Co., was completed in July 2001.

In July 2003, our global position was further solidified as CB Richard Ellis Services and Insignia Financial Group, Inc. were brought together to form a premier, worldwide, full-service real estate company. As a result of the Insignia acquisition, we now operate globally under the “CB Richard Ellis” brand name, which we believe is a well-recognized brand in virtually all of the world’s key business centers. Lastly, in order to enhance our financing flexibility and to provide liquidity for some of our stockholders, in June 2004 we completed the initial public offering of our common stock.

Our Corporate Structure

We are a holding company and conduct all of our operations through our indirect subsidiaries. Our directly-owned subsidiary CB Richard Ellis Services is also generally a holding company and is the primary obligor or issuer with respect to most of our long-term indebtedness, including our senior secured credit facilities, our 9 3/4% senior notes due 2010 and our 11 1/4% senior subordinated notes due 2011.

In our Americas segment described below, substantially all of our advisory services and outsourcing services operations, other than mortgage loan origination and servicing, are conducted through our indirect wholly owned subsidiaries CB Richard Ellis Real Estate Services, Inc., which we acquired in connection with the Insignia acquisition and was formerly known as Insignia/ESG, Inc., and CB Richard Ellis Inc. Our mortgage loan origination and servicing operations are conducted exclusively through our indirect wholly owned subsidiary, L.J. Melody & Company, and its subsidiaries. Our investment management business in our Americas segment is conducted almost entirely through our indirect wholly owned subsidiary CB Richard Ellis Investors, L.L.C. Our operations in Canada are primarily conducted through our indirect wholly owned subsidiary CB Richard Ellis Limited.

Our operations outside the Americas segment, including both our Europe, Middle East and Africa, and Asia-Pacific segments described below, are conducted through a number of indirect wholly owned subsidiaries. The most significant of such subsidiaries in Europe, Middle East and Africa include CB Richard Ellis Ltd. and Insignia Richard Ellis Europe Limited (the United Kingdom), CB Richard Ellis SA and Insignia France SARL (France), CB Richard Ellis SA (Spain) and CB Richard Ellis, B.V. (the Netherlands). The most significant of such subsidiaries in Asia Pacific include CB Richard Ellis Pty Ltd. (Australia), CB Richard Ellis (Agency) Ltd. (New Zealand), CB Richard Ellis Ltd. (Hong Kong) and CB Richard Ellis Pte Ltd. (Singapore).

Industry Overview

Our business covers all the various segments that compose the commercial real estate services industry, which includes leasing, sales, property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services and investment management. Based upon our experience in these various segments and our management’s ongoing, internally-generated assessment of the size of the addressable market within each such segment, we believe that the U.S. commercial real estate services industry, excluding investment management, generated approximately $22 billion in revenues during 2003.

In addition, we review on a quarterly basis various internally-generated statistics and estimates regarding both office and industrial space within the U.S. commercial real estate services industry, including the total available “stock” of rentable space and the average rent per square foot of space. Our management believes that changes in the addressable commercial rental market represented by the product of available stock and rent per square foot provide a reliable estimate of changes in the overall commercial real estate services industry because nearly all segments within the industry are affected by changes in these two measurements. We estimate that the product of available stock and rent per square foot grew at a compound annual growth rate of approximately 4.8% from 1993 through 2003.

During the next few years, we believe the key drivers of revenue growth for the largest commercial real estate services companies will be: (1) the continued outsourcing of commercial real estate services, (2) the consolidation of clients’ activities with fewer providers and (3) the increasing institutional ownership of commercial real estate.

Outsourcing

Motivated by reduced costs, lower overhead, improved execution across markets, increased operational efficiency and a desire to focus on their core competencies, property owners and occupiers have increasingly contracted out for commercial real estate services, including the following:

•	Transaction management—oversight of purchase and sale of properties, execution of lease transactions, renewal of leases, expansions and relocation of offices and disposition of surplus space;

•	Facilities management—oversight of all the operations associated with the functioning of occupied real estate, whether owned and leased, including engineering services, janitorial services, security services, landscaping and capital improvements and directing and monitoring of various subcontractors;

•	Project management—oversight of the design and construction of interior space (as distinct from building design and construction), including assembling and coordinating contracting teams, and creating and managing budgets;

•	Lease administration—analysis of all real estate leases of a client to ensure that it is in compliance with all terms and maintenance of reports on all lease data, including critical dates such as renewal options, expansion options and termination options, performance of required services and proper charging or payment for costs;

•	Property Management—oversight of the daily operation of a single property or portfolio of properties, including tenant service/relations and bidding, awarding and administering subcontracts for maintenance, landscaping, security, parking, capital and tenant improvements to implement the owner’s specific property value enhancement objectives through maximization of cash flow; and

•	Property Accounting—performance of all of the accounting and financial reporting associated with a property or portfolio, including operating budget and expenses, rent collection and other accounts receivable, accounts payable, capital and tenant improvements and tenant lease administration.

According to an Ernst & Young study of major corporations published in the Fall of 2002, 57% of the subject corporations retained third-party service providers for transaction management services, 46% outsourced their lease administration functions and 37% outsourced their facilities management functions. We believe this represents an increase from historical outsourcing of these functions, and we expect this outsourcing trend to continue.

Consolidation

Despite recent consolidation, the commercial real estate services industry remains highly fragmented. Other than the limited number of national and international real estate services firms with whom we compete in a number of service competencies, most firms within the industry are local or regional firms that are substantially smaller than us on an overall basis, although in some cases have a larger local presence in certain competencies. We believe that major property owners and corporate users are motivated to consolidate their service provider relationships on a regional, national and global basis to obtain more consistent execution across markets, to achieve economies of scale and enhanced purchasing power and to benefit from streamlined management oversight and the efficiency of “single point of contact” service delivery. As a result, we believe large owners and occupiers are awarding a disproportionate share of this business to the larger real estate services providers, particularly those that provide a full suite of services across geographical boundaries.

Institutional Ownership of Commercial Real Estate

Institutional owners, such as real estate investment trusts, or REITs, pension funds, foreign institutions and other financial entities, increasingly are acquiring more real estate assets and financing them in the capital markets. Total U.S. real estate assets held by institutional owners increased to $423 billion in 2003 from $223 billion in 1994. REITs were the main drivers of this growth, with a portfolio increase of more than 400% over this time period. Pension fund assets also grew by 48% and foreign institutions augmented their U.S. real estate investments by 77%. We believe it is likely that these owners will outsource management of their portfolios and consolidate their use of commercial real estate services vendors.

Our Regions of Operation and Principal Services

We have organized our business into, and report our results of operations through, three geographically organized segments: (1) the Americas, (2) Europe, Middle East and Africa, or EMEA, and (3) Asia Pacific. Within our Americas segment, we organize our services into the following business areas in order to maximize synergies and cross-selling opportunities among our clients: (a) advisory services, (b) outsourcing services and (c) investment management services.

Information regarding revenue and operating income or loss, attributable to each of our segments, is included in “Segment Operations” within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus and within note 21 to our audited consolidated financial statements included elsewhere in this prospectus. Information concerning the identifiable assets of each of our business segments is set forth in note 21 to our audited consolidated financial statements included elsewhere in this prospectus.

The Americas

The Americas is our largest segment of operations and provides a comprehensive range of services throughout the United States and in the largest metropolitan regions in Canada, Mexico and other selected parts of Latin America. Our Americas segment accounted for 73.3% of our revenue for the nine months ended September 30, 2004, 73.5% of our 2003 revenue, 76.6% of our 2002 revenue and 79.3% of our 2001 revenue.

Advisory Services

Corporations, institutions and other users of real estate services have been increasingly consolidating their relationships with fewer service providers that have depth of resources, full array of services and broad geographic reach. We believe our advisory services businesses have been at the vanguard of this trend, offering occupier/tenant and investor/owner services that meet the full spectrum of marketplace needs, including (1) real estate services, (2) mortgage loan origination and servicing and (3) valuation. Our advisory services business line accounted for 61.9% of our revenue for the nine months ended September 30, 2004, 59.7% of our 2003 revenue, 60.5% of our 2002 revenue and 61.3% of our 2001 revenue.

Within advisory services, our major service lines are the following:

•	Real Estate Services. We provide strategic advice and execution assistance to owners, investors and occupiers of real estate in connection with leasing, disposition and acquisition of property. These businesses are built upon strong client relationships that frequently lead to recurring revenue opportunities over many years. Our real estate services professionals are particularly adept at aligning real estate strategies with client business objectives, serving as an advisor as well as transaction executor. During 2003, on a pro forma basis, we advised on nearly 23,000 lease transactions involving aggregate rents of approximately $27.3 billion and more than 4,700 real estate sales transactions with an aggregate value of approximately $27.6 billion. We believe we are a market leader for the provision of sales and leasing real estate services in many of the top U.S. metropolitan statistical areas (as defined by the U.S. Census Bureau), including New York, Philadelphia, Washington, D.C., Los Angeles, Atlanta, Chicago, Boston and Dallas.

Our advice and execution assistance professionals are compensated primarily through commission-based programs, which are payable upon completion of the assignment. Therefore, as compensation is our largest expense, this flexible cost structure permits us to mitigate the negative effect on our operating margins during difficult market conditions. Due to the low barriers to entry and significant competition for quality employees, we strive to retain top professionals through an attractive compensation program tied to productivity.

We further strengthen our relationships with our real estate services clients by offering proprietary research to clients through our Torto Wheaton Research unit, a leading provider of commercial real estate market information, forecasting and consulting services. Torto Wheaton Research provides data and analysis to its clients in various formats, including TWR Outlook reports for office, industrial, hotel, retail and multi-housing sectors covering 56 U.S. metropolitan areas and TWR Select office and industrial database coverage of over 210,000 commercial properties.

•	Mortgage Loan Origination and Servicing. Our wholly owned subsidiary, L.J. Melody & Company, originates and services commercial mortgage loans primarily through relationships established with investment banking firms, national banks, credit companies, insurance companies, pension funds and government agencies. During 2003, L.J. Melody originated $11.0 billion in mortgage loans and, through a joint venture with GE Capital Real Estate, serviced approximately $61.0 billion in mortgage loans, $23.2 billion of which relates to servicing rights of L.J. Melody. Also during 2003, approximately $1.4 billion in loans were originated for federal government sponsored entities using a revolving credit line dedicated exclusively for this purpose. These loan originations generally occur without principal risk because L.J. Melody obtains a legally binding purchase commitment from the government sponsored entity before it actually originates the loan.

•	Valuation. We provide valuation services that include market value appraisals, litigation support, discounted cash flow analyses and feasibility and fairness opinions. Our valuation business has developed proprietary technology for preparing and delivering valuation reports to its clients, which we believe provides it with a competitive advantage over its rivals. We believe that our valuation business is one of the largest in our industry. During 2003, on a pro forma basis, we completed over 11,500 valuation, appraisal and advisory assignments.

Outsourcing Services

Outsourcing is a long-term trend in commercial real estate, with corporations, institutions and others seeking to achieve improved efficiency, better execution and lower costs by relying on the expertise of third-party real estate specialists. Our outsourcing services business includes two business lines that seek to capitalize on this trend: (1) asset services and (2) corporate services. Although our management agreements with our outsourcing clients generally may be terminated on relatively short notice ranging between 30 days to a year, we have developed long-term relationships with many of these clients and we continue to work closely with them to implement their specific goals and objectives and to preserve and expand upon these relationships. As of December 31, 2003, we managed approximately 422.8 million square feet of commercial space for property owners and occupiers, which we believe represents one of the largest portfolios in the Americas. Our outsourcing services business line accounted for 9.5% of our revenue for the nine months ended September 30, 2004, 11.2% of our 2003 revenue, 13.1% of our 2002 revenue and 14.7% of our 2001 revenue.

•	Asset Services. We provide property management, construction management, marketing, leasing, accounting and financial services on a contractual basis for income-producing office, industrial and retail properties owned by local, regional and institutional investors. We believe our contractual relationships with these clients put us in an advantageous position to provide other services for them, including refinancing, disposition and appraisal.

•

Corporate Services. We provide a comprehensive set of portfolio management, transaction management, project management, strategic consulting, facilities management and other corporate real estate services to leading global companies and public sector institutions with large, geographically-diverse real estate portfolios. Corporate facilities under management in the Americas region include headquarters buildings, regional offices, administrative offices and manufacturing and distribution facilities. Corporate services’ clients are typically companies or public sector institutions with large, distributed real estate portfolios. We enter into long-term, contractual relationships with these organizations with the goal of ensuring that our clients’ real estate strategies support their overall business strategies.

Investment Management Services

Our wholly owned subsidiary, CB Richard Ellis Investors, L.L.C., provides investment management services to clients that include pension plans, investment funds, insurance companies and other organizations seeking to generate returns and diversification through investment in real estate and sponsors funds and investment programs that span the risk/return spectrum. In higher yield strategies, CBRE Investors “co-invests” with its clients/partners. Our investment management services business line accounted for 1.9% of our revenue for the nine months ended September 30, 2004, 2.6% of our 2003 revenue, 3.0% of our 2002 revenue and 3.3% of our 2001 revenue.

CBRE Investors is organized into three general client-focused groups according to investment strategy, which include managed accounts group (low risk), strategic partners (value added funds) and special situations (higher yield and highly focused strategies). Operationally, a dedicated investment team with the requisite skill sets executes each investment strategy, with the team’s compensation being driven largely by the investment performance of its particular strategy/fund. This organizational structure is designed to align the interests of team members with those of the firm and its investor clients/partners and to enhance accountability and performance. Dedicated teams share resources such as accounting, financial controls, information technology, investor services and research. In addition to the research provided by our advisory services group, which focuses primarily on market conditions and forecasts, CBRE Investors has an in-house team of research professionals who focus on investment strategy and underwriting.

CBRE Investors closed over $1.2 billion of new acquisitions in the Americas in each of 2002 and 2003, and it has increased its assets under management in the Americas from $3.5 billion in 1998 to $5.7 billion in 2003, representing a 10.2% compound annual growth rate.

Europe, Middle East and Africa

As of December 31, 2003, our EMEA segment had offices in 28 countries, with its largest operations located in the United Kingdom, France, Spain, the Netherlands and Germany. Operations within the EMEA countries generally include brokerage, investment properties, corporate services, valuation/appraisal services, asset management services, facilities management and other services similar to our Americas segment. Our EMEA segment accounted for 19.8% of our revenue for the nine months ended September 30, 2004, 19.2% of our 2003 revenue, 15.6% of our 2002 revenue and 13.8% of our 2001 revenue.

We are one of the leading commercial real estate services companies in the United Kingdom. We hold the leading market position in London in terms of 2003 leased square footage and provide a broad range of commercial property real estate services to investment, commercial and corporate clients located in London. We also have eight regional offices in Birmingham, Bristol, Jersey, Leeds, Liverpool, Manchester, Edinburgh and Glasgow. In France, we believe we are a market leader in Paris and we provide a complete range of services to the commercial property sector, as well as some services to the residential property market. In Spain, we provide expansive coverage operating through our offices in Madrid, Barcelona, Valencia, Malaga, Marbella and Palma de Mallorca. Our business in the Netherlands is based in Amsterdam, while our German operations are located in Frankfurt, Munich, Berlin and Hamburg. Our operations in these countries generally provide a full range of services to the commercial property sector, along with some residential property services.

We also have affiliated offices that provide commercial real estate services under our brand name in the Middle East and Africa, including the countries of Bostwana, Israel, Kenya, South Africa, Uganda and

Zimbabwe. Our agreements with these independent offices include licenses to use the “CB Richard Ellis” name in the relevant territory in return for payments to us of annual royalty fees. In addition, these agreements also include business cross-referral arrangements between us and the affiliates. We do not have any ownership interests with respect to these affiliated offices.

Asia Pacific

As of December 31, 2003, our Asia Pacific segment had offices in 11 countries. We believe that we are one of only a few companies that can provide a full range of real estate services to large corporations throughout the region, including the similar broad range of services provided by our Americas and EMEA segments. Our principal operations in Asia are located in China (including Hong Kong), Singapore, South Korea and Japan. In addition, we have agreements with affiliated offices in India, the Philippines, Thailand and other countries within the region that include licensing, royalty and cross-referral arrangements on terms similar to those with our affiliated offices in our EMEA segment, as described above. The Pacific region includes Australia and New Zealand, with principal offices located in Brisbane, Melbourne, Sydney, Perth, Auckland and Wellington. The Asia Pacific segment accounted for 6.9% of our revenue for the nine months ended September 30, 2004, 7.3% of our 2003 revenue, 7.8% of our 2002 revenue and 6.9% of our 2001 revenue.

Our Competitive Position

We believe we possess several competitive strengths that position us to capitalize on the positive outsourcing, consolidation and globalization trends in the commercial real estate services industry. Our strengths include the following:

•	Global Brand and Market Leading Positions. For nearly a century, we and our predecessors have built the CB Richard Ellis brand into the largest commercial real estate services provider in the world, based on 2003 revenue, and one of only two commercial real estate services companies with a global brand. As a result of our global brand recognition and geographic reach, large corporations, institutional owners and users of real estate recognize us as a leading provider of world-class, comprehensive real estate services. Operating under the global CB Richard Ellis brand name, we are a leader in many of the local markets in which we operate, including New York, Los Angeles, Chicago, London and Paris.

•	Full Service Capabilities. We provide a full range of commercial real estate services to meet the needs of our clients, and we believe this suite of services represents a broader range globally than those of many of our competitors. When combined with our extensive global reach and localized knowledge, this full range of real estate services enables us to provide world-class service to our multi-regional and multi-national clients, as well as to maximize our revenue per client.

•	Strong Client Relationships and Client-tailored Service. We have forged long-term relationships with many of our clients. Our clients include more than 60% of the Fortune 100, with nearly half of these clients purchasing more than one service from us. In order to better satisfy the needs of our largest clients and to capture cross-selling opportunities, we have organized fully integrated client coverage teams comprised of senior management, a global relationship manager and regional and product specialists. We believe that this client-tailored approach contributed significantly to our 38.6% increase in revenues from the 50 largest clients of our U.S. investment sales group within our real estate services line of business during the period from 1999 to 2003.

•	Attractive Business Model. Our business model features a diversified client base, recurring revenue streams, a variable cost structure, low capital requirements and strong cash flow generation.

•

Diversified Client Base. Our global operations, multiple service lines and extensive client relationships provide us with a diversified revenue base. For 2003, on a pro forma basis, we estimate that corporations accounted for approximately 25% of our global revenues, insurance companies and banks accounted for approximately 23% of our revenue, pension funds and their advisors accounted for approximately 14% of our revenue, individuals and partnerships accounted for approximately 11% of our revenue, REITs accounted for approximately 10% of our revenue and other types of clients accounted for the remainder of our revenues.

•	Recurring Revenue Streams. Our years of strong local market presence have allowed us to develop significant repeat client relationships, which along with the turnover of leases and properties for which we have previously acted as transaction manager we estimate accounted for approximately 65% of our 2003 revenue. This includes our contractual, annual fee-for-services businesses, which generally involve facilities management, property management, mortgage loan servicing provided by L.J. Melody & Company and asset management provided by CBRE Investors. Our contractual, fee-for-service business represented 12.7% of our 2003 revenue.

•	Variable Cost Structure. Compensation is our largest expense, and our sales and leasing professionals are generally paid on a commission and bonus basis, which correlates with our revenue performance. This flexible cost structure mitigates the negative effect on our operating margins during difficult market conditions. However, our cost structure also includes significant other operating expenses that may not correlate to our revenue performance, including office lease and information technology maintenance expenses along with insurance premiums.

•	Low Capital Requirements. Our business model is structured to provide value-added services with low capital intensity. During 2003, our net capital expenditures were 1.7% of our revenue.

•	Strong Cash Flow Generation. Our strong brand name, full-service capabilities, and global presence enable us to generate significant revenues which, when combined with our flexible cost structure and low capital requirements, have allowed us historically to generate significant cash flow in a variety of economic conditions.

•	Strong Management Team and Workforce. Our most important asset is our people. We have recruited a talented and motivated workforce of over 13,500 employees worldwide, excluding affiliate and partner offices, who are supported by a strong and deep senior management team consisting of a number of highly-respected executives, most of whom have over 20 years of broad experience in the real estate industry. In addition, we use equity compensation to align the interests of our senior management team with the interests of our stockholders. Our executive officers beneficially owned approximately 3.8% of our common stock as of October 31, 2004.

Although we believe these strengths will create significant opportunities for our business, you should also be aware of the risks that may impact our competitive position, which include the following:

•	Significant Leverage. We are highly leveraged and have debt service obligations. For the year ended December 31, 2003, on a pro forma basis, our interest expense was $83.5 million. For the nine months ended September 30, 2004, our interest expense was $52.1 million. In addition, the instruments governing our indebtedness impose operating and financial restrictions on the conduct of our business.

•	Geographic Concentration. During 2003, approximately 23.8% of our revenue was generated from transactions originating in California and approximately 6.9% of our revenue was generated from transactions originating in the greater New York metropolitan area. In addition, a significant portion of our European operations is concentrated in London and Paris. As a result, future adverse economic effects in these regions may affect us more than our competitors.

•	Exposure to Risks of International Operations. We conduct a significant portion of our business and employ a substantial number of people outside of the United States. During 2003 and the nine months ended September 30, 2004, we generated approximately 30.2% of our revenue from operations outside the United States. Because a significant portion of our revenues are derived from operations outside the United States, we are exposed to adverse changes in exchange rates and social, political and economic risks of doing business in foreign countries.

•	Smaller Presence in Some Markets than our Local Competitors. Although we are the largest commercial real estate services firm in the world in terms of 2003 revenue, our relative competitive position varies significantly across service categories and geographic areas. Depending on the service, we face competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms, some of which may have greater financial resources than we do. Many of our competitors are local or regional firms. Although substantially smaller than we are, some of these competitors are larger on a local or regional basis.

Our Growth Strategy

We believe we have built the premier integrated global services platform in our industry. In developing this integrated global platform, we acquired such entities as The Koll Company, Westmark Realty Advisors, L.J. Melody, Richard Ellis International and Hillier Parker May & Rowden during the 1990s and, in 2003, we acquired Insignia. Today, we believe we offer the commercial real estate services industry’s most complete suite of service offerings and that we have a leadership position in many of the top business centers around the world. Our primary business objective is to leverage this platform in order to garner an increasing share of industry revenues relative to our competitors. We believe this will enable us to maximize and sustain our long-term cash flow and increase long-term stockholder value. Our strategy to achieve these business objectives consists of several elements:

•	Increase Revenue from Large Clients. We plan to capitalize on our client management strategy for our large clients, which is designed to provide them with a full range of services globally while maximizing our revenue per client. We deliver these services through relationship management teams that are charged with thoroughly understanding our customer’s business and real estate strategies and matching our services to the customers’ requirements. The global relationship manager is a highly seasoned professional who is focused on maximizing revenue per client and compensated with a salary and a performance-based bonus and is supported by salaried professionals with specialized expertise, such as marketing, financial analysis and construction. The team leader also taps into our field-level transaction professionals, as necessary, for execution of client strategies. We believe this approach to client management will lead to stronger client relationships and enable us to maximize cross-selling opportunities and capture a larger share of our clients’ commercial real estate services expenditures. For example:

•	we generated repeat business in 2003 from approximately 60% of our U.S. real estate sales and leasing clients;

•	more than 40% of our corporate services clients today purchase more than one service and, in many cases, more than two;

•	the square footage we manage for our 15 largest asset services clients has grown by 55% in three years; and

•	the 50 largest clients of the investment sales group within our real estate services line of business generated $52.6 million in revenues in 2003—up 38.6% from $37.9 million for these same 50 clients four years earlier.

•	Capitalize on Cross-selling Opportunities. Because we believe cross-selling represents a large growth opportunity within the commercial real estate services industry, we are committed to emphasizing this opportunity across all of our clients, services and regions. We have dedicated substantial resources and implemented several management initiatives to better enable our workforce to capitalize on these opportunities among our various lines of business, including our “CBRE University” outside Chicago that provides intensive training for sales and management professionals, a customer relationship management database and sales management principles and incentives designed to improve individual productivity. We believe the combination of these initiatives will enable us to further penetrate local markets and better capitalize on our worldwide platform.

•	Continue to Grow our Investment Management Business. Our growing investment management business provides us with an attractive revenue source through fees on assets under management and gains on the sales of assets. We also expect to achieve strong growth in this business by continuing to harness the vast resources of the entire CB Richard Ellis organization for the benefit of our investment management clients. CBRE Investors’ independent structure creates an alignment of interests with its investors, while permitting its portfolio companies to use the broad range of services provided by our other business lines. As a result, we historically have received significant revenue from the provision of services on an arm’s length basis to these portfolio companies, and we believe this will continue in the future.

•	Focus on Best Practices to Improve Operating Efficiency. In 2001, we launched a best practices initiative, branded “People, Platform & Performance,” and we believe the process and operational improvements associated with this initiative contributed to operating cost reductions. We believe our focus on best practices has enabled us to generate industry-leading operating margins. We remain keenly focused on this strategic initiative and continue to strive for efficiency improvements and cost savings in order to maximize our operating margins and cash flow.

Competition

We compete across a variety of business disciplines within the commercial real estate services industry, including investment management, tenant representation, corporate services, construction and development management, property management, agency leasing, valuation and mortgage banking. Each of the business disciplines in which we compete is highly competitive on an international, national, regional and local level. Although we are the largest commercial real estate services firm in the world in terms of 2003 revenue, our relative competitive position varies significantly across product and service categories and geographic areas. Depending on the product or service, we face competition from other commercial real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms, some of which may have greater financial resources than we do. Many of our competitors are local or regional firms. Although substantially smaller than we are, some of these competitors are larger on a local or regional basis. We are also subject to competition from other large national and multi-national firms that have similar service competencies to ours, including Cushman & Wakefield, Grubb & Ellis, Jones Lang LaSalle and Trammell Crow.

Different factors weigh heavily in the competition for clients. In advisory services, key differentiating factors include quality service, resource depth, demonstrated track record, analytical skills, market knowledge, strategic thinking and creative problem-solving. These factors are also vital in outsourcing services, and are supplemented by consistency of execution across markets, economies of scale, enhanced efficiency and cost reduction strategies. In investment management the ability to enhance asset value and produce solid, consistent returns on invested capital are keys to success.

Seasonality

A significant portion of our revenue is seasonal. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions by year-end.

Employees

As of December 31, 2003, we had more than 13,500 employees worldwide, excluding affiliate and partner offices. As of December 31, 2003, approximately 245 of our employees were subject to collective bargaining agreements, the substantial majority of whom are employees in our asset services business in the New York/New Jersey area. We believe that our relations with our employees are satisfactory.

Intellectual Property

We hold various trademarks and trade names worldwide, which include the “CB Richard Ellis” name. Although we believe our intellectual property plays a role in maintaining our competitive position in a number of the markets that we serve, we do not believe we would be materially adversely affected by expiration or termination of our trademarks or trade names or the loss of any of our other intellectual property rights other than the “CB Richard Ellis” name and the “L.J. Melody” name. With respect to the CB Richard Ellis and L.J. Melody names, we have processed and continuously maintain trademark registrations for these trade names in the United States and, solely with respect to the CB Richard Ellis name, in most foreign jurisdictions where we conduct significant business. We obtained our most recent U.S. trademark registrations for the CB Richard Ellis name and related trade names in 2001, and these registrations would expire in 2007 if we failed to renew them. We obtained our most recent U.S. trademark registration for the L.J. Melody name in 1997, and this registration would expire in 2007 if we failed to renew it.

In addition to trade names, we have developed proprietary technology for preparing and developing valuation reports to our clients through our valuation business and we offer proprietary research to clients through our Torto Wheaton research unit. We also offer proprietary investment structures through CB Richard Ellis Investors. While we seek to secure our rights under applicable intellectual property protection laws in these and any other proprietary assets that we use in our business, we do not believe any of these other items of intellectual property are material to our business.

Environmental Matters

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that impact the management, development, use, or sale of commercial real estate. We are not aware of any material noncompliance with the environmental laws or regulations currently applicable to us, and we are not the subject of any material claim for liability with respect to contamination at any location. However, these laws and regulations may discourage sales and leasing activities and mortgage lending with respect to some properties, which may adversely affect both us and the commercial real estate services industry in general. In addition, if we fail to disclose environmental issues in connection with a real estate transaction, we may become liable to a buyer or lessee of property. Environmental contamination or other environmental liabilities may also negatively affect the value of commercial real estate assets held by entities that are managed by our investment management business, which could adversely impact the result of operations of that business line.

Applicable laws and contractual obligations to property owners could also subject us to environmental liabilities through our provision of management services. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. As a result, we may be held liable as an operator for such costs in our role as an on-site property manager. This liability may result even if the original actions were legal and we had no knowledge of, or were not responsible for, the presence of the hazardous or toxic substances. Similarly, environmental laws and regulations impose liability for the investigation or cleanup of off-site locations upon parties that disposed or arranged for disposal of hazardous wastes at such locations. As a result, we may be held liable for such costs at landfills or other hazardous waste sites where wastes from our managed properties were sent for disposal. Under certain environmental laws, we could also be held responsible for the entire amount of the liability if other responsible parties are unable to pay. We may also be liable under common law to third parties for property damages and personal injuries resulting from environmental contamination at our sites, including the presence of asbestos-containing materials. Insurance coverage for such matters may be unavailable or inadequate to cover our liabilities. Additionally, liabilities incurred to comply with more stringent future environmental requirements could adversely affect any or all of our lines of business.

Facilities

We occupied the following offices as of December 31, 2003:

Location	Sales Offices	Corporate Offices	Total
The Americas	139	2	141
Europe, Middle East and Africa	52	1	53
Asia Pacific	25	1	26

Total	216	4	220

In general, these leased offices are fully utilized. The most significant terms of the leasing arrangements for our offices are the term of the lease and the rent. Our leases have terms varying in duration. The rent payable under our office leases varies significantly from location to location as a result of differences in prevailing commercial real estate rates in different geographic locations. Our management believes that no single office lease is material to our business, results of operations or financial condition. In addition, we believe there is adequate alternative office space available at acceptable rental rates to meet our needs, although adverse movements in rental rates in some markets may negatively affect our profits in those markets when we enter into new leases.

We do not own any offices, which is consistent with our strategy to lease instead of own.

Legal Proceedings

We are party to a number of pending or threatened lawsuits arising out of, or incident to, our ordinary course of business. Our management believes that any liability imposed on us that may result from disposition of these lawsuits will not have a material effect on our consolidated financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of October 31, 2004:

Name	Age	Position
Ray Wirta	60	Chief Executive Officer and Director
Brett White	44	President and Director
Kenneth J. Kay	49	Chief Financial Officer
Alan C. Froggatt	55	President, EMEA
Robert Blain	49	President, Asia Pacific
Richard C. Blum	69	Chairman of the Board of Directors
Jeffrey A. Cozad	40	Director
Patrice Marie Daniels	44	Director
Bradford M. Freeman	62	Director
Michael Kantor	65	Director
Frederic V. Malek	67	Director
Jeffrey S. Pion	43	Director
Gary L. Wilson	64	Director

Ray Wirta.    Mr. Wirta has been Chief Executive Officer of CB Richard Ellis Group since July 2001 and a director of CB Richard Ellis Group since September 2001. He has been Chief Executive Officer of CB Richard Ellis Services since May 1999. He served as its Chief Operating Officer from May 1998 to May 1999. Mr. Wirta holds a B.A. from California State University, Long Beach and an M.B.A. in International Management from Golden Gate University.

Brett White.    Mr. White has been President and a director of CB Richard Ellis Group since September 2001. He was Chairman of the Americas of CB Richard Ellis Services from May 1999 to September 2001 and was its President of Brokerage Services from August 1997 to May 1999. Previously, he was its Executive Vice President from March 1994 to July 1997 and Managing Officer of its Newport Beach, California office from May 1993 to March 1994. Mr. White is a member of the board of directors of Mossimo, Inc. Mr. White received his B.A. from the University of California, Santa Barbara.

Kenneth J. Kay.    Mr. Kay has been Chief Financial Officer of CB Richard Ellis Group since July 2002. He previously served as Vice President and Chief Financial Officer of Dole Food Company, Inc. from December 1999 to June 2002. Mr. Kay served as Executive Vice President and Chief Financial Officer for the consumer products group of Universal Studios, Inc. from December 1997 to December 1999. Mr. Kay is a certified public accountant in the State of California and holds a B.A. and an M.B.A. from the University of Southern California.

Alan C. Froggatt.    Mr. Froggatt has been President of CB Richard Ellis Ltd.—EMEA since July 2003, when CB Richard Ellis Group acquired Insignia. He previously served as Chief Executive Officer of Insignia’s European Operations and as Chief Executive of Richard Ellis Group Limited from the date it was acquired by Insignia in February 1998. Mr. Froggatt holds a B.S. from the College of Estate Management, University of Reading.

Robert Blain.    Mr. Blain has been President of CB Richard Ellis—Asia Pacific since February 2002. Prior to such time, he was employed by Colliers International Property Consultants, Inc., and served as a Regional Investment Director from 1995 to 1998, its Australia Director from 1999 to 2000 and as its Chief Executive—South Wales from 2000 to February 2002. Mr. Blain holds a diploma in Land Economy from the Real Estate Institute of New South Wales.

Richard C. Blum.    Mr. Blum has been Chairman of the Board of Directors of CB Richard Ellis Group since September 2001 and a director of CB Richard Ellis Group since July 2001. He is the Chairman and President of Richard C. Blum & Associates, Inc., the general partner of Blum Capital Partners, L.P., a long-term strategic equity investment management firm that acts as general partner for various investment partnerships and provides investment advisory services, which he founded in 1975. Mr. Blum is a member of the boards of directors of Northwest Airlines Corporation and Glenborough Realty Trust Incorporated and is Vice Chairman of the Board of URS Corporation. Mr. Blum also serves as co-chairman of Newbridge Capital, LLC, an investment management firm that invests in Asia and Latin America. Mr. Blum holds a B.A. and an M.B.A. from the University of California, Berkeley.

Jeffrey A. Cozad.    Mr. Cozad has been a director of CB Richard Ellis Group since September 2001. Mr. Cozad has been a partner of Blum Capital Partners, L.P. since 2000. Prior to joining Blum Capital Partners, Mr. Cozad was a managing director of Security Capital Group Incorporated, a global real estate research, investment and operating management company from 1991 to 2000. Mr. Cozad holds a B.A. from DePauw University and an M.B.A. from the University of Chicago Graduate School of Business.

Patrice Marie Daniels.    Ms. Daniels has been a director of CB Richard Ellis Group since February 2004. Ms. Daniels is a founding partner of Onyx Capital Ventures, L.P., a private equity investment firm, which was founded in October 2001. She previously served as Managing Director, Corporate and Leveraged Finance for CIBC World Markets, an investment banking firm, from March 1997 to October 2001. Ms. Daniels holds a B.S. from the University of California, Berkeley and an M.B.A. from the University of Chicago Graduate School of Business.

Bradford M. Freeman.    Mr. Freeman has been a director of CB Richard Ellis Group since July 2001. Mr. Freeman is a founding partner of Freeman Spogli & Co. Incorporated, a private investment company founded in 1983. Mr. Freeman is also a member of the board of directors of Edison International. Mr. Freeman holds a B.A. from Stanford University and an M.B.A. from Harvard Business School.

Michael Kantor.    Mr. Kantor has been a director of CB Richard Ellis Group since February 2004. Mr. Kantor has been a partner with the law firm of Mayer, Brown, Rowe & Maw LLP since March 1997. From 1993 to 1996, he served as the U.S. Trade Representative and from 1996 to 1997 as U.S. Secretary of Commerce. Mr. Kantor holds a B.A. from Vanderbilt University and a J.D. from Georgetown University.

Frederic V. Malek.    Mr. Malek has been a director of CB Richard Ellis Group since September 2001. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded, since 1993. He also serves on the boards of directors of Automatic Data Processing Corp., Federal National Mortgage Association, FPL Group, Inc., Manor Care, Inc. and Northwest Airlines Corporation. Mr. Malek recently retired as director of American Management Systems, Inc., effective March 31, 2004. Mr. Malek holds a B.S. degree from the United States Military Academy at West Point and an M.B.A. from Harvard Business School.

Jeffrey S. Pion.    Mr. Pion has been a director of CB Richard Ellis Group since October 2003. Mr. Pion has been an Executive Vice President of CB Richard Ellis Group since January 2003. For the last 18 years, Mr. Pion has been a broker at our subsidiary CB Richard Ellis, Inc., focusing on the sale and leasing of office and commercial properties. Prior to joining CB Richard Ellis, Inc., Mr. Pion worked at Central Real Estate Corp., a real estate development and investment company based in Los Angeles. Mr. Pion holds a B.A. degree from the University of California, Santa Barbara.

Gary L. Wilson.    Mr. Wilson has been a director of CB Richard Ellis Group since September 2001. He previously served as a director of our company from 1989 to July 2001. Since April 1997, Mr. Wilson has been Chairman of Northwest Airlines Corporation, for which he served as Co-Chairman from January 1991 to April 1997. Mr. Wilson also serves on the boards of directors of The Walt Disney Company, On Command

Corporation, Veritas Holdings GmbH and Yahoo! Inc. Mr. Wilson holds a B.A. from Duke University and an M.B.A. from the Wharton Graduate School of Business and Commerce at the University of Pennsylvania.

Each executive officer serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Structure

Our board of directors currently consists of ten directors. Our board of directors has determined that each of Ms. Daniels and Messrs. Blum, Cozad, Freeman, Kantor, Malek and Wilson is “independent,” as defined under and required by the federal securities laws and the rules of the New York Stock Exchange.

All of our directors stand for election at each annual meeting of our stockholders.

As described in greater detail under the heading titled “Related Party Transactions—Securityholders’ Agreement,” pursuant to a securityholders’ agreement, our stockholders affiliated with Blum Capital Partners, L.P. are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. Accordingly, these affiliates of Blum Capital Partners have nominated Messrs. Blum and Cozad to our board of directors. In addition to Messrs. Blum and Cozad, assuming our board of directors continues to consist of ten directors in the future, these affiliates will be entitled to nominate up to three additional directors in future board elections based upon their percentage ownership of our common stock immediately after completion of the offering. Also pursuant to the securityholders’ agreement, our stockholders affiliated with Freeman Spogli & Co. Incorporated are entitled to nominate one of our directors, and they have nominated Mr. Freeman.

Committees of the Board

The standing committees of our board of directors currently consist of an audit committee, a corporate governance and nominating committee, a compensation committee and an executive committee.

Audit Committee

The principal duties of our audit committee are as follows:

•	to retain, compensate, oversee and terminate any registered public accounting firm in connection with the preparation or issuance of an audit report, and to approve all audit services and any permissible non-audit services provided by the independent auditors;

•	to receive the direct reports from any registered public accounting firm engaged to prepare or issue an audit report;

•	to review and discuss annual audited and quarterly unaudited financial statements with management and the independent auditors;

•	to review with the independent auditor any audit problems and management’s response;

•	to discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies;

•	to periodically meet separately with management, internal auditors and the independent auditors;

•	to establish procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters;

•	to obtain and review, at least annually, an independent auditors’ report describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities;

•	to set hiring policies for employees or former employees of the independent auditors;

•	to retain independent counselor and other outside advisors, including experts in the area of accounting, as it determines necessary to carry out its duties; and

•	to report regularly to our full board of directors with respect to any issues raised by the foregoing.

Our audit committee is composed of Ms. Daniels and Messrs. Malek and Wilson, and our board of directors has determined that each of the members of our audit committee is “independent,” as defined under and required by the federal securities laws and the rules of the New York Stock Exchange, or NYSE, including Rule 10A-3(b)(i) under the Securities Exchange Act of 1934.

Our board of directors has determined that Ms. Daniels qualifies as an “audit committee financial expert,” as this term has been defined by the SEC in Item 401(h)(2) of Regulation S-K. Our board of directors determined that Ms. Daniels acquired the required attributes for such designation as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our board of directors in making such determination:

•	Ms. Daniels received a B.S. degree in Business Administration at the University of California, Berkeley and an M.B.A. degree in Finance at the University of Chicago Graduate School of Business.

•	Ms. Daniels served in several capacities, including as a Managing Director, with Bankers Trust from July 1987 to March 1997, which included arranging private and public senior and subordinated debt financing and equity capital for leveraged buyout transactions and for restructuring or acquisitions for non-investment grade companies.

•	Ms. Daniels served as a Managing Director with CIBC World Markets from March 1997 to October 2001, which included providing investment and commercial banking products to non-investment grade companies and leveraged buyout firms.

•	Ms. Daniels is a founding partner of Onyx Capital Ventures, L.P., a private equity investment firm, which was founded in October 2001.

•	Ms. Daniels served on the audit committee of the board of directors of World Color Press, Inc., a diversified commercial printing company that was publicly traded on the NYSE until it was acquired by Quebec or Printing Inc. in 1999, from January 1998 to October 1999.

Our board of directors has adopted a written charter for the audit committee, which is available on our website.

Corporate Governance and Nominating Committee

The principal duties of the corporate governance and nominating committee are as follows:

•	subject to the provisions of the securityholders’ agreement described in further detail under the heading titled “Related Party Transactions—Securityholders’ Agreement,” to recommend to our board of directors proposed nominees for election to the board of directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between stockholder meetings; and

•	to make recommendations to the board of directors regarding corporate governance matters and practices.

Our corporate governance and nominating committee is composed of Messrs. Blum, Malek and Kantor, and our board of directors has determined that each of the members of our corporate governance and nominating committee is “independent,” as defined under and required by the federal securities laws and the rules of the NYSE.

Our board of directors has adopted a written charter for the corporate governance and nominating committee, which is available on our website.

Compensation Committee

The principal duties of the compensation committee are as follows:

•	to review key employee compensation policies, plans and programs;

•	to review and approve the compensation of our chief executive officer and the other executive officers of the company and its subsidiaries;

•	to review and approve any employment contracts or similar arrangement between the company and any executive officer of the company;

•	to review and consult with our chief executive officer concerning selection of officers, management succession planning, performance of individual executives and related matters; and

•	to administer our stock plans, incentive compensation plans and any such plans that the board may from time to time adopt and to exercise all the powers, duties and responsibilities of the board of directors with respect to such plans.

Our compensation committee currently is composed of Messrs. Malek, Freeman and Cozad, and our board of directors has determined that each of the members of our compensation committee is “independent,” as defined under and required by the federal securities laws and the rules of the NYSE.

Our board of directors has adopted a written charter for the compensation committee, which is available on our website.

Executive Committee

Our board of directors has delegated to the executive committee the authority to act for the board on most matters during intervals between board meetings, except with respect to issuances of stock, declarations of dividends and other matters that, under Delaware law, may not be delegated to a committee of the board of directors. The principal duties of the executive committee are as follows:

•	to develop and implement our Company’s policies, plans and strategies; and

•	to approve, modify or reject certain acquisitions or investments.

The executive committee currently is composed of Messrs. Wirta, White and Blum.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2003, the members of our compensation committee were Frederic V. Malek and Bradford Freeman. Neither Mr. Malek nor Mr. Freeman has ever been an officer or employee of our company or any of our subsidiaries. During 2003, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our compensation committee or board of directors. Additional information concerning transactions between us and the members of our compensation committee or entities affiliated with such members is described under the heading titled “Related Party Transactions.”

Codes of Conduct and Ethics and Corporate Governance Guidelines

Our board of directors has adopted (1) a code of business conduct and ethics applicable to our directors, officers and employees, (2) a code of ethics applicable to our chief executive officer, chief financial officer and global controller and (3) corporate governance guidelines, each in accordance with applicable rules and regulations of the SEC and the NYSE. Each of these codes of ethics and conduct and the corporate governance guidelines is available on our website.

Compensation of Directors

On November 5, 2003, we granted Gary Wilson options to acquire 27,714 shares of our Class A common stock for $5.77 per share in connection with his agreement to serve on the audit committee of our board of directors. On February 9, 2004, we granted Michael Kantor options to acquire 13,857 shares of our Class A common stock for $5.77 per share in connection with his agreement to serve on our board of directors. The options of Messrs. Wilson and Kantor were granted pursuant to our 2001 stock incentive plan, vest 20% per anniversary of their respective grant dates and expire on the earlier of the tenth anniversary of the grant date or the one-year anniversary after such director ceases to be a member of our board of directors.

In addition, our director compensation policy provides for the following annual compensation for each of our non-employee directors:

•	a $20,000 annual cash retainer;

•	a grant of a number of unrestricted shares of our common stock with a fair market value equal to $10,000 on the date of grant;

•	a stock option grant for a number of shares equal to $50,000 divided by the fair market value of our common stock on the date of grant; and

•	a restricted stock grant for a number of shares equal to $25,000 divided by the fair market value of our common stock on the date of grant.

Pursuant to this policy, our directors also receive an additional payment of $1,000 per meeting attended and $1,000 per committee meeting attended that was not scheduled in conjunction with a meeting of our board of directors. The chairman of the audit committee receives an additional annual cash retainer of $10,000, and the chairmen of all other committees receive additional annual cash retainers of $5,000 each. The annual cash retainer, the additional payments per meeting attended and the additional annual cash retainers for committee chairmanships became effective under this policy as of March 11, 2004.

With respect to the equity compensation components of our director compensation policy, on June 10, 2004, automatic grants of stock options and unrestricted and restricted stock, as described above, were made to our current outside directors pursuant to our 2004 stock incentive plan, the terms of which are described below. These grants were pro-rated to cover only the period from the date the registration statement for our initial public offering was declared effective by the SEC to the following May 15, the end date of the annual pro-ration cycle as determined by the 2004 stock incentive plan.

We also reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors. Our employee directors do not receive any fees for attendance at meetings or for their service on our board of directors.

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth information concerning the compensation of our chief executive officer and our other executive officers for the three years ended December 31, 2003:

	Annual Compensation					Long-Term Compensation		All Other Compensation (5)
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)(3)		Restricted Stock Awards (2)(4)	Securities Underlying Stock Options
Ray Wirta Chief Executive Officer	2003 2002 2001	$573,129 518,511 518,510	$521,310 — —	$28,560 27,359 8,092		— — —	232,794 — 488,184	$	— — 489,375

Brett White President	2003 2002 2001	506,156 450,501 415,883	355,481 — —	15,284 71,897 62,552		— — —	232,794 — 392,929		— — 971,000	(6)

Kenneth J. Kay (7) Current Senior Executive Vice President and Chief Financial Officer	2003 2002	450,000 207,692	300,000 —	— —		— —	99,769 171,824		— 300,000	(8)

James H. Leonetti (9) Former Senior Executive Vice President and Chief Financial Officer	2002 2001	147,138 254,458	— —	— —		— —	— 47,629		170,000 453,500	(10) (11)

Alan C. Froggatt (12) President, EMEA	2003	337,351	536,190	20,777	(13)	—	83,141		566	(14)

Robert Blain (15) President, Asia Pacific	2003 2002	302,308 225,000	344,506 100,000	157,692 120,000		— —	69,284 —		— 15,000	(16)

(1)	Bonuses for each year are paid in the first quarter of the following year pursuant to our Annual Management Bonus Plan. For example, the bonus shown for 2003 represents the 2002 annual bonus that was paid in the first quarter of 2003.

(2)

Pursuant to the 1996 Equity Incentive Plan, or “EIP,” Mr. White purchased 25,000 shares of CB Richard Ellis Services common stock in 1998 at a purchase price of $38.50 per share and 20,000 shares of CB Richard Ellis Services common stock in 2000 at a purchase price of $12.875 per share. These purchases were paid for by the delivery of full-recourse promissory notes. A First Amendment to Mr. White’s 1998 promissory note provided that the portion of the then outstanding principal in excess of the fair market value of the shares would be forgiven in the event that Mr. White was an employee of ours or of our subsidiaries on November 16, 2002 and the fair market value of our common stock was at least $13.89 per share on November 16, 2002. As part of our acquisition of CB Richard Ellis Services in 2001, the 25,000 shares of CB Richard Ellis Services common stock purchased by Mr. White were exchanged for 69,284 shares of our Class B common stock, which shares were substituted for CB Richard Ellis Services shares as security for the note. Mr. White’s promissory note was subsequently amended in 2001, terminating the First Amendment and adjusting the original 1998 Stock Purchase Agreement by reducing the purchase price from $13.89 to $5.77. The 25,000 shares held as security for the Second Amended Promissory Note were tendered as full payment for this note. The remaining note delivered by Mr. White accrues interest at 7.40% per year and all principal and accrued interest is payable on August 31, 2010. As part of our acquisition of CB Richard Ellis Services in 2001, the 20,000 shares of CB Richard Ellis Services common stock purchased by Mr. White were exchanged for 55,427 shares of our Class B common stock, which shares were substituted for CB Richard Ellis Services shares as security for the note. Pursuant to the EIP, Mr. Wirta purchased 30,000 shares of CB Richard Ellis Services common stock in 2000 at a purchase price of $12.875 that was paid for by the delivery of a full-recourse promissory note. The note accrues interest at 7.40% per year and all principal and accrued interest is payable on August 31, 2010. As part of the acquisition, the 30,000 shares of CB Richard Ellis Services common stock were exchanged for 83,140 shares of our Class B common stock, which shares were substituted for the CB Richard Ellis Services’ shares as security for the note. All interest charged on the outstanding promissory note balances for any year is forgiven if the executive’s performance produces a high enough level of bonus, with approximately $7,500 of interest forgiven for each $10,000 of bonus. In 2003, our board of directors forgave all 2002 interest on Mr. White’s and Mr. Wirta’s notes. Based on the 2003 bonuses paid to Messrs. Wirta and White in the first quarter of 2004, we expect all interest charged on their outstanding promissory notes in 2003 to be forgiven in 2004.

(3)	Pursuant to Mr. Blain’s employment agreement, he received a schooling and housing allowance of $120,000 in 2002 and $157,692 in 2003.

(4)	In connection with our acquisition of CB Richard Ellis Services in 2001, we offered and sold shares of our Class A common stock for $5.77 per share to certain of our employees, including 177,541 shares to Mr. Wirta and 73,615 shares to Mr. White. If the employment of the owner of such shares is terminated, we have the right to repurchase a portion of the shares at either fair market value or the amount paid for such shares by the owner, which depends upon whether the owner was terminated “for cause” or voluntarily left for a “good reason,” as such terms are defined in the owner’s subscription agreement. On each of the first five anniversaries of the July 20, 2001 purchase date of the shares, 20% of the shares initially subject to repurchase cease to be subject to the right of repurchase. Accordingly, at December 31, 2003, 60% of such shares acquired by Mr. Wirta and Mr. White remain subject to repurchase. The per share consideration paid for these shares was the same as the per share consideration paid by certain of our stockholders to acquire shares of our Class A common stock and Class B common stock on July 20, 2001, which consideration was used to partially finance our acquisition of CB Richard Ellis Services. Our shares of Class A common stock are not publicly traded. Accordingly, the Summary Compensation Table reflects a valuation of $0 for these restricted stock awards.

(5)	In connection with our acquisition of CB Richard Ellis Services in 2001, we awarded cash retention bonuses to Messrs. Wirta, White and Leonetti to provide an incentive and reward for continued service up to and including the date of the acquisition. At the effective time of the acquisition, Messrs. Wirta, White and Leonetti also received for each of their options to purchase shares of CB Richard Ellis Services common stock the greater of (a) the amount by which $16.00 exceeded the exercise price of the option, if any, and (b) $1.00.

(6)	As described in greater detail in footnote (2) above, the promissory note delivered by Mr. White in 1998 as consideration for his purchase of 25,000 shares of CB Richard Ellis Services common stock for $38.50 per share, or a total of $962,500, was amended to adjust the principal amount of such promissory note to $400,000. The $562,500 difference is included as other compensation for Mr. White.

(7)	Mr. Kay joined us effective June 13, 2002.

(8)	Pursuant to Mr. Kay’s former employment agreement, he received a sign-on bonus of $300,000.

(9)	Mr. Leonetti ceased to be an executive officer and an employee of ours on July 19, 2002.

(10)	In connection with the termination of Mr. Leonetti’s employment, he received a severance payment of $170,000.

(11)	Pursuant to a separation agreement executed on November 19, 2001, Mr. Leonetti received a payment of $300,000.

(12)	Mr. Froggatt joined us, effective July 23, 2003, when we acquired Insignia.

(13)	Mr. Froggatt received a car allowance of $20,777 in 2003.

(14)	Mr. Froggatt received a benefit of $566 under our life insurance program.

(15)	Mr. Blain joined us effective January 23, 2002.

(16)	Pursuant to Mr. Blain’s employment agreement, he received a one-time transfer allowance of $15,000.

Option Grants Table

The following table sets forth information concerning stock option grants to our executive officers during the year ended December 31, 2003, each of which was granted pursuant to our 2001 stock incentive plan:

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2003	Exercise Price Per Shares	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Ray Wirta	232,794	7.9%	$5.77	9/16/13	$845,234	$2,141,990
Brett White	232,794	7.9	5.77	9/16/13	845,234	2,141,990
Kenneth J. Kay	99,769	3.4	5.77	9/16/13	362,243	917,996
Alan C. Froggatt	83,141	2.8	5.77	9/16/13	301,869	764,996
Robert Blain	69,284	2.4	5.77	9/16/13	251,558	637,497

Each of the options disclosed in the option grant table above vests 20% per anniversary of the September 16, 2003 grant date.

On September 22, 2004, we granted to our executive officers options to acquire the following numbers of shares of our Class A common stock:   Ray Wirta—100,000; Brett White—100,000; Kenneth J. Kay—50,000; Robert Blain—30,000; and Alan C. Froggatt—20,000. Each of these options has an exercise price of $22.39 per share, expires on September 22, 2009 and vests in 25% increments on each anniversary of the initial grant.

Aggregated Options Table

The following table sets forth information concerning unexercised options held as of December 31, 2003 by the persons named in the table under “Summary Compensation Table.” No options were exercised by our executive officers during 2003.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the- Money Options at December 31, 2003
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ray Wirta	—	—	195,273	525,705	—	—
Brett White	—	—	157,172	468,552	—	—
Kenneth J. Kay	—	—	34,365	237,229	—	—
Alan C. Froggatt	—	—	—	83,141	—	—
Robert Blain	—	—	—	69,284	—	—

The table above does not include the options granted to our executive officers on September 22, 2004.

Incentive Plans

2001 Stock Incentive Plan

Our 2001 stock incentive plan was adopted by our board of directors, and approved by our stockholders, on June 7, 2001. However, our 2001 stock incentive plan was terminated in June 2004, in connection with the adoption of our 2004 stock incentive plan, which is described below. The 2001 stock incentive plan permitted the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors or independent contractors. Since our 2001 stock incentive plan has been terminated, no shares remain available for issuance under the 2001 stock incentive plan. However, as of October 31, 2004, outstanding stock awards granted under the 2001 stock incentive plan to acquire 5,394,949 shares of our Class A common stock remain outstanding according to their terms, and we will continue to issue shares to the extent required under the terms of such outstanding awards. The 2001 stock incentive plan is administered by our board of directors, which may delegate its duties and powers in whole or in part to any committee of the board of directors.

Unless otherwise determined by our board of directors, awards granted under the 2001 stock incentive plan are not transferable other than by will or by the laws of descent and distribution. In the event of a change of control, which is defined in the 2001 stock incentive plan, (1) any outstanding awards then held by participants, including executive officers, which are unvested or otherwise unexercisable will automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to the change of control and (2) our board of directors may (a) provide for a cash payment to the holder of an award in consideration for the cancellation of the award and/or (b) provide for substitute or adjusted awards.

2004 Stock Incentive Plan

Our 2004 stock incentive plan was adopted by our board of directors on April 1, 2004, and approved by our stockholders, on April 21, 2004. The 2004 stock incentive plan authorizes the grant of stock-based awards to our employees, directors and consultants.

A total of 6,928,406 shares of our Class A common stock have been reserved for issuance under the 2004 stock incentive plan. This share reserve will be reduced by one share upon exercise or redemption of an option or stock appreciation right, and reduced by 2.25 shares upon issuance of stock pursuant to other stock-based awards. Shares of our common stock covered by awards that expire, terminate, lapse, are reacquired by us or are redeemed for cash rather than shares will again be available for grant under the stock incentive plan. No employee will be eligible to be granted options or stock appreciation rights covering more than 2,078,522 shares during any calendar year. In addition, our board of directors has adopted a policy stating that no person will be eligible to be granted options, stock appreciation rights, or restricted stock purchase rights covering more than 692,841 shares during any calendar year and to be granted any other form of stock award permitted under the 2004 stock incentive plan covering more than 346,420 shares during any calendar year. As of October 31, 2004, 1,265,643 shares were subject to options issued under our 2004 stock incentive plan and 5,631,263 shares remained available for future grants under the 2004 stock incentive plan.

The number of shares issued or reserved pursuant to the 2004 stock incentive plan, or pursuant to outstanding awards, is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in our common stock. In addition, our board of directors may adjust outstanding awards to preserve the awards’ benefits or potential benefits.

Our board of directors has delegated administration of the 2004 stock incentive plan to the compensation committee. The compensation committee, or our board of directors if the delegation of authority to the compensation committee is terminated in the future, has the authority to:

•	designate participants in the plan;

•	determine the type(s), number, terms and conditions of awards, as well as the timing and manner of grant;

•	interpret the plan; establish, adopt or revise any rules and regulations to administer the plan; and

•	make all other decisions and determinations that may be required under the plan.

Incentive stock options must have an exercise price that is at least equal to, and nonstatutory stock options an exercise price at least 85% of, the fair market value of our Class A common stock on the date the option is granted. An option holder may exercise an option by payment of the exercise price (1) in cash, (2) according to a deferred payment or similar arrangement, (3) pursuant to a “same day sale” program, (4) by the surrender of a number of shares of Class A common stock already owned by the option holder for at least six months with a fair market value equal to the exercise price or (5) by a combination approved by the board. In the event of the option holder’s termination, the option holder will generally have up to three months (up to one year if due to disability or 18 months if due to death) from termination to exercise his/her vested options.

Directors who are neither employed by us nor receive a management fee from us will each automatically receive an annual grant of stock options with a per share exercise price equal to the fair market value of our Class A common stock and an aggregate exercise price equal to $50,000. They will also each automatically receive an annual grant of restricted stock worth a total of $25,000 on the date of grant.

Our board of directors may award restricted stock bonuses. Our board may also award restricted stock units, which entitle the participant the right to receive one share of common stock per unit at the time the unit vests, with delivery of such common stock on a date chosen by the participant. For both restricted stock bonuses and units, vesting will generally be based on the participant’s continuous service. In the event a participant’s continuous service terminates, all unvested common stock as of the date of termination will be subject to our reacquisition.

Our board of directors may grant stock appreciation rights independent of or in connection with an option. The base price per share of a stock appreciation right may be no less than 85% of the fair market value of our Class A common stock. Generally, each stock appreciation right will entitle a participant upon redemption to an amount equal to (a) the excess of (1) the fair market value on the redemption date of one share of common stock over (2) the base price, times (b) the number of shares of common stock covered by the stock appreciation right. To the extent a stock appreciation right is granted concurrently with an option, the redemption of the stock appreciation right will proportionately reduce the number of shares of common stock subject to the concurrently granted option. Payment shall be made in common stock or in cash, or a combination of both, as determined by the board. The plan also allows for grants of other stock-based awards such as restricted stock purchase rights, phantom stock units, performance shares and performance share units.

Unless otherwise determined by our board of directors or provided for in a written agreement evidencing an award, awards granted under the 2004 stock incentive plan are not transferable other than by will or by the laws of descent and distribution.

In the event of a change of control, as defined in the stock incentive plan, other than dissolution, the board may provide for the (1) assumption or continuation of any stock awards outstanding under the plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) payment in exchange for the cancellation of an award or (4) termination of an award upon the consummation of the change of control, but only if the participant has been permitted to exercise or redeem an option or stock appreciation right prior to the change of control. Furthermore, at any time the board may provide for the acceleration of exercisability and/or vesting of an award.

Our board of directors may amend, suspend, or terminate the stock incentive plan in any respect at any time, but no amendment may materially impair any of the rights of a participant under any awards previously granted, without his/her consent.

Deferred Compensation Plans

We have two deferred compensation plans, one of which has been frozen and is no longer accepting deferrals, which we refer to as the Old DCP, and one of which became effective on August 1, 2004 and began accepting deferrals on August 13, 2004, which we refer to as the New DCP.

Old DCP

Prior to amending the Old DCP as discussed below, each participant in the Old DCP was allowed to defer a portion of his or her compensation for distribution generally either after his or her employment with us ends or on a future date at least three years after the deferral election date. The investment alternatives available to participants include two interest index funds and an insurance fund in which gains and losses on deferrals are measured by one or more of approximately 80 mutual funds. Distributions with respect to the interest index and insurance fund accounts are made by us in cash. In addition, prior to July 2001, participants were entitled to invest their deferrals in stock fund units that are distributed as shares of our Class A common stock. As of October 31, 2004, there were 2,717,313 outstanding stock fund units under the Old DCP, all of which were vested.

Effective January 1, 2004, we closed the Old DCP to new participants. Until January 1, 2005, the Old DCP will continue to accept compensation deferrals from those participants who currently have a balance in the plan, meet the eligibility requirements and elect to participate, in each case up to a maximum annual contribution amount of $250,000 per participant. Effective January 1, 2005, no additional deferrals will be permitted under this plan. Existing account balances under the plan will be paid to participants in the future according to their existing deferral elections. However, all participants may make unscheduled in-service withdrawals of their account balances, including the shares of Class A common stock underlying stock fund units, if they pay a penalty equal to 7.5% and the taxes due on the value of the withdrawal.

Prior to our initial public offering, all shares held by our current and former employees and consultants, including any shares that such employees and consultants are entitled to receive as distributions with respect to stock fund units in the Old DCP, were subject to transfer restrictions. In connection with our initial public offering, we waived all of these transfer restrictions. As a result, all of these shares, including any shares received as future distributions with respect to stock fund units in the Old DCP, may be sold, subject to applicable securities law requirements. Shortly after our initial public offering, we filed a registration statement on Form S-8 that registered, among other things, the shares of Class A common stock to be distributed in the future with respect to stock fund units in the Old DCP. We have entered into agreements with participants in the Old DCP holding stock fund units with 2,280,831 underlying shares of Class A common stock pursuant to which these participants have agreed to sell no more than 20% of the shares underlying their current stock fund unit balances during any year over the next five years in exchange for fixed cash payments by us to these participants.

New DCP

Effective August 1, 2004, we adopted the New DCP, which began accepting deferrals for compensation otherwise earned after August 13, 2004. Under the New DCP, each participant is allowed to defer a portion of his or her compensation for distribution generally either after his or her employment with us ends or on a future date at least three years after the deferral election date. Deferrals are credited at the participant’s election to one or more investment alternatives under the New DCP, which include a money-market fund and a mutual fund investment option. There is limited flexibility for participants to change distribution elections once made. However, all participants may make unscheduled in-service withdrawals of their account balances if they pay a penalty equal to 7.5% and the taxes due on the value of the withdrawal.

401(k) Plan

We maintain a tax qualified 401(k) retirement plan. Generally, our employees are eligible to participate in the plan if they are at least 21 years old. The plan provides for participant contributions, as well as discretionary contributions by us. A participant is allowed to contribute to the plan from 1% to 50% of his or her compensation, subject to limits imposed by applicable law. Each year, we determine an amount of employer contributions that we will contribute, if any, to the plan based on the performance and profitability of our consolidated U.S. operations. Our contributions for a year are allocated to participants who are actively employed on the last day of the plan year in proportion to each participant’s pre-tax contributions for that year, up to 5% of the participant’s compensation. Participants are entitled to invest up to 25% their 401(k) account balance in shares of our common stock. As of October 31, 2004, 274,136 shares of our common stock were held as investments by participants in our 401(k) plan.

A participant may elect to receive a distribution from the plan in a single lump sum payment of his or her account balance following termination of the participant’s employment with us. However, if the participant has an account balance in our common stock fund, the participant may receive all or a portion of his or her balance in that fund either in shares or in cash. We amended the plan on April 23, 2004 to provide that participants thereafter may only receive their account balances in the common stock fund in cash.

Employment Agreements with Executive Officers

Alan C. Froggatt

In connection with our acquisition of Insignia in 2003, Mr. Froggatt, our President, EMEA, entered into an amended and restated executive service agreement with us, which became effective upon the date of the closing of the acquisition on July 23, 2003 and superseded his prior employment agreement with Richard Ellis Group Limited. This agreement provides that Mr. Froggatt’s employment may be terminated by us at any time.

This agreement also provides that Mr. Froggatt will have a fixed salary at the rate of £250,000 per year and the opportunity to earn an annual target bonus of £250,000 under our management bonus plan. For calendar year 2003, we agreed that Mr. Froggatt’s annual bonus under the management bonus plan would be no less than £150,000. Also under the agreement, Mr. Froggatt is entitled to reimbursement of business-related expenses and to certain benefits and perquisites, including health insurance and life insurance benefits maintained by us from time to time.

The agreement further provides that if Mr. Froggatt’s employment is terminated by us prior to December 31, 2004, he will be entitled to continue to receive his fixed salary, bonus and contractual benefits through December 31, 2005. If Mr. Froggatt’s employment is terminated by us on or subsequent to December 31, 2004, he will be entitled to continue to receive his fixed salary, bonus and contractual benefits for (1) twelve months following the date of termination of his employment if we previously have not provided Mr. Froggatt with a twelve-month notice of our intention to terminate the employment agreement, or (2) if we have provided Mr. Froggatt with a twelve-month notice of our intention to terminate the employment agreement, for the remaining term of the twelve-month notice period.

Mr. Froggatt’s agreement generally provides that (1) he will not engage, assist or have an interest in any undertaking which provides services similar to those provided by us or our affiliates in the United Kingdom for a period of one year following termination of his employment, (2) he will not employ, solicit or engage any person who was a senior executive or consultant of us or our affiliates for a period of one year following termination of his employment and (3) he will not solicit or interfere with or endeavor to entice away from us or our affiliates any person, firm, company or entity in the United Kingdom who was a client of us or our affiliates for a period of one year following termination of his employment.

Robert Blain

On January 23, 2002, Mr. Blain, our President, Asia Pacific, entered into an employment agreement with us which extends for an indefinite term, subject to termination by either Mr. Blain or by us for any reason. Under the terms of his employment agreement, Mr. Blain receives an annual base salary of $300,000, subject to annual review and adjustment. Mr. Blain also is eligible to earn an annual bonus based upon the level of profitability achieved by us in the greater China region during the applicable fiscal year.

If Mr. Blain’s employment terminates for any reason other than his voluntary resignation or on account of his misconduct, he will be entitled to receive a payment of his annual bonus, calculated at the end of the year during which the termination occurs and pro-rated based on the date of termination. If Mr. Blain voluntarily resigns or is terminated by us due to misconduct, he will not be eligible to receive a pro-rated bonus for the year in which his employment terminates. Mr. Blain’s employment agreement also contains a provision regarding confidentiality during and following termination of his employment with us, as well as a non-competition and non-solicitation provision for terms of three months and six months, respectively, following the termination of his employment.

RELATED PARTY TRANSACTIONS

Securityholders’ Agreement

In connection with our acquisition of CB Richard Ellis Services in 2001, we and CB Richard Ellis Services entered into a securityholders’ agreement with our stockholders listed below:

•	our stockholders affiliated with Blum Capital Partners, L.P.;

•	our stockholders affiliated with Freeman Spogli & Co. Incorporated;

•	Ray Wirta, who is our Chief Executive Officer;

•	Brett White, who is our President;

•	Frederic V. Malek, who is one of our directors;

•	The Koll Holding Company;

•	California Public Employees’ Retirement System; and

•	our stockholders that purchased shares of our Class A common stock in connection with the issuance on July 20, 2001 of our 16% senior notes due 2011, some of whom are affiliates of Credit Suisse First Boston LLC.

The securityholders’ agreement defines various rights of the stockholders that are parties to the agreement related to their ownership of common stock.

Nomination of Directors and Voting. Our stockholders affiliated with Blum Capital Partners are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. Our stockholders affiliated with Freeman Spogli are entitled to nominate one person to our board of directors for so long as these stockholders, collectively, beneficially own at least 7.5% of our outstanding common stock. The stockholders that are parties to the securityholders’ agreement that owned shares of our Class B common stock, other than Mr. Malek, are obligated to vote their shares in favor of the directors nominated by these affiliates of Blum Capital Partners and Freeman Spogli. As of October 31, 2004, these stockholders, collectively, beneficially owned approximately 54.6% of our outstanding common stock.

Registration Rights. Each of the stockholders that are parties to this agreement has registration rights, which are described in further detail under the heading titled “Description of Capital Stock—Registration Rights.”

Indemnification. We are obligated to indemnify the stockholders that are parties to the securityholders’ agreement and each of their respective affiliates, controlling persons, directors, officers, employees and agents from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including all reasonable attorneys’ fees and expenses but excluding special or consequential damages, arising from, relating to or otherwise in respect of, any governmental or other third party claim against these indemnified persons that arises from, relates to or is otherwise in respect of (1) our business, operations, liabilities or obligations or (2) the ownership by the stockholders or any of their respective affiliates of any of our equity securities, except to the extent these losses and expenses (x) arise from any claim that the indemnified person’s investment decision relating to the purchase or sale of these equity securities violated a duty or other obligation of the indemnified person to the claimant or (y) are finally determined in a judicial action by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the stockholder or its affiliates.

Loans to Our Executive Officers

Currently Outstanding Loans

Loan Related to Acquisition of Common Stock by Ray Wirta. At the time of our acquisition of CB Richard Ellis Services in 2001, Mr. Wirta delivered a full-recourse note in the amount of $512,504 as payment for a portion of our shares of Class A common stock purchased in connection with an offering of shares of our Class A common stock to our employees in 2001. Mr. Wirta’s promissory note is repayable upon the earliest to occur of the following: (1) July 20, 2010, (2) 180 days following Mr. Wirta’s termination of employment if terminated by us without cause, by him for good reason or as a result of his death or disability and (3) 90 days following Mr. Wirta’s termination of employment if terminated for any reason not described in clause (2) above. This note bears interest at 10.0% per year. During 2002 and 2003, Mr. Wirta paid down his loan amount by $40,004 and $70,597, respectively. As of September 30, 2004 and December 31, 2003, Mr. Wirta had an outstanding loan balance of $401,903, which is included in notes receivable from the sale of common stock in our consolidated balance sheet included elsewhere in this prospectus.

1996 Equity Incentive Plan Loans to Ray Wirta and Brett White. Each of Mr. Wirta and Mr. White has an outstanding loan pursuant to the CB Richard Ellis Services 1996 Equity Incentive Plan, which loans are described in further detail under the heading “Management—Compensation of Executive Officers.”

Loan to Ray Wirta Pursuant to Former Employment Agreement. Pursuant to the terms of Mr. Wirta’s former employment agreement with us that he entered into in 2001, we agreed to loan Mr. Wirta up to $3.0 million on a full-recourse basis to enable him to exercise an existing option to acquire shares held by The Koll Holding Company if Mr. Wirta were employed by us at the time of exercise, were terminated without cause or resigned for good reason and the shares he would receive upon such exercise would not be freely tradable on a national securities exchange or an over-the-counter market by June 2004. Mr. Wirta exercised his option on April 8, 2004 and, pursuant to the terms of his former employment agreement, we loaned Mr. Wirta $3.0 million on that date. Mr. Wirta’s shares would not have been freely tradable on a national securities exchange or on an over-the-counter market by June 2004 as a result of transfer restrictions applicable to Mr. Wirta’s shares. This loan is repayable upon the earliest to occur of the following: (1) 90 days following termination of his employment, other than by us without cause or by him for good reason, (2) seven months following the date Mr. Wirta’s shares of common stock are freely tradable as described above and (3) the receipt of proceeds from the sale of the pledged shares described below. This loan bears interest at 4% per year, which was the prime rate in effect on the date of the loan, compounded annually, and is repayable to the extent of any net proceeds received by Mr. Wirta upon the sale of any shares of our common stock. Mr. Wirta pledged the shares received upon exercise of the option as security for the loan.

Previously Outstanding Loans

Retention and Recruitment Award Loans. In the past we have made loans to our employees that represent prepaid retention and recruitment awards at varying principal amounts, bearing interest at rates up to 10.0% per annum and maturing on various dates through 2007. As of December 31, 2003, the outstanding employee loan balances included a $0.3 million loan to Ray Wirta and a $0.2 million loan to Brett White. These non-interest-bearing loans to Mr. Wirta and Mr. White were issued during 2002 and were due and payable on December 31, 2003. The compensation committee of our board of directors forgave these loans to Messrs. Wirta and White in full, effective January 1, 2004.

Loans Related to Acquisitions of Common Stock. In the past, we have made full recourse loans to employees, officers and certain of our stockholders for the purchase of shares of our commons stock. These loans are secured by shares of our common stock that are owned by the borrowers. As of December 31, 2003, Mr. White had an outstanding loan of $179,886, which amount is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets included elsewhere in this prospectus. This loan relates to the acquisition of 12,500 shares of CB Richard Ellis Services’ common stock prior to our acquisition of CB Richard Ellis Services in 2001. Subsequent to the 2001 acquisition, these shares were converted into shares of our common stock and the related loan amount was carried forward. As amended, this loan accrued interest at 6.0% and the principal and all accrued interest was payable on or before April 23, 2010. Mr. White repaid this loan in full on February 10, 2004.

At the time of our acquisition of CB Richard Ellis Services, Mr. Wirta delivered to us an $80,000 promissory note as payment for the purchase of 13,856 shares of our Class B common stock. Mr. Wirta repaid this promissory note in full in April of 2002. Additionally, Mr. White delivered a full-recourse note in the amount of $209,734 as payment for a portion of our shares of Class A common stock purchased in connection with an offering of shares of our Class A common stock to our employees in 2001. This note bore interest at 10.0% per year. During 2002, Mr. White paid off his note in its entirety.

1996 Equity Incentive Plan Loans to Ray Wirta and Brett White. In addition to the currently outstanding loan referenced above, Mr. White had an outstanding loan pursuant to the CB Richard Ellis Services 1996 Equity Incentive Plan that was repaid in full, which loan is described in further detail under the heading titled “Management—Compensation of Executive Officers.”

Transactions Related to Our Acquisition of CB Richard Ellis Services in 2001

Purchases of Common Stock and Grants of Stock Options. In connection with our acquisition of CB Richard Ellis Services in 2001, our stockholders that previously owned shares of our Class B common stock, collectively, contributed 7,967,774 shares of CB Richard Ellis Services common stock to us in exchange for 22,081,590 shares of our Class B common stock. Also in connection with the acquisition, our stockholders affiliated with Blum Capital Partners made aggregate cash contributions to us of approximately $71.0 million in exchange for an aggregate of 12,291,419 shares of our Class B common stock.

Also in connection with the acquisition, we offered and sold shares of our Class A common stock to certain of our employees at the time that were designated by our board of directors in consultation with Ray Wirta and Brett White. If each of these designated employees subscribed for a specified number of shares that was determined by our board of directors, they were entitled to receive a grant of options to acquire our Class A common stock. These options have an exercise price of $5.77 per share and a term of 10 years, with 20% of the options vesting on each of the first five anniversaries of the completion of the acquisition and all vesting if there is a change in control of us. In connection with this offering, Ray Wirta purchased 177,541 shares of our Class A common stock and received a grant of 488,184 options to acquire Class A common stock and Brett White purchased 73,615 shares of our Class A common stock and received a grant of 392,929 shares of our Class A common stock. As described in greater detail above, Mr. Wirta delivered a full-recourse note to us in the aggregate principal amount of $512,504 as payment for a portion of his shares and Mr. White delivered a full-recourse note in the aggregate principal amount of $209,734 as payment for a portion of his shares. Each of Mr. Wirta and Mr. White pledged as security for his full-recourse note a number of shares having an offering price equal to 200% of the amount of his note.

Transaction Fees. In connection with advisory services related to our acquisition of CB Richard Ellis Services in 2001, we paid a fee of $3.0 million to an affiliate of Blum Capital Partners and $2.0 million to an affiliate of Freeman Spogli. These advisory services included, among other things, transaction and structuring analysis, financing analysis and the arrangement and negotiation of debt and equity financing. The amounts of these fees were the result of negotiations among the affiliates of Blum Capital Partners and Freeman Spogli and the other parties that provided equity financing in connection with our acquisition of CB Richard Ellis Services. We also reimbursed certain expenses of our stockholders affiliated with Blum Capital Partners and Freeman Spogli.

Treatment of Warrants to Acquire Shares of CB Richard Ellis Services Common Stock. Pursuant to an agreement entered into in connection with the acquisition of CB Richard Ellis Services, we issued to our stockholders affiliated with Freeman Spogli a warrant to acquire 708,019 shares of our Class B common stock at an exercise price of $10.825 per share in exchange for the cancellation of previously outstanding warrants to acquire 364,884 shares of CB Richard Ellis Services common stock. These warrants were automatically exercised on a “cashless” basis in connection with our initial public offering in June 2004.

Also pursuant to the same agreement, previously outstanding warrants to acquire 84,988 shares of CB Richard Ellis Services common stock beneficially owned by Ray Wirta and The Koll Holding Company were cancelled and Mr. Wirta and The Koll Holding Company received $1.00 per share underlying these warrants in connection with the closing of the 2001 acquisition.

Transactions Related to Our Acquisition of Insignia in 2003

In connection with our acquisition of Insignia, our stockholders affiliated with Blum Capital Partners made aggregate cash contributions to us of $105,394,160 in exchange for an aggregate of 18,255,338 shares of our Class B common stock and Frederic V. Malek made a cash contribution to us of $960,000 in exchange for 166,281 shares of our Class B common stock.

Other Business Relationships with Our Directors

CBRE Investors and certain investment funds managed by it retained the law firm of Mayer, Brown, Rowe & Maw LLP, including its predecessors, to provide legal services during each of 2003, 2002 and 2001. Michael Kantor, who has been a member of our board of directors since February 2004, currently is a partner at Mayer, Brown, Rowe & Maw LLP.

PRINCIPAL AND SELLING STOCKHOLDERS

The table below sets forth the number of shares of our Class A common stock beneficially owned, and the percentage ownership of our common stock, as of October 31, 2004 for the following persons:

•	each person that beneficially owns 5% or more of our Class A common stock;

•	each of our directors;

•	each of our executive officers;

•	all of our directors and executive officers as a group; and

•	each selling stockholder.

Except as otherwise noted below, the address for each person listed on the table is c/o CB Richard Ellis Group, Inc., 865 South Figueroa Street, Suite 3400, Los Angeles, California 90017. Beneficial ownership is determined in accordance with the federal securities rules that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or warrants held by that person that are or will become exercisable within 60 days of October 31, 2004 are deemed outstanding, although the shares are not deemed outstanding for purposes of computing percentage ownership of any person.

	Shares Beneficially Owned Prior to the Offering		Shares to be Sold in the Offering (1)	Shares Beneficially Owned After the Offering
	Number	Percent		Number	Percent
Greater than 5% Stockholders:
Blum Strategic Partners, L.P.
Blum Strategic Partners II, L.P.
Blum Strategic Partners II GmbH & Co. KG (2)(3)	29,048,352	41.2%			%

FS Equity Partners III, L.P.
FS Equity Partners International, L.P. (2)(4)	6,946,390	9.9

Executive Officers and Directors:
Ray Wirta (2)(5)	2,059,523	2.9	—	2,059,523	2.9
Brett White (2)(6)	515,284	*	—	515,725	*
Kenneth J. Kay (7)	88,683	*	—	88,683	*
Alan C. Froggatt (8)	16,628	*	—	16,628	*
Robert Blain (9)	13,856	*	—	13,856	*
Richard C. Blum (2)(3)(10)	29,050,843	41.2
Jeffrey A. Cozad (2)(3)(10)	29,050,843	41.2
Patrice Marie Daniels (10)	2,491	*	—	2,491	*
Bradford M. Freeman (2)(4)(10)	6,948,881	9.9
Michael Kantor (10)	2,491	*	—	2,491	*
Frederic V. Malek (10)	908,019	1.3
Jeffrey S. Pion (11)	28,592	*	—	28,592	*
Gary L. Wilson (12)	8,033	*	—	8,033	*
All directors and executive officers as a group	39,645,815	55.7

	Shares Beneficially Owned Prior to the Offering		Shares to be Sold in the Offering (1)	Shares Beneficially Owned After the Offering
	Number	Percent		Number	Percent

Other Selling Stockholders:
California Public Employees’ Retirement System (13)	2,472,105	3.5%

DLJ Investment Partners II, L.P.
DLJ Investment Partners, L.P.
DLJIP II Holdings, L.P. (14)	1,420,656	2.0

Stanfield Arbitrage CDO, Ltd.
Stanfield CLO, Ltd.
Stanfield/RMF Transatlantic CDO, Ltd. (15)	51,697	*			*

National City Corporation (16)	10,339	*			*

*	less than 1.0%

(1)	If the underwriters exercise in full their over-allotment option, the selling stockholders will sell 2,250,000 additional shares of Class A common stock, which sale is not reflected in the table above. Assuming the over-allotment option is exercised in full, the selling stockholders will sell the following additional shares: Blum Strategic Partners, L.P.— ; Blum Strategic Partners II GmbH & Co. KG— ; FS Equity Partners III, L.P.— ; FS Equity Partners International, L.P.— ; Frederic V. Malek— ; California Public Employees’ Retirement System— ; DLJ Investment Partners II, L.P.— ; DLJ Investment Partners, L.P.— ; DLJIP II Holdings, L.P.— ; Stanfield Arbitrage CDO, Ltd.— ; Stanfield CLO, Ltd.— ; Stanfield/RMF Transatlantic CDO, Ltd.— ; and Provident Financial Group, Inc.— .

(2)	As a result of the voting provisions set forth in the securityholders’ agreement described in greater detail in this prospectus under the heading “Related Party Transactions—Securityholders’ Agreement,” this stockholder, together with our other stockholders that owned shares of Class B common stock prior to our initial public offering, other than Frederic V. Malek, may be deemed to constitute a group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, after the offering. Accordingly, the group formed by these stockholders may be deemed to beneficially own shares of our Class A common stock after the offering.

(3)	Prior to the offering, consists of 13,291,018 shares of our Class A common stock owned by Blum Strategic Partners, L.P., 15,439,006 shares of our Class A common stock owned by Blum Strategic Partners II, L.P. and 318,328 shares of our Class A common stock owned by Blum Strategic Partners II GmbH & Co. KG. In connection with the offering, Blum Strategic Partners will sell shares, Blum Strategic Partners II, L.P. will sell shares and Blum Strategic Partners II GmbH & Co. KG will sell shares. The sole general partner of Blum Strategic Partners, L.P. is Blum Strategic GP, L.L.C., and the sole general partner of Blum Strategic Partners II, L.P. and the managing limited partner of Blum Strategic Partners II GmbH & Co. KG is Blum Strategic GP II, L.L.C. Richard C. Blum is a managing member of Blum Strategic GP, L.L.C. and each of Messrs. Blum and Cozad is a managing member of Blum Strategic GP II, L.L.C. Except as to any pecuniary interest, each of Messrs. Blum and Cozad disclaims beneficial interest in all of these shares. The business address of Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, Blum Strategic GP, L.L.C., Blum Strategic GP II, L.L.C., Richard C. Blum and Jeffrey A. Cozad is 909 Montgomery Street, Suite 400, San Francisco, California 94133. As a result of the securityholders’ agreement, Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG share voting power over the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004.

(4)

Prior to the offering, consists of 6,693,205 shares of our Class A common stock held by FS Equity Partners III, L.P., or FSEP III, and 253,185 shares of our Class A common stock held by FS Equity Partners

International, L.P., or FSEP International. In connection with the offering, FSEP III will sell                  shares and FSEP International will sell                  shares. As general partner of FS Capital Partners, L.P., which is the general partner of FSEP III, FS Holdings, Inc. has the power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P., which is the general partner of FSEP International, FS International Holdings Limited has the power to vote and dispose of the shares owned by FSEP International. Bradford Freeman, who is one of our directors, Ronald Spogli, Frederick Simmons, William Wardlaw, John Roth and Charles Rullman, Jr. are the directors, officers and shareholders of FS Holdings, Inc. and FS International Holdings Limited, and may be deemed to be the beneficial owners of the shares of common stock, and rights to acquire common stock, owned by FSEP III and FSEP International. Brad Freeman is a director and owner of less than 10% of the securities of, and Ronald Spogli is the owner of less than 10% of the securities of, a registered broker-dealer. Both FSEP III and FSEP International acquired the shares of our common stock beneficially owned by them in the ordinary course of business and, at the times they acquired such shares, had no agreements or understandings, directly or indirectly, with any person to distribute them publicly. The business address of FSEP III, FS Capital Partners, L.P. and FS Holdings, Inc. and their directors, officers and beneficial owners is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FSEP International, FS&Co. International, L.P. and FS International Holdings Limited is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies. As a result of the securityholders’ agreement, FSEP III and FSEP International share voting power over the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004.

(5)	Includes 339,470 shares of Class A common stock subject to options that are exercisable or will be exercisable within 60 days. As a result of the securityholders’ agreement, Mr. Wirta shares voting power over 1,720,053 of the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004.

(6)	Mr. White is co-trustee and, together with his wife Danielle, is the beneficiary of The White Family Trust, which owns 273,730 of the indicated shares. Includes 172,270 shares of Class A common stock subject to options that are exercisable or will be exercisable within 60 days. Also includes 69,284 shares of Class A common stock underlying vested stock fund units in our deferred compensation plan. In connection with any voluntary or involuntary termination of his employment with us, Mr. White may be entitled to receive an issuance of some or all of the shares underlying the stock fund units within 60 days of such termination, depending upon the date of such termination and the current terms of the election he has made under the plan. As a result of the securityholders’ agreement, Mr. White shares voting power over 273,730 of the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004.

(7)	Includes 88,683 shares of Class A common stock subject to options that are exercisable or will be exercisable within 60 days.

(8)	Includes 16,628 shares of Class A common stock subject to options that are exercisable or will be exercisable within 60 days.

(9)	Includes 13,856 shares of Class A common stock subject to options that are exercisable or will be exercisable within 60 days.

(10)	Includes 491 shares of Class A common stock subject to options that are exercisable or will be exercisable within 60 days.

(11)	Includes 28,592 shares of Class A common stock underlying vested stock fund units in our deferred compensation plan. In connection with any voluntary or involuntary termination of his employment with us, Mr. Pion may be entitled to receive a distribution of some or all of the shares underlying the stock fund units within 60 days of such termination, depending upon the date of such termination and the current terms of the election he has made under the plan.

(12)	Includes 6,033 shares of Class A common stock subject to options that are exercisable or will be exercisable within 60 days.

(13)	CalPERS owns a less than 10% non-managing member interest in a registered broker-dealer. CalPERS acquired the shares of our common stock beneficially owned by it in the ordinary course of business and, at the times it acquired such shares, had no agreements or understandings, directly or indirectly, with any person to distribute them publicly. The business address of CalPERS is 400 P Street, Suite 3492, Sacramento, California 95814.

(14)	The shares beneficially owned include 807,342 shares of Class A common stock owned by DLJ Investment Partners II, L.P., 358,777 shares of Class A common stock owned by DLJ Investment Partners, L.P. and 254,537 shares of Class A common stock owned by DLJIP II Holdings, L.P. (collectively, the “DLJIP Entities”). In connection with the offering, DLJ Investment Partners, L.P. will sell shares, DLJ Investment Partners II, L.P. will sell shares and DLJIP II Holdings, L.P. will sell shares. Credit Suisse First Boston, a Swiss bank, owns a majority of the voting stock of Credit Suisse First Boston, Inc., which in turn owns all the voting stock of Credit Suisse First Boston (USA), Inc. (“CSFB-USA”). The DLJIP Entities are private equity funds advised by subsidiaries of CSFB-USA. Credit Suisse First Boston LLC, one of the underwriters in this offering, is a direct subsidiary of CSFB-USA. Credit Suisse First Boston Capital LLC (“CSFB Capital”), an indirect wholly owned subsidiary of CSFB-USA, is a registered broker-dealer. Neither CSFB-USA nor CSFB Capital holds any ownership interest in the DLJIP Entities. The DLJIP Entities acquired the shares of our common stock beneficially owned by them in the ordinary course of business and, at the times they acquired such shares, had no agreements or understandings, directly or indirectly, with any person to distribute them publicly. The business address for each of the DLJIP Entities is 11 Madison Avenue, 16th Floor, New York, NY 10010.

(15)	The shares beneficially owned consist of 18,094 shares of Class A common stock owned by Stanfield Arbitrage CDO, Ltd., 18,094 shares of Class A common stock owned by Stanfield CLO, Ltd. and 15,509 shares of Class A common stock owned by Stanfield/RMF Transatlantic CDO, Ltd. In connection with the offering, Stanfield Arbitrage CDO, Ltd. will sell shares, Stanfield CLO, Ltd. will sell shares and Stanfield/RMF Transatlantic CDO, Ltd. will sell shares. Stanfield Arbitrage CDO, Ltd., Stanfield CLO, Ltd. and Stanfield/RMF Transatlantic CDO, Ltd. are structured finance vehicles (collectively, the “Stanfield Funds”) and Stanfield Capital Partners LLC is the collateral manager to each of the Stanfield Funds. Stanfield Capital Partners LLC, in its capacity as collateral manager to such funds, is able to direct the voting and disposition of the indicated shares. As such, it may be deemed to be the beneficial owner of the shares owned by the Stanfield Funds. Stanfield Capital Partners LLC disclaims any such beneficial ownership. The business address for each of the Stanfield Funds is Hemisphere House, 9 Church Street, Third Floor, Harbour Centre, Hamilton, Bermuda HM11, British West Indies. A copy of any correspondence to any of the Stanfield Funds should also be sent to Stanfield Capital Partners LLC, 430 Park Avenue, 12th Floor, New York, NY 10022.

(16)	The business address of National City Corporation is 1900 East Ninth Street, Cleveland, OH 44114.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes information regarding our capital stock. This information does not purport to be complete and is subject in all respects to the applicable provisions, of the Delaware General Corporation Law, and our restated certificate of incorporation and restated by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Generally. We are authorized to issue 325,000,000 shares of Class A common stock, $0.01 par value per share. On May 4, 2004, we completed a 3-for-1 stock split of our outstanding Class A common stock and Class B common stock, which was effected by a stock dividend. On June 7, 2004, we amended our certificate of incorporation to effect a 1-for-1.0825 reverse stock split. In June 2004, in connection with our initial public offering, all of the previously outstanding shares of our Class B common stock were converted into shares of Class A common stock at a 1-for-1 ratio. As of October 31, 2004, we had 70,438,865 shares of Class A common stock outstanding.

Voting Rights. Holders of our Class A common stock generally are entitled to one vote per share on all matters on which our stockholders are entitled to vote. Our directors are elected by a plurality of the votes of the shares of Class A common stock present in person or represented by proxy at a stockholder meeting called for such election. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

Dividends. Holders of our Class A common stock are entitled to receive ratably dividends if, as and when declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on any outstanding preferred stock, as described below. Our senior credit facilities and indentures impose restrictions on our ability to declare dividends with respect to our Class A common stock.

Liquidation Rights. Upon our dissolution, liquidation or winding up, the holders of our Class A common stock are entitled to receive ratably the assets available for distribution to our stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters. Our Class A common stock does not have preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A common stock.

Preferred Stock

Our board of directors is authorized, subject to any limitations imposed by law, without the approval of our stockholders, to issue from time to time up to a total of 25,000,000 shares of our preferred stock, in one or more series, with each such series having rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors may determine. The issuance of our preferred stock, while potentially providing us with flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Registration Rights

Pursuant to a securityholders’ agreement, the other terms of which are described under the heading “Related Party Transactions—Securityholders’ Agreement,” we have granted registration rights to our stockholders that are parties to that agreement.

Demand Registrations. As a result of these registration rights, after we have completed this offering and upon the expiration or earlier waiver of the lock-up period imposed by the underwriters, we can be required by some of our stockholders to effect additional registration statements, or “demand registrations,” registering the securities held by the stockholder for sale under the Securities Act of 1933. Under this agreement, our stockholders affiliated with Blum Capital Partners may request six demand registrations and our stockholders affiliated with Freeman Spogli may request three demand registrations. After completion of the offering, these stockholders will beneficially own              shares of our common stock. Our stockholders affiliated with Blum Capital Partners have used one of their demand registrations in connection with the offering being made by this prospectus and will have five remaining demand registrations after completion of the offering. If a demand registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that the stockholder initiating the demand registration receives first priority.

Piggyback Registrations. In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our stockholders that is party to the securityholders’ agreement the opportunity to participate, or “piggyback,” in the registration. These piggyback registration rights apply in the offering because affiliates of Blum Capital Partners are selling shares in the offering. If a piggyback registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that we receive first priority with respect to the shares we are issuing and selling.

Other Registration Provisions. The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the offering. We generally are required to pay the registration expenses in connection with both demand and piggyback registrations. A stockholder’s registration rights will terminate if we have completed an initial public offering of our common stock, the stockholder holds less than 0.5% of our outstanding common stock and the stockholder is entitled to sell all of its shares in any 90-day period under Rule 144 of the Securities Act. For additional information regarding sales under Rule 144, see the description under the heading titled “Shares Eligible for Future Sale—Sale of Restricted Shares.”

Anti-Dilution Agreement

In connection with the 2001 issuance and sale of our 16% senior notes due 2011, we issued an aggregate of 941,764 shares of our Class A common stock to the purchasers of the senior notes. On July 20, 2001, we also issued 504,462 shares of our Class A common stock to the affiliate of Credit Suisse First Boston LLC that originally committed to purchase our 16% senior notes. In connection with these issuances, we entered into an anti-dilution agreement pursuant to which these stockholders have the right to purchase additional shares of our Class A common stock for $0.01 per share upon the occurrence of specified events.

These specified events include any issuance of shares of our common stock or options, warrants or other securities convertible into, or exchangeable or exercisable for, shares of our common stock, in each case, at a price that is less than the “current market price” per share of our common stock. The “current market price” per share of any class of our common stock at any date generally is the average of the quoted price of our common stock on a securities exchange for 30 consecutive trading days commencing 45 trading days before the date in question. If our shares are not listed on a securities exchange on the date in question, then the “current market price” would be determined by our board of directors, which determination in some cases must based upon a valuation by an unaffiliated nationally-recognized investment banking or appraisal firm. With respect to issuances of stock options by us, the “current market price” following our initial public offering is determined based upon the quoted price of our common stock on the trading day immediately preceding the date of grant of the option.

The right of these stockholders to purchase additional shares of our Class A common stock pursuant to the anti-dilution agreement is subject to important exceptions, which include issuances of common stock pursuant to bona fide public offerings and issuances of common stock pursuant to certain employee stock purchase programs.

If we consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and in connection with such transaction the holders receive common stock of another entity or option, warrants or other securities convertible into or exchange for common stock of another entity, then upon consummation of such transaction, the right to purchase additional shares of our common stock under this agreement will automatically become applicable to the common stock of the other entity.

No adjustment in the number of shares held by these stockholders is required to be made unless the adjustment would require an increase or decrease of at least 1% in the number of shares held by these stockholders. Any such adjustments that are not made are carried forward and taken into account in determining any subsequent adjustments.

The anti-dilution agreement terminates on July 20, 2011 and, with respect to each of the shares of our Class A common stock subject to such agreement, the agreement also terminates at such time as such share has been transferred pursuant to a registration statement filed with the SEC or pursuant to Rule 144 of the rules and regulations promulgated by the SEC under the Securities Act of 1933.

Anti-Takeover Effects of Certain Provisions of Our Restated Certificate of Incorporation and Restated By-Laws

Certain provisions of our restated certificate of incorporation and restated by-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our restated by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before a meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice will need to be received at our principal executive offices not less than 90 days nor more than 120 days prior to, in the case of annual meetings, the first anniversary date of the previous year’s annual meeting and, in the case of special meetings, the date of such special meeting. Our restated by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendments

Our restated certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our directors may not be held liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except to the extent the exemption from, or limitation of, liability is not permitted under Delaware law.

Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent authorized by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affective to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Delaware Anti-Takeover Statute

Pursuant to our certificate of incorporation prior to May 4, 2004, we had “opted out” of the protections of Section 203 of the Delaware General Corporation Law. In our restated certificate of incorporation that we filed, and that became effective, on May 4, 2004, we “opted in” to Section 203. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in control attempts. However, in connection with our “opt in,” our stockholders that currently own 15% or more of our outstanding voting stock, including affiliates of Blum Capital Partners, L.P. and affiliates of Freeman Spogli & Co. Incorporated, are not considered “interested stockholders” under Section 203.

Transfer Agent

The transfer agent for our Class A common stock is The Bank of New York located at 101 Barclay Street, New York, New York, 10286 and its telephone number is (212) 815-3776.

SHARES ELIGIBLE FOR FUTURE SALE

We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that those sales may occur, could adversely affect prevailing market prices and impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

Sale of Restricted Shares and Shares Held by Affiliates

As of October 31, 2004, we had 70,438,865 shares of common stock outstanding. In addition, as of October 31, 2004, 9,377,905 shares of common stock were issuable upon the exercise of outstanding stock options or in connection with distributions pursuant to our old deferred compensation plan. Of the outstanding shares after completion of the offering, all of the 15,000,000 shares sold in the offering, all of the 24,229,300 shares issued and sold in our initial public offering and substantially all of our other currently outstanding shares held by our current and former employees and consultants immediately will be freely tradable without further registration under the Securities Act, except that any shares held by our “affiliates,” as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations under Rule 144 as described below. The remaining outstanding shares of our common stock after completion of the offering will be deemed “restricted securities,” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which rules are described below.

The restricted shares and the shares held by our affiliates will be available for sale in the public market as follows:

•	shares will be eligible for sale upon expiration of various holding periods pursuant to Rules 144, 144(k) and 701; and

•	shares subject to the lock-up agreements will be eligible for sale at various time beginning 90 days after the date of this prospectus pursuant to Rules 144, 144(k) and 701.

Rule 144

In general, under Rule 144 as currently in effect, any person (or persons whose shares must be aggregated), including an affiliate of ours, who has beneficially owned restricted shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of the following:

•	1% of the then-outstanding shares of common stock, which, as of October 31, 2004 was approximately 704,000 shares; and

•	the average weekly reported volume of trading of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed pursuant to Rule 144, subject to restrictions.

Sales under Rule 144 also must be sold only through “brokers’ transactions” or in transactions directly with a “market maker,” as those terms are defined in Rule 144. In addition, sales under Rule 144 are subject to notice requirements and the availability of current public information concerning us for at least 90 days after completion of the offering.

Rule 144(k)

A person (or persons whose shares must be aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the volume, manner of sale, notice or public information requirements of Rule 144 described above.

Rule 701

Certain of our current and former employees and consultants who acquired their shares in connection with awards pursuant to our 2001 stock incentive plan, which is a written compensatory plan, are entitled to rely on the resale provisions of Rule 701 under the Securities Act. Under Rule 701, these stockholders, whether or not they are our affiliates, are permitted to sell the shares subject to Rule 701 without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. In addition, non-affiliates may sell their Rule 701 shares without complying with the volume, notice or public information requirements of Rule 144 described above.

Registrations on Form S-8

On June 10, 2004, we filed a registration statement on Form S-8 under the Securities Act of 1933 to register shares of common stock issuable under our 2001 stock incentive plan, our old deferred compensation plan and our 2004 stock incentive plan. As a result, shares issued pursuant to our 2001 stock incentive plan and our 2004 stock incentive plan, including upon the exercise of stock options, and shares issued pursuant to our old deferred compensation plan are eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates described above and the lock-up and other agreements described below.

As of October 31, 2004:

•	5,394,949 shares subject to options issued under our 2001 stock incentive plan at a weighted average exercise price of $5.77 per share, of which options to purchase 1,463,498 shares were then exercisable;

•	1,265,643 shares subject to options issued under our 2004 stock incentive plan at a weighted average exercise price of $22.33 per share, of which options to purchase 1,715 shares were then exercisable;

•	2,717,313 shares underlying outstanding stock fund units under our old deferred compensation plan, which are issuable in connection with future distributions under the plan pursuant to elections made by plan participants and all of which were vested; and

•	5,631,263 additional shares available for future grants under our 2004 stock incentive plan.

We have entered into agreements with participants in the old deferred compensation plan holding stock fund units with 2,280,831 underlying shares of common stock pursuant to which these participants have agreed to sell no more than 20% of the shares underlying their current stock fund unit balances during any year over the next five years in exchange for fixed cash payments by us to these participants.

Lock-Up Agreements

For a description of the lock-up agreements with the underwriters that restrict sales of shares by us and the selling stockholders, see the information under the heading “Underwriting.”

Registration Rights

For a description of registration rights with respect to our common stock, see the information under the heading titled “Description of Capital Stock—Registration Rights.”

DESCRIPTION OF CERTAIN LONG-TERM INDEBTEDNESS

CB Richard Ellis Services’ Senior Secured Credit Facilities

In connection with our acquisition of CB Richard Ellis Services in 2001, CB Richard Ellis Services entered into a credit agreement with a syndicate of lenders for which Credit Suisse First Boston, or CSFB, serves as the administrative agent and collateral agent. The credit agreement was amended as of the closing of the offering of our 9 3/4% senior notes on May 22, 2003 to permit the issuance of the 9 3/4% senior notes and was amended and restated upon the consummation of the Insignia acquisition on July 23, 2003. On October 14, 2003, CB Richard Ellis Services amended and restated the credit agreement a second time. On April 23, 2004, we entered into an amendment to the amended and restated credit agreement that included a waiver generally permitting us to prepay, redeem, repurchase or otherwise retire up to $30.0 million of our existing indebtedness and provided for the amendment and restatement of our credit agreement upon the completion of our initial public offering. On June 15, 2004, we amended and restated the credit agreement a third time in connection with the completion of our initial public offering.

CB Richard Ellis Services’ senior secured credit facilities, as set forth in our amended and restated credit agreement, consists of a $295.0 million term loan facility and a $150.0 million revolving credit facility. Our amended and restated credit agreement also permits us to borrow up to $25.0 million of additional term loans under the term loan facility, subject to the satisfaction of customary conditions.

The senior secured credit facilities are jointly and severally guaranteed by us and substantially all of CB Richard Ellis Services’ domestic subsidiaries, including future domestic subsidiaries. The senior secured credit facilities are secured by a pledge of all of the equity interests of CB Richard Ellis Services and its significant domestic subsidiaries, including CB Richard Ellis, Inc., CBRE Investors, L.L.C., L.J. Melody & Company, Insignia Financial Group, Inc. and Insignia/ESG, Inc., which was renamed CB Richard Ellis Real Estate Services, Inc., and 65% of the voting stock of its foreign subsidiaries that are held directly by it or its domestic subsidiaries. Additionally, these lenders generally have a lien on substantially all of our accounts receivable, cash, general intangibles, investment property and future acquired property.

Pursuant to our amended and restated credit agreement, the term loan facility matures on March 31, 2010 and amortizes in equal quarterly installments of $2.95 million through December 31, 2009, with the balance payable on the maturity date. The $150.0 million revolving credit facility terminates on March 31, 2009. In the event of an increase in the term loan facility, the increased amount of such facility will mature at the same time or later as the remainder of the facility, depending upon the agreement we reach with the lenders for such increased facility.

Pursuant to our amended and restated credit agreement, borrowings under the senior secured credit facilities bear interest at the following rates:

•	Term loan facility—at CB Richard Ellis Services’ option, either LIBOR plus 2.25% to 2.50% or the alternate base rate, as defined below, plus 1.25% to 1.50%, in each case as determined by reference to the credit rating assigned to such facility by Moody’s Investors Service and Standard and Poor’s;

•	$150.0 million revolving credit facility—at CB Richard Ellis Services’ option, either LIBOR plus 2.25% to 2.50% or the alternate base rate plus 1.25% to 1.50%, in each case as determined by reference to our ratio of total debt less available cash to EBITDA, as such terms are defined in the credit agreement; and

•	Up to $25.0 million incremental term loan facility—depending upon the agreement we reach with the lenders for any such facility, either the rate for the term loan facility described above or a higher or lower rate.

We are required to pay to the lenders under the senior secured credit facilities a commitment fee on the unused portion of the revolving credit facility and a letter of credit fee on each letter of credit outstanding. We are also required to apply certain proceeds of sales of assets, issuances of equity, incurrences of debt and excess cash flow to the prepayment of the term loan.

The amended and restated credit agreement for the senior secured credit facilities contains customary restrictive covenants, including, among others, limitations on the ability of us and our subsidiaries to pay dividends on, redeem and repurchase capital stock; prepay, redeem and repurchase debt; incur liens; enter into sale/leaseback transactions; make loans and investments; incur indebtedness; enter into mergers, acquisitions and asset sales; enter into transactions with affiliates; change lines of business; and make capital expenditures.

In addition, the amended and restated credit agreement contains covenants that require us to maintain specified financial ratios, which include the following ratios: total debt less available cash to EBITDA; total senior secured debt less available cash to EBITDA; EBITDA to interest expense and EBITDA less capital expenditures and co-investments to interest expense.

The amended and restated credit agreement also includes customary events of default, including nonpayment of principal, interest, fees or reimbursement obligations with respect to letters of credit, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default and cross-acceleration to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, defaults or judgments under ERISA and change of control. The occurrence of any of the events of default could result in acceleration of our obligations under the amended and restated credit agreement and foreclosure on the collateral securing the obligations.

This summary of the material provisions of the amended and restated credit agreement is qualified in its entirety by reference to all of the provisions of the amended and restated credit agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

CB Richard Ellis Services’ 9 3/4% Senior Notes Due 2010

On May 22, 2003, CBRE Escrow, Inc. issued $200.0 million in aggregate principal amount of 9 3/4% senior notes due 2010 for $200.0 million. In connection with our acquisition of Insignia on July 23, 2003, CBRE Escrow merged into CB Richard Ellis Services, Inc., which assumed the 9 3/4% senior notes, and we and substantially all of our domestic subsidiaries guaranteed the 9 3/4% senior notes. CB Richard Ellis Services’ 9 3/4% senior notes are its unsecured senior obligations and rank equally in right of payment with any of our existing and future senior unsecured indebtedness but are effectively subordinated to all of our secured debt to the extent of the value of the assets securing such debt. They are also structurally subordinated to all of the existing and future liabilities of CB Richard Ellis Services’ subsidiaries that do not guarantee the notes. The 9 3/4% senior notes are governed by an indenture among CB Richard Ellis Services, us, the other guarantors and U.S. Bank National Association, as trustee.

Interest accrues at a rate of 9 3/4% per year and is payable semiannually in arrears. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. There are no mandatory sinking fund payments for our 9 3/4% senior notes. We may at any time, and from time to time, purchase our 9 3/4% senior notes in the open market or otherwise. We and certain of our subsidiaries guaranteed our 9 3/4% senior notes on a senior unsecured basis. These guarantees by the guarantors of the notes are pari passu to all of such guarantors’ existing and future indebtedness.

Until May 15, 2006, our 9 3/4% senior notes may be redeemed on one or more occasions in an amount not to exceed 35% of the principal amount of all issued 9 3/4% senior notes at a redemption price of 109 3/4%, plus accrued and unpaid interest to the redemption date, with cash proceeds raised in certain public equity offerings, as long as:

•	at least 65% of the aggregate principal amount of our 9 3/4% senior notes, including any additional 9 3/4% senior notes, remains outstanding after each redemption;

•	if the money is raised in an equity offering by us, we contribute to CB Richard Ellis Services an amount sufficient to redeem the 9 3/4% senior notes; and

•	the 9 3/4% senior notes are redeemed within 90 days after the completion of the related equity offering.

Pursuant to this provision of the indenture, we used a portion of the net proceeds we received from our initial public offering to redeem $70.0 million in aggregate principal amount of our 9 3/4% senior notes due 2010 in July 2004, which also required payment of a $6.8 million premium and accrued and unpaid interest through the date of redemption.

On and after May 15, 2007, all or a portion of our 9 3/4% senior notes will be redeemable at our option upon not less than 30 nor more than 60 days notice. The notes are redeemable at the redemption prices, expressed as a percentage of the principal amount on the redemption date, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing May 15 of the years below:

Year	Percentage
2007	104.875%
2008	102.438
2009 and thereafter	100.000

In the event of a change of control, which is defined in the indenture governing the 9 3/4% senior notes, we will be obligated to make an offer to purchase all outstanding 9 3/4% senior notes at a redemption price of 101% of the principal amount plus accrued interest, subject to certain conditions.

The indenture governing our 9 3/4% senior notes contains customary restrictive covenants for high yield securities, including, among others, limitations on our ability and the ability of our subsidiaries to incur or guarantee additional indebtedness; pay dividends or distributions on capital stock or redeem or repurchase capital stock; make investments; create restrictions on the payment of dividends or other amounts to us; sell stock of our subsidiaries; transfer or sell assets; enter into transactions with affiliates; and enter into mergers and consolidations.

This summary of the material provisions of our 9 3/4% senior notes is qualified in its entirety by reference to all of the provisions of the indenture governing our 9 3/4% senior notes, which is filed as an exhibit to the registration statement of which this prospectus is a part.

CB Richard Ellis Services’ 11 1/4% Senior Subordinated Notes Due 2011

On June 7, 2001, Blum CB Corp. issued $229.0 million in aggregate principal amount of 11 1/4% senior subordinated notes due 2011 for $225.6 million. In connection with our acquisition of CB Richard Ellis Services in 2001, CB Richard Ellis Services assumed the 11 1/4% senior subordinated notes and we and substantially all of our domestic subsidiaries guaranteed the 11 1/4% senior subordinated notes. CB Richard Ellis Services’ 11 1/4% senior subordinated notes are our unsecured senior subordinated obligations and rank equally in right of payment with any of our existing and future senior subordinated unsecured indebtedness but are subordinated to any of our existing and future senior indebtedness. The 11 1/4% senior subordinated notes are governed by an indenture among CB Richard Ellis Services, us, the other guarantors and U.S. Bank National Association (as successor to State Street Bank and Trust Company of California, N.A.), as trustee.

Interest accrues at a rate of 11 1/4% per year and is payable semiannually in arrears. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. There are no mandatory sinking fund payments for our 11 1/4% senior subordinated notes. We may at any time and from time to time purchase our 11 1/4% senior subordinated notes in the open market or otherwise. We and substantially all of our domestic subsidiaries guaranteed the 11 1/4% senior subordinated notes on a senior subordinated basis. These guarantees are subordinated to all of such guarantors’ existing and future senior indebtedness, including guarantees by them of the senior secured credit facilities.

On and after June 15, 2006, all or a portion of our 11 1/4% senior subordinated notes will be redeemable at our option upon not less than 30 nor more than 60 days notice. The notes are redeemable at the redemption prices, expressed as a percentage of the principal amount on the redemption date, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing June 15 of the years below:

Year	Percentage
2006	105.625%
2007	103.750
2008	101.875
2009 and thereafter	100.000

In the event of a change of control, which is defined in the indenture governing the 11 1/4% senior subordinated notes, we will be obligated to make an offer to purchase all outstanding 11 1/4% senior subordinated notes at a redemption price of 101% of the principal amount plus accrued interest.

The indenture governing our 11 1/4% senior subordinated notes contains customary restrictive covenants for high yield securities, which covenants are substantially the same as the covenants in the indenture governing our 9 3/4% senior notes.

In May and June 2004, we purchased $21.6 million in aggregate principal amount of our 11 1/4% senior subordinated notes in the open market. We paid an aggregate of $3.1 million of premiums in connection with such purchases.

This summary of the material provisions of our 11 1/4% senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing our 11 1/4% senior subordinated notes, which is filed as an exhibit to the registration statement of which this prospectus is a part.

CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes certain U.S. federal income and estate tax consequences of the ownership of our Class A common stock by a “non-U.S. holder,” as defined below, as of the date of this prospectus. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to non-U.S. holders in light of their personal circumstances. Special rules may apply to certain non-U.S. holders, such as U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” and investors in pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986, or the Code. These non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions under the Code as of the date of this prospectus, and these authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Persons considering the ownership of our Class A common stock should consult their own tax advisors concerning the U.S. federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding our Class A common stock should consult their tax advisors.

As used in this section of the prospectus, a “non-U.S. holder” of our Class A common stock means a beneficial owner, other than an entity treated as a partnership, that is not any of the following for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any of its states or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends, will be required to (a) complete Internal Revenue Service Form W-8BEN or other applicable form and certify under penalty of perjury that such holder is not a U.S. person or (b) if the Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Our Class A Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our Class A common stock unless one of the following applies:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder,

•	in the case of a non-U.S. holder who is an individual and holds the Class A common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder, and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through U.S.-related financial intermediaries unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2004, the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and Citigroup Global Markets Inc. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse First Boston LLC
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bear, Stearns & Co. Inc.

Total	15,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 2,250,000 additional outstanding shares from them at the offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $         per share. The underwriters and selling group members may allow a discount of $         per share on sales to other broker/dealers. After the offering, the representatives may change the offering price and concession and discount to broker/dealers.

The following table summarizes the compensation the selling stockholders will pay and estimated expenses we will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$
Expenses payable by us	$	$	$	$

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $750,000 and are payable by us.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 90 days after the date of this prospectus, subject to specified exemptions.

The selling stockholders, which together will beneficially own approximately     % of our outstanding Class A common stock immediately after the offering, have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 90 days after the date of this prospectus.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on the New York Stock Exchange under the symbol “CBG.”

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for which they received, or will receive, customary fees and expenses. In particular, Credit Suisse First Boston, an affiliate of Credit Suisse First Boston LLC, serves as the administrative agent and collateral agent for, and is a lender under, our senior secured credit facilities. See the information under the heading titled “Description of Certain Long-Term Indebtedness” for additional information regarding the terms of this indebtedness. As of October 31, 2004, affiliates of Credit Suisse First Boston LLC also are the lenders with respect to 5.37% of the term loan under our amended and restated credit agreement. In addition, as of October 31, 2004, affiliates of Credit Suisse First Boston LLC were the beneficial owners of 1,420,656 shares, or approximately 2.0%, of our outstanding common stock. These affiliates of Credit Suisse First Boston LLC are selling a portion of their shares in the offering and will beneficially own approximately     % of our common stock after the offering. See the information under the heading titled “Principal and Selling Stockholders” for additional information regarding their beneficial ownership.

Bear, Stearns & Co. Inc. acted as financial advisor to the special committee of Insignia’s board of directors in connection with our acquisition of Insignia in July 2003 and received customary fees and expenses from Insignia in such capacity.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in the offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically by e-mail. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

LEGAL MATTERS

The validity of the shares of common stock being offered by the selling stockholders in the offering will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Selected legal matters in connection with the offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedules of CB Richard Ellis Group, Inc. as of and for the years ended December 31, 2003 and 2002 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 142 effective January 1, 2002 and concerning the application of procedures relating to certain disclosures and revisions of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP expressed no opinion or other form of assurance other than with respect to such disclosures and revisions), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of CB Richard Ellis Group, Inc. for the period from February 20 (inception) to December 31, 2001 and the financial statements of CB Richard Ellis Services, Inc. for the period from January 1, 2001 through July 20, 2001 included in this prospectus were audited by Arthur Andersen LLP, independent public accountants. See the information under the heading titled “Risk Factors—Risks Relating to the Offering and Ownership of Our Common Stock—Your ability to recover from our former auditors, Arthur Andersen LLP, for any potential financial misstatements is limited.”

The consolidated financial statements of Insignia Financial Group, Inc. as of and for the year ended December 31, 2002 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, which report refers to changes in accounting principles relating to the adoption of the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 and the adoption of the accounting principles set forth in Statements of Financial Accounting Standards Nos. 141 and 142 effective January 1, 2002, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of operations, stockholders’ equity and cash flows of Insignia Financial Group, Inc. for the year ended December 31, 2001 appearing in this prospectus and the registration statement to which it forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

On April 23, 2002, we dismissed our independent auditors, Arthur Andersen LLP, and engaged the services of Deloitte & Touche LLP as our new independent auditors for the fiscal year ended December 31, 2002. Our board of directors and our audit committee authorized the dismissal of Arthur Andersen LLP and the engagement of Deloitte & Touche LLP.

Arthur Andersen LLP’s reports on CB Richard Ellis Group’s consolidated financial statements for the fiscal years ended December 31, 2001 and 2000 and for the period from CB Richard Ellis Group’s inception through the date of Arthur Andersen LLP’s dismissal did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from CB Richard Ellis Group’s inception through the date of Arthur Andersen’s dismissal, there were no (1) disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report on CB Richard Ellis Group’s consolidated financial statements or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On April 8, 2002, Ernst & Young was dismissed as Insignia’s principal independent accountant and, effective April 11, 2002, KPMG was retained as its principal independent accountant. The reports of Ernst & Young on Insignia’s financial statements for the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended by Insignia’s audit committee and approved by Insignia’s board of directors.

During the years ended December 31, 2001 and December 31, 2000 and through April 8, 2002, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference thereto in its reports on the financial statements for such periods.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act of 1933 and the rules and regulations under the Securities Act, for the registration of the common stock being offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus, please refer to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statements and other reports, proxy statements and other information can be inspected, and copies may be obtained, at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room of the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information that we have filed electronically with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
CB Richard Ellis Group, Inc.
Consolidated Balance Sheets at September 30, 2004 (Unaudited) and December 31, 2003	F-2
Consolidated Statements of Operations for the three months ended and the nine months ended September 30, 2004 and 2003 (Unaudited)	F-3
Consolidated Statements of Cash Flows for the three months ended and the nine months ended September 30, 2004 and 2003 (Unaudited)	F-4
Notes to Consolidated Financial Statements (Unaudited)	F-5
Report of Independent Registered Public Accounting Firm	F-28
Report of Independent Public Accountants	F-30
Consolidated Balance Sheets at December 31, 2003 and 2002	F-31

Consolidated Statements of Operations for the years ended December 31, 2003 and 2002, for the period from February 20 (inception) through December 31, 2001 and for the period from January 1, 2001 through July 20, 2001 (predecessor)

F-32

Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002, for the period from February 20 (inception) through December 31, 2001 and for the period from January 1 through July 20, 2001 (predecessor)

F-33

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2003 and 2002, for the period from February 20 (inception) through December 31, 2001 and for the period from January 1, 2001 through July 20, 2001 (predecessor)

F-34

Consolidated Statements of Comprehensive (Loss) Income for the years ended December 31, 2003 and 2002, for the period from February 20 (inception) through December 31, 2001 and for the period from January 1 through July 20, 2001 (predecessor)

F-35
Notes to Consolidated Financial Statements	F-36
Quarterly Results of Operations (Unaudited)	F-84
Schedule II—Valuation and Qualifying Accounts	F-85
Insignia Financial Group, Inc.
Condensed Consolidated Balance Sheet at June 30, 2003 (Unaudited)	F-86
Condensed Consolidated Statements of Operations for the six months ended June 30, 2003 and 2002 (Unaudited)	F-87
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and 2002 (Unaudited)	F-88
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-89
Independent Auditors’ Report	F-102
Report of Independent Registered Public Accounting Firm	F-103
Consolidated Balance Sheet—December 31, 2002	F-104
Consolidated Statements of Operations—Years ended December 31, 2002 and 2001	F-105
Consolidated Statements of Stockholders’ Equity—Years ended December 31, 2002 and 2001	F-107
Consolidated Statements of Cash Flows—Years ended December 31, 2002 and 2001	F-109
Notes to Consolidated Financial Statements	F-111

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$147,925	$163,881
Restricted cash	10,614	14,899
Receivables, less allowance for doubtful accounts of $15,557 and $16,181 at September 30, 2004 and December 31, 2003, respectively	276,343	322,416
Warehouse receivable	111,840	230,790
Prepaid expenses	24,308	22,854
Deferred tax assets, net	62,832	57,681
Other current assets	41,539	26,461

Total Current Assets	675,401	838,982
Property and equipment, net	128,076	113,569
Goodwill	830,723	819,558
Other intangible assets, net of accumulated amortization of $89,113 and $73,449 at September 30, 2004 and December 31, 2003, respectively	117,295	131,731
Deferred compensation assets	79,461	76,389
Investments in and advances to unconsolidated subsidiaries	83,537	68,361
Deferred tax assets, net	30,636	32,179
Other assets, net	62,218	132,712

Total Assets	$2,007,347	$2,213,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$170,130	$189,787
Compensation and employee benefits payable	156,233	148,874
Accrued bonus and profit sharing	143,585	200,343
Short-term borrowings:
Warehouse line of credit	111,840	230,790
Other	26,396	39,347

Total short-term borrowings	138,236	270,137
Current maturities of long-term debt	13,021	11,285
Other current liabilities	13,470	12,991

Total Current Liabilities	634,675	833,417
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount of $2,397 and $2,827 at September 30, 2004 and December 31, 2003, respectively	204,972	226,173
Senior secured term loan	268,200	287,500
9 3/4% senior notes	130,000	200,000
16% senior notes, net of unamortized discount of $2,844 at December 31, 2003	—	35,472
Other long-term debt	877	42,275

Total Long-Term Debt	604,049	791,420
Deferred compensation liability	146,709	138,037
Pension liability	36,565	35,998
Other liabilities	100,434	75,024

Total Liabilities	1,522,432	1,873,896
Minority interest	6,667	6,656
Commitments and contingencies
Stockholders’ Equity:
Class A common stock; $0.01 par value; 325,000,000 shares authorized; 70,195,909 and 7,176,396 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	702	72
Class B common stock; $0.01 par value; 100,000,000 shares authorized; 53,409,556 shares issued and outstanding at December 31, 2003; no shares authorized, issued or outstanding at September 30, 2004	—	534
Additional paid-in capital	509,288	359,334
Notes receivable from sale of stock	(5,058)	(4,680)
Accumulated (deficit) earnings	(259)	1,449
Accumulated other comprehensive loss	(26,425)	(23,780)

Total Stockholders’ Equity	478,248	332,929

Total Liabilities and Stockholders’ Equity	$2,007,347	$2,213,481

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$574,999	$423,376	$1,566,907	$1,008,817
Costs and expenses:
Cost of services	300,711	207,820	797,544	484,485
Operating, administrative and other	213,226	180,676	643,016	444,272
Depreciation and amortization	12,340	41,071	40,001	53,571
Merger-related charges	4,040	16,485	25,574	19,795

Operating income (loss)	44,682	(22,676)	60,772	6,694
Equity income from unconsolidated subsidiaries	4,826	2,318	10,120	9,182
Interest income	672	1,373	2,303	2,624
Interest expense	14,919	21,000	52,138	51,739
Loss on extinguishment of debt	17,066	6,840	21,075	6,840

Income (loss) before provision (benefit) for income taxes	18,195	(46,825)	(18)	(40,079)
Provision (benefit) for income taxes	6,300	(18,380)	1,690	(15,459)

Net income (loss)	$11,895	$(28,445)	$(1,708)	$(24,620)

Basic income (loss) per share	$0.17	$(0.49)	$(0.03)	$(0.52)

Weighted average shares outstanding for basic income (loss) per share	71,446,359	57,486,405	66,006,231	46,995,364

Diluted income (loss) per share	$0.16	$(0.49)	$(0.03)	$(0.52)

Weighted average shares outstanding for diluted income (loss) per share	75,184,418	57,486,405	66,006,231	46,995,364

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,708)	$(24,620)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	40,001	53,571
Amortization and write-off of deferred financing costs	10,094	10,176
Amortization and write-off of long-term debt discount	3,274	378
Deferred compensation deferrals	12,764	7,836
Write-off of impaired investments	2,990	—
Gain on sale of servicing rights, property held for sale and other assets	(5,789)	(3,417)
Equity income from unconsolidated subsidiaries	(10,120)	(9,182)
Provision for doubtful accounts	2,304	3,598
Deferred income tax benefit	(190)	(13,600)
Decrease in receivables	37,465	23,253
Increase in deferred compensation assets	(3,072)	(6,435)
Decrease (increase) in prepaid expenses and other assets	14,172	(14,237)
Decrease in compensation and employee benefits payable and accrued bonus and profit sharing	(41,843)	(45,269)
Decrease in accounts payable and accrued expenses	(22,185)	(22,089)
Decrease in income tax payable	(7,861)	(29,134)
Increase (decrease) in other liabilities	6,946	(1,540)
Other operating activities, net	1,363	(3)

Net cash provided by (used in) operating activities	38,605	(70,714)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of servicing rights and other assets	5,607	1,922
Proceeds from sale of property held for sale	50,401	—
Capital expenditures, net of concessions received	(27,455)	(8,185)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	(16,784)	(243,847)
Other investing activities, net	(2,948)	(2,574)

Net cash provided by (used in) investing activities	8,821	(252,684)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	186,750	152,850
Repayment of revolver and swingline credit facility	(186,750)	(152,850)
Proceeds from senior secured term loan	—	75,000
Repayment of senior secured term loan	(17,500)	(7,513)
Repayment of non-recourse debt related to property held for sale	(42,048)	—
Repayment of notes payable	—	(43,000)
(Repayment of) proceeds from euro cash pool loan and other loans, net	(9,809)	3,732
Proceeds from 9 3/4% senior notes	—	200,000
Repayment of 9 3/4% senior notes	(70,000)	—
Repayment of 11 1/4% senior subordinated notes	(21,631)	—
Repayment of 16% senior notes	(38,316)	—
Proceeds from issuance of common stock, net	135,000	120,580
Proceeds from exercise of stock options	7,991	—
Payment of deferred financing fees	(3,942)	(19,774)
Other financing activities, net	(1,466)	(527)

Net cash (used in) provided by financing activities	(61,721)	328,498
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(14,295)	5,100
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	163,881	79,701
Effect of currency exchange rate changes on cash	(1,661)	693

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$147,925	$85,494

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of amount capitalized	$56,846	$31,694

Income taxes, net of refunds	$11,462	$25,533

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Nature of Operations

CB Richard Ellis Group, Inc., formerly known as CBRE Holding, Inc. (which may be referred to in this Form 10-Q as “we,” “us,” and “our”), offers a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate markets globally under the “CB Richard Ellis” brand name. Our business is focused on several service competencies, including strategic advice and execution assistance for property leasing and sales; property valuation; commercial mortgage loan origination and servicing, facilities and property management; real estate investment management and real estate econometric forecasting. We generate revenues both on a per project or transaction basis and from annual management fees.

CB Richard Ellis Group, Inc. was incorporated on February 20, 2001 and was created to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international real estate services firm. Prior to July 20, 2001, we were a wholly owned subsidiary of Blum Strategic Partners, L.P., which is an affiliate of Richard C. Blum, a director of CBRE and our Company.

On July 20, 2001, we acquired all of the outstanding stock of CBRE pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001, among CBRE, Blum CB Corp. (Blum CB) and us. Blum CB was merged with and into CBRE with CBRE being the surviving corporation (the 2001 Merger). On July 23, 2003, our global position in the commercial real estate services industry was further solidified as CBRE acquired Insignia Financial Group, Inc.

2.     Initial Public Offering

On June 15, 2004, we completed the initial public offering of shares of our Class A common stock (the IPO). In connection with the IPO, we issued and sold 7,726,764 shares of our Class A common stock and received aggregate net proceeds of approximately $135.0 million, after deducting underwriting discounts and commissions and offering expenses payable by us. Also in connection with the IPO, selling stockholders sold an aggregate of 16,273,236 shares of our Class A common stock and received net proceeds of approximately $290.6 million, after deducting underwriting discounts and commissions. On July 14, 2004, selling stockholders sold an additional 229,300 shares of our Class A common stock to cover over-allotments of shares by the underwriters and received net proceeds of approximately $4.1 million, after deducting underwriting discounts and commissions. We did not receive any of the proceeds from the sales of shares by the selling stockholders on June 15, 2004 and July 14, 2004.

3.    Insignia Acquisition

On July 23, 2003, pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 28, 2003 (the Insignia Acquisition Agreement), by and among us, CBRE, Apple Acquisition Corp. (Apple Acquisition), a Delaware corporation and wholly owned subsidiary of CBRE, and Insignia Financial Group, Inc. (Insignia), Apple Acquisition was merged with and into Insignia (the Insignia Acquisition). Insignia was the surviving corporation in the Insignia Acquisition and at the effective time of the Insignia Acquisition became a wholly owned subsidiary of CBRE.

The aggregate purchase price for the acquisition of Insignia was approximately $329.5 million, which includes: (1) $267.9 million in cash paid for shares of Insignia’s outstanding common stock, at $11.156 per share, (2) $38.2 million in cash paid for Insignia’s outstanding Series A preferred stock and Series B preferred stock at $100.00 per share plus accrued and unpaid dividends, (3) cash payments of $7.9 million to holders of Insignia’s vested and unvested warrants and options and (4) $15.5 million of direct costs incurred in connection with the acquisition, consisting mostly of legal and accounting fees.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Purchase accounting adjustments related to the Insignia Acquisition have been recorded in the accompanying consolidated financial statements as of, and for periods subsequent to, July 23, 2003. The final valuation of the net assets acquired was completed during the third quarter of 2004 and did not result in any significant adjustments when compared to the preliminary valuation, other than those noted below.

During the nine months ended September 30, 2004, we made the following significant adjustments to goodwill:

•	In the first quarter of 2004, we assigned a $6.6 million estimated fair value to a broker draw asset acquired from Insignia. Based on our management’s estimates, we generally derive benefit from brokers participating in our draw program over two years. Accordingly, we estimate that we will derive benefit from the broker draw asset related to Insignia’s brokers over two years from the date of the Insignia Acquisition and, accordingly, we are amortizing it on a straight-line basis, which best reflects the pattern in which the economic benefits of the broker draw asset are consumed, during that period. The allocation of purchase price to the broker draw asset, net of related tax impact, resulted in a $3.8 million decrease in goodwill and a related $2.4 million increase in net loss during the nine months ended September 30, 2004, which includes a $0.8 million first quarter 2004 adjustment to correct the amortization taken for the period from the date of the Insignia Acquisition through December 31, 2003.

•	During the nine months ended September 30, 2004, we recorded a $14.2 million increase to goodwill due to an increase in liabilities primarily related to additional lease termination costs, contract termination costs and costs associated with anticipated legal settlements. All such adjustments were recorded in accordance with the requirements of Emerging Issues Task Force (EITF) Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” As of the consummation date of the acquisition of Insignia, our management began to assess and formulate a plan to close certain Insignia locations. Due to the size of this acquisition and the dispersed nature of Insignia’s operations, a significant amount of time and effort was required to finalize plans with respect to closures, analyze the provisions of contracts to be terminated and estimate the total exit costs. The adjustment during the nine months ended September 30, 2004 represents a change in estimate as we completed our assessments and finalized our plans with respect to certain of the locations.

•	In the first quarter of 2004, we recorded a $4.2 million increase to goodwill related to the sale of certain assets acquired in connection with the Insignia Acquisition. Of this amount, $3.7 million represented a receivable due from a buyer, which was collected in the second quarter of 2004. During the second and third quarter of 2004, we received additional cash for the sale of such assets as well as finalized the fair value assigned to such assets in the purchase price allocation. This resulted in a overall increase to goodwill of approximately $2.9 million, which reflects the sale of assets at an amount less than the value assigned in the preliminary purchase price allocation. As no event occurred during the period from the acquisition date to the sale date that would have impacted the value of these assets, our management concluded that the amount at which these assets were ultimately sold represents the best estimate of the fair value of these assets at the date of the Insignia Acquisition.

•	During the second quarter of 2004, we finalized the fair value of liabilities assumed relating to annuities due to former equity partners of Richard Ellis Group Limited that are payable by Insignia until the times of their deaths. Our valuations of these annuities was based in part on a third-party valuation and resulted in a $4.2 million increase in goodwill in 2004.

•	During the nine months ended September 30, 2004, we recorded a reduction of $9.2 million to goodwill related to the deferred tax impact of all purchase accounting adjustments recorded in 2004, excluding the deferred tax impact previously mentioned related to the broker draw asset.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Insignia Acquisition gave rise to the consolidation and elimination of some Insignia duplicate facilities and redundant employees as well as the termination of certain contracts as a result of a change of control of Insignia. As a result, we have accrued certain liabilities in accordance with EITF Issue No. 95-3. These liabilities assumed in connection with the Insignia Acquisition consist of the following and are included in other liabilities on the consolidated balance sheets (dollars in thousands):

	2003 Charge To Goodwill	2004 Adjustments	Utilized To Date	To be Utilized
Severance	$30,706	$(19)	$(23,653)	$7,034
Lease termination costs	28,922	8,923	(10,152)	27,693
Change of control payments	10,451	—	(10,451)	—
Costs associated with exiting contracts	8,921	1,519	(9,016)	1,424
Legal settlements anticipated	8,739	3,770	(3,122)	9,387

	$87,739	$14,193	$(56,394)	$45,538

4.    Basis of Presentation

The consolidated statements of operations and cash flows for the three and nine months ended September 30, 2004 include full periods of activity for Insignia. However, the consolidated statements of operations and cash flows for the three and nine months ended September 30, 2003 include the activity of Insignia from July 23, 2003, the date of the Insignia Acquisition. As such, our consolidated financial statements after the Insignia Acquisition are not directly comparable to our consolidated financial statements prior to the Insignia Acquisition.

Pro forma results for the three and nine months ended September 30, 2003, assuming the Insignia Acquisition had occurred as of January 1, 2003, are presented below. These pro forma results have been prepared for comparative purposes only and include adjustments, such as increased amortization expense as a result of intangible assets acquired in the Insignia Acquisition as well as higher interest expense as a result of debt incurred to finance the Insignia Acquisition. These pro forma results do not purport to be indicative of what operating results would have been had the Insignia Acquisition occurred on January 1, 2003, and may not be indicative of future operating results (dollars in thousands, except share data).

	September 30, 2003
	Three Months Ended	Nine Months Ended
Revenue	$462,004	$1,327,570
Operating income (loss)	$1,968	$(25,238)
Net loss	$(15,115)	$(52,326)
Basic and diluted loss per share	$(0.24)	$(0.84)

The accompanying consolidated financial statements have been prepared in accordance with the rules applicable to Form 10-Q and include all information and footnotes required for interim financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ materially from those estimates. All significant inter-company transactions and balances have been eliminated, and certain reclassifications have been made to prior periods’ consolidated financial statements to conform with the current period presentation. The results of operations for the three and nine months ended September 30, 2004 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 2004. The consolidated financial statements and notes to consolidated financial statements should be read in conjunction with our 2003 Annual Report on Form 10-K/A, which contains the latest available audited consolidated financial statements and notes thereto, which are as of and for the year ended December 31, 2003.

On May 4, 2004, we amended our Certificate of Incorporation increasing the authorized shares of Class A common stock to 325,000,000 and the authorized shares of Class B common stock to 100,000,000. Also, on May 4, 2004, we effected a three-for-one split of our outstanding Class A common stock and Class B common stock, which split was effected by a stock dividend. In addition, on June 7, 2004, we effected a 1-for-1.0825 reverse stock split of our outstanding Class A common stock and Class B common stock. The applicable share and per share data for all periods included herein have been restated to give effect to these stock splits. In connection with the completion of the IPO, all outstanding shares of Class B common stock were converted into an equal number of shares of Class A common stock. On June 16, 2004, we amended our Certificate of Incorporation to eliminate the authorized shares of Class B common stock.

5.    Stock-Based Compensation

Prior to the fourth quarter of 2003, we accounted for our employee stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related Financial Accounting Standards Board (FASB) interpretations. Accordingly, compensation cost for employee stock options was measured as the excess, if any, of the estimated market price of our Class A common stock at the date of grant over the amount an employee was required to pay to acquire the stock.

During the fourth quarter of 2003, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” prospectively to all employee awards granted, modified or settled after January 1, 2003, as permitted by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123.”

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

In accordance with SFAS No. 123, we estimate the fair value of our options using the Black-Scholes option-pricing model, which takes into account assumptions such as the dividend yield, the risk-free interest rate, the expected stock price volatility and the expected life of the options. As our Class A common stock was not freely tradeable on a national securities exchange or an over-the-counter market prior to the completion of the IPO, an effectively zero percent volatility was utilized for all periods ending prior to the IPO. The dividend yield is excluded from the calculation, as it is our present intention to retain all earnings. The following table illustrates the effect on net income (loss) and income (loss) per share if the fair value based method had been applied to all outstanding and unvested awards in each period (dollars in thousands, except share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income (loss) as reported	$11,895	$(28,445)	$(1,708)	$(24,620)
Add: Stock-based employee compensation expense included in reported net income (loss), net of the related tax effect	114	—	220	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of the related tax effect	(310)	(205)	(697)	(498)

Pro forma net income (loss)	$11,699	$(28,650)	$(2,185)	$(25,118)

Basic income (loss) per share:
As reported	$0.17	$(0.49)	$(0.03)	$(0.52)

Pro forma	$0.16	$(0.50)	$(0.03)	$(0.53)

Diluted income (loss) per share:
As reported	$0.16	$(0.49)	$(0.03)	$(0.52)

Pro forma	$0.16	$(0.50)	$(0.03)	$(0.53)

The weighted average fair value of options granted by us was $8.07 and $0.53 for the three months ended September 30, 2004 and 2003, respectively, and $8.05 and $0.58 for the nine months ended September 30, 2004 and 2003, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Risk-free interest rate	3.20%	2.74%	3.20%	3.03%
Expected volatility	40.00%	0.00%	30.00%	0.00%
Expected life	4 years	5 years	4 years	5 years

Option valuation models require the input of subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, we do not believe that the Black-Scholes model necessarily provides a reliable single measure of the fair value of our employee stock options.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

6.    Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments, whether or not recognized in the accompanying consolidated balance sheets. Value is defined as the amount at which an instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. The fair value estimates of financial instruments are not necessarily indicative of the amounts we might pay or receive in actual market transactions. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents and Restricted Cash: This balance includes cash and cash equivalents with maturities of less than three months. The carrying amount approximates fair value due to the short-term maturities of these instruments.

Receivables: Due to their short-term nature, fair value approximates carrying value.

Warehouse Receivable: Due to their short-term nature, fair value approximates carrying value. Fair value is determined based on the terms and conditions of the funded mortgage loans and generally reflects the value of the Residential Funding Corporation (RFC) warehouse line of credit outstanding (see Note 11).

Short-Term Borrowings: The majority of this balance represents the warehouse line of credit. Due to their short-term maturities and variable interest rates, fair value approximates carrying value (See Note 11).

11 1/4% Senior Subordinated Notes: Based on dealers’ quotes, the estimated fair value of the 11 1/4% senior subordinated notes is $238.5 million and $256.5 million at September 30, 2004 and December 31, 2003, respectively. Their actual carrying value totaled $205.0 million and $226.2 million at September 30, 2004 and December 31, 2003, respectively (See Note 11).

9 3/4% Senior Notes: Based on dealers’ quotes, the estimated fair value of the 9 3/4% senior notes is $148.2 million and $222.0 million at September 30, 2004 and December 31, 2003, respectively. Their actual carrying value totaled $130.0 million and $200.0 million at September 30, 2004 and December 31, 2003, respectively. (See Note 11).

Senior Secured Terms Loans & Other Long-Term Debt: Estimated fair values approximate respective carrying values because a substantial majority of these instruments are based on variable interest rates (see Note 11).

7.    Restricted Cash

Included in the accompanying consolidated balance sheets as of September 30, 2004 and December 31, 2003, is restricted cash of $10.6 million and $14.9 million, respectively, which primarily consists of cash pledged to secure the guarantee of certain short-term notes issued in connection with previous acquisitions by Insignia in the United Kingdom (U.K.). The acquisitions include the 1999 acquisition of St. Quintin Holdings Limited and the 1998 acquisition of Richard Ellis Group Limited.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

8.    Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for us and each of our segments (See Note 19 for a description of our segments) for the nine months ended September 30, 2004 are as follows (dollars in thousands):

	Americas	EMEA	Asia Pacific	Total
Balance at January 1, 2004	$598,439	$217,106	$4,013	$819,558
Purchase accounting adjustments related to acquisitions	6,177	1,124	3,864	11,165

Balance at September 30, 2004	$604,616	$218,230	$7,877	$830,723

Other intangible assets totaled $117.3 million and $131.7 million, net of accumulated amortization of $89.1million and $73.4 million, as of September 30, 2004 and December 31, 2003, respectively, and are comprised of the following (dollars in thousands):

	As of September 30, 2004		As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Unamortizable intangible assets
Trademarks	$63,700		$63,700
Trade name	19,826		19,826

	$83,526		$83,526

Amortizable intangible assets
Backlog	$72,149	$(69,355)	$72,503	$(59,108)
Management contracts	25,731	(12,287)	25,649	(9,708)
Loan servicing rights	19,194	(5,254)	17,694	(3,812)
Other	5,808	(2,217)	5,808	(821)

	$122,882	$(89,113)	$121,654	$(73,449)

Total intangible assets	$206,408	$(89,113)	$205,180	$(73,449)

In accordance with SFAS No. 141, “Business Combinations,” trademarks of $63.7 million were separately identified as a result of the 2001 Merger. As a result of the Insignia Acquisition, a $19.8 million trade name was separately identified, which represents the Richard Ellis trade name in the U.K. that is owned by Insignia. Both the trademarks and the trade name have indefinite useful lives and accordingly are not being amortized.

Backlog represents the fair value of Insignia’s net revenue backlog as of July 23, 2003, which was acquired as part of the Insignia Acquisition. The backlog consists of the net commissions receivable on Insignia’s revenue producing transactions, which were at various stages of completion prior to the Insignia Acquisition. This intangible asset is being amortized as cash is received or upon final closing of these pending transactions.

Management contracts are primarily comprised of property management contracts in the United States (U.S.), the U.K., France and other European operations, as well as valuation services and fund management contracts in the U.K. These management contracts are being amortized over estimated useful lives of up to ten years.

Loan servicing rights represent the fair value of servicing assets in our mortgage banking line of business in the U.S., the majority of which were acquired as part of the 2001 Merger. The loan servicing rights are being amortized over estimated useful lives of up to ten years.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Other amortizable intangible assets represent other intangible assets acquired as a result of the Insignia Acquisition including an intangible asset recognized for other non-contractual revenue acquired in the U.S. as well as franchise agreements and a trade name in France. These other intangible assets are being amortized over estimated useful lives of up to 20 years.

Amortization expense related to intangible assets was $4.3 million and $32.5 million for the three months ended September 30, 2004 and 2003, respectively, and $15.6 million and $34.4 million for the nine months ended September 30, 2004 and 2003, respectively. The estimated annual amortization expense for each of the years ended December 31, 2004 through December 31, 2008 approximates $20.7 million, $6.7 million, $5.3 million, $4.5 million and $3.8 million, respectively.

9.    Investments in and Advances to Unconsolidated Subsidiaries

Investments in and advances to unconsolidated subsidiaries are accounted for under the equity method of accounting. Combined condensed financial information for these entities is as follows (dollars in thousands):

Condensed Balance Sheets Information:

	September 30, 2004	December 31, 2003
Current assets	$211,151	$208,743
Non current assets	$2,845,552	$2,040,138
Current liabilities	$284,151	$154,778
Non current liabilities	$1,309,935	$969,993
Minority interest	$6,783	$4,600

Condensed Statements of Operations Information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenue	$168,126	$116,516	$404,460	$319,328
Operating income	$37,601	$31,296	$93,136	$87,046
Net income	$51,039	$31,135	$125,138	$78,922

Our investment management business involves investing our own capital in certain real estate investments with clients. We have provided investment management, property management, brokerage and other professional services to these equity investees on an arm’s length basis and earned revenues from these unconsolidated subsidiaries of $4.8 million and $6.8 million for the three months ended September 30, 2004 and 2003, respectively, and $16.8 million and $17.3 million for the nine months ended September 30, 2004 and 2003, respectively.

10.    Employee Benefit Plans

On September 22, 2004, pursuant to our 2004 Stock Incentive Plan, certain employees were granted 1,245,000 options to acquire Class A common stock at an exercise price of $22.39 per share. These options vest and are exercisable in 25% increments over a four-year period and expire on September 22, 2009.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

11.    Debt

Since 2001, we have maintained a credit agreement with Credit Suisse First Boston (CSFB) and other lenders to fund strategic acquisitions and to provide for our working capital needs. On April 23, 2004, we entered into an amendment to our previously amended and restated credit agreement that included a waiver generally permitting us to prepay, redeem, repurchase or otherwise retire up to $30.0 million of our existing indebtedness and provided for the refinancing of all outstanding amounts under our previous credit agreement as well as the amendment and restatement of our credit agreement upon the completion of our initial public offering. On June 15, 2004, in connection with the completion of our IPO, we completed the refinancing of all amounts outstanding under our amended and restated credit agreement and entered into a new amended and restated credit agreement (the Credit Agreement), which became effective in connection with such refinancing.

Our Credit Agreement permitted us, among other things, to use the net proceeds received from our IPO to pay down debt, including the redemptions in July 2004 of all $38.3 million in aggregate principal amount of our 16% senior notes due 2011 and $70.0 million in aggregate principal amount of our 9 3/4% senior notes due 2010, and the prepayment of $15.0 million in principal amount of our term loan under our Credit Agreement, which prepayment occurred on June 15, 2004.

Our Credit Agreement includes the following: (1) a term loan facility of $295.0 million (of which $280.0 million was outstanding as of September 30, 2004), requiring quarterly principal payments of $2.95 million beginning December 31, 2004 through December 31, 2009 with the balance payable on March 31, 2010; and (2) a $150.0 million revolving credit facility, including revolving credit loans, letters of credit and a swingline loan facility, all maturing on March 31, 2009. Our Credit Agreement also permits us to make additional borrowings under the term loan facility of up to $25.0 million, subject to the satisfaction of customary conditions.

Borrowings under the term loan facility bear interest at varying rates based, at our option, on either LIBOR plus 2.25% to 2.50% or the alternate base rate plus 1.25% to 1.50%, in both cases as determined by reference to the credit rating assigned to the term facility by Moody’s Investors Service and Standard & Poor’s. The alternate base rate is the higher of (1) CSFB’s prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent. The potential increase of up to $25.0 million for the term loan facility would bear interest either at the same rate as the current rate for the term loan facility or, in some circumstances as described in the Credit Agreement, at a higher or lower rate. During June 2004, we used a portion of the net proceeds we received from the IPO to prepay $15.0 million in principal amount of our term loan facility. The total amount outstanding under the term loan facility included in the senior secured term loan and current maturities of long-term debt in the accompanying consolidated balance sheets was $280.0 million and $297.5 million as of September 30, 2004 and December 31, 2003, respectively.

Borrowings under the revolving credit facility bear interest at varying rates based at our option, on either the applicable LIBOR plus 2.00% to 2.50% or the alternate base rate plus 1.00% to 1.50%, in both cases as determined by reference to our ratio of total debt less available cash to EBITDA (as defined in the Credit Agreement). As of September 30, 2004 and December 31, 2003 we had no revolving credit facility principal outstanding. As of September 30, 2004, letters of credit totaling $24.3 million were outstanding, which letters of credit primarily relate to our subsidiaries’ outstanding indebtedness and operating leases and reduce the amount we may borrow under the revolving credit facility.

Borrowings under the Credit Agreement are jointly and severally guaranteed by us and substantially all of our domestic subsidiaries and are secured by a pledge of substantially all of our assets. Additionally, the Credit Agreement requires us to pay a fee based on the total amount of the unused revolving credit facility commitment.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

In May 2003, in connection with the Insignia Acquisition, CBRE Escrow, Inc. (CBRE Escrow), a wholly owned subsidiary of CBRE, issued $200.0 million in aggregate principal amount of 9 3/4% senior notes, which are due May 15, 2010. CBRE Escrow merged with and into CBRE, and CBRE assumed all obligations with respect to the 9 3/4% senior notes in connection with the Insignia Acquisition. The 9 3/4% senior notes are unsecured obligations of CBRE, senior to all of its current and future unsecured indebtedness, but subordinated to all of CBRE’s current and future secured indebtedness. The 9 3/4% senior notes are jointly and severally guaranteed on a senior basis by us and substantially all of our domestic subsidiaries. Interest accrues at a rate of 9 3/4% per year and is payable semi-annually in arrears on May 15 and November 15. The 9 3/4% senior notes are redeemable at our option, in whole or in part, on or after May 15, 2007 at 104.875% of par on that date and at declining prices thereafter. In addition, before May 15, 2006, we were permitted to redeem up to 35.0% of the originally issued amount of the 9 3/4% senior notes at 109 3/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings, which we elected to do. During July 2004, we used a portion of the net proceeds we received from our IPO to redeem $70.0 million in aggregate principal amount, or 35%, of our 9 3/4% senior notes, which also required the payment of a $6.8 million premium and accrued and unpaid interest through the date of redemption. Additionally, we wrote off $3.1 million of unamortized deferred financing costs in connection with this redemption. In the event of a change of control (as defined in the indenture governing our 9 3/4% senior notes), we are obligated to make an offer to purchase the 9 3/4% senior notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the 9 3/4% senior notes included in the accompanying consolidated balance sheets was $130.0 million and $200.0 million as of September 30, 2004 and December 31, 2003, respectively.

In June 2001, in connection with the 2001 Merger, Blum CB issued $229.0 million in aggregate principal amount of 11 1/4% senior subordinated notes due June 15, 2011 for approximately $225.6 million, net of discount. CBRE assumed all obligations with respect to the 11 1/4% senior subordinated notes in connection with the 2001 Merger. The 11 1/4% senior subordinated notes are unsecured senior subordinated obligations of CBRE and rank equally in right of payment with any of CBRE’s existing and future unsecured senior subordinated indebtedness but are subordinated to any of CBRE’s existing and future senior indebtedness. The 11 1/4% senior subordinated notes are jointly and severally guaranteed on a senior subordinated basis by us and substantially all of our domestic subsidiaries. The 11 1/4% senior subordinated notes require semi-annual payments of interest in arrears on June 15 and December 15 and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, we were permitted to redeem up to 35.0% of the originally issued amount of the notes at 111 1/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings, which we did not do. In the event of a change of control (as defined in the indenture governing our 11 1/4% senior subordinated notes), we are obligated to make an offer to purchase the 11 1/4% senior subordinated notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. In May and June 2004, we repurchased $21.6 million in aggregate principal amount of our 11 1/4% senior subordinated notes in the open market. We paid an aggregate of $3.1 million of premiums and wrote off $0.9 million of unamortized deferred financing costs and unamortized discount in connection with these open market purchases. The amount of the 11 1/4% senior subordinated notes included in the accompanying consolidated balance sheets, net of unamortized discount, was $205.0 million and $226.2 million as of September 30, 2004 and December 31, 2003, respectively.

Also, to partially fund the acquisition of CBRE in 2001, we issued $65.0 million in aggregate principal amount of 16% senior notes due July 20, 2011. The 16% senior notes were unsecured obligations, senior to all of our current and future unsecured indebtedness but subordinated to all of our current and future secured indebtedness. Interest accrued at a rate of 16.0% per year and was payable quarterly in arrears. Under the terms of the indenture governing the 16% senior notes and subject to the restrictions set forth in the Credit Agreement, the notes were redeemable at our option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

at declining prices thereafter. During July 2004, we used a portion of the net proceeds we received from our IPO to redeem the remaining $38.3 million in aggregate principal amount of our 16% senior notes, which also required the payment of a $2.5 million premium and accrued and unpaid interest through the date of redemption. Additionally, we wrote off $4.8 million of unamortized deferred financing costs and unamortized discount in connection with this redemption. The amount of the 16% senior notes included in the accompanying consolidated balance sheet, net of unamortized discount was $35.5 million as of December 31, 2003.

Our Credit Agreement and the indentures governing our 9 3/4% senior notes and our 11 1/4% senior subordinated notes each contain numerous restrictive covenants that, among other things, limit our ability to incur additional indebtedness, pay dividends or make distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. Our Credit Agreement also currently requires us to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior secured leverage ratio of EBITDA (as defined in the Credit Agreement) to funded debt.

A joint venture that we have consolidated since 2001 incurred non-recourse debt to acquire a real estate investment in Japan in 2001. This debt was secured by a mortgage on the acquired real estate asset. During August 2004, the joint venture completed the sale of this real estate asset and utilized the proceeds from the sale to repay all of the related non-recourse debt, plus accrued interest and other fees. In our accompanying consolidated balance sheet, this debt comprised $2.0 million of our other short-term borrowings and $41.8 million of our other long-term debt as of December 31, 2003.

We had short-term borrowings of $138.2 million and $270.1 million with weighted average interest rates of 3.4% and 2.7% as of September 30, 2004 and December 31, 2003, respectively.

Our wholly owned subsidiary, L.J. Melody & Company (L.J. Melody), has a credit agreement with RFC for the purpose of funding mortgage loans that will be resold. On August 19, 2004, we entered into a Third Amendment to the Fourth Amended and Restated Warehousing Credit and Security Agreement (warehouse line of credit). The current agreement provides for a warehouse line of credit of up to $250.0 million, bears interest at one-month LIBOR plus 1.0% and expires on December 1, 2004. During the quarter ended September 30, 2004, we had a maximum of $244.6 million warehouse line of credit principal outstanding with RFC. As of September 30, 2004 and December 31, 2003, we had a $111.8 million and a $230.8 million warehouse line of credit outstanding, respectively, which are included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, we had $111.8 million and $230.8 million of mortgage loans held for sale (warehouse receivable), which represented mortgage loans funded through the line of credit that, while committed to be purchased, had not yet been purchased, as of September 30, 2004 and December 31, 2003, respectively, which are also included in the accompanying consolidated balance sheets.

In connection with our acquisition of Westmark Realty Advisors in 1995, we issued approximately $20.0 million in aggregate principal amount of senior notes. The Westmark senior notes are secured by letters of credit equal to approximately 50% of the outstanding balance at December 31, 2003. The Westmark senior notes are redeemable at the discretion of the note holders and have final maturity dates of June 30, 2008 and June 30, 2010. During the year ended December 31, 2002, all of the Westmark senior notes bore interest at 9.0%. On January 1, 2003, the interest rate on some of these notes was converted to varying rates equal to the interest rate in effect with respect to amounts outstanding under our Credit Agreement. On January 1, 2005, the interest rate on all of the other Westmark senior notes will be adjusted to equal the interest rate then in effect with respect to amounts outstanding under our Credit Agreement. The amount of the Westmark senior notes included in short-term borrowings in the accompanying consolidated balance sheets was $12.1 million as of September 30, 2004 and December 31, 2003.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Insignia, which we acquired in July 2003, issued loan notes as partial consideration for previous acquisitions of businesses in the U.K. The acquisition loan notes are payable to the sellers of the previously acquired U.K. businesses and are secured by restricted cash deposits in approximately the same amount. The acquisition loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. As of September 30, 2004 and December 31, 2003, $9.7 million and $12.2 million, respectively, of the acquisition loan notes were outstanding and are included in short-term borrowings in the accompanying consolidated balance sheets.

A significant number of our subsidiaries in Europe have had a Euro cash pool loan since 2001, which is used to fund their short-term liquidity needs. The Euro cash pool loan is an overdraft line for our European operations issued by HSBC Bank. The Euro cash pool loan has no stated maturity date and bears interest at varying rates based on a base rate as defined by HSBC Bank plus 2.5%. The amount of the Euro cash pool loan included in short-term borrowings in the accompanying consolidated balance sheets was $3.5 million and $11.5 million as of September 30, 2004 and December 31, 2003, respectively.

12.    Commitments and Contingencies

We are a party to a number of pending or threatened lawsuits arising out of, or incident to, our ordinary course of business. Our management believes that any liability imposed upon us that may result from disposition of these lawsuits will not have a material effect on our consolidated financial position or results of operations.

In connection with the sale of real estate investment assets by Insignia to Island Fund I LLC (Island) on July 23, 2003, Insignia agreed to maintain letter of credit support for real estate investment assets that were subject to the purchase agreement until the earlier of (1) the third anniversary of the completion of the sale, (2) the date on which the letter of credit is no longer required pursuant to the applicable real estate investment asset agreement or (3) the completion of a sale of the relevant underlying real estate investment asset. As of September 30, 2004, an aggregate of approximately $5.2 million of this letter of credit support remained outstanding under the purchase agreement. Also in connection with the sale, Insignia agreed to maintain a $1.3 million guarantee of a repayment obligation with respect to one of the real estate investment assets. Island agreed to reimburse us for 50% of any draws against these letters of credit or the repayment guarantee while they are outstanding and delivered a letter of credit to us in the amount of approximately $2.9 million as security for Island’s reimbursement obligation. As a result of this reimbursement obligation, we effectively retain potential liability for 50% of any future draws against these letters of credit and the repayment guarantee. However, there can be no assurance that Island will be able to reimburse us in the event of any draws against the letters of credit or the repayment guarantee or that Island’s future reimbursement obligations will not exceed the amount of the letter of credit provided to us by Island.

L.J. Melody previously executed an agreement with the Federal National Mortgage Association (Fannie Mae) to initially fund the purchase of a commercial mortgage loan portfolio using proceeds from its RFC line of credit. Subsequently, a 100% participation in the loan portfolio was sold to Fannie Mae and L.J. Melody retains the credit risk on the first 2% of losses incurred on the underlying portfolio of commercial mortgage loans. The current loan portfolio balance is $85.8 million and we have collateralized a portion of our obligations to cover the first 1% of losses through a letter of credit in favor of Fannie Mae for a total of approximately $0.9 million. The other 1% is covered in the form of a guarantee to Fannie Mae by L.J. Melody.

We had letters of credit totaling $6.1 million as of September 30, 2004, excluding letters of credit related to our subsidiaries’ outstanding indebtedness and operating leases. Approximately $5.2 million of these letters of credit were issued pursuant to the terms of the purchase agreement with Island described above. The remaining

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

$0.9 million outstanding letter of credit is the Fannie Mae letter of credit described above. The outstanding letters of credit as of September 30, 2004 expire at varying dates through July 23, 2005. However, we are obligated to renew the letters of credit related to the Island purchase agreement until as late as July 23, 2006 and the Fannie Mae letter of credit until our obligation to cover potential credit losses is satisfied.

We had guarantees totaling $5.1 million as of September 30, 2004, which consisted primarily of guarantees of property debt as well as the obligations to Island and Fannie Mae discussed above. Approximately $1.2 million of the guarantees are related to investment activity that is scheduled to expire on September 1, 2008. The guarantee related to the Island purchase agreement expired on the September 15, 2004 maturity date of the underlying loan agreement, however, similar loan terms are expected to be renewed, modified or extended upon the completion of on-going negotiations. Currently, renewals, modifications and extensions of such loan may be made without our consent, but the Insignia $1.3 million amount of our guarantee related to such loan may not be increased without our consent in connection with any such renewal, modification or extension. The guarantee obligation related to the agreement with Fannie Mae discussed above will expire in December 2004.

An important part of the strategy for our investment management business involves investing our capital in certain real estate investments with our clients. As of September 30, 2004 we had committed $41.7 million to fund future co-investments. In addition to required future capital contributions, some of the co-investment entities may request additional capital from us and our subsidiaries holding investments in those assets and the failure to provide these contributions could have adverse consequences to our interests in these investments.

13.    Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). In the accompanying consolidated balance sheets, accumulated other comprehensive loss consists of foreign currency translation adjustments and minimum pension liability adjustments. Foreign currency translation adjustments exclude any income tax effect given that the earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time.

The following table provides a summary of comprehensive income (loss) (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income (loss)	$11,895	$(28,445)	$(1,708)	$(24,620)
Foreign currency translation gain (loss)	156	4,548	(2,645)	1,274

Comprehensive income (loss)	$12,051	$(23,897)	$(4,353)	$(23,346)

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

14.    Earnings (Loss) Per Share Information

Earnings (loss) per share (EPS) is accounted for in accordance with SFAS No. 128, “Earnings Per Share.” Basic EPS is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each period. Where appropriate, the computation of diluted EPS further assumes the dilutive effect of potential common shares, which include stock options, stock warrants and certain contingently issuable shares. Contingently issuable shares represent unvested stock fund units in the deferred compensation plan. The following is a calculation of the earnings (loss) per share (dollars in thousands, except share data):

	Three Months Ended September 30,
	2004			2003
	Income	Shares	Per Share Amount	Loss	Shares	Per Share Amount
Basic earnings (loss) per share:
Net income (loss) applicable to common stockholders	$11,895	71,446,359	$0.17	$(28,445)	57,486,405	$(0.49)

Diluted earnings (loss) per share:
Net income (loss) applicable to common stockholders	$11,895	71,446,359		$(28,445)	57,486,405
Dilutive effect of contingently issuable shares	—	1,184,170		—	—
Dilutive effect of incremental stock options	—	2,553,889		—	—

Net income (loss) applicable to common stockholders	$11,895	75,184,418	$0.16	$(28,445)	57,486,405	$(0.49)

	Nine Months Ended September 30,
	2004			2003
	Loss	Shares	Per Share Amount	Loss	Shares	Per Share Amount
Basic and diluted loss per share:
Net loss applicable to common stockholders	$(1,708)	66,006,231	$(0.03)	$(24,620)	46,995,364	$(0.52)

Options to purchase 1,245,000 shares of Class A common stock granted during the three months ended September 30, 2004, however, were not included in the computation of diluted EPS for the three months ended September 30, 2004 as the options’ exercise price was greater than the average market price of the Class A common shares during the period.

As a result of operating losses incurred for the three months ended September 30, 2003 and the nine months ended September 30, 2004 and 2003, dilutive weighted average shares outstanding did not give effect to potential common shares, as to do so would have been anti-dilutive.

15.    Fiduciary Funds

The accompanying consolidated balance sheets do not include the net assets of escrow, agency and fiduciary funds, which amounted to $661.7 million and $626.3 million at September 30, 2004 and December 31, 2003, respectively.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

16.    Pensions

Net periodic pension cost consisted of the following (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Service cost	$1,808	$1,672	$4,938	$4,510
Interest cost	2,791	2,230	8,409	5,014
Expected return on plan assets	(3,170)	(2,246)	(9,477)	(5,421)
Amortization of prior service costs	(85)	—	(191)	—
Amortization of unrecognized net gain	274	504	1,109	1,498

Net periodic pension cost	$1,618	$2,160	$4,788	$5,601

We contributed an additional $1.5 million and $3.8 million to fund our pension plans during the three and nine months ended September 30, 2004. We expect to contribute a total of $4.9 million to fund our pension plans for the year ended December 31, 2004.

17.    Merger-Related Charges

We recorded merger-related charges of $4.0 million and $25.6 million for the three and nine months ended September 30, 2004, respectively, and $16.5 million and $19.8 million for the three and nine months ended September 30, 2003, all in connection with the Insignia Acquisition. These charges primarily related to the exit of facilities that were occupied by us prior to the Insignia Acquisition as well as the termination of employees, both of which became duplicative as a result of the Insignia Acquisition. We recorded charges for the exit of these facilities as premises were vacated and for redundant employees as these employees were terminated, both in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Additionally, we recorded consulting costs, which represented fees paid to outside parties for nonrecurring services relating to the combination of Insignia’s financial systems and businesses with ours. Our merger-related charges consisted of the following (dollars in thousands):

	2003 Charges	2004 Charges	Utilized To Date	To be Utilized
Lease termination costs	$15,805	$19,643	$(6,625)	$28,823
Severance	7,042	2,215	(9,257)	—
Change of control payments	6,525	—	(6,525)	—
Consulting costs	2,738	1,888	(4,626)	—
Other	4,707	1,828	(6,535)	—

Total merger-related charges	$36,817	$25,574	$(33,568)	$28,823

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

18.    Guarantor and Nonguarantor Financial Statements

The 9 3/4% senior notes are jointly and severally guaranteed on a senior basis by us and substantially all of our domestic subsidiaries. In addition, the 11 1/4% senior subordinated notes are jointly and severally guaranteed on a senior subordinated basis by us and substantially all of our domestic subsidiaries. (See Note 11 to the consolidated financial statements for additional information on the 9 3/4% senior notes and the 11 1/4% senior subordinated notes).

The following condensed consolidating financial information includes:

(1) Condensed consolidating balance sheets as of September 30, 2004 and December 31, 2003; condensed consolidating statements of operations for the three and nine months ended September 30, 2004 and 2003; and condensed consolidating statements of cash flows for the nine months ended September 30, 2004 and 2003, of (a) CB Richard Ellis Group as the parent, (b) CBRE as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the nonguarantor subsidiaries and (e) CB Richard Ellis Group on a consolidated basis; and

(2) Elimination entries necessary to consolidate CB Richard Ellis Group as the parent, with CBRE and its guarantor and nonguarantor subsidiaries.

Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and inter-company balances and transactions. The purchase accounting adjustments associated with the Insignia Acquisition have been recorded in the accompanying consolidated financial statements. The condensed consolidated balance sheet as of September 30, 2004 reflects the allocation of goodwill based upon the final valuation of the net assets acquired, which valuation was completed during the third quarter of 2004. As a result, the condensed consolidated balance sheet as of December 31, 2003, reflects the allocation of goodwill based upon the estimated fair value of Insignia’s acquired reporting units as of that date (See Note 3 to the consolidated financial statements for additional information).

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2004

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Current Assets:
Cash and cash equivalents	$54	$2,315	$126,066	$19,490	$—	$147,925
Restricted cash	—	—	10,162	452	—	10,614
Receivables, less allowance for doubtful accounts	20	6	115,451	160,866	—	276,343
Warehouse receivable (a)	—	—	111,840	—	—	111,840
Prepaid expenses and other current assets	84,273	804	21,064	22,538	—	128,679

Total Current Assets	84,347	3,125	384,583	203,346	—	675,401
Property and equipment, net	—	—	81,512	46,564	—	128,076
Goodwill	—	—	578,539	252,184	—	830,723
Other intangible assets, net	—	—	91,779	25,516	—	117,295
Deferred compensation assets	—	79,461	—	—	—	79,461
Investments in and advances to unconsolidated subsidiaries	—	5,551	62,068	15,918	—	83,537
Investments in consolidated subsidiaries	306,782	154,734	146,379	—	(607,895)	—
Inter-company loan receivable	69,953	813,720	—	—	(883,673)	—
Deferred tax assets, net	30,636	—	—	—	—	30,636
Other assets, net	—	26,841	29,095	6,282	—	62,218

Total Assets	$491,718	$1,083,432	$1,373,955	$549,810	$(1,491,568)	$2,007,347

Current Liabilities:
Accounts payable and accrued expenses	$—	$14,969	$77,180	$77,981	$—	$170,130
Compensation and employee benefits payable	—	—	102,464	53,769	—	156,233
Accrued bonus and profit sharing	—	—	86,508	57,077	—	143,585
Short-term borrowings:
Warehouse line of credit (a)	—	—	111,840	—	—	111,840
Other	—	—	22,754	3,642	—	26,396

Total short-term borrowings	—	—	134,594	3,642	—	138,236
Current maturities of long-term debt	—	11,800	1,028	193	—	13,021
Other current liabilities	13,470	—	—	—	—	13,470

Total Current Liabilities	13,470	26,769	401,774	192,662	—	634,675
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	204,972	—	—	—	204,972
Senior secured term loan	—	268,200	—	—	—	268,200
9 3/4% senior notes	—	130,000	—	—	—	130,000
Inter-company loan payable	—	—	748,699	134,974	(883,673)	—
Other long-term debt	—	—	330	547	—	877

Total Long-Term Debt	—	603,172	749,029	135,521	(883,673)	604,049
Deferred compensation liability	—	146,709	—	—	—	146,709
Other liabilities	—	—	68,418	68,581	—	136,999

Total Liabilities	13,470	776,650	1,219,221	396,764	(883,673)	1,522,432
Minority interest	—	—	—	6,667	—	6,667
Commitments and contingencies
Stockholders’ Equity	478,248	306,782	154,734	146,379	(607,895)	478,248

Total Liabilities and Stockholders’ Equity	$491,718	$1,083,432	$1,373,955	$549,810	$(1,491,568)	$2,007,347

(a)	Although L.J. Melody is included among our domestic subsidiaries, which jointly and severally guarantee our 9 3/4% senior notes and 11 1/4% senior subordinated notes, all warehouse receivables funded under the RFC line of credit are pledged to RFC, and accordingly are not included as collateral for these notes or our other outstanding debt.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Current Assets:
Cash and cash equivalents	$3,008	$17	$148,752	$12,104	$—	$163,881
Restricted cash	—	—	12,545	2,354	—	14,899
Receivables, less allowance for doubtful accounts	27	18	114,215	208,156	—	322,416
Warehouse receivable (a)	—	—	230,790	—	—	230,790
Prepaid expenses and other current assets	63,557	42,151	18,957	22,998	(40,667)	106,996

Total Current Assets	66,592	42,186	525,259	245,612	(40,667)	838,982
Property and equipment, net	—	—	66,280	47,289	—	113,569
Goodwill	—	—	572,376	247,182	—	819,558
Other intangible assets, net	—	—	101,326	30,405	—	131,731
Deferred compensation assets	—	76,389	—	—	—	76,389
Investments in and advances to unconsolidated subsidiaries	—	4,973	50,732	12,656	—	68,361
Investments in consolidated subsidiaries	321,451	252,399	199,393	—	(773,243)	—
Inter-company loan receivable	—	787,009	—	—	(787,009)	—
Deferred tax assets, net	32,179	—	—	—	—	32,179
Other assets, net	2,555	27,819	44,779	57,559	—	132,712

Total Assets	$422,777	$1,190,775	$1,560,145	$640,703	$(1,600,919)	$2,213,481

Current Liabilities:
Accounts payable and accrued expenses	$1,187	$7,614	$64,392	$116,594	$—	$189,787
Inter-company payable	40,667	—	—	—	(40,667)	—
Compensation and employee benefits payable	—	—	98,160	50,714	—	148,874
Accrued bonus and profit sharing	—	—	112,365	87,978	—	200,343
Short-term borrowings:
Warehouse line of credit (a)	—	—	230,790	—	—	230,790
Other	—	—	25,480	13,867	—	39,347

Total short-term borrowings	—	—	256,270	13,867	—	270,137
Current maturities of long-term debt	—	10,000	1,029	256	—	11,285
Other current liabilities	12,522	—	—	469	—	12,991

Total Current Liabilities	54,376	17,614	532,216	269,878	(40,667)	833,417
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	226,173	—	—	—	226,173
Senior secured term loan	—	287,500	—	—	—	287,500
9 3/4% senior notes	—	200,000	—	—	—	200,000
16% senior notes, net of unamortized discount	35,472	—	—	—	—	35,472
Inter-company loan payable	—	—	726,844	60,165	(787,009)	—
Other long-term debt	—	—	330	41,945	—	42,275

Total Long-Term Debt	35,472	713,673	727,174	102,110	(787,009)	791,420
Deferred compensation liability	—	138,037	—	—	—	138,037
Other liabilities	—	—	48,356	62,666	—	111,022

Total Liabilities	89,848	869,324	1,307,746	434,654	(827,676)	1,873,896
Minority interest	—	—	—	6,656	—	6,656
Commitments and contingencies
Stockholders’ Equity	332,929	321,451	252,399	199,393	(773,243)	332,929

Total Liabilities and Stockholders’ Equity	$422,777	$1,190,775	$1,560,145	$640,703	$(1,600,919)	$2,213,481

(a)	Although L.J. Melody is included among our domestic subsidiaries, which jointly and severally guarantee our 9 3/4% senior notes and 11 1/4% senior subordinated notes, all warehouse receivables funded under the RFC line of credit are pledged to RFC, and accordingly are not included as collateral for these notes or our other outstanding debt.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$406,679	$168,320	$—	$574,999
Costs and expenses:
Cost of services	—	—	222,991	77,720	—	300,711
Operating, administrative and other	529	2,842	132,714	77,141	—	213,226
Depreciation and amortization	—	—	8,683	3,657	—	12,340
Merger-related charges	—	—	3,761	279	—	4,040

Operating (loss) income	(529)	(2,842)	38,530	9,523	—	44,682
Equity income from unconsolidated subsidiaries	—	294	4,368	164	—	4,826
Interest income	20	8,403	470	177	(8,398)	672
Interest expense	368	13,540	7,320	2,089	(8,398)	14,919
Loss on extinguishment of debt	7,166	9,900	—	—	—	17,066
Equity income from consolidated subsidiaries	17,209	28,770	4,752	—	(50,731)	—

Income before (benefit) provision for income taxes	9,166	11,185	40,800	7,775	(50,731)	18,195
(Benefit) provision for income taxes	(2,729)	(6,024)	12,030	3,023	—	6,300

Net income	$11,895	$17,209	$28,770	$4,752	$(50,731)	$11,895

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$309,075	$114,301	$—	$423,376
Costs and expenses:
Cost of services	—	—	156,972	50,848	—	207,820
Operating, administrative and other	88	(1,994)	125,412	57,170	—	180,676
Depreciation and amortization	—	—	38,162	2,909	—	41,071
Merger-related charges	—	—	14,151	2,334	—	16,485

Operating (loss) income	(88)	1,994	(25,622)	1,040	—	(22,676)
Equity income (loss) from unconsolidated subsidiaries	—	60	2,539	(281)	—	2,318
Interest income	67	10,596	832	56	(10,178)	1,373
Interest expense	2,947	18,826	8,389	1,016	(10,178)	21,000
Loss on extinguishment of debt	—	6,840	—	—	—	6,840
Equity (loss) income from consolidated subsidiaries	(26,924)	(20,315)	1,813	—	45,426	—

Loss before benefit for income taxes	(29,892)	(33,331)	(28,827)	(201)	45,426	(46,825)
Benefit for income taxes	(1,447)	(6,407)	(8,512)	(2,014)	—	(18,380)

Net (loss) income	$(28,445)	$(26,924)	$(20,315)	$1,813	$45,426	$(28,445)

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$1,093,752	$473,155	$—	$1,566,907
Costs and expenses:
Cost of services	—	—	584,862	212,682	—	797,544
Operating, administrative and other	1,179	7,532	406,943	227,362	—	643,016
Depreciation and amortization	—	—	25,974	14,027	—	40,001
Merger-related charges	—	—	22,038	3,536	—	25,574

Operating (loss) income	(1,179)	(7,532)	53,935	15,548	—	60,772
Equity income (loss) from unconsolidated subsidiaries	—	728	9,634	(242)	—	10,120
Interest income	81	35,521	1,680	501	(35,480)	2,303
Interest expense	4,084	45,480	31,848	6,206	(35,480)	52,138
Loss on extinguishment of debt	7,166	13,909	—	—	—	21,075
Equity income from consolidated subsidiaries	6,196	25,347	2,511	—	(34,054)	—

(Loss) income before (benefit) provision for income taxes	(6,152)	(5,325)	35,912	9,601	(34,054)	(18)
(Benefit) provision for income taxes	(4,444)	(11,521)	10,565	7,090	—	1,690

Net (loss) income	$(1,708)	$6,196	$25,347	$2,511	$(34,054)	$(1,708)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$727,394	$281,423	$—	$1,008,817
Costs and expenses:
Cost of services	—	—	359,672	124,813	—	484,485
Operating, administrative and other	244	2,716	298,302	143,010	—	444,272
Depreciation and amortization	—	—	46,704	6,867	—	53,571
Merger-related charges	—	—	15,890	3,905	—	19,795

Operating (loss) income	(244)	(2,716)	6,826	2,828	—	6,694
Equity income (loss) from unconsolidated subsidiaries	—	84	9,461	(363)	—	9,182
Interest income	136	29,380	1,916	132	(28,940)	2,624
Interest expense	8,800	39,096	28,491	4,292	(28,940)	51,739
Loss on extinguishment of debt	—	6,840	—	—	—	6,840
Equity loss from consolidated subsidiaries	(19,371)	(10,044)	(957)	—	30,372	—

Loss before benefit for income taxes	(28,279)	(29,232)	(11,245)	(1,695)	30,372	(40,079)
Benefit for income taxes	(3,659)	(9,861)	(1,201)	(738)	—	(15,459)

Net loss	$(24,620)	$(19,371)	$(10,044)	$(957)	$30,372	$(24,620)

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES:	$(10,948)	$(1,049)	$55,910	$(5,308)	$38,605

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of servicing rights and other assets	—	—	5,435	172	5,607
Proceeds from sale of property held for sale	—	—	—	50,401	50,401
Capital expenditures, net of concessions received	—	—	(20,204)	(7,251)	(27,455)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	—	(8,586)	(8,198)	(16,784)
Other investing activities, net	—	113	(2,257)	(804)	(2,948)

Net cash provided by (used in) investing activities	—	113	(25,612)	34,320	8,821

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the revolver and swingline credit facility	—	186,750	—	—	186,750
Repayment of revolver and swingline credit facility	—	(186,750)	—	—	(186,750)
Repayment of senior secured term loan	—	(17,500)	—	—	(17,500)
Repayment of non-recourse debt related to property held for sale	—	—	—	(42,048)	(42,048)
Repayment of euro cash pool and other loans, net	—	—	(3,146)	(6,663)	(9,809)
Repayment of 9 3/4% senior notes	—	(70,000)	—	—	(70,000)
Repayment of 11 1/4% senior subordinated notes	—	(21,631)	—	—	(21,631)
Repayment of 16% senior notes	(38,316)	—	—	—	(38,316)
Proceeds from issuance of common stock, net	135,000	—	—	—	135,000
Proceeds from exercise of stock options	7,991	—	—	—	7,991
Payment of deferred financing fees	—	(3,942)	—	—	(3,942)
(Increase) decrease in inter-company receivables, net	(96,182)	116,307	(49,838)	29,713	—
Other financing activities, net	(499)	—	—	(967)	(1,466)

Net cash provided by (used in) financing activities	7,994	3,234	(52,984)	(19,965)	(61,721)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,954)	2,298	(22,686)	9,047	(14,295)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	3,008	17	148,752	12,104	163,881
Effect of currency exchange rate changes on cash	—	—	—	(1,661)	(1,661)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$54	$2,315	$126,066	$19,490	$147,925

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest, net of amount capitalized	$7,050	$45,695	$1,156	$2,945	$56,846

Income taxes, net of refunds	$11,462	$—	$—	$—	$11,462

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES:	$(46,824)	$28,930	$(31,706)	$(21,114)	$(70,714)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	—	(9,163)	978	(8,185)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	—	(243,847)	—	(243,847)
Other investing activities, net	—	26	2,638	(3,316)	(652)

Net cash provided by (used in) investing activities	—	26	(250,372)	(2,338)	(252,684)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	152,850	—	—	152,850
Repayment of revolver and swingline credit facility	—	(152,850)	—	—	(152,850)
Proceeds from senior secured term loans	—	75,000	—	—	75,000
Repayment of senior secured term loans	—	(7,513)	—	—	(7,513)
Repayment of notes payable	—	(43,000)	—	—	(43,000)
Proceeds from 9 3/4% senior notes	—	200,000	—	—	200,000
Proceeds from short-term borrowings and other loans, net	—	—	—	3,732	3,732
Proceeds from issuance of common stock, net	120,580	—	—	—	120,580
(Increase) decrease in inter-company receivables, net	(53,623)	(233,711)	267,207	20,127	—
Other financing activities, net	(194)	(19,766)	—	(341)	(20,301)

Net cash provided by (used in) financing activities	66,763	(28,990)	267,207	23,518	328,498

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,939	(34)	(14,871)	66	5,100
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	127	54	74,173	5,347	79,701
Effect of currency exchange rate changes on cash	—	—	—	693	693

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$20,066	$20	$59,302	$6,106	$85,494

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest, net of amount capitalized	$4,038	$21,949	$1,371	$4,336	$31,694

Income taxes, net of refunds	$25,533	$—	$—	$—	$25,533

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

19.    Industry Segments

We report our operations through three geographically organized segments: (1) Americas, (2) Europe, Middle East and Africa (EMEA) and (3) Asia Pacific. The Americas consist of operations in the U.S., Canada, Mexico and South America. EMEA mainly consists of operations in Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand. Summarized financial information by operating segment is as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue
Americas	$425,194	$324,508	$1,148,577	$766,995
EMEA	110,000	69,390	310,511	167,020
Asia Pacific	39,805	29,478	107,819	74,802

	$574,999	$423,376	$1,566,907	$1,008,817

Operating income (loss)
Americas	$35,837	$(11,914)	$50,162	$16,533
EMEA	4,649	(13,844)	1,140	(13,137)
Asia Pacific	4,196	3,082	9,470	3,298

	44,682	(22,676)	60,772	6,694
Equity income (loss) from unconsolidated subsidiaries
Americas	4,302	2,536	9,601	9,379
EMEA	(60)	(253)	(277)	(361)
Asia Pacific	584	35	796	164

	4,826	2,318	10,120	9,182

Interest income	672	1,373	2,303	2,624
Interest expense	14,919	21,000	52,138	51,739
Loss on extinguishment of debt	17,066	6,840	21,075	6,840

Income (loss) before provision (benefit) for income taxes	$18,195	$(46,825)	$(18)	$(40,079)

20.    New Accounting and Tax Pronouncements

On March 31, 2004, the FASB issued its Exposure Draft, “Share-Based Payment”, which is a proposed amendment to SFAS No. 123, “Accounting for Stock-Based Compensation.” The amendment would require all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values, which would include all unvested grants at the time of adoption. The FASB expects to issue a final standard late in 2004. On October 13, 2004, the FASB decided that the final amendment would be effective for public companies for any interim or annual period beginning after June 15, 2005, although early adoption would be encouraged. The adoption of this exposure draft is not expected to have a material impact on our financial position or results of operations.

In October 2004, the “American Jobs Creation Act of 2004” was passed. We are currently assessing the impact of this law on our operations, particularly relative to provisions on repatriation of foreign earnings as well as deferred compensation. We do not expect this act to have a material impact on our financial position or results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of CB Richard Ellis Group, Inc.:

We have audited the accompanying consolidated balance sheets of CB Richard Ellis Group, Inc., a Delaware corporation, and subsidiaries (the “Company”) as of December 31, 2003 and 2002 and the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive (loss) income for each of the two years in the period ended December 31, 2003. Our audits also included the 2003 and 2002 financial statement schedules listed in the Index to Consolidated Financial Statements. These financial statements and the financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the 2003 and 2002 financial statements and the financial statement schedules based on our audits. The consolidated financial statements and the financial statement schedule of the Company for the period from February 20 (inception) to December 31, 2001 and the consolidated financial statements and financial statement schedule of CB Richard Ellis Services, Inc. (the “Predecessor”) for the period from January 1 to July 20, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements and stated that such 2001 financial statement schedules, when considered in relation to the 2001 basic financial statements taken as a whole, presented fairly, in all material respects, the information set forth therein, in their report dated February 26, 2002.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 2003 and 2002 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the 2003 and 2002 financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 8 to the Consolidated Financial Statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”).

As discussed above, the consolidated financial statements of the Company for the period from February 20 (inception) to December 31, 2001 and the consolidated financial statements of the Predecessor for the period from January 1 to July 20, 2001 were audited by other auditors who have ceased operations. As described in Note 8, these consolidated financial statements have been revised to include the transitional disclosures required by SFAS 142, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 8 with respect to 2001 included (i) comparing the previously reported net income (loss) to the previously issued consolidated financial statements and the adjustments to reported net income (loss) representing amortization expense (including any related tax effects) recognized in those periods relating to goodwill that is no longer being amortized as a result of initially applying SFAS 142 to the Company’s and the Predecessor’s underlying analysis obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net income (loss) to reported net income (loss), and the related earnings (loss)-per-share amounts. In our opinion, the disclosures for 2001 in Note 8 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of the Company and the Predecessor other than with respect to such disclosures, and accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

As discussed above, the consolidated financial statements of the Company for the period from February 20 (inception) to December 31, 2001 were audited by other auditors who have ceased operations. As described in Note 23, those consolidated financial statements have been revised to give effect to the stock split on May 4, 2004 and the reverse stock split on June 7, 2004 discussed in Note 23. We audited the adjustments described in Note 23 that were applied to revise the Company’s 2001 consolidated financial statements for such stock split and reverse stock split. Our audit procedures included (1) comparing the amounts shown in the earnings per share disclosures for 2001 to the Company’s underlying accounting analysis obtained from management, (2) comparing the previously reported shares outstanding and income statement amounts per the Company’s accounting analysis to the previously issued consolidated financial statements, and (3) recalculating the additional shares to give effect to the stock split and reverse stock split and testing the mathematical accuracy of the underlying analysis. In our opinion, such adjustments have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of the Company other than with respect to such stock split and reverse stock split adjustments and, accordingly, we do not express an opinion or any form of assurance on the Company’s 2001 consolidated financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 30, 2004 (June 7, 2004 as to the effects of the stock split and reverse stock split described in Note 23)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of CBRE Holding, Inc.:

We have audited the accompanying consolidated balance sheet of CBRE Holding, Inc., a Delaware corporation, (the Company) as of December 31, 2001 and related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive income for the period from February 20, 2001 (inception) through December 31, 2001. We have also audited the accompanying consolidated balance sheet of CB Richard Ellis Services, Inc. (Predecessor) as of December 31, 2000, and the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive (loss) income for the period from January 1, 2001 to July 20, 2001, and the twelve months ended December 31, 2000 and 1999. These financial statements and the schedule referred to below are the responsibility of the Company’s and the Predecessor’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CBRE Holding, Inc. as of December 31, 2001 and the results of their operations and their cash flows for the period from February 20, 2001 (inception) through December 31, 2001 and the financial position of CB Richard Ellis Services, Inc. (the Predecessor) as of December, 31 2000 and the results of their operations and their cash flows for the period from January 1, 2001 to July 20, 2001, and the twelve months ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Los Angeles, California

February 26, 2002

NOTE: The report of Arthur Andersen LLP presented above is a copy of a previously issued Arthur Andersen LLP report. This report has not been reissued by Arthur Andersen LLP nor has Arthur Andersen LLP provided a consent to the inclusion of its report in this Form 10-K.

NOTE: The consolidated financial statements for the period from February 20 (inception) to December 31, 2001 and for the period from January 1 to July 20, 2001 have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142. Goodwill and Other Intangible Assets (see Note 8) and the stock splits (see Note 23). The report of Arthur Andersen LLP presented above does not extend to these revisions.

NOTE: On February 13, 2004, CBRE Holding, Inc. changed its name to CB Richard Ellis Group, Inc.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,
	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$163,881	$79,701
Restricted cash	14,899	—
Receivables, less allowance for doubtful accounts of $16,181 and $10,892 at December 31, 2003 and 2002, respectively	322,416	166,213
Warehouse receivable	230,790	63,140
Prepaid expenses	22,854	9,748
Deferred tax assets, net	57,681	18,723
Other current assets	26,461	8,415

Total current assets	838,982	345,940
Property and equipment, net	113,569	66,634
Goodwill	819,558	577,137
Other intangible assets, net of accumulated amortization of $73,449 and $7,739 at December 31, 2003 and 2002, respectively	131,731	91,082
Deferred compensation assets	76,389	63,642
Investments in and advances to unconsolidated subsidiaries	68,361	50,208
Deferred tax assets, net	32,179	36,376
Other assets, net	132,712	93,857

Total assets	$2,213,481	$1,324,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$189,787	$102,415
Compensation and employee benefits payable	148,874	63,734
Accrued bonus and profit sharing	200,343	103,858
Income taxes payable	—	15,451
Short-term borrowings:
Warehouse line of credit	230,790	63,140
Other	39,347	60,054

Total short-term borrowings	270,137	123,194
Current maturities of long-term debt	11,285	10,711
Other current liabilities	12,991	11,724

Total current liabilities	833,417	431,087
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount of $2,827 and $3,057 at December 31, 2003 and 2002, respectively	226,173	225,943
Senior secured term loans	287,500	211,000
9 3/4% senior notes	200,000	—
16% senior notes, net of unamortized discount of $2,844 and $5,107 at December 31, 2003 and 2002, respectively	35,472	61,863
Other long-term debt	42,275	198

Total long-term debt	791,420	499,004
Deferred compensation liability	138,037	106,252
Pension liability	35,998	10,766
Other liabilities	75,024	20,811

Total liabilities	1,873,896	1,067,920
Minority interest	6,656	5,615
Commitments and contingencies
Stockholders’ Equity:
Class A common stock; $0.01 par value; 325,000,000 shares authorized; 7,561,499 and 4,969,757 shares issued and outstanding (including treasury shares) at December 31, 2003 and 2002, respectively	76	50
Class B common stock; $0.01 par value; 100,000,000 shares authorized; 53,409,556 and 34,987,934 shares issued and outstanding at December 31, 2003 and 2002, respectively	534	350
Additional paid-in capital	361,522	240,318
Notes receivable from sale of stock	(4,680)	(4,800)
Accumulated earnings	1,449	36,153
Accumulated other comprehensive loss	(23,780)	(18,998)
Treasury stock at cost, 385,103 and 305,332 shares at December 31, 2003 and 2002, respectively	(2,192)	(1,732)

Total stockholders’ equity	332,929	251,341

Total liabilities and stockholders’ equity	$2,213,481	$1,324,876

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
Revenue	$1,630,074	$1,170,277	$562,828	$607,934
Costs and expenses:
Cost of services	796,408	547,093	263,601	279,203
Operating, administrative and other	678,397	501,798	219,409	297,996
Depreciation and amortization	92,622	24,614	12,198	25,656
Merger-related and other nonrecurring charges	36,817	36	6,442	22,127

Operating income (loss)	25,830	96,736	61,178	(17,048)
Equity income from unconsolidated subsidiaries	14,365	9,326	1,554	2,874
Interest income	6,041	3,272	2,427	1,567
Interest expense	87,216	60,501	29,717	20,303

(Loss) income before (benefit) provision for income taxes	(40,980)	48,833	35,442	(32,910)
(Benefit) provision for income taxes	(6,276)	30,106	18,016	1,110

Net (loss) income	$(34,704)	$18,727	$17,426	$(34,020)

Basic (loss) earnings per share	$(0.68)	$0.45	$0.80	$(1.60)

Weighted average shares outstanding for basic (loss) earnings per share	50,918,572	41,640,576	21,741,351	21,306,584

Diluted (loss) earnings per share	$(0.68)	$0.44	$0.79	$(1.60)

Weighted average shares outstanding for diluted (loss) earnings per share	50,918,572	42,185,989	21,920,915	21,306,584

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(34,704)	$18,727	$17,426	$(34,020)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	92,622	24,614	12,198	25,656
Amortization and write-off of deferred financing costs	13,276	3,322	1,316	1,152
Amortization and write-off of long-term debt discount	2,493	444	201	136
Deferred compensation deferrals	13,715	15,925	16,151	16,447
Gain on sale of properties and servicing rights	(5,321)	(6,287)	(2,868)	(10,009)
Equity income from unconsolidated subsidiaries	(14,365)	(9,326)	(1,554)	(2,874)
Provision for doubtful accounts	3,436	3,415	1,317	3,387
Deferred income tax (benefit) provision	(12,750)	5,158	(1,948)	(1,569)
(Increase) decrease in receivables	(43,011)	(4,770)	(18,379)	26,970
(Increase) decrease in deferred compensation assets	(12,747)	5,743	(4,517)	(11,665)
Increase (decrease) in accounts payable and accrued expenses	14,448	7,912	(4,749)	(5,491)
Increase (decrease) in compensation and employee benefits payable and accrued bonus and profit sharing	42,634	17,541	64,677	(101,312)
(Decrease) increase in income taxes payable	(15,197)	3,225	13,578	(16,357)
Increase (decrease) in other liabilities	16,021	(15,203)	(9,260)	(11,305)
Other operating activities, net	3,391	(5,558)	7,745	624

Net cash provided by (used in) operating activities	63,941	64,882	91,334	(120,230)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	(26,961)	(14,266)	(6,501)	(14,814)
Proceeds from sale of properties and servicing rights	3,949	6,378	2,108	9,544
Investment in property held for sale	—	—	(40,174)	(2,282)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	(263,683)	(14,811)	(214,702)	(1,924)
Other investing activities, net	1,900	(1,431)	(2,124)	(2,663)

Net cash used in investing activities	(284,795)	(24,130)	(261,393)	(12,139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	152,850	238,000	113,750	—
Repayment of revolver and swingline credit facility	(152,850)	(238,000)	(113,750)	—
Proceeds from senior secured term loans	375,000	—	235,000	—
Repayment of senior secured term loans	(298,475)	(9,351)	(4,675)	—
Proceeds from 9 3/4% senior notes	200,000	—	—	—
Repayment of notes payable	(43,000)	—	—	—
Proceeds from 16% senior notes	—	—	65,000	—
Repayment of 16% senior notes	(30,000)	—	—	—
Proceeds from (repayment of) senior notes and other loans, net	3,029	(8,205)	(1,188)	446
Proceeds from 11 1/4% senior subordinated notes	—	—	225,629	—
Repayment of 8 7/8% senior subordinated notes	—	—	(175,000)	—
Proceeds from non-recourse debt related to property held for sale	—	—	37,179	—
Proceeds from revolving credit facility	—	—	—	195,000
Repayment of revolving credit facility	—	—	(235,000)	(70,000)
Payment of deferred financing fees	(22,707)	(443)	(21,750)	(8)
Proceeds from issuance of common stock	120,980	180	92,156	—
Other financing activities, net	(1,163)	(19)	(3,520)	792

Net cash provided by (used in) financing activities	303,664	(17,838)	213,831	126,230

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	82,810	22,914	43,772	(6,139)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	79,701	57,450	13,662	20,854
Effect of currency exchange rate changes on cash	1,370	(663)	16	(1,053)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$163,881	$79,701	$57,450	$13,662

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of amount capitalized	$63,718	$52,647	$26,126	$18,457

Income taxes, net of refunds	$17,783	$19,142	$5,061	$19,083

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except share data)

	CB Richard Ellis Group
	Class A common stock	Class B common stock	Additional paid-in capital	Notes receivable from sale of stock	Accumulated earnings	Accumulated other comprehensive income (loss)		Treasury stock	Total
						Minimum pension liability	Foreign currency translation
Balance, February 20, 2001	$—	$—	$—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	17,426	—	—	—	17,426
Contribution of deferred compensation plan stock fund units	—	—	18,771	—	—	—	—	—	18,771
Contribution of shares by certain shareholders of CB Richard Ellis Services, Inc.	—	222	121,590	—	—	—	—	—	121,812
Net issuance of Class A common stock	50	—	27,639	—	—	—	—	—	27,689
Issuance of Class B common stock	—	128	72,285	—	—	—	—	—	72,413
Notes receivable from sale of stock	—	—	—	(5,884)	—	—	—	—	(5,884)
Foreign currency translation gain	—	—	—	—	—	—	296	—	296

Balance, December 31, 2001	50	350	240,285	(5,884)	17,426	—	296	—	252,523
Net income	—	—	—	—	18,727	—	—	—	18,727
Issuance of Class A common stock	—	—	460	(180)	—	—	—	—	280
Net cancellation of deferred compensation stock fund units	—	—	(427)	—	—	—	—	—	(427)
Net collection on notes receivable from sale of stock	—	—	—	1,264	—	—	—	—	1,264
Purchase of common stock	—	—	—	—	—	—	—	(1,732)	(1,732)
Minimum pension liability adjustment, net of tax	—	—	—	—	—	(17,039)	—	—	(17,039)
Foreign currency translation loss	—	—	—	—	—	—	(2,255)	—	(2,255)

Balance, December 31, 2002	50	350	240,318	(4,800)	36,153	(17,039)	(1,959)	(1,732)	251,341
Net loss	—	—	—	—	(34,704)	—	—	—	(34,704)
Issuance of Class A common stock	26	—	14,681	—	—	—	—	—	14,707
Issuance of Class B common stock	—	184	106,169	—	—	—	—	—	106,353
Issuance of deferred compensation stock fund units, net of cancellations	—	—	195	—	—	—	—	—	195
Net collection on notes receivable from sale of stock	—	—	—	120	—	—	—	—	120
Purchase of common stock	—	—	—	—	—	—	—	(460)	(460)
Minimum pension liability adjustment, net of tax	—	—	—	—	—	1,930	—	—	1,930
Compensation expense for stock options	—	—	159	—	—	—	—	—	159
Foreign currency translation loss	—	—	—	—	—	—	(6,712)	—	(6,712)

Balance, December 31, 2003	$76	$534	$361,522	$(4,680)	$1,449	$(15,109)	$(8,671)	$(2,192)	$332,929

	Predecessor Company
	Common stock	Additional paid-in capital	Notes receivable from sale of stock	Accumulated deficit	Accumulated other comprehensive loss	Treasury stock	Total
Balance, December 31, 2000	$217	$364,168	$(11,847)	$(89,097)	$(12,258)	$(15,844)	$235,339
Net loss	—	—	—	(34,020)	—	—	(34,020)
Common stock issued for incentive plans	—	360	—	—	—	—	360
Contributions, deferred compensation plan	—	1,004	—	—	—	—	1,004
Deferred compensation plan co-match	—	492	—	—	—	—	492
Net collection on notes receivable from sale of stock	—	(742)	1,001	—	—	—	259
Amortization of cheap and restricted stock	1	210	—	—	—	—	211
Tax deduction from issuance of stock	—	1,479	—	—	—	—	1,479
Foreign currency translation loss	—	—	—	—	(7,106)	—	(7,106)
Cancellation of common stock	—	(54)	—	—	—	—	(54)
Cancellation of common stock and elimination of historical equity due to the merger	(218)	(366,917)	10,846	123,117	19,364	15,844	(197,964)

Balance, July 20, 2001	$—	$—	$—	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Dollars in thousands)

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
Net (loss) income	$(34,704)	$18,727	$17,426	$(34,020)
Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(6,712)	(2,255)	296	(7,106)
Minimum pension liability adjustment, net of tax	1,930	(17,039)	—	—

Total other comprehensive (loss) income	(4,782)	(19,294)	296	(7,106)

Comprehensive (loss) income	$(39,486)	$(567)	$17,722	$(41,126)

The accompanying notes are an integral part of these consolidated financial statements.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations

CB Richard Ellis Group, Inc. (formerly known as CBRE Holding, Inc.), a Delaware corporation, was incorporated on February 20, 2001 and was created to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international commercial real estate services firm. Prior to July 20, 2001, we were a wholly owned subsidiary of Blum Strategic Partners, L.P. (Blum Strategic), formerly known as RCBA Strategic Partners, L.P., which is an affiliate of Richard C. Blum, a director of CBRE and our company.

On July 20, 2001, we acquired all of the outstanding stock of CBRE pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001, among CBRE, Blum CB Corp. (Blum CB) and us. Blum CB was merged with and into CBRE with CBRE being the surviving corporation (the 2001 Merger). In July 2003, our global position in the commercial real estate services industry was further solidified as CBRE acquired Insignia Financial Group, Inc. (Insignia Acquisition). We have no substantive operations other than our investment in CBRE.

We offer a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets globally under the “CB Richard Ellis” brand name. Our business is focused on several service competencies, including strategic advice and execution assistance for property leasing and sales, forecasting, valuations, origination and servicing of commercial mortgage loans, facilities and project management and real estate investment management. We generate revenues both on a per project or transaction basis and from annual management fees.

2. Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include our accounts and those of our majority-owned subsidiaries. Additionally, the consolidated financial statements for the period from January 1 to July 20, 2001 include the accounts of CBRE prior to the 2001 Merger as CBRE is considered our predecessor for purposes of Regulation S-X. The equity attributable to minority shareholders’ interests in subsidiaries is shown separately in the accompanying consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, are accounted for under the equity method. Accordingly, our share of the earnings of these equity-method basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any impairment in value.

Use of Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results may differ from these estimates. Management believes that these estimates provide a reasonable basis for the fair presentation of our financial condition and results of operations.

Cash and Cash Equivalents

Cash and cash equivalents generally consist of cash and highly liquid investments with an original maturity of less than three months. We control certain cash and cash equivalents as an agent for our investment and property management clients. These amounts are not included in the accompanying consolidated balance sheets (See Note 17).

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation, or in the case of capitalized leases, at the present value of the future minimum lease payments. Depreciation and amortization of property and equipment is computed primarily using the straight-line method over estimated useful lives ranging up to ten years. Leasehold improvements are amortized over the term of the respective leases, excluding options to renew. We capitalize expenditures that materially increase the life of the related assets and expense the costs of maintenance and repairs.

We periodically review property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If any of the significant assumptions inherent in this assessment materially change due to market, economic, and/or other factors, the recoverability is assessed based on the revised assumptions. If this analysis indicates that such assets are considered to be impaired, the impairment is recognized in the period the changes occur and represents the amount by which the carrying value exceeds the fair value of the asset.

Goodwill and Other Intangible Assets

Goodwill mainly represents the excess of the purchase price paid by us over the fair value of the tangible and intangible assets and liabilities acquired in the 2001 Merger and in the Insignia Acquisition. Other intangible assets include trademarks, which were separately identified as a result of the 2001 Merger, as well as a trade name separately identified as a result of the Insignia Acquisition representing the Richard Ellis trade name in the United Kingdom (U.K.) that was owned by Insignia prior to the Insignia Acquisition. Both the trademarks and the trade name are not being amortized and have indefinite estimated useful lives. Other intangible assets also include backlog, which represents the fair value of Insignia’s net revenue backlog as of July 23, 2003 that was acquired as part of the Insignia Acquisition. The backlog consists of the net commission receivable on Insignia’s revenue producing transactions, which were at various stages of completion prior to the Insignia Acquisition. Backlog is being amortized as cash is received or upon final closing of these pending transactions. The remaining other intangible assets primarily include management contracts, loan servicing rights, franchise agreements and a trade name, which are all being amortized on a straight-line basis over estimated useful lives ranging up to 20 years.

We fully adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. This statement requires us to perform at least an annual assessment of impairment of goodwill and other intangible assets deemed to have indefinite useful lives based on assumptions and estimates of fair value and future cash flow information. We perform an annual assessment of our goodwill and other intangible assets deemed to have indefinite lives for impairment based in part on a third-party valuation as of the beginning of the fourth quarter of each year. We also assess our goodwill and other intangible assets deemed to have indefinite useful lives for impairment when events or circumstances indicate that our carrying value may not be recoverable from future cash flows. We completed our required annual impairment tests as of October 1, 2003 and 2002, and determined that no impairment existed as of those dates.

Deferred Financing Costs

Costs incurred in connection with financing activities are deferred and amortized using the straight-line method over the terms of the related debt agreements ranging up to ten years. Amortization of these costs is charged to interest expense in the accompanying consolidated statements of operations. In the third quarter of 2003, in connection with the Insignia Acquisition, we entered into an amended and restated credit facility and wrote off $6.8 million of unamortized deferred financing costs associated with our prior credit facility. In the

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fourth quarter of 2003, we wrote off $1.8 million of unamortized deferred financing costs associated with the $20.0 million and $10.0 million redemptions of our 16% senior notes on October 27, 2003 and December 29, 2003, respectively. Total deferred costs, net of accumulated amortization, included in other assets in the accompanying consolidated balance sheets were $29.9 million and $20.5 million, as of December 31, 2003 and 2002, respectively.

Revenue Recognition

Real estate commissions on sales are recorded as income upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income once we satisfy all obligations under the commission agreement. A typical commission agreement provides that we earn a portion of the lease commission upon the execution of the lease agreement by the tenant, while the remaining portion(s) of the lease commission is earned at a later date, usually upon tenant occupancy. The existence of any significant future contingencies will result in the delay of recognition of revenue until such contingencies are satisfied. For example, if we do not earn all or a portion of the lease commission until the tenant pays their first month’s rent and the lease agreement provides the tenant with a free rent period, we delay revenue recognition until cash rent is paid by the tenant. Investment management and property management fees are recognized when earned under the provisions of the related agreements. Appraisal fees are recorded after services have been rendered. Loan origination fees are recognized at the time the loan closes and we have no significant remaining obligations for performance in connection with the transaction, while loan servicing fees are recorded to revenue as monthly principal and interest payments are collected from mortgagors. Other commissions, consulting fees and referral fees are recorded as income at the time the related services have been performed unless significant future contingencies exist.

In establishing the appropriate provisions for trade receivables, we make assumptions with respect to their future collectibility. Our assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivables balances. In addition to these individual assessments, in general, outstanding trade accounts receivable amounts that are greater than 180 days are fully provided for.

Business Promotion and Advertising Costs

The costs of business promotion and advertising are expensed as incurred in accordance with Statement of Position 93-7, “Reporting on Advertising Costs.” Business promotion and advertising costs of $23.5 million, $16.8 million, $6.1 million and $12.5 million were included in operating, administrative and other expenses for the years ended December 31, 2003 and 2002, the period from February 20 (inception) to December 31, 2001 and the period from January 1 to July 20, 2001, respectively.

Foreign Currencies

The financial statements of subsidiaries located outside the United States (U.S.) are generally measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The resulting translation adjustments are included in the accumulated other comprehensive (loss) income component of stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in the results of operations. The aggregate transaction gains and losses included in the accompanying consolidated statements of operations are a $9.8 million gain, a $6.4 million gain, a $0.2 million loss and a $0.3 million gain for the years ended December 31, 2003 and 2002, the period from February 20 (inception) to December 31, 2001 and the period from January 1 to July 20, 2001, respectively.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Accumulated other comprehensive (loss) income consists of foreign currency translation adjustments and minimum pension liability adjustments. Foreign currency translation adjustments exclude income tax expense (benefit) given that earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time. The income tax benefit associated with the minimum pension liability adjustments is $6.5 million and $7.3 million as of December 31, 2003 and 2002, respectively.

Accounting for Transfers and Servicing

We follow SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” in accounting for loan sales and acquisition of servicing rights. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under the approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred at fair value. Servicing assets are amortized over the period of estimated servicing income with a write-off required when control is surrendered. Our recording of servicing rights at their fair value resulted in gains, which have been reflected in the accompanying consolidated statements of operations. Corresponding servicing assets of approximately $1.8 million and $2.1 million, for the years ended December 31, 2003 and 2002, respectively, are included in other intangible assets reflected in the accompanying consolidated balance sheets.

Accounting for Broker Draws

As part of our recruitment efforts relative to new U.S. brokers, we offer a transitional broker draw arrangement. Our broker draw arrangements generally last until such time as a broker’s pipeline of business is sufficient to allow him or her to earn sustainable commissions. This program is intended to provide the broker with a minimal amount of cash flow to allow adequate time for his or her training as well as time for him or her to develop business relationships. Similar to traditional salaries, the broker draws are paid irrespective of the actual revenues generated by the broker. Often these broker draws represent the only form of compensation received by the broker. Furthermore, it is not our policy to pursue collection of unearned broker draws paid under this arrangement. As a result, we have concluded that broker draws are economically equivalent to salaries paid and accordingly charge them to compensation as incurred. The broker is also entitled to earn a commission on completed revenue transactions. This amount is calculated as the commission that would have been payable under our full commission program, less any amounts previously paid to the broker in the form of a draw.

Stock-Based Compensation

Prior to 2003, we accounted for stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” No stock-based employee compensation cost is reflected in net income (loss) for the year ended December 31, 2002, for the period from February 20 (inception) to December 31, 2001 or for the period from January 1 to July 20, 2001, as all options granted during those periods had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant.

In the fourth quarter of 2003, we adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” prospectively to all employee awards granted, modified or settled

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

after January 1, 2003, as permitted by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123.” Awards under our stock-based compensation plans vest over five-year periods. Therefore, the cost related to stock-based employee compensation included in the determination of net loss for the year ended December 31, 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123.

In accordance with SFAS No. 123, we estimate the value of our options based upon the “Minimum Value” method. Option valuation models require the input of assumptions such as the expected stock price volatility. As our common stock is not freely tradable on a national securities exchange or an over-the-counter market, an effectively zero percent volatility was utilized. The dividend yield is also excluded from the calculation, as it is our present intention to retain all earnings.

The following table illustrates the effect on net (loss) income and (loss) earnings per share if the minimum value based method had been applied to all outstanding and unvested awards in each period (dollars in thousands, except share data):

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
Net (loss) income as reported	$(34,704)	$18,727	$17,426	$(34,020)
Add: Stock-based employee compensation expense included in reported net (loss) income, net of related tax effect	98	—	—	—
Deduct: Total stock-based employee compensation expense determined under the minimum value method for all awards, net of related tax effect	(648)	(523)	(272)	(2,758)

Pro Forma net (loss) income	$(35,254)	$18,204	$17,154	$(36,778)

Basic EPS:
As Reported	$(0.68)	$0.45	$0.80	$(1.60)

Pro Forma	$(0.69)	$0.44	$0.79	$(1.73)

Diluted EPS:
As Reported	$(0.68)	$0.44	$0.79	$(1.60)

Pro Forma	$(0.69)	$0.43	$0.78	$(1.73)

The weighted average minimum value of options and warrants granted by us was $0.58 for the year ended December 31, 2003, $0.84 for the year ended December 31, 2002 and $0.67 for the period from February 20 (inception) to December 31, 2001. There were no stock options or warrants granted by CBRE for the period from January 1 to July 20, 2001 that remained outstanding as of December 31, 2001.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The minimum value of each option grant and warrant is estimated on the date of grant utilizing the following weighted average assumptions:

	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001
	2003	2002
Risk-free interest rate	3.02%	4.06%	4.69%
Expected volatility	0.00%	0.00%	0.00%
Expected life	5 years	5 years	5 years

(Loss) Earnings Per Share

Basic (loss) earnings per share is computed by dividing net (loss) income by the weighted average number of common shares outstanding during each period. The computation of diluted earnings per share further assumes the dilutive effect of stock options, stock warrants and contingently issuable shares. Contingently issuable shares represent unvested stock fund units in the deferred compensation plan. In accordance with SFAS No. 128, “Earnings Per Share” these shares are included in the dilutive earnings per share calculation under the treasury stock method (see Note 16).

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” This standard clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” and addresses consolidation by business enterprises of variable interest entities. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among the parties involved. This statement is immediately effective for variable interest entities created or in which an enterprise obtains an interest after January 31, 2003.

In December 2003, the FASB issued a revised version of FIN 46 (FIN 46R). Among other things, the revision clarifies the definition of a variable interest entity, exempts most entities that are businesses from the scope of FIN 46R and delays the effective date of the revised standard to no later than the end of the first reporting period ending after December 15, 2003 for special purpose entities and March 15, 2004 for all other types of entities. The adoption of this interpretation has not had, and is not expected to have, a material impact on our financial position or results of operations.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2003, the FASB issued SFAS No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of this statement has not had a material impact on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for the classification and measurement of financial instruments with characteristics of both liabilities and equity. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to our existing financial instruments effective July 1, 2003. On October 29, 2003, the FASB deferred indefinitely the provisions of paragraphs 9 and 10 and related guidance in the appendices of this pronouncement as they apply to mandatorily redeemable noncontrolling interests. The adoption of the effective provisions of SFAS No. 150 have not had a material impact on our financial position or results of operations.

In December 2003, the FASB issued a revised version of SFAS No. 132, “Employers Disclosures about Pensions and Other Postretirement Benefits.” The revised statement retains the disclosure requirements contained in SFAS No. 132 and requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. We have adopted this statement for the year ended December 31, 2003. In addition, we expect to adopt additional disclosures for our U.K. pension plans during 2004.

Reclassifications

Certain reclassifications, which do not have an effect on net income or equity, have been made to the 2002 and 2001 financial statements to conform to the 2003 presentation.

3. Insignia Acquisition

On July 23, 2003, pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 28, 2003 (the Insignia Acquisition Agreement), by and among us, CBRE, Apple Acquisition Corp. (Apple Acquisition), a Delaware corporation and wholly owned subsidiary of CBRE, and Insignia Financial Group, Inc. (Insignia), Apple Acquisition was merged with and into Insignia (the Insignia Acquisition). Insignia was the surviving corporation in the Insignia Acquisition and at the effective time of the Insignia Acquisition became a wholly owned subsidiary of CBRE. We acquired Insignia to solidify our position as the market leader in the commercial real estate services industry.

In conjunction with and immediately prior to the Insignia Acquisition, Island Fund I LLC (Island), a Delaware limited liability company, which is affiliated with Andrew L. Farkas (Insignia’s former Chairman and Chief Executive Officer) and some of Insignia’s other former officers, completed the purchase of specified real estate investment assets of Insignia, pursuant to a Purchase Agreement, dated May 28, 2003 (the Island Purchase Agreement), by and among Insignia, us, CBRE, Apple Acquisition and Island. A number of the real estate investment assets that were sold to Island required the consent of one or more third parties in order to transfer such assets. Some of these third party consents were not obtained prior to or since the closing of the Insignia

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition. As a result, we continue to hold these real estate investment assets pending the receipt of these third party consents. While we hold these assets, we have generally agreed to provide Island with the economic benefits from these assets and Island generally has agreed to indemnify us with respect to any losses incurred in connection with continuing to hold these assets.

Pursuant to the terms of the Insignia Acquisition Agreement, (1) each issued and outstanding share of Insignia Common Stock (other than treasury shares), par value $0.01 per share, was converted into the right to receive $11.156 in cash, without interest (the Insignia Common Stock Merger Consideration), (2) each issued and outstanding share of Insignia’s Series A Preferred Stock, par value $0.01 per share, and Series B Preferred Stock, par value $0.01 per share, was converted into the right to receive $100.00 per share, plus accrued and unpaid dividends, (3) all outstanding warrants and options to acquire Insignia common stock other than as described below, whether vested or unvested, were canceled and represented the right to receive a cash payment, without interest, equal to the excess, if any, of the Insignia Common Stock Merger Consideration over the per share exercise price of the option or warrant, multiplied by the number of shares of Insignia Common Stock subject to the option or warrant less any applicable withholding taxes and (4) outstanding options to purchase Insignia Common Stock granted pursuant to Insignia’s 1998 Stock Investment Plan, whether vested or unvested, were canceled and represented the right to receive a cash payment, without interest, equal to the excess, if any, of (a) the higher of (x) the Insignia Common Stock Merger Consideration, or (y) the highest final sale price per share of the Insignia Common Stock as reported on the New York Stock Exchange (NYSE) at any time during the 60-day period preceding the closing of the Insignia Acquisition (which was $11.20), over (b) the exercise price of the options, multiplied by the number of shares of Insignia Common Stock subject to the options, less any applicable withholding taxes. Following the Insignia Acquisition, the Insignia Common Stock was delisted from the NYSE and deregistered under the Securities Exchange Act of 1934.

The funding to complete the Insignia Acquisition, as well as the refinancing of substantially all of the outstanding indebtedness of Insignia, was obtained through (a) the sale of 18,255,338 shares of our Class B Common Stock, par value $0.01 per share, to Blum Strategic, a Delaware limited partnership, Blum Strategic Partners II, L.P., a Delaware limited partnership and Blum Strategic Partners II GmbH & Co. KG, a German limited partnership, for an aggregate cash purchase price of $105,394,160; (b) the sale of 631,496 shares of our Class A Common Stock, par value $.01 per share, to DLJ Investment Partners, L.P., a Delaware limited partnership, DLJ Investment Partners II, L.P., a Delaware limited partnership and DLJIP II Holdings, L.P., a Delaware limited partnership, for an aggregate cash purchase price of $3,645,840; (c) the sale of 1,732,101 shares of our Class A Common Stock to California Public Employees’ Retirement System (CalPERS) for an aggregate cash purchase price of $10,000,000; (d) the sale of 166,281 shares of our Class B Common Stock to Frederic V. Malek, a director of our company, for an aggregate cash purchase price of $960,000; (e) the release from escrow of the net proceeds from the offering by CBRE Escrow, Inc. (CBRE Escrow), a wholly owned subsidiary of CBRE that merged with and into CBRE in connection with the Insignia Acquisition, of $200.0 million of the 9 3/4% Senior Notes due May 15, 2010 (see Note 12), issued and sold by CBRE Escrow on May 22, 2003; (f) $75.0 million of term loan borrowings under the Amended and Restated Credit Agreement (see Note 12), dated as of May 22, 2003, by and among CBRE, Credit Suisse First Boston (CSFB) as Administrative Agent and Collateral Agent, the other lenders named in the credit agreement, us and the guarantors named in the credit agreement and (g) $36,870,230 of cash proceeds from the completion of the sale to Island.

The aggregate preliminary purchase price for the Insignia Acquisition was approximately $328.0 million, which includes: (1) $267.9 million in cash paid for shares of Insignia’s outstanding common stock, valued at $11.156 per share, (2) $100.00 per share plus accrued and unpaid dividends paid to the owners of Insignia’s outstanding Series A preferred stock and Series B preferred stock totaling $38.2 million, (3) cash payments of $7.9 million to holders of Insignia’s vested and unvested warrants and options and (4) $14.0 million of direct costs incurred in connection with the acquisition, consisting mostly of legal and accounting fees.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The preliminary purchase accounting adjustments related to the Insignia Acquisition have been recorded in the accompanying consolidated financial statements as of, and for periods subsequent to, July 23, 2003. The final valuation of the net assets acquired is expected to be completed as soon as practicable, but no later than one year from the acquisition date. Given the size and complexity of the acquisition, the fair valuation of certain assets acquired, primarily net deferred tax assets, is still preliminary. Additionally, adjustments to the estimated liabilities assumed in connection with the Insignia Acquisition may still be required. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition (in thousands):

Fair Value of Assets Acquired and Liabilities Assumed

At July 23, 2003

Current assets	$270,641
Property and equipment, net	32,532
Goodwill	237,569
Other intangible assets, net	102,748
Other assets	30,776

Total assets acquired	674,266

Current liabilities	168,574
Liabilities assumed in connection with the Insignia Acquisition	87,739
Notes payable	43,000
Other liabilities	46,994

Total liabilities assumed	346,307

Net assets acquired	$327,959

The following is a summary of the intangible assets acquired in connection with the Insignia Acquisition (dollars in thousands):

	Weighted Average Amortization Period		July 23, 2003	December 31, 2003
			Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Backlog		(1)	$72,503	$(59,108)	$13,395
Trade name	n/a		19,826	—	19,826
Management contracts	5 years		4,611	(490)	4,121
Other	6 years		5,808	(821)	4,987

(1)	Weighted average amortization period is not determinable. See Note 8 for additional information.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Insignia Acquisition gave rise to the consolidation and elimination of some Insignia duplicate facilities and Insignia redundant employees as well as the termination of certain contracts as a result of a change of control of Insignia. As a result, we have accrued certain liabilities in accordance with Emerging Issues Task Force Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” These liabilities assumed in connection with the Insignia Acquisition consist of the following (dollars in thousands):

	2003 Charge to Goodwill	Utilized to Date	To be Utilized
Severance	$30,706	$13,676	$17,030
Lease termination costs	28,922	3,065	25,857
Change of control payments	10,451	10,451	—
Costs associated with exiting contracts	8,921	7,632	1,289
Legal settlements anticipated	8,739	2,900	5,839

	$87,739	$37,724	$50,015

The liability for severance covers approximately 450 employees with the bulk of the terminations occurring in the U.S. A majority of the amount unpaid as of December 31, 2003 represents future payments required as per severance agreements for the top six former senior executives of Insignia. These amounts will be paid as required by their severance agreements up through their expiration dates of December 31, 2004 and December 31, 2005. All other outstanding liabilities for severance are expected to be paid in 2004. We identified approximately 50 redundant facilities consisting of both sales and corporate offices. A total accrual for lease termination costs of $28.9 million was established for office closures, the majority of which were located in the U.S. The liability for lease termination costs will be paid over the remaining contract periods through 2012. The change of control payments represented amounts paid to the top six former senior executives of Insignia as a direct result of the Insignia Acquisition as stipulated in their employment contracts. In connection with the Insignia Acquisition, we incurred costs associated with the termination of contracts that Insignia entered into prior to the Insignia Acquisition. We expect to pay all remaining costs relating to exiting these contracts in 2004. We have accrued approximately $8.7 million to cover our exposure in various lawsuits involving Insignia that were pending prior to the Insignia Acquisition. These liabilities will be paid as each case is settled.

4. 2001 Merger

On July 20, 2001, we acquired CBRE pursuant to an Amended and Restated Agreement and Plan of Merger dated May 31, 2001 (the 2001 Merger Agreement) among us, CBRE and Blum CB. At the effective time of the 2001 Merger, CBRE became our wholly owned subsidiary. Pursuant to the terms of the 2001 Merger Agreement, each issued and outstanding share of common stock of CBRE was converted into the right to receive $16.00 in cash, except for: (i) shares of common stock of CBRE owned by us and Blum CB immediately prior to the 2001 Merger, totaling 7,967,774 shares, which were cancelled, (ii) treasury shares and shares of common stock of CBRE owned by any of its subsidiaries, which were cancelled and (iii) shares of CBRE held by stockholders who perfected appraisal rights for such shares in accordance with Delaware law. All shares of common stock of CBRE outstanding prior to the 2001 Merger were acquired by us and subsequently cancelled. Immediately prior to the 2001 Merger, the following, collectively referred to as the buying group, contributed to us all the shares of CBRE’s common stock that he or it directly owned in exchange for three shares of our Class B common stock: Blum Strategic, FS Equity Partners III, L.P. (FSEP III), a Delaware limited partnership, FS Equity Partners International, L.P. (FSEP International), a Delaware limited partnership, The Koll Holding Company, a California corporation, Frederic V. Malek, a director of our company and CBRE, Raymond E. Wirta, the Chief Executive Officer and a director of our company and CBRE, and Brett White, the President and a director of our company and CBRE. Such shares of common stock of CBRE, which totaled 7,967,774 shares of common stock,

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

were then cancelled. In addition, we offered to purchase for cash, options outstanding to acquire common stock of CBRE at a purchase price per option equal to the greater of the amount by which $16.00 exceeded the exercise price of the option, if at all, or $1.00. In connection with the 2001 Merger, CBRE purchased its outstanding options on our behalf, which were recorded as merger-related and other nonrecurring charges by CBRE in the period from January 1 to July 20, 2001.

The funding to complete the 2001 Merger, as well as the refinancing of substantially all of the outstanding indebtedness of CBRE, was obtained through: (i) a cash contribution of $74.8 million from the sale of our Class B common stock for $5.77 per share, (ii) sale of shares of our Class A common stock for $5.77 per share to employees and independent contractors of CBRE, (iii) sale of 1,732,102 shares of our Class A common stock to CalPERS for $5.77 per share, (iv) issuance and sale of 65,000 units for $65.0 million to DLJ Investment Funding, Inc. and other purchasers, which units consisted of $65.0 million in aggregate principal amount of 16% Senior Notes due July 20, 2011 and 941,764 shares of our Class A common stock, (v) issuance and sale by Blum CB of $229.0 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due June 15, 2011 for $225.6 million (which were assumed by CBRE in connection with the 2001 Merger) and (vi) borrowings by CBRE under a new $325.0 million senior credit facility with CSFB and other lenders.

Following the 2001 Merger, the common stock of CBRE was delisted from the NYSE. CBRE also successfully completed a tender offer and consent solicitation for all of the outstanding principal amount of its 8 7/8% Senior Subordinated Notes due 2006 (the Subordinated Notes). The Subordinated Notes were purchased at $1,079.14 for each $1,000 principal amount of Subordinated Notes, which included a consent payment of $30.00 per $1,000 principal amount of Subordinated Notes. We also repaid the outstanding balance of CBRE’s existing revolving credit facility. We entered into the 2001 Merger in order to enhance the flexibility to operate CBRE’s existing businesses and to develop new ones.

5. Basis of Preparation

The accompanying consolidated balance sheets as of December 31, 2003 and 2002, and the consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2003 and 2002 and for the period from February 20 (inception) to December 31, 2001, reflect our consolidated balance sheets, results of operations, cash flows and stockholders’ equity from our company’s inception and also include the consolidated financial statements of CBRE from the date of the 2001 Merger, including all material adjustments required under the purchase method of accounting. For purposes of Regulation S-X, CBRE is considered our predecessor. As such, the historical financial statements of CBRE prior to the 2001 Merger are included in the accompanying consolidated financial statements, including the consolidated statements of operations, cash flows and stockholders’ equity for the period from January 1 to July 20, 2001 (the Predecessor financial statements). The Predecessor financial statements have not been adjusted to reflect our acquisition of CBRE. As such, our consolidated financial statements after the 2001 Merger are not directly comparable to the Predecessor financial statements prior to the 2001 Merger. Additionally, the accompanying consolidated balance sheet as of December 31, 2003 and the consolidated statements of operations and cash flows for the year ended December 31, 2003 include the consolidated financial statements of Insignia from July 23, 2003, the date of the Insignia Acquisition, including all material adjustments required under the purchase method of accounting. As such, our consolidated financial statements after the Insignia Acquisition are not directly comparable to our financial statements prior to the Insignia Acquisition.

Unaudited pro forma results, assuming the Insignia Acquisition had occurred as of January 1, 2003 and 2002 for purposes of the 2003 and 2002 pro forma disclosures, respectively, are presented below. These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as increased amortization expense as a result of intangible assets acquired in the Insignia Acquisition as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

well as higher interest expense as a result of debt incurred to finance the Insignia Acquisition. These unaudited pro forma results do not purport to be indicative of what operating results would have been had the Insignia Acquisition occurred on January 1, 2003 or 2002, respectively, and may not be indicative of future operating results (dollars in thousands, except share data):

	Year Ended December 31,
	2003	2002
	(Unaudited)
Revenue	$1,948,827	$1,744,162
Operating income	$17,871	$59,380
Net loss	$(43,923)	$(20,443)
Basic and diluted loss per share	$(0.70)	$(0.33)
Weighted average shares outstanding for basic and diluted loss per share	62,478,565	62,425,796

6. Restricted Cash

Included in the accompanying consolidated balance sheet as of December 31, 2003 is restricted cash of $14.9 million, which primarily consists of cash pledged to secure the guarantee of notes issued in connection with previous acquisitions by Insignia in the U.K. The acquisitions include the 1999 acquisition of St. Quintin Holdings Limited and the 1998 acquisition of Richard Ellis Group Limited.

7. Property and Equipment

Property and equipment consists of the following (dollars in thousands):

	December 31,
	2003	2002
Leasehold improvements	$48,741	$20,000
Furniture and equipment	162,157	116,268
Equipment under capital leases	12,820	13,925

	223,718	150,193
Accumulated depreciation	(110,149)	(83,559)

Property and equipment, net	$113,569	$66,634

Depreciation expense was $28.3 million for the year ended December 31, 2003, $20.8 million for the year ended December 31, 2002, $9.1 million for the period from February 20 (inception) to December 31, 2001 and $12.6 million for the period from January 1 to July 20, 2001.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Goodwill and Other Intangible Assets

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and other intangible assets deemed to have indefinite useful lives are no longer amortized but are subject to impairment tests on an annual basis, at a minimum, or whenever events or circumstances occur indicating that those assets might be impaired. We adopted the non-amortization provisions of SFAS No. 142 on July 20, 2001, the effective date of the 2001 Merger. The following table presents the impact of SFAS No. 142 on, our net (loss) income and net (loss) earnings per share had the standard been in effect for the period from January 1 to July 20, 2001 (dollars in thousands, except share data):

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
Reported net (loss) income	$(34,704)	$18,727	$17,426	$(34,020)
Add back amortization of goodwill, net of taxes	—	—	—	7,701

Adjusted net (loss) income	$(34,704)	$18,727	$17,426	$(26,319)

Basic (loss) earnings per share:
Reported (loss) earnings per share	$(0.68)	$0.45	$0.80	$(1.60)
Add back goodwill amortization per share	—	—	—	0.36

Adjusted basic (loss) earnings per share	$(0.68)	$0.45	$0.80	$(1.24)

Diluted (loss) earnings per share:
Reported (loss) earnings per share	$(0.68)	$0.44	$0.79	$(1.60)
Add back goodwill amortization per share	—	—	—	0.36

Adjusted diluted (loss) earnings per share	$(0.68)	$0.44	$0.79	$(1.24)

The preliminary purchase accounting adjustments associated with the Insignia Acquisition have been recorded in the accompanying consolidated financial statements. We are in the process of finalizing the fair value of all assets acquired and liabilities assumed as of July 23, 2003, the effective date of the Insignia Acquisition (See Note 3 for additional information). The following table summarizes the estimated goodwill allocated to our operating segments in connection with the Insignia Acquisition as well as other changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002 (dollars in thousands):

	Americas	EMEA	Asia Pacific	Total
Balance at January 1, 2002	$510,188	$96,637	$2,718	$609,543
Purchase accounting adjustments related to acquisitions	15,321	5,809	688	21,818
Reclassed (to) from intangibles assets	(57,841)	3,617	—	(54,224)

Balance at December 31, 2002	467,668	106,063	3,406	577,137
Purchase accounting adjustments related to acquisitions	130,771	111,043	607	242,421

Balance at December 31, 2003	$598,439	$217,106	$4,013	$819,558

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other intangible assets totaled $131.7 million and $91.1 million, net of accumulated amortization of $73.5 million and $7.7 million, as of December 31, 2003 and 2002, respectively, and are comprised of the following (dollars in thousands):

	December 31,
	2003		2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Unamortizable intangible assets
Trademarks	$63,700		$63,700
Trade name	19,826		—

Total	$83,526		$63,700

Amortizable intangible assets
Backlog	$72,503	$(59,108)	$—	$—
Management contracts	25,649	(9,708)	18,887	(5,605)
Loan servicing rights	17,694	(3,812)	16,234	(2,134)
Other	5,808	(821)	—	—

Total	$121,654	$(73,449)	$35,121	$(7,739)

In accordance with SFAS No. 141, “Business Combinations,” trademarks of $63.7 million were separately identified as a result of the 2001 Merger. As a result of the Insignia Acquisition, a $19.8 million trade name was separately identified, which represents the Richard Ellis trade name in the U.K. that was owned by Insignia prior to the Insignia Acquisition. Both the trademarks and the trade name have indefinite useful lives and accordingly are not being amortized.

Backlog represents the fair value of Insignia’s net revenue backlog as of July 23, 2003, which was acquired as part of the Insignia Acquisition. The backlog consists of the net commissions receivable on Insignia’s revenue producing transactions, which were at various stages of completion prior to the Insignia Acquisition. This intangible asset is being amortized as cash is received or upon final closing of these pending transactions.

Management contracts are primarily comprised of property management contracts in the U.S., the U.K., France and other European operations, as well as valuation services and fund management contracts in the U.K. These management contracts are being amortized over estimated useful lives of up to ten years.

Loan servicing rights represent the fair value of servicing assets in our mortgage banking line of business in the U.S., the majority of which were acquired as part of the 2001 Merger. The loan servicing rights are being amortized over estimated useful lives of up to ten years.

Other amortizable intangible assets represent other intangible assets acquired as a result of the Insignia Acquisition, including an intangible asset recognized for other non-contractual revenue acquired in the U.S. as well as franchise agreements and a trade name in France. These other intangible assets are being amortized over estimated useful lives of up to 20 years.

Amortization expense related to intangible assets was $64.3 million for the year ended December 31, 2003, $3.8 million for the year ended December 31, 2002, $3.1 million for the period from February 20 (inception) to December 31, 2001 and $13.1 million for the period from January 1 to July 20, 2001. The estimated amortization expense for the five years ending December 31, 2008 approximates $20.3 million, $6.5 million, $5.1 million, $4.2 million and $3.4 million, respectively.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Investments in and Advances to Unconsolidated Subsidiaries

Investments in and advances to unconsolidated subsidiaries are accounted for under the equity method of accounting and as of December 31, 2003 and 2002 include the following (dollars in thousands):

		December 31,
	Interest	2003	2002
Global Innovation Partners, L.L.C.	4.9%	$14,037	$6,228
CB Richard Ellis Strategic Partners, L.P.	2.9%	10,353	10,690
CB Commercial/Whittier Partners, L.P.	50.0%	8,590	8,816
CB Richard Ellis Strategic Partners II, L.P.	3.4%	7,322	5,965
Ikoma CB Richard Ellis KK	22.8%	4,973	4,782
Building Technology Engineers	49.9%	2,553	1,931
Glades Plaza, L.P.	20.0%	2,451	—
KB Opportunity Investors	45.0%	1,723	1,857
CB Richard Ellis/Pittsburgh, L.P.	50.0%	1,221	1,461
Other	*	15,138	8,478

Total		$68,361	$50,208

*	Various interests with varying ownership rates.

Combined condensed financial information for our investments in and advances to unconsolidated subsidiaries are as follows (dollars in thousands):

Condensed Balance Sheets Information:

	December 31,
	2003	2002
Current assets	$208,743	$127,635
Noncurrent assets	$2,040,138	$1,552,546
Current liabilities	$154,778	$108,463
Noncurrent liabilities	$969,993	$664,241
Minority interest	$4,600	$3,938

Condensed Statements of Operations Information:

	Year Ended December 31,
	2003	2002	2001
Net revenue	$450,542	$349,121	$286,138
Income from operations	$111,585	$78,171	$60,259
Net income	$174,629	$81,498	$30,098

Included in other current assets in the accompanying consolidated balance sheet was a note receivable from our equity investment in Investor 1031, L.L.C. in the amount of $1.2 million as of December 31, 2002. This note was issued on June 20, 2002, bore interest at 20.0% per annum and was due for repayment on July 15, 2003. This note and related interest were paid in full during the second quarter of 2003.

Our investment management business involves investing our own capital in certain real estate investments with clients. We have provided investment management, property management, brokerage, appraisal and other

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

professional services to these equity investees and earned revenues from these co-investments of $21.6 million, $22.4 million and $15.4 million during the years ended December 31, 2003, 2002 and 2001, respectively.

In March 2001, our wholly owned subsidiary, CB Richard Ellis Investors, L.L.C. (CBRE Investors), entered into a joint venture, Global Innovation Partners, with CalPERS. This joint venture targets real estate and private equity investments and expected opportunities created by the convergence of technology and real estate. The managing member of the joint venture is 50% owned by one of our subsidiaries. In connection with formation of the joint venture, CBRE Investors, CalPERS and some of our employees entered into an aggregate of $526.0 million of capital commitments to Global Innovations Partners, of which CalPERS committed an aggregate of $500.0 million.

10. Other Assets

The following table summarizes the items included in other assets (dollars in thousands):

	December 31,
	2003	2002
Property held for sale	$50,615	$45,883
Deferred financing costs, net	29,898	20,467
Employee loans (1)	17,622	4,089
Property investments held pursuant to the Island Purchase Agreement (2)	7,457	—
Cost investments	7,096	6,524
Long-term trade receivables, net	6,542	1,128
Notes receivable	5,640	4,943
Deposits	4,621	8,714
Miscellaneous	3,221	2,109

Total	$132,712	$93,857

(1)	See Note 22 for additional information.
(2)	Represents property investments held for the benefit of Island Fund pursuant to the Island Purchase Agreement pending the receipt of third party consents (see Note 3 for additional information).

11. Employee Benefit Plans

Stock Incentive Plans and Warrants.

2001 Stock Incentive Plan. Our 2001 stock incentive plan was adopted by our board of directors and our stockholders on June 7, 2001. The stock incentive plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors or independent contractors. A total of 18,013,857 shares of Class A common stock have been reserved for issuance under the stock incentive plan, and 9,698,289 shares remained available for future issuance as of December 31, 2003. The number of shares issued or reserved pursuant to the stock incentive plan, or pursuant to outstanding awards, is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in our Class A common stock. Class A common stock covered by awards that expire, terminate or lapse will again be available for option or grant under the stock incentive plan. No award may be granted under the stock incentive plan after June 7, 2011, but awards granted prior to June 7, 2011 may extend beyond that date. In the event of a change of control of our company, all outstanding options will become fully vested and exercisable.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the 2001 Merger, we offered and sold shares of our Class A common stock to certain of our employees that were designated by our board of directors in consultation with Ray Wirta, our Chief Executive Officer, and Brett White, our President. If each of these designated employees subscribed for a specified number of shares that was determined by our board of directors, they were then entitled to receive a grant of options to acquire our Class A common stock. As part of the 2001 Merger, we issued and sold 1,172,904 shares of our Class A common stock and granted 4,213,045 options to acquire our Class A common stock at an exercise price of $5.77 per share and a term of ten years. These options vest and are exercisable in 20% annual increments over a five-year period ending on July 20, 2006.

On September 16, 2003, we issued to employees 2,427,714 options to acquire our Class A common stock at an exercise price of $5.77 per share and a term of ten years. These options vest and are exercisable in 20% annual increments over a five-year period ending September 16, 2008.

Since the 2001 Merger, there have been instances where employees have forfeited their options as a result of the termination of their employment with our company. In these instances, we have generally issued individual grants to replacement hires made as well as to retain certain key employees. Additionally, individual grants of options and issuances and sales of shares of Class A common stock have been made from time to time to key new hires. As of December 31, 2003, a total of 245,958 shares of our Class A common stock had been issued and sold and 847,488 options to acquire our Class A common stock had been granted to individuals under the instances described above since the 2001 Merger. These options have exercise prices of $5.77 per share, terms of ten years and vest and are exercisable in 20% annual increments over various five-year periods through November 2008.

Warrants. Pursuant to an agreement entered into in connection with the 2001 Merger, we issued to FSEP III and FSEP International warrants to acquire 708,019 shares of our Class B common stock at an exercise price of $10.825 per share in exchange for the cancellation of previously outstanding warrants to acquire 364,884 shares of CBRE common stock. Subject to limited exceptions, these warrants do not vest until August 26, 2007, expire on August 27, 2007 and will become fully vested and exercisable upon a change in control of our company.

Option Plans and Warrants of CBRE, our Predecessor. The options and warrants outstanding prior to the 2001 Merger were issued in connection with various acquisitions and employee stock-based compensation plans and had exercise prices that ranged from $10.00 to $36.75 with vesting periods that ranged up to 5 years and expired at various dates through August 2010.

At the effective time of the 2001 Merger, each holder of an option to acquire CBRE’s common stock, whether or not vested, had the right to receive, in consideration for the cancellation of his or her options, an amount per share of common stock equal to the greater of (i) the amount by which $16.00 exceeded the exercise price of the option, if any, or (ii) $1.00, reduced in each case by applicable withholding taxes. Warrants to acquire 84,988 shares of CBRE beneficially owned by Ray Wirta and one of the other members of the CBRE board of directors prior to the 2001 Merger were cancelled in exchange for a cash payment of $1.00 per share of common stock underlying the warrants. Warrants held by non-employees, other than FS Equity Partners III, L.P. and FS Equity Partners International, L.P. who received warrants to acquire shares of CBRE’s Class B common stock, were cancelled and no payments were made to such shareholders. As of December 31, 2001, there were no options or warrants outstanding to acquire CBRE’s stock.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of our option plans and warrants, as well as our Predecessor ‘s, is presented in the tables below:

	CB Richard Ellis Group
	Shares	Weighted Average Exercise Price	Exercisable Shares	Weighted Average Exercise Price
Outstanding at February 20, 2001 (Inception)	—	$—
Granted	4,921,064	6.50
Forfeited	(47,629)	5.77

Outstanding at December 31, 2001	4,873,435	6.51	—	—

Granted	343,297	5.77
Forfeited	(485,806)	5.77

Outstanding at December 31, 2002	4,730,926	6.53	769,261	$5.77

Granted	2,931,905	5.77
Forfeited	(58,107)	5.77

Outstanding at December 31, 2003	7,604,724	$6.24	1,538,575	$5.77

	Predecessor Company
	Shares	Weighted Average Exercise Price	Exercisable Shares	Weighted Average Exercise Price
Outstanding at December 31, 2000	3,340,010	$21.25	1,824,665	$23.90
Exercised	(86,521)	12.89
Forfeited/Expired	(93,370)	20.27
Paid and/or cancelled as a result of the 2001 Merger	(3,160,119)	21.50

Outstanding at July 20, 2001	—	$—

Option plans and warrants outstanding at December 31, 2003 and their related weighted average exercise price and life information is presented below:

	Outstanding Options and Warrants			Exercisable Options and Warrants
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$5.77	6,896,705	8.49	$5.77	1,538,575	$5.77
$10.825	708,019	3.66	10.825	—	—

	7,604,724		$6.24	1,538,575	$5.77

Deferred Compensation Plan. Our deferred compensation plan (the DCP) historically has permitted a select group of management employees, as well as other highly compensated employees, to elect, immediately prior to the beginning of each calendar year, to defer receipt of some or all of their compensation for the next year until a

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

future distribution date and have it credited to one or more of several funds in the DCP. The DCP permits participants to elect in-service distributions, which may not begin less than three years following the election and post-employment distributions. There is limited flexibility to change distribution elections once made. A participant may elect to receive a distribution of his or her vested accounts at any time subject to a charge equal to 7.5% of the amount to be distributed. The investment alternatives available to participants in connection with their deferrals include two interest index funds and an insurance fund in which gains or losses on deferrals are measured by one or more of approximately 30 mutual funds. In addition, prior to the 2001 Merger, participants were entitled to invest their deferrals in stock fund units that entitled the participants to receive future distributions of shares of CBRE common stock, which stock fund units now represent the right to receive future distributions of shares of our common stock.

Each stock fund unit that was unvested prior to the 2001 Merger remained in participants’ accounts, but after the 2001 Merger was converted to the right to receive three shares of our Class A common stock. Subsequent to our reverse stock split which is expected to occur during May 2004, each stock fund unit will be converted to the right to receive 0.9238 shares of our Class A common stock. These unvested stock fund units have been accounted for as a deferred compensation asset and are being amortized as compensation expense over the remaining vesting period for such stock fund units in accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” with $1.8 million charged to compensation expense for the years ended December 31, 2003 and 2002, and $0.9 million charged to compensation expense for the period from February 20 (inception) to December 31, 2001. The accompanying consolidated balance sheets include the unamortized balances totaling $1.4 million and $1.9 million in other current assets as of December 31, 2003 and 2002, respectively, and $1.4 million in other assets as of December 31, 2002. Subsequent to the 2001 Merger, no new deferrals have been allowed in stock fund units.

In 2001, we announced a match for the Plan Year 2000, effective July 2001, in the amount of $8.0 million to be invested in an interest bearing account on behalf of participants. The 2000 Company Match vests at 20% per year and will be fully vested by December 2005. The related compensation expense is being amortized over the vesting period. The amounts charged to expense for the 2000 Company match were $1.7 million for the years ended December 31, 2003 and 2002, $0.7 million for the period from February 20 (inception) to December 31, 2001 and $0.2 million for the period from January 1 to July 20, 2001.

Included in our accompanying consolidated balance sheets is an accumulated non-stock liability of $138.0 million and $106.3 million at December 31, 2003 and 2002, respectively, and the assets (in the form of insurance) set aside to cover the liability of $76.4 million and $63.6 million as of December 31, 2003 and 2002, respectively. In addition, our stock fund unit deferrals included in additional paid-in capital totaled $18.1 million and $18.2 million at December 31, 2003 and 2002, respectively.

Early in the fourth quarter of 2003, we announced that effective January 1, 2004, we will close the DCP to new participants. Currently, the DCP is accepting compensation deferrals from participants who have a balance, meet the eligibility requirements and elect to participate, up to a maximum annual contribution amount of $250,000 per participant. We are currently reviewing the future status of this plan.

Stock Purchase Plans. Prior to the 2001 Merger, CBRE had restricted stock purchase plans covering select key executives including senior management. A total of 500,000 and 550,000 shares of common stock were reserved for issuance under CBRE’s 1999 and 1996 Equity Incentive Plans, respectively. The shares were issued to senior executives for a purchase price equal to the greater of $18.00 and $10.00 per share or fair market value, respectively. The purchase price for these shares was paid either in cash or by delivery of a full recourse promissory note. All promissory notes related to the 1999 Equity Incentive Plan were repaid as part of the 2001 Merger. The majority of the notes related to the 1996 Equity Incentive Plan were also repaid, with the remaining unpaid outstanding balance of $0.6 million as of December 31, 2003 and 2002, included in notes receivable from

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

sale of stock in the accompanying consolidated statements of stockholders’ equity. As part of the 2001 Merger, the CBRE shares related to these outstanding promissory notes were exchanged for three shares of our Class B common stock.

Bonuses. We have bonus programs covering select key employees, including senior management. Awards are based on the position and performance of the employee and the achievement of pre-established financial, operating and strategic objectives. The amounts charged to expense for bonuses were $51.8 million for the year ended December 31, 2003, $40.2 million for the year ended December 31, 2002, $18.0 million for the period from February 20 (inception) to December 31, 2001 and $16.5 million for the period from January 1 to July 20, 2001.

401(k) Plans. Our CB Richard Ellis 401(k) Plan (401(k) Plan) is defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. Generally, our U.S. employees are eligible to participate in the plan if the employee is at least 21 years old. The 401(k) Plan provides for participant contributions as well as discretionary employer contributions. A participant is allowed to contribute to the 401(k) Plan from 1% to 15%, in whole percentages, of his or her compensation, subject to limits imposed by the U.S. Internal Revenue Code. Each year, we determine the amount of employer contributions, if any, we will contribute to the 401 (k) Plan based on the performance and profitability of our consolidated U.S. operations. Our contributions for the year are allocated to participants who are actively employed on the last day of the plan year in proportion to each participant’s pre-tax contributions for that year, up to 5% of the participant’s compensation. In connection with the 401(k) Plan, we incurred $2.2 million for the year ended December 31, 2003, no expense for the year ended December 31, 2002, $0.8 million for the period from February 20 (inception) to December 31, 2001 and no expense for the period from January 1 to July 20, 2001.

In connection with the 2001 Merger, each share of common stock of CBRE formerly held by the 401(k) Plan and credited to participant accounts was exchanged for $16.00 in cash. In addition, the 401(k) Plan was amended to eliminate the common stock of CBRE as an investment option within the 401(k) Plan after July 20, 2001. The cash received for the shares of CBRE common stock was available for reinvestment in one or more of the investment alternatives available within the 401(k) Plan in accordance with the terms of the plan, including a new company stock fund in which employees could invest on a one-time basis in our Class A shares of common stock. Subsequent to the 2001 Merger, participants are no longer entitled to purchase additional shares of our Class A or Class B common stock for allocation to their account balances.

In connection with the Insignia Acquisition, we assumed Insignia’s existing 401(k) Retirement Savings Plan (Insignia 401(k) Plan) and its 401(k) Restoration Plan.

The Insignia 401(k) Plan covered substantially all Insignia employees in the U.S. Insignia made contributions equal to 25% of the employees’ contributions up to a maximum of 6% of the employees’ compensation and participants fully vested in employees’ contributions after five years. Insignia’s contribution was discontinued effective July 23, 2003. Upon the close of the Insignia Acquisition, participants in the Insignia 401(k) Plan were required, instead, to join our 401(k) Plan. Currently, only loan payments are being accepted into the former Insignia 401(k) Plan until we receive IRS approval to terminate the plan and transfer plan balances into our 401(k) Plan.

The 401(k) Restoration Plan allowed designated executives of Insignia and certain participating affiliated employees in the Insignia 401(k) Plan to defer the receipt of a portion of their compensation in excess of the amount of compensation that was permitted to be contributed to the Insignia 401(k) Plan. This plan ceased to accept deferrals on July 23, 2003.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pension Plans. The London-based firm of Hillier Parker May & Rowden, which we acquired in 1998, had a contributory defined benefit pension plan. A subsidiary of Insignia, which we acquired in connection with the Insignia Acquisition in 2003, had a contributory defined benefit pension plan in the U.K. Our subsidiaries based in the U.K. maintain these plans to provide retirement benefits to existing and former employees participating in the plans. With respect to these plans, our historical policy has been to contribute annually an amount to fund pension cost as actuarially determined and as required by applicable laws and regulations. Pension expense totaled $7.8 million for the year ended December 31, 2003, $3.6 million for the year ended December 31, 2002, $1.4 million for the period February 20 (inception) to December 31, 2001, and $0.9 million for the period from January 1 to July 20, 2001.

The following table sets forth a reconciliation of the benefit obligation, plan assets, plan’s funded status and amounts recognized in the accompanying consolidated balance sheets for our defined benefit pension plans (in thousands):

	Year Ended December 31,
	2003	2002
Change in benefit obligation
Benefit obligation at beginning of period	$96,734	$74,418
Service cost	6,248	5,578
Interest cost	7,573	4,764
Actuarial loss	7,472	3,997
Insignia Acquisition	64,392	—
Benefits paid, net of plan participants’ contributions	(1,942)	(713)
Foreign currency translation	19,709	8,690

Benefit obligation at end of period	$200,186	$96,734

Change in plan assets
Fair value of plan assets at beginning of period	$76,430	$80,950
Actual return on plan assets	18,317	(13,777)
Company contributions	2,850	2,299
Insignia Acquisition	45,295	—
Benefits paid, net of plan participants’ contributions	(1,942)	(713)
Foreign currency translation	15,008	7,671

Fair value of plan assets at end of period	$155,958	$76,430

Funded status	$(44,228)	$(20,304)
Unrecognized net actuarial loss	29,331	33,350
Company contributions in the post-measurement period	485	530

Net amount recognized	$(14,412)	$13,576

Net amount recognized in the consolidated balance sheets
Accrued benefit liability	$(35,998)	$(10,766)
Accumulated other comprehensive loss	21,586	24,342

	$(14,412)	$13,576

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Weighted average assumptions used to determine our projected benefit obligation were as follows:

	Year Ended December 31,
	2003	2002
Discount rate	5.60%	5.60%
Expected return on plan assets	7.90%	8.20%
Rate of compensation increase	4.40%	4.30%

Weighted average assumptions used to determine our net periodic pension cost were as follows:

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
Discount rate	5.56%	6.00%	6.00%	6.00%
Expected return on plan assets	7.88%	8.00%	7.50%	7.75%
Rate of compensation increase	4.24%	4.50%	4.75%	5.00%

Net periodic pension cost consisted of the following (in thousands):

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
Service cost	$6,248	$5,578	$2,325	$2,875
Interest cost	7,573	4,764	2,059	2,316
Expected return on plan assets	(8,023)	(6,767)	(2,945)	(4,257)
Amortization of unrecognized net gain	2,024	—	—	—

Net periodic pension cost	$7,822	$3,575	$1,439	$934

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Debt

Total debt consists of the following (dollars in thousands):

	December 31,
	2003	2002
Long-Term Debt:
Senior secured term loans, with interest ranging from 4.40% to 7.50%, due from 2003 through 2008	$297,500	$220,975
11 1/4% Senior Subordinated Notes, net of unamortized discount of $2.8 million and $3.1 million at December 31, 2003 and 2002, respectively, due in 2011	226,173	225,943
9 3/4% Senior Notes due in 2010	200,000	—
16% Senior Notes, net of unamortized discount of $2.8 million and $5.1 million at December 31, 2003 and 2002, respectively, due in 2011	35,472	61,863
Non-recourse mortgage debt related to property held for sale with interest at one-month Yen LIBOR plus 3.50% and a maturity date of July 31, 2008	41,753	—
Capital lease obligations, mainly for automobiles and telephone equipment, with interest ranging from 6.50% to 9.74%, due through 2007	259	763
Other	1,548	171

Subtotal	802,705	509,715
Less current maturities of long-term debt	11,285	10,711

Total long-term debt	791,420	499,004

Short-Term Borrowings:
Warehouse Line of Credit, with interest at 1.00% over the Residential Funding Corporation base rate with a maturity date of August 31, 2004	230,790	63,140
Non-recourse mortgage debt related to property held for sale with interest at one-month Yen LIBOR plus 3.50% and a maturity date of June 18, 2003	—	40,005
Insignia acquisition loan notes, with interest ranging from 1.53% to 3.00%, due on demand	12,191	—
Westmark Senior Notes, with interest ranging from 4.40% to 9.00%, due on demand	12,129	12,129
Euro cash pool loan, with interest at 2.50% over the applicable HSBC base rate and no stated maturity date	11,517	7,904
Other	3,510	16

Total short-term borrowings	270,137	123,194
Add current maturities of long-term debt	11,285	10,711

Total current debt	281,422	133,905

Total debt	$1,072,842	$632,909

Future annual aggregate maturities of total consolidated debt at December 31, 2003 are as follows (dollars in thousands): 2004—$281,422; 2005—$10,367; 2006—$10,017; 2007—$10,017; 2008 —$299,270; and $461,749 thereafter.

In connection with the 2001 Merger, we entered into a credit agreement (the Credit Facility) with CSFB and other lenders. In connection with the Insignia Acquisition, we entered into an amended and restated credit agreement with CSFB and other lenders. On October 14, 2003, we refinanced all of the outstanding loans under that agreement. As part of this refinancing, we entered into a new amended and restated credit agreement. The

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

prior credit facilities were, and the current amended and restated credit facilities continue to be, jointly and severally guaranteed by us and each of our domestic subsidiaries and are secured by a pledge of substantially all of our assets.

The Credit Facility entered into in connection with the 2001 Merger included the following: (1) a Tranche A term facility of $50.0 million maturing on July 20, 2007, which was fully drawn in connection with the 2001 Merger; (2) a Tranche B term facility of $185.0 million maturing on July 18, 2008, which was fully drawn in connection with the 2001 Merger; and (3) a revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan facility, maturing on July 20, 2007. Borrowings under the Tranche A term facility and revolving facility bore interest at varying rates based on our option, at either the applicable LIBOR rate plus 2.50% to 3.25% or the alternate base rate plus 1.50% to 2.25%, in both cases as determined by reference to our ratio of total debt less available cash to EBITDA, which was defined in the credit agreement. The alternate base rate is higher of (1) CSFB’s prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent. Borrowings under the Tranche B term facility bore interest at varying rates based on our option at either the applicable LIBOR plus 3.75% or the alternate base rate plus 2.75%.

The amended and restated credit facilities entered into in connection with the Insignia Acquisition included the following: (1) a Tranche A term facility of $50.0 million maturing on July 20, 2007; (2) a Tranche B term facility of $260.0 million maturing on July 18, 2008, $75.0 million of which was drawn in connection with the Insignia Acquisition; and (3) a revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan facility, maturing on July 20, 2007. After the amendment and restatement in connection with the Insignia Acquisition, borrowings under the Tranche A term facility and revolving facility bore interest at varying rates based on our option, at either the applicable LIBOR plus 3.00% to 3.75% or the alternate base rate plus 2.00% to 2.75%, in both cases as determined by reference to our ratio of total debt less available cash to EBITDA, which is defined in the amended and restated credit agreement. After the amendment and restatement in connection with the Insignia Acquisition, borrowings under the Tranche B term facility bore interest at varying rates based on our option at either the applicable LIBOR plus 4.25% or the alternate base rate plus 3.25%.

In connection with the October 14, 2003 refinancing of our credit facilities and the signing of a new amended and restated credit agreement, the former Tranche A term facility and Tranche B term facility were combined into a new single term loan facility. The new term loan facility, of which $300.0 million was drawn on October 14, 2003, requires quarterly principal payments of $2.5 million through September 30, 2008 and matures on December 31, 2008. Borrowings under the new term loan facility bear interest at varying rates based on our option at either LIBOR plus 3.25% or the alternate base rate plus 2.25%. The maturity date and interest rate for borrowings under the revolving credit facility remain unchanged in the new amended and restated credit agreement. The revolving line of credit requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by us. We repaid our revolving credit facility as of July 23, 2003 and November 5, 2002, and at December 31, 2003 and 2002, we had no revolving line of credit principal outstanding. At December 31, 2003, we had an aggregate of $10.8 million in letters of credit outstanding under the revolving credit facility, which reduces the amount we may borrow under the revolving credit facility. The total amounts outstanding under the senior secured credit facilities included in senior secured term loans and current maturities of long-term debt in the accompanying consolidated balance sheets were $297.5 million and $221.0 million as of December 31, 2003 and 2002, respectively.

On May 22, 2003, CBRE Escrow, Inc. (CBRE Escrow), a wholly owned subsidiary of CBRE, issued $200.0 million in aggregate principal amount of 9 3/4% Senior Notes due May 15, 2010 The proceeds of this issuance were placed in escrow pending the completion of the Insignia Acquisition on July 23, 2003, on which date the

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

proceeds were released from escrow in order to partially fund the acquisition. CBRE Escrow merged with and into CBRE, and CBRE assumed all obligations with respect to the 9 3/4% Senior Notes. The 9 3/4% Senior Notes are unsecured obligations of CBRE, senior to all of its current and future unsecured indebtedness, but subordinated to all of CBRE’s current and future secured indebtedness. The 9 3/4% Senior Notes are jointly and severally guaranteed on a senior basis by us and substantially all our domestic subsidiaries. Interest accrues at a rate of 9 3/4% per year and is payable semi-annually in arrears on May 15 and November 15. The 9 3/4% Senior Notes are redeemable at our option, in whole or in part, on or after May 15, 2007 at 104.875% of par on that date and at declining prices thereafter. In addition, before May 15, 2006, we may redeem up to 35.0% of the originally issued amount of the 9 3/4% Senior Notes at 109 3/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, we are obligated to make an offer to purchase the 9 3/4% Senior Notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the 9 3/4% Senior Notes included in the accompanying consolidated balance sheet was $200.0 million as of December 31, 2003.

In order to partially finance the 2001 Merger, Blum CB issued $229.0 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due June 15, 2011 for approximately $225.6 million, net of discount, on June 7, 2001. CBRE assumed all obligations with respect to the 11 1/4% Senior Subordinated Notes in connection with the 2001 Merger on July 20, 2001. The 11 1/4% Senior Subordinated Notes are jointly and severally guaranteed on a senior subordinated basis by us and substantially all of our domestic subsidiaries. The 11 1/4% Senior Subordinated Notes require semi-annual payments of interest in arrears on June 15 and December 15 and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, we may redeem up to 35.0% of the originally issued amount of the notes at 111 1/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, we are obligated to make an offer to purchase the 11 1/4% Senior Subordinated Notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the 11 1/4% Senior Subordinated Notes included in the accompanying consolidated balance sheets, net of unamortized discount, was $226.2 million and $225.9 million as of December 31, 2003 and 2002, respectively.

Also in connection with the 2001 Merger, we issued $65.0 million in aggregate principal amount of 16% Senior Notes due July 20, 2011. The 16% Senior Notes are unsecured obligations, senior to all of our current and future unsecured indebtedness but subordinated to all of our current and future secured indebtedness. Interest accrues at a rate of 16% per year and is payable quarterly in arrears. Interest may be paid in kind to the extent our ability to pay cash dividends is restricted by the terms of our amended and restated credit agreement. Additionally, interest in excess of 12.0% may, at our option, be paid in kind through July 2006. We elected to pay in kind interest in excess of 12.0% or 4.0%, that was payable on April 20, 2002, July 20, 2002, October 20, 2002, January 20, 2003 and April 20, 2003. The 16% Senior Notes are redeemable at our option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and at declining prices thereafter. On October 27, 2003 and December 29, 2003, we redeemed $20.0 million and $10.0 million, respectively, in aggregate principal amount of the 16% Senior Notes and paid $2.9 million of premiums in connection with these redemptions. In the event of a change in control, we are obligated to make an offer to purchase all of the outstanding 16% Senior Notes at 101.0% of par. The amount of the 16% Senior Notes included in the accompanying consolidated balance sheets, net of unamortized discount, was $35.5 million and $61.9 million as of December 31, 2003 and 2002, respectively.

The 16% Senior Notes are solely our obligation to repay. CBRE has neither guaranteed nor pledged any of its assets as collateral for the 16% Senior Notes and is not obligated to provide cash flow to us for repayment of these 16% Senior Notes. However, we have no substantive assets or operations other than our investment in CBRE to meet any required principal and interest payments on the 16% Senior Notes. We will depend on CBRE’s cash flows to fund principal and interest payments as they come due.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our amended and restated credit agreement and the indentures governing our 9 3/4% Senior Notes, our 11 1/4% Senior Subordinated Notes and our 16% Senior Notes each contain numerous restrictive covenants that, among other things, limit our ability to incur additional indebtedness, pay dividends or distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The amendment and restatement of the credit agreement modified the financial covenant ratios to provide a greater degree of flexibility than the prior credit agreement. The amended and restated credit agreement requires us to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior secured leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt. The credit agreement required, and after the amendment and restatement continues to require, us to pay a facility fee based on the total amount of the unused commitment.

During 2001, a joint venture that we consolidate incurred $37.2 million of non-recourse mortgage debt secured by a real estate investment. During the third quarter of 2003, the maturity date on this non-recourse debt was extended to July 31, 2008. In our accompanying consolidated balance sheets, this debt comprised $41.8 million of our other long-term debt at December 31, 2003 and $40.0 million of our other short-term borrowings at December 31, 2002. Additionally, during the third quarter of 2003, this joint venture incurred an additional $1.9 million of non-recourse mortgage debt with a maturity date of June 15, 2004. At December 31, 2003, $2.0 million of this non-recourse debt is included in short-term borrowings in the accompanying consolidated balance sheet.

We had short-term borrowings of $270.1 million and $123.2 million with related average interest rates of 2.7% and 4.3% as of December 31, 2003 and 2002, respectively.

One of our subsidiaries has a credit agreement with Residential Funding Corporation (RFC) for the purpose of funding mortgage loans that will be resold. On December 16, 2002, we entered into a Third Amended and Restated Warehousing Credit and Security Agreement effective December 20, 2002. The agreement provided for a revolving warehouse line of credit of $200.0 million, bore interest at the lower of one-month LIBOR or 2.0% (RFC Base Rate) plus 1.0% and expired on August 31, 2003. On June 25, 2003, the agreement was modified to provide a temporary revolving line of credit increase of $200.0 million that resulted in a total line of credit equaling $400.0 million, which expired on August 30, 2003 and changed the RFC Base Rate to one-month LIBOR. By amendment on August 29, 2003, the expiration date of the agreement was extended to September 25, 2003. On September 26, 2003, we entered into a Fourth Amended and Restated Warehousing Credit and Security Agreement. The agreement provides for a revolving line of credit of up to $200.0 million, bears interest at one-month LIBOR plus 1.0% and expires on August 31, 2004. By amendment on November 14, 2003, the agreement was further modified to provide a revolving line of credit increase of $50.0 million that resulted in a total line of credit equaling $250.0 million.

During the years ended December 31, 2003 and 2002, respectively, we had a maximum of $272.5 million and $309.0 million revolving line of credit principal outstanding with RFC. At December 31, 2003 and 2002, respectively, we had a $230.8 million and a $63.1 million warehouse line of credit outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, we had a $230.8 million and a $63.1 million warehouse receivable, representing mortgage loans funded through the line of credit that had not been purchased as of December 31, 2003 and 2002, respectively, which are also included in the accompanying consolidated balance sheets.

Insignia, which we acquired in July 2003, issued acquisition loan notes in connection with previous acquisitions of businesses in the U.K. The acquisition loan notes are payable to the sellers of the previously acquired U.K. businesses and are secured by restricted cash deposits in approximately the same amount. The

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

acquisition loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. At December 31, 2003, $12.2 million of the acquisition loan notes were outstanding and are included in short-term borrowings in the accompanying consolidated balance sheet.

In connection with our acquisition of Westmark Realty Advisors in 1995, one of our subsidiaries issued approximately $20.0 million in aggregate principal amount of Senior Notes (Westmark Senior Notes). The Westmark Senior Notes are secured by letters of credit equal to approximately 50% of the outstanding balance at December 31, 2003. The Westmark Senior Notes are redeemable at the discretion of the note holders and have final maturity dates of June 30, 2008 and June 30, 2010. During the year ended December 31, 2002, all of the Westmark Senior Notes bore interest at 9.0%. On January 1, 2003 the interest rate on some of these notes was converted to varying rates equal to the interest rate in effect with respect to amounts outstanding under our credit agreement. On January 1, 2005, the interest rate on all of the other Westmark Senior Notes will be adjusted to equal the interest rate then in effect with respect to amounts outstanding under our credit agreement. The amount of the Westmark Senior Notes included in short-term borrowings in the accompanying consolidated balance sheets was $12.1 million as of December 31, 2003 and 2002.

Our subsidiaries in Europe have had a Euro cash pool loan since 2001. The Euro cash pool loan is an overdraft line for our European operations issued by HSBC Bank. The Euro cash pool loan has no stated maturity date and bears interest at varying rates based on a base rate as defined by the bank plus 2.5%. The amount of the Euro cash pool loan included in short-term borrowings in the accompanying consolidated balance sheets was $11.5 million and $7.9 million as of December 31, 2003 and 2002, respectively.

One of our subsidiaries has a credit agreement with JP Morgan Chase. The credit agreement provides for a revolving line of credit of up to $20.0 million, bears interest at 1.0% in excess of the bank‘s cost of funds and expires on May 28, 2004. At December 31, 2003 and 2002, no amounts were outstanding under this line of credit.

In connection with the Insignia Acquisition, on July 23, 2003, we immediately repaid Insignia’s outstanding revolving credit facility of $28.0 million and subordinated credit facility of $15.0 million.

13. Commitments and Contingencies

We are a party to a number of pending or threatened lawsuits arising out of, or incident to, our ordinary course of business. Our management believes that any liability imposed upon us that may result from disposition of these lawsuits will not have a material effect on our consolidated financial position or results of operations.

The following is a schedule by year of future minimum lease payments for noncancellable operating leases as of December 31, 2003 (dollars in thousands):

2004	$96,123
2005	89,961
2006	77,203
2007	69,539
2008	64,555
Thereafter	312,881

Total minimum payments required	$710,262

The total minimum payments for noncancellable operating leases were not reduced by the minimum sublease rental income of $4.7 million due in the future under noncancellable subleases.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Substantially all leases require us to pay maintenance costs, insurance and property taxes. The composition of total rental expense under noncancellable operating leases consisted of the following (dollars in thousands):

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
Minimum rentals	$81,361	$68,711	$27,203	$32,831
Less sublease rentals	(2,134)	(1,157)	(500)	(551)

	$79,227	$67,554	$26,703	$32,280

In connection with the sale of real estate investment assets by Insignia to Island on July 23, 2003 (See Note 3), Insignia agreed to maintain letter of credit support for real estate investment assets that were subject to the purchase agreement until the earlier of (1) the third anniversary of the completion of the sale, (2) the date on which the letter of credit is no longer required pursuant to the applicable real estate investment asset agreement or (3) the completion of a sale of the relevant underlying real estate investment asset. As of December 31, 2003, an aggregate of approximately $10.2 million of this letter of credit support remained outstanding under the purchase agreement. Also in connection with the sale, Insignia agreed to maintain a $1.3 million guarantee of a repayment obligation with respect to one of the real estate investment assets. Island agreed to reimburse us for 50% of any draws against these letters of credit or the repayment guarantee while they are outstanding and delivered a letter of credit to us in the amount of approximately $2.9 million as security for Island’s reimbursement obligation. As a result of this reimbursement obligation, we effectively retain potential liability for 50% of any future draws against these letters of credit and the repayment guarantee. However, there can be no assurance that Island will be able to reimburse us in the event of any draws against the letters of credit or the repayment guarantee or that Island’s future reimbursement obligations will not exceed the amount of the letter of credit provided to us by Island.

One of our subsidiaries previously executed an agreement with Fannie Mae to initially fund the purchase of a commercial mortgage loan portfolio using proceeds from its RFC line of credit. Subsequently, a 100% participation in the loan portfolio was sold to Fannie Mae and we retained the credit risk on the first 2% of losses incurred on the underlying portfolio of commercial mortgage loans. The current loan portfolio balance is $98.6 million and we have collateralized a portion of our obligations to cover the first 1% of losses through a letter of credit in favor of Fannie Mae for a total of approximately $1.0 million. The other 1% is covered in the form of a guarantee to Fannie Mae.

We had outstanding letters of credit totaling $22.6 million as of December 31, 2003, excluding letters of credit related to our outstanding indebtedness. Approximately $10.8 million of these letters of credit secure certain office leases and are outstanding pursuant to the revolving credit facility under our amended and restated credit agreement. An additional $10.8 million of these letters of credit were issued pursuant to the terms of the purchase agreement with Island described above and are outstanding pursuant to a reimbursement agreement with the Bank of Nova Scotia. Under this agreement, we may issue up to a maximum of approximately $11.0 million of letters of credit outstanding at any one time and the outstanding letters of credit are secured by the same assets of ours that secure our amended and restated credit agreement. The remaining outstanding letters of credit have been issued pursuant to a credit agreement with Wells Fargo Bank for the Fannie Mae letter of credit described above. The outstanding letters of credit as of December 31, 2003 expire at varying dates through

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

August 31, 2004. However, we are obligated to renew the letters of credit related to certain office leases until 2023, the letters of credit related to the Island Purchase Agreement until as late as July 23, 2006 and the Fannie Mae letter of credit until our obligation to cover potential credit losses is satisfied.

We had guarantees totaling $9.0 million as of December 31, 2003, which consisted primarily of guarantees of property debt as well as the obligations to Island and Fannie Mae discussed above. Approximately $4.8 million of the guarantees are related to investment activity that is scheduled to expire in October 2008. Approximately $1.7 million of the guarantees are related to office leases in Europe and Asia. These guarantees will expire at the end of the lease terms. The guarantee obligation related to the agreement with Fannie Mae discussed above will expire in December 2004. The guarantee related to the Island Purchase Agreement will expire on the May 30, 2004 maturity date of the underlying loan agreement, unless such loan is renewed, modified or extended prior to such date to provide for a later maturity date.

An important part of the strategy for our investment management business involves investing our capital in certain real estate investments with our clients. These co-investments typically range from 2% to 5% of the equity in a particular fund. As of December 31, 2003, we had committed $26.6 million to fund future co-investments.

14. Income Taxes

Our tax (benefit) provision consisted of the following (in thousands):

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
Federal:
Current	$(5,335)	$10,204	$11,747	$—
Deferred	(6,637)	6,232	(3,252)	(911)
Change in valuation allowances	—	—	796	—

	(11,972)	16,436	9,291	(911)
State:
Current	—	1,824	3,173	1,600
Deferred	(1,613)	378	(494)	(658)

	(1,613)	2,202	2,679	942
Foreign:
Current	6,642	12,920	10,137	1,079
Deferred	667	(1,452)	(4,091)	—

	7,309	11,468	6,046	1,079

	$(6,276)	$30,106	$18,016	$1,110

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a reconciliation, stated as a percentage of pre-tax income, of the U.S. statutory federal income tax rate to our effective tax rate on income from operations:

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
Federal statutory tax rate	(35)%	35%	35%	(35)%
Permanent differences	1	15	5	25
State taxes, net of federal benefit	(3)	3	5	2
Taxes on foreign income which differ from the U.S. statutory rate	21	9	4	11
State NOLs not benefited	1	—	—	—
Change in valuation allowances	—	—	2	—

Effective tax rate	(15)%	62%	51%	3%

The domestic component of (loss) income before (benefit) provision for income taxes included in the accompanying consolidated statements of operations was $(31.6) million for the year ended December 31, 2003, $32.3 million for the year ended December 31, 2002, $22.6 million for the period from February 20 (inception) to December 31, 2001 and $(21.5) million for the period from January 1 to July 20, 2001. The international component of (loss) income before (benefit) provision for income taxes was $(9.4) million for the year ended December 31, 2003, $16.5 million for the year ended December 31, 2002, $12.8 million for the period from February 20 (inception) to December 31, 2001 and $(11.4) million for the period from January 1 through July 20, 2001.

Cumulative tax effects of temporary differences are shown below at December 31, 2003 and 2002 (in thousands):

	December 31,
	2003	2002
Asset (Liability)
Property and equipment	$6,738	$10,960
Bad debts and other reserves	(17,768)	(14,228)
Capitalized costs and intangibles	(4,113)	(7,003)
Bonus, unexercised restricted stock, deferred compensation	80,048	57,780
Investment	5,622	4,189
Net operating loss (NOL), alternative minimum tax credit and charitable contribution carryforwards	36,200	5
Unconsolidated affiliates	5,266	5,283
Pension obligation	14,492	7,303
Acquisitions	3,237	—
All other	18,892	4,702

Net deferred tax assets before valuation allowances	148,614	68,991
Valuation allowances	(58,754)	(13,892)

Net deferred tax assets	$89,860	$55,099

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 were as follows (in thousands):

	December 31,
	2003	2002
Total deferred tax assets	$213,164	$103,302
Deferred tax asset valuation allowances	(58,754)	(13,892)

	154,410	89,410
Total deferred tax liabilities	(64,550)	(34,311)

Net deferred tax assets	$89,860	$55,099

As a result of the Insignia Acquisition and the current year’s tax loss, at December 31, 2003, we had U.S. federal NOL carryforwards of approximately $67.7 million, translating to a deferred tax asset before valuation allowance of $23.7 million. Approximately $3.8 million of these NOLs begin to expire in 2010 and the remainder begins to expire in 2019. There were also deferred tax assets of approximately $9.8 million related to state NOLs. The utilization of NOLs may be subject to certain limitations under U.S. federal and state laws.

Management determined that as of December 31, 2003, $58.8 million of deferred tax assets do not satisfy the recognition criteria set forth in SFAS No. 109. Accordingly, a valuation allowance has been recorded for this amount. The valuation allowance was recorded against deferred tax assets during the 2001 Merger and the Insignia Acquisition, with the offset to goodwill. Accordingly, any tax benefits subsequently recognized will reduce goodwill.

A deferred U.S. tax liability has not been provided on the unremitted earnings of foreign subsidiaries because it is our intent to permanently reinvest these earnings. Unremitted earnings of foreign subsidiaries, which have been, or are intended to be, permanently invested in accordance with APB No. 23, “Accounting for Income Taxes—Special Areas,” aggregated $79.0 million at December 31, 2003. The determination of the tax liability upon repatriation is not practicable.

15. Stockholders’ Equity

We are authorized to issue 425,000,000 shares of common stock, including 325,000,000 shares of Class A common stock and 100,000,000 shares of Class B common stock, both with $0.01 par value per share. The holders of Class A common stock are entitled to one vote for each share. Holders of Class B common stock are entitled to ten votes for each share. There are no differences between the two classes of common stock other than the number of votes. The holders of Class A and Class B common stock shall share equally on a per-share basis all dividends and other cash, stock or property distributions.

Upon written request of any holder of Class B common stock, any shares will be automatically converted on a share-for-share basis into the same number of shares of Class A common stock. In addition, upon any transfer, sale or other disposition of shares of Class B common stock, other than transfers to certain permitted transferees, such shares shall be converted into shares of Class A common stock on a share-for-share basis. Also, upon completion of an underwritten public offering in which we become listed on a national securities exchange, all outstanding shares of Class B common stock shall automatically be converted into shares of Class A common stock on a share-for-share basis.

As long as Class B common stock is outstanding, if a holder of Class B common stock purchases any shares of Class A common stock, the holder may convert the Class A common shares on a share-for-share basis into the same number of shares of Class B common stock.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. (Loss) Earnings Per Share Information

The following is a calculation of (loss) earnings per share (dollars in thousands, except share data):

	CB Richard Ellis Group									Predecessor Company
	Year Ended December 31,						Period From February 20 (inception) to December 31,			Period From January 1 to July 20,
	2003			2002			2001			2001
	Loss	Shares	Per Share Amount	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount	Loss	Shares	Per Share Amount
Basic (loss) earnings per share:
Net (loss) income applicable to common stockholders	$(34,704)	50,918,572	$(0.68)	$18,727	41,640,576	$0.45	$17,426	21,741,351	$0.80	$(34,020)	21,306,584	$(1.60)

Diluted (loss) earnings per share:
Net (loss) income applicable to common stockholders	$(34,704)	50,918,572		$18,727	41,640,576		$17,426	21,741,351		$(34,020)	21,306,584
Dilutive effect of contingently issuable shares	—	—		—	545,413		—	179,564		—	—

Net (loss) income applicable to common stockholders	$(34,704)	50,918,572	$(0.68)	$18,727	42,185,989	$0.44	$17,426	21,920,915	$0.79	$(34,020)	21,306,584	$(1.60)

The following items were not included in the computation of diluted (loss) earnings per share because their exercise price was at or above fair market value during such periods:

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
Stock options
Outstanding	6,896,705	4,022,907	4,165,416	2,562,150
Price ranges	$5.77	$5.77	$5.77	$0.38 - $36.75
Expiration ranges	7/20/11 - 11/5/13	7/20/11 - 7/31/12	7/20/11	6/8/04 - 8/31/10
Stock warrants
Outstanding	708,019	708,019	708,019	597,969
Price	$10.825	$10.825	$10.825	$30.00
Expiration date	8/27/07	8/27/07	8/27/07	8/28/04

All options and warrants for the year ended December 31, 2003 and for the period from January 1 to July 20, 2001 were anti-dilutive since we reported a net loss in these periods. Any assumed exercise of options or warrants would have been anti-dilutive as they would have resulted in a lower loss per share.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Fiduciary Funds

The accompanying consolidated balance sheets do not include the net assets of escrow, agency and fiduciary funds, which are held by us on behalf of clients and which amounted to $626.3 million and $414.6 million at December 31, 2003 and 2002, respectively.

18. Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments, whether or not recognized in the accompanying consolidated balance sheets. Value is defined as the amount at which an instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. The fair value estimates of financial instruments are not necessarily indicative of the amounts we might pay or receive in actual market transactions. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents: This balance includes cash and cash equivalents with maturities of less than three months. The carrying amount approximates fair value due to the short maturity of these instruments.

Short-Term Borrowings: The majority of this balance represents the warehouse line of credit. Due to their short-term maturities and variable interest rates, fair value approximates carrying value (See Note 12).

11 1/4% Senior Subordinated Notes: Based on dealers’ quotes, the estimated fair value of the 11 1/4% Senior Subordinated Notes is $256.5 million and $208.4 million at December 31, 2003 and 2002, respectively. Their actual carrying value totaled $226.2 million and $225.9 million at December 31, 2003 and 2002, respectively (See Note 12).

9 3/4% Senior Notes: Based on dealers’ quotes, the estimated fair value of the 9 3/4% Senior Notes is $222.0 million at December 31, 2003. Their actual carrying value totaled $200.0 million at December 31, 2003 (See Note 12).

16% Senior Notes: There was no trading activity for the 16% Senior Notes, which are due in 2011. Their carrying value totaled $35.5 million and $61.9 million at December 31, 2003 and 2002, respectively (see Note 12).

Senior Secured Terms Loans & Other Long-Term Debt: Estimated fair values approximate respective carrying values because the majority of these instruments are based on variable interest rates (see Note 12).

19. Merger-Related and Other Nonrecurring Charges

We recorded merger-related charges of $36.8 million for the year ended December 31, 2003 in connection with the Insignia Acquisition. The charges consisted of the following (dollars in thousands):

	2003 Charge	Utilized to Date	To be Utilized
Lease termination costs	$15,805	$977	$14,828
Severance	7,042	7,042	—
Change of control payments	6,525	6,525	—
Consulting costs	2,738	2,738	—
Other	4,707	4,707	—

Total merger-related charges	$36,817	$21,989	$14,828

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the period from February 20 (inception) to December 31, 2001, we recorded nonrecurring pre-tax charges totaling $6.4 million, which mainly related to the write-off of e-business investments. During the period from January 1 to July 20, 2001, CBRE recorded merger-related and other nonrecurring charges of $22.1 million, which included merger-related costs incurred of $16.4 million, severance costs incurred of $2.8 million related to CBRE’s cost reduction program implemented in May 2001, as well as the write-off of an e-business investment of $2.9 million.

20. Guarantor and Nonguarantor Financial Statements

The 9 3/4% Senior Notes are jointly and severally guaranteed on a senior basis by us and substantially all of our domestic subsidiaries. In addition, the 11 1/4% Senior Subordinated Notes are jointly and severally guaranteed on a senior subordinated basis by us and substantially all of our domestic subsidiaries. See Note 12 for additional information on the 9 3/4% Senior Notes and the 11 1/4% Senior Subordinated Notes.

The following condensed consolidating financial information includes:

(1) Condensed consolidating balance sheets as of December 31, 2003 and 2002; condensed consolidating statements of operations for the years ended December 31, 2003 and 2002, the period from February 20 (inception) to December 31, 2001 and the period from January 1 to July 20, 2001, and condensed consolidating statements of cash flows for the years ended December 31, 2003 and 2002, the period from February 20 (inception) to December 31, 2001 and the period from January 1 to July 20, 2001 of (a) CB Richard Ellis Group as the parent, (b) CBRE as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the nonguarantor subsidiaries and (e) CB Richard Ellis Group on a consolidated basis; and

(2) Elimination entries necessary to consolidate CB Richard Ellis Group as the parent, with CBRE and its guarantor and nonguarantor subsidiaries.

Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and intercompany balances and transactions. The preliminary purchase accounting adjustments associated with the Insignia Acquisition have been recorded in the accompanying consolidated financial statements. The condensed consolidated balance sheet as of December 31, 2003 reflects the allocation of goodwill based upon the estimated fair value of Insignia’s acquired reporting units (See Note 3 for additional information).

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Current Assets:
Cash and cash equivalents	$3,008	$17	$148,752	$12,104	$—	$163,881
Restricted cash	—	—	12,545	2,354	—	14,899
Receivables, less allowance for doubtful accounts	27	18	114,215	208,156	—	322,416
Warehouse receivable	—	—	230,790	—	—	230,790
Prepaid expenses and other current assets	63,557	42,151	18,957	22,998	(40,667)	106,996

Total current assets	66,592	42,186	525,259	245,612	(40,667)	838,982
Property and equipment, net	—	—	66,280	47,289	—	113,569
Goodwill	—	—	572,376	247,182	—	819,558
Other intangible assets, net	—	—	101,326	30,405	—	131,731
Deferred compensation assets	—	76,389	—	—	—	76,389
Investment in and advances to unconsolidated subsidiaries	—	4,973	50,732	12,656	—	68,361
Investment in consolidated subsidiaries	321,451	252,399	199,393	—	(773,243)	—
Intercompany loan receivable	—	787,009	—	—	(787,009)	—
Deferred tax assets, net	32,179	—	—	—	—	32,179
Other assets, net	2,555	27,819	44,779	57,559	—	132,712

Total assets	$422,777	$1,190,775	$1,560,145	$640,703	$(1,600,919)	$2,213,481

Current Liabilities:
Accounts payable and accrued expenses	$1,187	$7,614	$64,392	$116,594	$—	$189,787
Inter-company payable	40,667	—	—	—	(40,667)	—
Compensation and employee benefits payable	—	—	98,160	50,714	—	148,874
Accrued bonus and profit sharing	—	—	112,365	87,978	—	200,343
Short-term borrowings:
Warehouse line of credit	—	—	230,790	—	—	230,790
Other	—	—	25,480	13,867	—	39,347

Total short-term borrowings	—	—	256,270	13,867	—	270,137
Current maturities of long-term debt	—	10,000	1,029	256	—	11,285
Other current liabilities	12,522	—	—	469	—	12,991

Total current liabilities	54,376	17,614	532,216	269,878	(40,667)	833,417
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	226,173	—	—	—	226,173
Senior secured term loans	—	287,500	—	—	—	287,500
9 3/4% senior notes	—	200,000	—	—	—	200,000
16% senior notes, net of unamortized discount	35,472	—	—	—	—	35,472
Other long-term debt	—	—	330	41,945	—	42,275
Intercompany loan payable	—	—	726,844	60,165	(787,009)	—

Total long-term debt	35,472	713,673	727,174	102,110	(787,009)	791,420
Deferred compensation liability	—	138,037	—	—	—	138,037
Other liabilities	—	—	48,356	62,666	—	111,022

Total liabilities	89,848	869,324	1,307,746	434,654	(827,676)	1,873,896
Minority interest	—	—	—	6,656	—	6,656
Commitments and contingencies
Stockholders’ equity	332,929	321,451	252,399	199,393	(773,243)	332,929

Total liabilities and stockholders’ equity	$422,777	$1,190,775	$1,560,145	$640,703	$(1,600,919)	$2,213,481

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2002

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Current Assets:
Cash and cash equivalents	$127	$54	$74,173	$5,347	$—	$79,701
Receivables, less allowance for doubtful accounts	—	40	61,624	104,549	—	166,213
Warehouse receivable	—	—	63,140	—	—	63,140
Prepaid expenses and other current assets	18,723	22,201	8,432	7,729	(20,199)	36,886

Total current assets	18,850	22,295	207,369	117,625	(20,199)	345,940
Property and equipment, net	—	—	51,419	15,215	—	66,634
Goodwill	—	—	442,965	134,172	—	577,137
Other intangible assets, net	—	—	89,075	2,007	—	91,082
Deferred compensation assets	—	63,642	—	—	—	63,642
Investment in and advances to unconsolidated subsidiaries	—	4,782	39,205	6,221	—	50,208
Investment in consolidated subsidiaries	302,593	322,794	66,162	—	(691,549)	—
Intercompany loan receivable	—	429,396	—	—	(429,396)	—
Deferred tax assets, net	36,376	—	—	—	—	36,376
Other assets, net	4,896	17,464	20,453	51,044	—	93,857

Total assets	$362,715	$860,373	$916,648	$326,284	$(1,141,144)	$1,324,876

Current Liabilities:
Accounts payable and accrued expenses	$2,137	$4,610	$36,895	$58,773	$—	$102,415
Intercompany payable	20,199	—	—	—	(20,199)	—
Compensation and employee benefits payable	—	—	40,938	22,796	—	63,734
Accrued bonus and profit sharing	—	—	59,942	43,916	—	103,858
Income taxes payable	15,451	—	—	—	—	15,451
Short-term borrowings:
Warehouse line of credit	—	—	63,140	—	—	63,140
Other	—	—	12,145	47,909	—	60,054

Total short-term borrowings	—	—	75,285	47,909	—	123,194
Current maturities of long-term debt	—	9,975	—	736	—	10,711
Other current liabilities	11,724	—	—	—	—	11,724

Total current liabilities	49,511	14,585	213,060	174,130	(20,199)	431,087
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	225,943	—	—	—	225,943
Senior secured term loans	—	211,000	—	—	—	211,000
16% senior notes, net of unamortized discount	61,863	—	—	—	—	61,863
Other long-term debt	—	—	—	198	—	198
Intercompany loan payable	—	—	362,344	67,052	(429,396)	—

Total long-term debt	61,863	436,943	362,344	67,250	(429,396)	499,004
Deferred compensation liability	—	106,252	—	—	—	106,252
Other liabilities	—	—	18,450	13,127	—	31,577

Total liabilities	111,374	557,780	593,854	254,507	(449,595)	1,067,920
Minority interest	—	—	—	5,615	—	5,615
Commitments and contingencies
Stockholders’ equity	251,341	302,593	322,794	66,162	(691,549)	251,341

Total liabilities and stockholders’ equity	$362,715	$860,373	$916,648	$326,284	$(1,141,144)	$1,324,876

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$1,137,987	$492,087	$—	$1,630,074
Costs and expenses:
Cost of services	—	—	577,808	218,600	—	796,408
Operating, administrative and other	426	4,973	447,447	225,551	—	678,397
Depreciation and amortization	—	—	56,853	35,769	—	92,622
Merger-related and other nonrecurring charges	—	—	20,367	16,450	—	36,817

Operating (loss) income	(426)	(4,973)	35,512	(4,283)	—	25,830
Equity income from unconsolidated subsidiaries	—	132	13,818	415	—	14,365
Interest income	185	39,312	2,659	2,738	(38,853)	6,041
Interest expense	17,815	61,907	38,046	8,301	(38,853)	87,216
Equity losses from consolidated subsidiaries	(21,214)	(8,432)	(16,739)	—	46,385	—

Loss before (benefit) provision for income taxes	(39,270)	(35,868)	(2,796)	(9,431)	46,385	(40,980)
(Benefit) provision for income taxes	(4,566)	(14,654)	5,636	7,308	—	(6,276)

Net loss	$(34,704)	$(21,214)	$(8,432)	$(16,739)	$46,385	$(34,704)

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$849,563	$320,714	$—	$1,170,277
Costs and expenses:
Cost of services	—	—	413,830	133,263	—	547,093
Operating, administrative and other	415	1,186	345,279	154,918	—	501,798
Depreciation and amortization	—	—	15,833	8,781	—	24,614
Merger-related and other nonrecurring charges	—	36	—	—	—	36

Operating (loss) income	(415)	(1,222)	74,621	23,752	—	96,736
Equity income from unconsolidated subsidiaries	—	662	7,449	1,215	—	9,326
Interest income	158	42,845	2,079	916	(42,726)	3,272
Interest expense	11,344	42,731	39,742	9,410	(42,726)	60,501
Equity income from consolidated subsidiaries	27,306	32,898	5,005	—	(65,209)	—

Income before (benefit) provision for income taxes	15,705	32,452	49,412	16,473	(65,209)	48,833
(Benefit) provision for income taxes	(3,022)	5,146	16,514	11,468	—	30,106

Net income	$18,727	$27,306	$32,898	$5,005	$(65,209)	$18,727

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 20 (INCEPTION) TO DECEMBER 31, 2001

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$416,446	$146,382	$—	$562,828
Costs and expenses:
Cost of services	—	—	207,019	56,582	—	263,601
Operating, administrative and other	500	3,589	145,145	70,175	—	219,409
Depreciation and amortization	—	—	8,523	3,675	—	12,198
Merger-related and other nonrecurring charges	—	2,144	3,530	768	—	6,442

Operating (loss) income	(500)	(5,733)	52,229	15,182	—	61,178
Equity income from unconsolidated subsidiaries	—	198	1,290	66	—	1,554
Interest income	1,135	19,270	370	561	(18,909)	2,427
Interest expense	8,199	20,353	17,091	2,983	(18,909)	29,717
Equity income from consolidated subsidiaries	22,721	27,713	8,605	—	(59,039)	—

Income before (benefit) provision for income taxes	15,157	21,095	45,403	12,826	(59,039)	35,442
(Benefit) provision for income taxes	(2,269)	(1,626)	17,690	4,221	—	18,016

Net income	$17,426	$22,721	$27,713	$8,605	$(59,039)	$17,426

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1 TO JULY 20, 2001

(Predecessor Company)

(Dollars in thousands)

	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$465,280	$142,654	$—	$607,934
Costs and expenses:
Cost of services	—	217,799	61,404	—	279,203
Operating, administrative and other	1,155	216,063	80,778	—	297,996
Depreciation and amortization	—	17,021	8,635	—	25,656
Merger-related and other nonrecurring charges	19,260	2,867	—	—	22,127

Operating (loss) income	(20,415)	11,530	(8,163)	—	(17,048)
Equity income from unconsolidated subsidiaries	492	2,141	241	—	2,874
Interest income	16,757	952	615	(16,757)	1,567
Interest expense	18,014	14,952	4,094	(16,757)	20,303
Equity losses from consolidated subsidiaries	(14,587)	(12,480)	—	27,067	—

Loss before (benefit) provision for income taxes	(35,767)	(12,809)	(11,401)	27,067	(32,910)
(Benefit) provision for income taxes	(1,747)	1,778	1,079	—	1,110

Net loss	$(34,020)	$(14,587)	$(12,480)	$27,067	$(34,020)

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(30,872)	$5,041	$59,797	$29,975	$63,941

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	—	(14,182)	(12,779)	(26,961)
Proceeds from sale of properties and servicing rights	—	—	3,753	196	3,949
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	—	(276,401)	12,718	(263,683)
Other investing activities, net	—	26	6,415	(4,541)	1,900

Net cash provided by (used in) investing activities	—	26	(280,415)	(4,406)	(284,795)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	152,580	—	—	152,580
Repayment of revolver and swingline credit facility	—	(152,580)	—	—	(152,580)
Proceeds from senior secured term loans	—	375,000	—	—	375,000
Repayment of senior secured term loans	—	(298,475)	—	—	(298,475)
Proceeds from 9 3/4% senior notes	—	200,000	—	—	200,000
Repayment of notes payable	—	(43,000)	—	—	(43,000)
Repayment of 16% senior notes	(30,000)	—	—	—	(30,000)
(Repayment of) proceeds from senior notes and other loans, net	—	—	(914)	3,943	3,029
Proceeds from issuance of common stock	120,980	—	—	—	120,980
(Increase) decrease in intercompany receivables, net	(56,894)	(215,929)	296,111	(23,288)	—
Other financing activities, net	(333)	(22,700)	—	(837)	(23,870)

Net cash provided by (used in) financing activities	33,753	(5,104)	295,197	(20,182)	303,664

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,881	(37)	74,579	5,387	82,810
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	127	54	74,173	5,347	79,701
Effect of currency exchange rate changes on cash	—	—	—	1,370	1,370

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$3,008	$17	$148,752	$12,104	$163,881

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest, net of amount capitalized	$15,823	$44,201	$1,491	$2,203	$63,718
Income taxes, net of refunds	17,783	—	—	—	17,783

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:	$509	$(7,905)	$42,090	$30,188	$64,882

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of concessions received	—	—	(10,049)	(4,217)	(14,266)
Proceeds from sale of properties and servicing rights	—	—	2,515	3,863	6,378
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	(11,588)	(35)	(3,188)	(14,811)
Other investing activities, net	—	44	196	(1,671)	(1,431)

Net cash used in investing activities	—	(11,544)	(7,373)	(5,213)	(24,130)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	238,000	—	—	238,000
Repayment of revolver and swingline credit facility	—	(238,000)	—	—	(238,000)
Repayment of senior secured term loans	—	(9,351)	—	—	(9,351)
Repayment of senior notes and other loans, net	—	(189)	(3,116)	(4,900)	(8,205)
Decrease (increase) in intercompany receivables, net	—	28,284	462	(28,746)	—
Other financing activities, net	(385)	(172)	(94)	369	(282)

Net cash (used in) provided by financing activities	(385)	18,572	(2,748)	(33,277)	(17,838)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	124	(877)	31,969	(8,302)	22,914
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	3	931	42,204	14,312	57,450
Effect of currency exchange rate changes on cash	—	—	—	(663)	(663)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$127	$54	$74,173	$5,347	$79,701

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest, net of amount capitalized	$8,509	$38,751	$1,635	$3,752	$52,647
Income taxes, net of refunds	19,142	—	—	—	19,142

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 20 (INCEPTION) TO DECEMBER 31, 2001

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$310	$5,947	$56,478	$28,599	$—	$91,334

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	—	(4,246)	(2,255)	—	(6,501)
Proceeds from sale of properties and servicing rights	—	—	1,996	112	—	2,108
Investment in property held for sale	—	—	—	(40,174)	—	(40,174)
Contribution to CBRE	(154,881)	—	—	—	154,881	—
Acquisition of businesses including net assets acquired, intangibles						—
and goodwill, net of cash acquired	—	(212,369)	(1,850)	(483)	—	(214,702)
Other investing activities, net	—	(1)	(1,950)	(173)	—	(2,124)

Net cash used in investing activities	(154,881)	(212,370)	(6,050)	(42,973)	154,881	(261,393)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	113,750	—	—	—	113,750
Repayment of revolver and swingline credit facility	—	(113,750)	—	—	—	(113,750)
Proceeds from senior secured term loans	—	235,000	—	—	—	235,000
Repayment of senior secured term loans	—	(4,675)	—	—	—	(4,675)
Proceeds from 16% senior notes	65,000	—	—	—	—	65,000
Repayment of senior notes and other loans, net	—	—	(1,185)	(3)	—	(1,188)
Proceeds from 11 1/4% senior subordinated notes	—	225,629	—	—	—	225,629
Repayment of 8 7/8% senior subordinated notes	—	(175,000)	—	—	—	(175,000)
Proceeds from non recourse debt related to property held for sale	—	—	—	37,179	—	37,179
Repayment of revolving credit facility	—	(235,000)	—	—	—	(235,000)
Payment of deferred financing fees	(2,582)	(19,168)	—	—	—	(21,750)
Proceeds from issuance of stock	92,156	154,881	—	—	(154,881)	92,156
Decrease (increase) in intercompany receivables, net	—	30,263	(6,981)	(23,282)	—	—
Other financing activities, net	—	(5,535)	(103)	2,118	—	(3,520)

Net cash provided by (used in) financing activities	154,574	206,395	(8,269)	16,012	(154,881)	213,831

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3	(28)	42,159	1,638	—	43,772
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	—	959	45	12,658	—	13,662
Effect of currency exchange rate changes on cash	—	—	—	16	—	16

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$3	$931	$42,204	$14,312	$—	$57,450

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest, net of amount capitalized	$2,600	$22,562	$874	$90	$—	$26,126
Income taxes, net of refunds	5,061	—	—	—	—	5,061

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1 TO JULY 20, 2001

(Predecessor Company)

(Dollars in thousands)

	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS USED IN OPERATING ACTIVITIES	$(37,633)	$(53,363)	$(29,234)	$(120,230)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	(11,309)	(3,505)	(14,814)
Proceeds from sale of properties and servicing rights	—	9,105	439	9,544
Investment in property held for sale	—	—	(2,282)	(2,282)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	(31)	(1,893)	(1,924)
Other investing activities, net	251	(3,024)	110	(2,663)

Net cash provided by (used in) investing activities	251	(5,259)	(7,131)	(12,139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	195,000	—	—	195,000
Repayment of revolving credit facility	(70,000)	—	—	(70,000)
(Repayment of) proceeds from senior notes and other loans, net	(2,490)	(1,656)	4,592	446
Payment of deferred financing fees	(8)	—	—	(8)
(Increase) decrease in intercompany receivables, net	(85,712)	52,846	32,866	—
Other financing activities, net	1,489	(81)	(616)	792

Net cash provided by financing activities	38,279	51,109	36,842	126,230

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	897	(7,513)	477	(6,139)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	62	7,558	13,234	20,854
Effect of currency exchange rate changes on cash	—	—	(1,053)	(1,053)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$959	$45	$12,658	$13,662

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest, net of amount capitalized	$17,194	$1,165	$98	$18,457
Income taxes, net of refunds	19,083	—	—	19,083

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Industry Segments

We report our operations through three geographically organized segments: (1) Americas, (2) Europe, Middle East and Africa (EMEA) and (3) Asia Pacific. Summarized financial information by operating segment is as follows (dollars in thousands):

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
Revenue
Americas	$1,197,626	$896,064	$440,349	$488,450
EMEA	313,686	182,222	83,012	78,294
Asia Pacific	118,762	91,991	39,467	41,190

	$1,630,074	$1,170,277	$562,828	$607,934

Operating income (loss)
Americas	$35,107	$72,868	$47,767	$(10,801)
EMEA	(20,490)	17,287	11,441	(2,149)
Asia Pacific	11,213	6,581	1,970	(4,098)

	25,830	96,736	61,178	(17,048)
Equity income (loss) from unconsolidated subsidiaries
Americas	$14,180	$8,425	$1,343	$2,465
EMEA	(188)	82	22	(20)
Asia Pacific	373	819	189	429

	$14,365	$9,326	$1,554	$2,874

Interest income	6,041	3,272	2,427	1,567
Interest expense	87,216	60,501	29,717	20,303

(Loss) income before (benefit) provision for income taxes	$(40,980)	$48,833	$35,442	$(32,910)

Depreciation and amortization
Americas	$58,216	$16,958	$9,221	$18,231
EMEA	31,287	4,579	1,763	4,729
Asia Pacific	3,119	3,077	1,214	2,696

	$92,622	$24,614	$12,198	$25,656

Capital expenditures, net of concessions received
Americas	$14,960	$10,999	$4,692	$12,237
EMEA	10,353	2,018	694	1,557
Asia Pacific	1,648	1,249	1,115	1,020

	$26,961	$14,266	$6,501	$14,814

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31,
	2003	2002	2001
	(Dollars in thousands)
Identifiable assets
Americas	$1,426,525	$868,990	$941,732
EMEA	409,087	198,027	171,621
Asia Pacific	124,128	123,059	97,552
Corporate	253,741	134,800	143,607

	$2,213,481	$1,324,876	$1,354,512

Identifiable assets by industry segment are those assets used in our operations in each segment. Corporate identifiable assets include cash and cash equivalents and net deferred tax assets.

	December 31,
	2003	2002
	(Dollars in thousands)
Investments in and advances to unconsolidated subsidiaries
Americas	$56,774	$44,294
EMEA	6,494	1,058
Asia Pacific	5,093	4,856

	$68,361	$50,208

Geographic Information:

	CB Richard Ellis Group			Predecessor Company
	Year Ended December 31,		Period From February 20 (inception) to December 31, 2001	Period From January 1 to July 20, 2001
	2003	2002
	(Dollars in thousands)
Revenue
U.S.	$1,137,986	$849,563	$416,445	$465,281
U.K.	179,792	95,947	48,206	48,210
All other countries	312,296	224,767	98,177	94,443

	$1,630,074	$1,170,277	$562,828	$607,934

The revenue shown in the table above is allocated based upon the country in which services are performed.

	December 31,
	2003	2002
	(Dollars in thousands)
Long-lived assets
U.S.	$66,280	$51,419
U.K.	31,707	3,297
All other countries	15,582	11,918

	$113,569	$66,634

The long-lived assets shown in the table above include property and equipment.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22. Related Party Transactions

Included in other current and other assets in the accompanying consolidated balance sheets are employee loans of $31.7 million and $5.9 million as of December 31, 2003 and 2002, respectively. The majority of these loans represent sign-on and retention bonuses issued or assumed in connection with the Insignia Acquisition as well as prepaid retention and recruitment awards issued to employees. These loans are at varying principal amounts, bear interest at rates up to 10% per annum and mature on various dates through 2008. As of December 31, 2002, the outstanding employee loan balances included a $0.3 million loan to Ray Wirta, our Chief Executive Officer, and a $0.2 million loan to Brett White, our President. These non-interest bearing loans to Mr. Wirta and Mr. White were issued during 2002 and were due and payable on December 31, 2003. The compensation committee of our board of directors forgave Mr. Wirta’s and Mr. White’s loans in full, effective January 1, 2004.

The accompanying consolidated balance sheets also include $4.7 million and $4.8 million of notes receivable from sale of stock as of December 31, 2003 and 2002, respectively. These notes are primarily comprised of full recourse loans to our employees, officers and certain shareholders, and are secured by our common stock that is owned by the borrowers. These recourse loans are at varying principal amounts, require quarterly interest payments, bear interest at rates up to 10.0% per annum and mature on various dates through 2010.

Pursuant to the Equity Incentive Plan (EIP), Mr. Wirta purchased 30,000 shares of CBRE common stock in 2000 at a purchase price of $12.875 per share that was paid for by the delivery of a full recourse promissory note bearing interest at 7.40%. As part of the 2001 Merger, the 30,000 shares of CBRE common stock were exchanged for 83,141 shares of our Class B common stock, which shares were substituted for the CBRE shares as security for the note. All interest charged on the outstanding promissory note balance for any year is forgiven if Mr. Wirta’s performance produces a high enough level of bonus, with approximately $7,500 of interest forgiven for each $10,000 of bonus. In 2003, our board of directors forgave all 2002 interest on Mr. Wirta’s promissory note. As of December 31, 2003 and 2002, Mr. Wirta had an outstanding loan balance of $385,950, which is included in notes receivable from sale of stock in the accompanying consolidated balance sheets.

Pursuant to the EIP, Mr. White purchased 25,000 shares of CBRE common stock in 1998 at a purchase price of $38.50 per share and 20,000 shares of CBRE common stock in 2000 at a purchase price of $12.875 per share. These purchases were paid for by the delivery of full recourse promissory notes. A First Amendment to Mr. White’s 1998 promissory note provided that the portion of the then outstanding principal in excess of the fair market value of the shares would be forgiven in the event that Mr. White was an employee of ours or of our subsidiaries on November 16, 2002 and the fair market value of our common stock was at least $38.50 per share on November 16, 2002. Mr. White’s promissory note was subsequently amended, terminating the First Amendment and adjusting the original 1998 Stock Purchase Agreement by reducing the purchase price from $13.89 to $5.77. During 2002, the 69,284 shares held as security for the Second Amended Promissory Note were tendered as full payment for this note. The remaining note delivered by Mr. White bears interest at 7.40%. As part of the 2001 Merger, the 20,000 shares of CBRE common stock purchased by Mr. White were exchanged for 55,427 shares of our common Class B common stock, which shares were substituted for CBRE shares as security for the note. All interest charged on the outstanding promissory note balances for any year is forgiven if Mr. White’s performance produces a high enough level of bonus, with approximately $7,500 of interest forgiven for each $10,000 of bonus. In 2003, our board of directors forgave all 2002 interest on Mr. White’s promissory note. As of December 31, 2003 and 2002, Mr. White had an outstanding loan balance $257,300, which is included in notes receivable from the sale of stock in the accompanying consolidated balance sheets.

CB RICHARD ELLIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2003 and 2002, Mr. White also had an outstanding loan balance of $179,886 and $164,832, respectively, which is included in notes receivable from the sale of stock in the accompanying consolidated balance sheets. This outstanding loan relates to the acquisition of 12,500 shares of CBRE’s common stock prior to the 2001 Merger. Subsequent to the 2001 Merger, these shares were converted into 34,642 shares of our common stock and the related loan amount was carried forward. As amended, this loan accrues interest at 6.0%, and the principal and all accrued interest is payable on or before April 23, 2010. Mr. White repaid this loan in full on February 10, 2004.

At the time of the 2001 Merger, Mr. Wirta delivered to us an $80,000 promissory note, which bore interest at 10% per year, as payment for the purchase of 13,857 shares of our Class B common stock. Mr. Wirta repaid this promissory note in full in April of 2002. Additionally, Mr. Wirta and Mr. White delivered full-recourse notes in the amounts of $512,504 and $209,734, respectively, as payment for a portion of the shares of Class A common stock purchased in connection with the 2001 Merger. These notes bear interest at 10% per year. During the year ended December 31, 2002, Mr. Wirta paid down his loan amount by $40,004 and Mr. White paid off his note in its entirety. During the year ended December 31, 2003, Mr. Wirta paid down his loan amount by $70,597. As of December 31, 2003 and 2002, Mr. Wirta has an outstanding loan balance of $401,903 and $472,500, respectively, which is included in notes receivable from sale of stock in the accompanying consolidated balance sheets.

In the event that our common stock is not freely tradable on a national securities exchange or an over-the-counter market by May 30, 2004, we agreed in 2001 to loan Mr. Wirta up to $3.0 million on a full-recourse basis to enable him to exercise an existing option to acquire shares held by the Koll Holding Company if Mr. Wirta is employed by us at the time of exercise, was terminated without cause or resigned for good reason. This loan will become repayable upon the earliest to occur of the following: (1) 90 days following termination of his employment, other than without cause or by him for good reason, (2) seven months following the date our common stock becomes freely tradable as described above or (3) the receipt of proceeds from the sale of the pledged shares. This loan will bear interest at the prime rate in effect on the date of the loan, compounded annually, and will be repayable to the extent of any net proceeds received by Mr. Wirta upon sale of any shares of our common stock. Mr. Wirta is required to pledge the shares received upon exercise of the option as security for the loan.

23. Subsequent Event

On May 4, 2004, we amended our Certificate of Incorporation increasing the authorized Class A common shares to 325,000,000 and the authorized Class B common shares to 100,000,000. Additionally, on May 4, 2004, we effected a three-for-one split of our outstanding Class A common stock and Class B common stock, which split was effected by a stock dividend. In addition, on June 7, 2004, we effected a 1-for-1.0825 reverse stock split of our outstanding Class A common stock and Class B common stock. The applicable share and per share data for all periods included herein have been restated to give effect to these stock splits.

CB RICHARD ELLIS GROUP, INC.

QUARTERLY RESULTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2004	Three Months Ended June 30, 2004	Three Months Ended March 31, 2004
	(Dollars in thousands, except share data)
Revenue	$574,999	$550,916	$440,992
Operating income (loss)	44,682	25,362	(9,272)
Net income (loss)	11,895	2,965	(16,568)
Basic EPS (1)	0.17	0.05	(0.26)
Weighted average shares outstanding for basic EPS (1)	71,446,359	63,990,494	62,522,176
Diluted EPS (1)	$0.16	$0.04	$(0.26)
Weighted average shares outstanding for diluted EPS (1)	75,184,418	69,375,929	62,522,176

(1)	EPS is defined as earnings (loss) per share

	Three Months Ended December 31, 2003	Three Months Ended September 30, 2003	Three Months Ended June 30, 2003	Three Months Ended March 31, 2003
	(Dollars in thousands, except share data)
Revenue	$621,257	$423,376	$321,717	$263,724
Operating income (loss)	19,136	(22,676)	21,591	7,779
Net (loss) income	(10,084)	(28,445)	5,172	(1,347)
Basic EPS (1)	(0.16)	(0.49)	0.12	(0.03)
Weighted average shares outstanding for basic EPS (1)	62,532,166	57,486,405	41,683,699	41,651,415
Diluted EPS (1)	$(0.16)	$(0.49)	$0.12	$(0.03)
Weighted average shares outstanding for diluted EPS (1)	62,532,166	57,486,405	42,523,893	41,651,415

(1)	EPS is defined as earnings (loss) per share

	Three Months Ended December 31, 2002	Three Months Ended September 30, 2002	Three Months Ended June 30, 2002	Three Months Ended March 31, 2002
	(Dollars in thousands, except share data)
Revenue	$376,466	$284,928	$284,893	$223,990
Operating income	49,264	18,384	27,624	1,464
Net income (loss)	15,097	1,881	7,289	(5,540)
Basic EPS (1)	0.36	0.05	0.17	(0.13)
Weighted average shares outstanding for basic EPS (1)	41,572,035	41,614,903	41,666,372	41,710,761
Diluted EPS (1)	$0.36	$0.05	$0.17	$(0.13)
Weighted average shares outstanding for diluted EPS (1)	42,230,128	42,196,179	42,172,340	41,710,761

(1)	EPS is defined as earnings (loss) per share

CB RICHARD ELLIS GROUP, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

CB Richard Ellis Group
Allowance For Bad Debts
Balance, February 20, 2001 (inception)	$—
Acquired in connection with the 2001 Merger	12,074
Charges to expense	1,317
Write-offs, payments and other	(1,643)

Balance, December 31, 2001	11,748
Charges to expense	3,415
Write-offs, payments and other	(4,271)

Balance, December 31, 2002	10,892
Acquired in connection with the Insignia Acquisition	5,061
Charges to expense	3,436
Write-offs, payments and other	(3,208)

Balance, December 31, 2003	$16,181

Predecessor Company
Allowance For Bad Debts
Balance, December 31, 2000	$12,631
Charges to expense	3,387
Write-offs, payments and other	(3,944)

Balance, July 20, 2001	$12,074

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

(Unaudited)

June 30, 2003
Assets
Cash and cash equivalents	$55,991
Receivables, net	137,566
Restricted cash	21,153
Property and equipment, net	42,140
Real estate investments, net	131,411
Goodwill	260,565
Acquired intangible assets, less accumulated amortization of $56,025	4,684
Deferred taxes	62,086
Other assets, net	18,653

Total assets	$734,249

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$8,999
Commissions payable	45,744
Accrued incentives	13,958
Accrued and sundry	92,886
Deferred taxes	23,396
Notes payable	56,785
Real estate mortgage notes	71,986

Total liabilities	313,754

Stockholders’ Equity:
Common stock, par value $.01 per share—authorized 80,000,000 shares, 24,082,121 issued and outstanding shares, net of 1,502,600 shares held in treasury	241
Preferred stock, par value $.01 per share—authorized 20,000,000 shares, Series A, 250,000 and Series B, 125,000 issued and outstanding shares	4
Additional paid-in capital	443,101
Notes receivable for common stock	(1,006)
Accumulated deficit	(24,104)
Accumulated other comprehensive income	2,259

Total stockholders’ equity	420,495

Total liabilities and stockholders’ equity	$734,249

See Notes to Condensed Consolidated Financial Statements.

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Revenues
Real estate services	$281,280	$255,446
Property operations	4,326	4,550
Equity (loss) earnings in unconsolidated ventures	(3,318)	3,259

	282,288	263,255

Costs and expenses
Real estate services	271,908	239,960
Property operations	3,664	3,165
Administrative	10,192	6,583
Depreciation	6,971	6,744
Property depreciation	753	1,058
Amortization of intangibles	1,222	2,735

	294,710	260,245

Operating (loss) income	(12,422)	3,010

Other income and expenses:
Interest income	1,646	2,081
Other income	29	13
Interest expense	(3,293)	(4,338)
Property interest expense	(841)	(951)

Loss from continuing operations before income taxes	(14,881)	(185)

Income tax benefit	5,208	83

Loss from continuing operations	(9,673)	(102)
Discontinued operations, net of applicable taxes:
(Loss) income from operations	(360)	2,869
Income on disposal	3,763	265

(Loss) income before cumulative effect of a change in accounting principle	(6,270)	3,032

Cumulative effect of a change in accounting principle, net of applicable taxes	—	(20,635)

Net loss	(6,270)	(17,603)

Preferred stock dividends	(1,594)	(573)

Net loss available to common shareholders	$(7,864)	$(18,176)

See Notes to Condensed Consolidated Financial Statements.

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Operating activities
Loss from continuing operations	$(9,673)	$(102)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	8,946	10,537
Equity loss (earnings) in unconsolidated ventures	3,318	(3,259)
Changes in operating assets and liabilities:
Accounts receivable	16,441	36,386
Other assets	(7,752)	3,158
Accrued incentives	(35,339)	(44,039)
Accounts payable and accrued expenses	(9,136)	(23,526)
Commissions payable	(17,543)	(33,747)

Net cash used in operating activities	(50,738)	(54,592)

Investing activities
Additions to property and equipment, net	(4,982)	(2,197)
Proceeds from real estate investments	4,154	30,940
Payments made for acquisitions of businesses	(4,071)	(6,155)
Proceeds from sale of discontinued operations	66,750	23,250
Investment in real estate	(4,732)	(4,897)
Decrease in restricted cash	365	2,941

Net cash provided by investing activities	57,484	43,882

Financing activities
Proceeds from issuance of common stock	5,488	1,127
Proceeds from issuance of preferred stock, net	—	12,325
Preferred stock dividends	(1,593)	(633)
Payment on notes payable	(70,104)	(36,722)
Payments on real estate mortgage notes	—	(20,915)
Proceeds from real estate mortgage notes	5,191	—
Debt issuance costs	—	(866)

Net cash used in financing activities	(61,018)	(45,684)

Net cash (used in) provided by discontinued operations	(3,002)	5,209
Effect of exchange rate changes on cash	1,818	1,641

Net decrease in cash and cash equivalents	(55,456)	(49,544)
Cash and cash equivalents at beginning of period	111,447	131,770

Cash and cash equivalents at end of period	$55,991	$82,226

See Notes to Condensed Consolidated Financial Statements.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Business

Insignia Financial Group, Inc. (“Insignia” or the “Company”), a Delaware corporation headquartered in New York, New York, is a leading provider of international real estate and real estate financial services, with operations in the United States, United Kingdom, France, continental Europe, Asia and Latin America. Insignia’s real estate service businesses offer a diversified array of services including commercial leasing, sales brokerage, corporate real estate consulting, property management, property development, re-development and real estate oriented financial services. In addition to traditional real estate services, Insignia has historically deployed its own capital, together with the capital of third party investors, in principal real estate investments, including co-investment in existing property assets, real estate development and managed private investment funds. The Company’s real estate service operations and real estate investments are more fully described below.

Insignia’s primary real estate service businesses include the following: Insignia/ESG (United States, commercial real estate services), Insignia Richard Ellis (United Kingdom, commercial real estate services) and Insignia Bourdais (France, commercial real estate services; acquired in December 2001). Insignia also offers commercial real estate services throughout continental Europe, Asia and Latin America. Insignia’s other businesses in continental Europe include operations in Germany, Italy, Spain, Holland and Belgium. Insignia’s New York-based residential businesses—Insignia Douglas Elliman and Insignia Residential Group—were sold on March 14, 2003 (see further discussion under the caption “Discontinued Operations” in Note 6).

2.    Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

3.    Reclassifications

Certain amounts for the prior year have been reclassified to conform to the 2003 presentation. These reclassifications have no effect on reported net loss.

4.    Seasonality

The Company’s revenues are substantially derived from tenant representation, agency leasing, investment sales and consulting services. Revenues generated by these services are transactional in nature and therefore affected by seasonality, availability of space, competition in the market place and changes in business and capital market conditions. A significant portion of the expenses associated with these transactional activities are directly correlated to revenue. Also, certain conditions to revenue recognition for leasing commissions are outside of the Company’s control.

Consistent with the industry in general, the Company’s revenues and operating income have historically been lower during the first three calendar quarters than in the fourth quarter. The reasons for the concentration of earnings in the fourth quarter include a general, industry-wide focus on completing transactions by calendar year

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

end, as well as the constant nature of the Company’s non-variable expenses throughout the year versus the seasonality of its revenues. This phenomenon has generally produced a historical pattern of higher revenues and income in the last half of the year and a gradual slowdown in transactional activity and corresponding operating results during the first quarter. This tendency notwithstanding, it is possible that any fourth quarter may not be the best performing quarter of a particular year. Insignia’s quarterly earnings are also susceptible to the potential adverse effects of unforeseen market disruptions like that of the third quarter of 2001 caused by the events of September 11. Consequently, future revenue production and earnings may be difficult to predict and comparisons from period to period may be difficult to interpret.

5.    Foreign Currency

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. The British pound and euro represent the only foreign currencies of material operations, which collectively generated approximately 30% of the Company’s service revenues for the six months ended June 30, 2003. Revenues and expenses of all foreign subsidiaries have been translated into U.S. dollars at the average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange at the balance sheet date. Translation gains and losses are deferred as a separate component of stockholders’ equity in accumulated other comprehensive income (loss), unless there is a sale or complete liquidation of the underlying foreign investment. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statements of operations in determining net income.

For the six months ended June 30, 2003, European operations were translated to U.S. dollars at average exchange rates of $1.61 to the British pound and $1.10 to the euro. The assets and liabilities of the Company’s European operations have been translated at exchange rates of $1.65 to the British pound and $1.14 to the euro at June 30, 2003.

6.    Discontinued Operations

On March 14, 2003, Insignia completed the sale of its New York-based residential businesses, Insignia Residential Group and Insignia Douglas Elliman, to Montauk Battery Realty. Montauk Battery Realty is located on Long Island, New York and its principal owners are New Valley Corp. and Dorothy Herman, chief executive officer of Prudential Long Island Realty. The total purchase price of $71.75 million was paid or is payable as follows: (i) $66.75 million paid in cash to Insignia at the closing of the transaction; (ii) $500,000 in cash held in escrow on the closing date and up to another $500,000 held in escrow pending receipt of specified commissions; and (iii) the assumption by the buyer of up to $4.0 million in existing contingent earn-out payment obligations of Insignia Douglas Elliman. The escrowed amounts are available to secure Insignia’s indemnity obligations under the purchase and sale agreement. Any amounts remaining in escrow on March 14, 2004 and not securing previously made indemnity claims will be released to Insignia.

Insignia Douglas Elliman, acquired by Insignia in June 1999, provides sales and rental services in the New York City residential cooperative, condominium and rental apartment market and also operates in upscale suburban markets in Long Island (Manhasset, Locust Valley and Port Washington/Sands Point). Insignia Residential Group is the largest manager of cooperative, condominium and rental apartments in the New York metropolitan area, providing full service third-party fee management for more than 250 properties, comprising approximately 60,000 residential units. These residential businesses collectively produced service revenues in 2002 and 2001 of $133.7 million and $119.2 million, respectively.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

During the six months ended June 30, 2003, Insignia recognized a net gain of approximately $3.8 million (net of $4.7 million of applicable income taxes) in connection with the sale of its residential businesses. These businesses also generated an operating loss of $360,000 on revenues of $20.5 million during the 2003 period. The gain on sale and operating loss are reported as discontinued operations for financial reporting purposes. During the first quarter of 2002, Insignia recognized income on disposal of $265,000 (net of applicable taxes of $1.8 million) related to the sale of Realty One, the Company’s former single-family home brokerage business.

The following tables summarize the aggregate assets and liabilities of Insignia Douglas Elliman and Insignia Residential Group at December 31, 2002 and the results of operations and income on disposal attributed to Insignia Douglas Elliman (2003), Insignia Residential Group (2003) and Realty One (2002) during the six months ended June 30, 2003 and 2002, respectively.

December 31, 2002
(In thousands)
Assets
Cash and cash equivalents	$66
Receivables	2,479
Property and equipment	11,766
Goodwill	34,117
Acquired intangible assets	11,999
Deferred taxes	3,365
Other assets	2,177

Assets of discontinued operations	65,969

Liabilities
Accounts payable	2,535
Commissions payable	564
Accrued incentives	3,027
Accrued and sundry liabilities	3,256
Deferred taxes	789

Liabilities of discontinued operations	10,171

Net assets	$55,798

	Six Months Ended June 30,
	2003	2002
	(In thousands)

Revenues	$20,517	$69,009

(Loss) income from operations, net of tax benefit of $248 (2003) and tax expense of $2,347 (2002)	(360)	2,869
Income on disposal, net of tax expense of $4,741 (2003) and $1,809 (2002)	3,763	265

Net income	$3,403	$3,134

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

7.    Goodwill and Intangible Assets

The table below reconciles the change in the carrying amount of goodwill, by operating segment, for the period from December 31, 2002 to June 30, 2003.

	Commercial	Residential	Total
	(In thousands)

Balance as of December 31, 2002	$255,444	$34,117	$289,561

Adjustment for discontinued operations	—	(34,117)	(34,117)

	255,444	—	255,444

Other adjustments to purchase consideration	(877)	—	(877)
Foreign currency translation	5,998	—	5,998

Balance as of June 30, 2003	$260,565	$—	$260,565

The following tables present certain information on the Company’s acquired intangible assets as of June 30, 2003.

Acquired Intangible Assets	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Balance
		(In thousands)
As of June 30, 2003

Property management contracts	5 years	$52,679	$51,895	$784
Favorable premises leases	11 years	2,666	257	2,409
Other	3 years	5,364	3,873	1,491

Total		$60,709	$56,025	$4,684

All intangible assets are being amortized over their estimated useful lives with no residual value. Intangibles included in “Other” consist of customer backlog, non-compete agreements, franchise agreements and trade names. The aggregate acquired intangible amortization expense for the six months ended June 30, 2003 and 2002 totaled $1.2 million and $2.7 million, respectively. The decline in amortization expense in 2003 is attributed to property management contracts and customer backlog that were fully amortized in 2002.

8.    Real Estate Investments

Insignia has historically invested in real estate assets and real estate debt securities. Insignia has engaged in real estate investment generally through: (i) investment in operating properties through co-investments with various clients or, in limited instances, by itself; (ii) investment in and development of commercial real estate on its own behalf and through co-investments; and (iii) minority ownership in and management of private investment funds, whose investments primarily consist of securitized real estate debt.

At June 30, 2003, the Company’s real estate investments totaled $131.4 million, consisting of the following: (i) $19.3 million in minority-owned operating properties; (ii) $87.2 million of real estate carrying value attributed to three real estate investment entities consolidated by Insignia for financial reporting purposes; (iii) $8.1 million in four minority owned office development properties; (iv) $1.7 million in a land parcel held for development;

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

and (v) $15.1 million in minority-owned private investment funds owning debt securities. The properties owned by the consolidated investment entities are subject to mortgage debt of $72.0 million and Insignia’s investment in the properties totaled $22.3 million at June 30, 2003. Insignia’s investment in consolidated properties includes $19.2 million invested in a marina-based development property in the U.S. Virgin Islands. Insignia’s minority-owned investments in operating real estate assets include office, retail, industrial, apartment and hotel properties. At June 30, 2003, these real estate assets consisted of over 5.8 million square feet of commercial property and 1,967 multi-family apartment units and hotel rooms. The Company’s minority ownership interests in co-investment property range from 1% to 33%.

Gains realized from sales of real estate by minority owned entities for the six months ended June 30, 2003 and 2002 totaled $734,000 and $1.6 million, respectively. During the six months ended June 30, 2003, the Company recorded impairment against its real estate investments of $3.9 million on five property assets. The Company evaluates its real estate investments on a quarterly basis for evidence of impairment. Impairment losses are recognized whenever events or changes in circumstances indicate declines in value of such investments below carrying value and the related undiscounted cash flows are not sufficient to recover the asset’s carrying amount. The impairments were based on changes in factors including increased vacancies, lower market rental rates and decreased projections of operating cash flows which diminished prospects for recovery of the Company’s full investment upon final disposition. The gains realized from real estate sales and the losses taken on impairments are included in the caption “equity (loss) earnings in unconsolidated ventures” in the Company’s condensed consolidated statements of operations.

The Company’s only financial obligations with respect to its real estate investments, beyond its investment, are (i) partial construction financing guarantees, backed by letters of credit, totaling $8.9 million; (ii) other letters of credit and guarantees of property debt totaling $2.8 million; and (iii) future capital commitments for capital improvements and additional asset purchases totaling $2.3 million.

9.    Debt

At June 30, 2003, Insignia’s debt consisted of the following:

June 30, 2003
(In thousands)

Notes Payable
Senior revolving credit facility	$28,000
Subordinated credit facility	15,000
Acquisition loan notes	13,785

56,785

Real Estate Mortgage Notes	71,986

Total	$128,771

The Company’s debt includes borrowings under its $165.0 million senior revolving credit facility (as amended), borrowings under a $37.5 million subordinated credit facility entered into in June 2002, acquisition loan notes issued in connection with previous acquisitions in the United Kingdom and real estate mortgage notes collateralized by real estate properties.

The senior credit facility bears interest at a margin above LIBOR, which was 2.0% at June 30, 2003. In March 2003, Insignia repaid $67.0 million on the senior revolving credit facility as a result of the March 14, 2003

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

sale of its residential businesses, lowering its outstanding balance to $28.0 million. In conjunction with the pay-down, the commitment under the senior credit facility was reduced from $230.0 million to $165.0 million. The senior revolving credit facility matures in May 2004. The subordinated credit facility borrowings, which are subordinate to Insignia’s senior credit facility, bear interest at an annual rate of 11.25%, payable quarterly. Insignia may borrow the remaining $22.5 million available under this credit facility through the period ending in December 2003. The subordinated debt matures in June 2009. The acquisition loan notes are payable to sellers of the acquired U.K. businesses and are backed by restricted cash deposits in approximately the same amount. The loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. The real estate mortgage notes are secured by property assets owned by consolidated subsidiaries. Maturities on the real estate mortgage notes range from December 2004 to October 2023.

10.    Comprehensive Income (Loss)

The following table presents a calculation of comprehensive income (loss) for the periods indicated.

	Six Months Ended June 30,
	2003	2002
	(In thousands)

Net loss	$(6,270)	$(17,603)
Other comprehensive income (loss):
Foreign currency translation	7,354	5,967
Reclassification adjustment for realized gain	—	(50)
Minimum pension liability	—	(61)

Total other comprehensive income (loss)	7,354	5,856

Total comprehensive income (loss)	$1,084	$(11,747)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

11.    Industry Segment Data

In 2003, Insignia’s operating activities from continuing operations encompass only one reportable segment, commercial real estate services. The Company’s residential real estate service businesses were disposed of in the first quarter of 2003 and are reported as discontinued operations. The Company’s commercial service businesses offer similar products and services and are managed collectively because of the similarities between such services. These businesses provide services including tenant representation, property and asset management, agency leasing and brokerage, investment sales, development and re-development, consulting and other real estate financial services. Insignia’s commercial businesses include Insignia/ESG in the United States, Insignia Richard Ellis in the United Kingdom, Insignia Bourdais in France and other businesses in continental Europe, Asia and Latin America. The following table summarizes certain geographic financial information for the periods indicated.

	Six Months Ended June 30,
	2003	2002
	(In thousands)
Total Revenues
United States	$194,341	$187,644
United Kingdom	54,462	49,939
France	22,032	18,082
Other Europe	7,468	4,866
Asia and Latin America	3,985	2,724

	$282,288	$263,255

Long-Lived Assets
United States	$277,262	$261,741
United Kingdom	120,334	112,138
France	31,794	25,013
Other Europe	8,471	5,637
Asia and Latin America	939	773

	$438,800	$405,302

Long-lived assets are comprised of property and equipment, real estate investments, goodwill and acquired intangible assets.

12.    Contingencies

Insignia and certain subsidiaries are defendants in lawsuits arising in the ordinary course of business. Management does not expect that the results of any such lawsuits will have a significant adverse effect on the financial condition, results of operations or cash flows of the Company. All contingencies, including unasserted claims or assessments, which are probable and the amount of loss can be reasonably estimated are accrued in accordance with Statement of Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies.

13.    CB Richard Ellis Merger and Related Transactions

On February 17, 2003, Insignia entered into an Agreement and Plan of Merger with CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc. (“CB”) and Apple Acquisition Corp., a wholly owned subsidiary of CB, pursuant to which, upon the terms and subject to the conditions set forth therein, including the approval of Insignia’s stockholders, Apple Acquisition Corp. would be merged with and into Insignia (the “Merger”), with

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Insignia being the surviving corporation in the Merger and becoming a wholly owned subsidiary of CB. The Merger closed on July 23, 2003 and Insignia’s common shareholders received cash consideration of $11.156 per share. Insignia incurred approximately $4.9 million of expenses for legal and other services in connection with the Merger during the first six months of 2003. Such expenses are included in administrative expenses in the Company’s statement of operations for the six months ended June 30, 2003.

Separately, on July 23, 2003, Insignia sold substantially all of its real estate investment assets to Island Fund I LLC prior to the closing of the Merger. The purchase price in the sale aggregated $44.8 million and included $36.9 million paid in cash to Insignia at closing and the assumption by the buyer of $7.9 million in contractual obligations to certain executive officers, including the Company’s Chairman, who are also officers of Island Fund. The Company recognized a loss of approximately $12.8 million (before income tax effects) in connection with the sale.

14.    Supplemental Information

The following supplemental information includes: (i) condensed consolidating balance sheet as of June 30, 2003; and (ii) condensed consolidating statements of operations and cash flows for the six months ended June 30, 2003 and 2002, respectively, of the Company’s domestic commercial service operations (including operations of Insignia/ESG, Inc. and unallocated administrative expenses and corporate assets of Insignia), all other operations (comprised of international service operations and real estate investment operations) and the Company on a consolidated basis. Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and intercompany balances and transactions.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Balance Sheet

June 30, 2003

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Assets
Cash and cash equivalents	$38,386	$17,605	$—	$55,991
Receivables, net	98,651	38,915	—	137,566
Restricted cash	14,300	6,853	—	21,153
Intercompany receivables	43,978	—	(43,978)	—
Investment in consolidated subsidiaries	129,895	—	(129,895)	—
Property and equipment, net	32,220	9,920	—	42,140
Real estate investments, net	—	131,411	—	131,411
Goodwill	112,662	147,903	—	260,565
Acquired intangible assets, net	426	4,258	—	4,684
Deferred taxes	54,501	7,585	—	62,086
Other assets, net	8,160	10,493	—	18,653

Total assets	$533,179	$374,943	$(173,873)	$734,249

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$6,288	$2,711	$—	$8,999
Commissions payable	43,548	2,196	—	45,744
Accrued incentives	10,704	3,254	—	13,958
Accrued and sundry	44,707	48,179	—	92,886
Deferred taxes	21,182	2,214	—	23,396
Intercompany payables	—	43,978	(43,978)	—
Notes payable	56,785	—	—	56,785
Real estate mortgage notes	—	71,986	—	71,986

Total liabilities	183,214	174,518	(43,978)	313,754

Total stockholders’ equity	349,965	200,425	(129,895)	420,495

Total liabilities and stockholders’ equity	$533,179	$374,943	$(173,873)	$734,249

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2003

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Revenues	$193,333	$88,955	$—	$282,288

Costs and expenses
Real estate services	187,672	84,236	—	271,908
Property operations	—	3,664	—	3,664
Administrative	10,192	—	—	10,192
Depreciation and amortization	6,271	1,922	—	8,193
Property depreciation	—	753	—	753

	204,135	90,575	—	294,710

Operating loss	(10,802)	(1,620)	—	(12,422)
Other income and expenses:
Interest income	593	1,053	—	1,646
Other income (expense)	41	(12)	—	29
Interest expense	(3,081)	(212)	—	(3,293)
Property interest expense	—	(841)	—	(841)
Equity earnings in consolidated subsidiaries	2,211	—	(2,211)	—

Loss from continuing operations before income taxes	(11,038)	(1,632)	(2,211)	(14,881)
Income tax benefit	4,768	440	—	5,208

Loss from continuing operations	(6,270)	(1,192)	(2,211)	(9,673)
Discontinued operations, net of applicable taxes:
Loss from operations	—	(360)	—	(360)
Income on disposal	—	3,763	—	3,763

Net loss	$(6,270)	$2,211	$(2,211)	$(6,270)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2002

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Revenues	$179,835	$83,420	$—	$263,255

Costs and expenses
Real estate services	171,590	68,370	—	239,960
Property operations	—	3,165	—	3,165
Administrative	6,583	—	—	6,583
Depreciation and amortization	7,585	1,894	—	9,479
Property depreciation	—	1,058	—	1,058

	185,758	74,487	—	260,245

Operating (loss) income	(5,923)	8,933	—	3,010
Other income and expenses:
Interest income	946	1,135	—	2,081
Other income (expense)	53	(40)	—	13
Interest expense	(4,060)	(278)	—	(4,338)
Property interest expense	—	(951)	—	(951)
Equity losses in consolidated subsidiaries	(12,213)	—	12,213	—

(Loss) income from continuing operations before income taxes	(21,197)	8,799	12,213	(185)
Income tax benefit (expense)	3,594	(3,511)	—	83

(Loss) income from continuing operations	(17,603)	5,288	12,213	(102)
Discontinued operations, net of applicable taxes:
Income from operations	—	2,869	—	2,869
Income on disposal	—	265	—	265

Income (loss) before cumulative effect of a change in accounting principle	(17,603)	8,422	12,213	3,032
Cumulative effect of a change in accounting principle, net of applicable taxes	—	(20,635)	—	(20,635)

Net loss	$(17,603)	$(12,213)	$12,213	$(17,603)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2003

	Domestic Commercial Service Operations	Other Operations	Consolidated Total
	(In thousands)
Net cash used in operating activities	$(22,851)	$(27,887)	$(50,738)

Investing activities
Additions to property and equipment, net	(1,294)	(3,688)	(4,982)
Proceeds from real estate investments	—	4,154	4,154
Payments made for acquisitions of businesses	—	(4,071)	(4,071)
Proceeds from sale of discontinued operation	—	66,750	66,750
Investment in real estate	—	(4,732)	(4,732)
Decrease (increase) in restricted cash	2,977	(2,612)	365

Net cash provided by investing activities	1,683	55,801	57,484

Financing activities
Decrease (increase) in intercompany receivables, net	53,518	(53,518)	—
Proceeds from issuance of common stock	5,488	—	5,488
Preferred stock dividends	(1,593)	—	(1,593)
Payments on notes payable	(70,104)	—	(70,104)
Proceeds from real estate mortgage notes	—	5,191	5,191

Net cash used in financing activities	(12,691)	(48,327)	(61,018)

Net cash used in discontinued operations	—	(3,002)	(3,002)
Effect of exchange rate changes on cash	—	1,818	1,818

Net decrease in cash and cash equivalents	(33,859)	(21,597)	(55,456)
Cash and cash equivalents at beginning of period	72,245	39,202	111,447

Cash and cash equivalents at end of period	$38,386	$17,605	$55,991

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2002

	Domestic Commercial Service Operations	Other Operations	Consolidated Total
	(In thousands)
Net cash (used in) provided by operating activities	$(63,181)	$8,589	$(54,592)

Investing activities
Additions to property and equipment, net	(1,878)	(319)	(2,197)
Proceeds from real estate investments	—	30,940	30,940
Payments made for acquisitions of businesses	(804)	(5,351)	(6,155)
Proceeds from sale of discontinued operation	—	23,250	23,250
Investment in real estate	—	(4,897)	(4,897)
Decrease (increase) in restricted cash	3,932	(991)	2,941

Net cash provided by investing activities	1,250	42,632	43,882

Financing activities
Decrease (increase) in intercompany receivables, net	35,275	(35,275)	—
Proceeds from issuance of common stock	1,127	—	1,127
Proceeds from issuance of preferred stock, net	12,325	—	12,325
Preferred stock dividends	(633)	—	(633)
Payments on notes payable	(36,722)	—	(36,722)
Payments on real estate mortgage notes	—	(20,915)	(20,915)
Debt issuance costs	(866)	—	(866)

Net cash provided by (used in) financing activities	10,506	(56,190)	(45,684)

Net cash provided by discontinued operations	—	5,209	5,209
Effect of exchange rate changes on cash	—	1,641	1,641

Net (decrease) increase in cash and cash equivalents	(51,425)	1,881	(49,544)
Cash and cash equivalents at beginning of period	106,954	24,816	131,770

Cash and cash equivalents at end of period	$55,529	$26,697	$82,226

INDEPENDENT AUDITORS’ REPORT

The Stockholders

Insignia Financial Group, Inc.:

We have audited the accompanying consolidated balance sheet of Insignia Financial Group, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Insignia Financial Group, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 2 and 4 to the consolidated financial statements, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, and the provisions of Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets effective January 1, 2002.

/S/ KPMG LLP

New York, New York

October 15, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Insignia Financial Group, Inc.

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of Insignia Financial Group, Inc. for the year ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations, changes in stockholders’ equity and cash flows of Insignia Financial Group, Inc. for the year ended December 31, 2001 in conformity with U.S. generally accepted accounting principles.

/S/ ERNST & YOUNG LLP

New York, New York

February 8, 2002, except Notes 3, 4, 5, 15 and 19,

as to which the date is October 15, 2003

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2002
(In thousands)
Assets
Cash and cash equivalents	$111,513
Receivables, net of allowance of $6,684	155,321
Restricted cash	21,518
Property and equipment, net	55,614
Real estate investments, net	134,135
Goodwill	289,561
Acquired intangible assets, less accumulated amortization of $65,276	17,611
Deferred taxes	47,609
Other assets, net	39,957
Assets of discontinued operation	—

Total assets	$872,839

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$13,743
Commissions payable	63,974
Accrued incentives	52,324
Accrued and sundry	117,990
Deferred taxes	15,795
Notes payable	126,889
Real estate mortgage notes	66,795
Liabilities of discontinued operation	—

Total liabilities	457,510
Stockholders’ Equity:
Preferred stock, par value $.01 per share—authorized 20,000,000 shares, Series A, 250,000 and Series B, 125,000 issued and outstanding shares	4
Common Stock, par value $.01 per share—authorized 80,000,000 shares 23,248,242 issued and outstanding shares, net of 1,502,600 shares held in treasury	232
Additional paid-in capital	437,622
Notes receivable for common stock	(1,193)
Accumulated deficit	(16,241)
Accumulated other comprehensive loss	(5,095)

Total stockholders’ equity	415,329

Total liabilities and stockholders’ equity	$872,839

See accompanying notes to the consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31
	2002	2001
	(In thousands)
Revenues
Real estate services	$577,544	$613,253
Property operations	9,195	3,969
Equity earnings in unconsolidated ventures	3,482	13,911
Other income, net	793	2,096

	591,014	633,229

Costs and expenses
Real estate services	526,076	554,744
Property operations	7,264	1,145
Administrative	14,344	13,439
Depreciation	13,915	12,509
Property depreciation	1,920	990
Amortization of intangibles	4,406	20,344

	567,925	603,171

Operating income	23,089	30,058
Other income and expenses:
Interest income	3,936	4,853
Interest expense	(8,854)	(12,369)
Property interest expense	(2,122)	(1,744)
Losses from internet investments, net	—	(10,263)
Other expense	—	(661)

Income from continuing operations before income taxes	16,049	9,874
Income tax expense	(7,012)	(3,522)

Income from continuing operations	9,037	6,352
Discontinued operations, net of applicable tax
Income (loss) from operations	4,180	(2,231)
Income (loss) on disposal	4,918	(17,629)

	9,098	(19,860)

Income (loss) before cumulative effect of a change in accounting principle	18,135	(13,508)
Cumulative effect of a change in accounting principle, net of applicable taxes	(20,635)	—

Net loss	(2,500)	(13,508)
Preferred stock dividends	(2,173)	(1,000)

Net loss available to common shareholders	$(4,673)	$(14,508)

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

	Years Ended December 31
	2002	2001
	(In thousands, except per share data)
Per share amounts:
Earnings per common share—basic
Income from continuing operations	$0.30	$0.24
Income (loss) from discontinued operations	0.39	(0.90)

Income (loss) before cumulative effect of a change in accounting principle	0.69	(0.66)
Cumulative effect of a change in accounting principle	(0.89)	—

Net loss	$(0.20)	$(0.66)

Earnings per common share—assuming dilution:
Income from continuing operations	$0.29	$0.23
Income (loss) from discontinued operations	0.38	(0.85)

Income (loss) before cumulative effect of a change in accounting principle	0.67	(0.62)
Cumulative effect of a change in accounting principle	(0.87)	—

Net loss	$(0.20)	$(0.62)

Weighted average common shares and assumed conversions:
— Basic	23,122	22,056

— Assuming dilution	23,691	23,398

See accompanying notes to the consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock	Preferred Stock	Additional Paid-in Capital	Notes Receivable for Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive Loss	Total
	(In thousands, except share data)
Balances at December 31, 2000	$216	$3	$413,831	$(2,051)	$2,846	$(5,964)		$408,881
Net loss	—	—	—	—	(13,508)	—	$(13,508)	(13,508)
Other comprehensive income (loss):
Foreign currency translation, net of tax benefit of $1,769	—	—	—	—	—	(2,033)	(2,033)	(2,033)
Unrealized gain on securities, net of tax of $7	—	—	—	—	—	7	7	7
Minimum pension liability, net of tax benefit of $696	—	—	—	—	—	(900)	(900)	(900)

Total comprehensive loss	—	—	—	—	—	—	$(16,434)	—

Exercise of stock options and warrants—381,241 shares of Common Stock issued	4	—	2,139	—	—	—		2,143
Issuance of 159,520 shares of Common Stock under Employee Stock Purchase Program	2	—	1,470	—	—	—		1,472
Issuance of 402,645 shares of Common Stock in connection with Insignia Bourdais acquisition	4	—	3,995	—	—	—		3,999
Restricted stock awards—30,330 shares of Common Stock issued	—	—	627	—	—	—		627
Restricted stock—279,370 shares issued	3	—	(3)	—	—	—		—
Preferred stock dividend—25,000 shares of Common Stock issued	—	—	250	—	(1,250)	—		(1,000)
Payments on notes receivable for shares of Common Stock	—	—	—	169	—	—		169

Balances at December 31, 2001	$229	$3	$422,309	$(1,882)	$(11,912)	$(8,890)		$399,857

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (CONTINUED)

	Common Stock	Preferred Stock	Additional Paid-in Capital	Notes Receivable for Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive (Loss) Income	Total
	(In thousands, except share data)
Balance at December 31, 2001 (from previous page)	$229	$3	$422,309	$(1,882)	$(11,912)	$(8,890)		$399,857
Net loss	—	—	—	—	(2,500)	—	$(2,500)	(2,500)
Other comprehensive income (loss)	—	—	—	—	—	—	—	—
Foreign currency translation, net of tax of $6,215	—	—	—	—	—	12,383	12,383	12,383
Reclassification adjustment for realized gain, net of tax of $39	—	—	—	—	—	(50)	(50)	(50)
Unrealized gain on securities, net of tax of $752	—	—	—	—	—	1,128	1,128	1,128
Minimum pension liability, net of tax benefit of $3,832	—	—	—	—	—	(9,666)	(9,666)	(9,666)

Total comprehensive income							$1,295

Exercise of stock options and warrants—113,519 shares of Common Stock issued	1	—	673	—	—	—		674
Issuance of 111,840 shares of Common Stock under Employee Stock Purchase Program	1	—	902	—	—	—		903
Issuance of 131,480 shares of Common Stock in connection with Insignia Bourdais acquisition	1	—	1,305	—	—	—		1,306
Restricted stock awards—87,155 shares of Common Stock issued	1	—	706	—	—	—		707
Preferred stock issuance—125,000 shares	—	1	12,269	—	—	—		12,270
Preferred stock dividend	—	—			(1,829)	—		(1,829)
Cancellation of notes receivable for 47,786 shares of Common Stock	(1)	—	(542)	543	—	—		—
Payments on notes receivable for shares of Common Stock	—	—	—	146	—	—		146

Balance at December 31, 2002	$232	$4	$437,622	$(1,193)	$(16,241)	$(5,095)		$415,329

See accompanying notes to consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2002	2001
	(In thousands)
Operating activities
Income from continuing operations	$9,037	$6,352
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	20,241	33,843
Other expenses	—	661
Equity earnings in real estate ventures	(3,482)	(10,381)
Gain on sale of consolidated real estate property	(1,306)	—
Foreign currency transaction gains	—	(331)
Losses from internet investments	—	10,263
Deferred income taxes	(644)	(2,754)
Changes in operating assets and liabilities, net of effects of acquired businesses:
Receivables	24,184	23,486
Other assets	(9,610)	5,656
Accrued incentives	(16,002)	(22,194)
Accounts payable and accrued expenses	1,157	(34,344)
Commissions payable	(21,893)	18,616

Cash provided by operating activities	1,682	28,873
Investing activities
Additions to property and equipment	(8,388)	(11,789)
Investment in internet-based businesses	—	(4,010)
Distribution proceeds from real estate investments	44,648	63,787
Proceeds from sale of discontinued operations	23,250	—
Payments made for acquisition of businesses, net of acquired cash	(8,918)	(18,983)
Investments in real estate	(46,684)	(33,905)
Decrease (increase) in restricted cash	3,964	(14,879)

Cash provided by (used in) investing activities	$7,872	$(19,779)

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31
	2002	2001
	(In thousands)
Financing activities
Proceeds from issuance of common stock	$903	$1,472
Proceeds from issuance of preferred stock	12,270	—
Proceeds from exercise of stock options	674	2,143
Preferred stock dividends	(1,829)	(1,000)
Payments on notes payable	(59,785)	(138,350)
Proceeds from notes payable	15,000	158,999
Payments on real estate mortgage notes	(28,361)	(33,086)
Proceeds from real estate mortgage notes	20,000	21,987
Debt issuance costs	(1,415)	(2,130)

Cash (used in) provided by financing activities	(42,543)	10,035
Net cash provided by (used in) discontinued operation	8,787	(4,402)
Effect of exchange rate changes in cash	3,789	(1,217)

Net (decrease) increase in cash and cash equivalents	(20,413)	13,510
Cash and cash equivalents at beginning of year	131,860	124,527

	111,447	138,037
Cash of discontinued operations	66	(6,177)

Cash and cash equivalents at end of year	$111,513	$131,860

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,956	$11,036
Cash paid for income taxes	9,527	7,714

See accompanying notes to consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

1.    Business

Insignia Financial Group, Inc. (“Insignia” or the “Company”), a Delaware corporation headquartered in New York, New York, is a leading provider of international real estate and real estate financial services, with operations in the United States, the United Kingdom, France, continental Europe, Asia and Latin America. Insignia’s principal executive offices are located at 200 Park Avenue in New York.

Insignia’s real estate service businesses specialize in commercial leasing, sales brokerage, corporate real estate consulting, property management, property development and re-development, apartment brokerage and leasing, condominium and cooperative apartment management, real estate-oriented financial services, equity co-investment and other services. In 2002, Insignia’s primary real estate service businesses include the following: Insignia/ESG (U.S. commercial real estate services), Insignia Richard Ellis (U.K. commercial real estate services), Insignia Bourdais (French commercial real estate services; acquired in December 2001), Insignia Douglas Elliman (New York apartment brokerage and leasing) and Insignia Residential Group (New York condominium, cooperative and rental apartment management). Insignia’s commercial real estate service operations in continental Europe, Asia and Latin America include the following locations: Madrid and Barcelona, Spain; Frankfurt, Germany; Milan and Bologna, Italy; Brussels, Belgium; Amsterdam, The Netherlands; Tokyo, Japan; Hong Kong; Beijing and Shanghai, China; Bangkok, Thailand; Mumbai, Hyderabad, Bangalore, Chennai and Delhi, India; Manila, Philippines; and Mexico City, Mexico. The Company also owns 10% of an Irish commercial services company with offices in Dublin, the Republic of Ireland and Belfast, Northern Ireland.

In addition to traditional real estate services, Insignia has historically deployed its own capital, together with the capital of third party investors, in principal real estate investments, including co-investment in existing property assets, real estate development and managed private investment funds.

2.    Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Principles of Consolidation

Insignia’s consolidated financial statements include the accounts of all majority-owned subsidiaries and all entities over which the Company exercises voting control. All significant intercompany balances and transactions have been eliminated. Entities in which the Company owns less than a majority interest and has substantial influence are recorded on the equity method of accounting (net of payments to certain employees in respect of equity grants or rights to proceeds).

In one instance, a minority-owned partnership (with additional promotional interests in profits depending on performance) is consolidated by virtue of general partner control. Since the cumulative losses of the partnership have exceeded the limited partners’ original investment, the partnership is consolidated into Insignia’s financial statements and no minority interest is reflected, even though Insignia holds a minority economic interest.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates and assumptions are used in the evaluation and financial reporting for, among other things, bad debts, self-insurance

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

liabilities, intangibles and investment valuations, deferred taxes and pension costs. Actual results could differ from those estimates under different assumptions or conditions.

Reclassifications

Certain amounts for 2001 have been reclassified to conform to the 2002 presentation. These reclassifications had no effect on the net loss or total stockholders’ equity previously reported.

Cash and Cash Equivalents

The amount of cash on deposit in federally insured institutions generally exceeds the limit on insured deposits. The Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents.

Restricted Cash

At December 31, 2002 restricted cash consisted of approximately $17.3 million in cash pledged to secure the bond guarantee of notes issued in connection with the Richard Ellis Group Limited (“REGL”) and St. Quintin Holdings Limited (“St. Quintin”) acquisitions and approximately $4.2 million related to accounts of the consolidated real estate entities.

Real Estate Investments

Insignia has invested in real estate assets and real estate related debt securities. Generally, the Company’s investment strategy involves identifying investment opportunities and investing as a minority owner in entities formed to acquire such assets. The Company’s minority-owned investments are generally accounted for under the equity method of accounting due to the Company’s influence over the operational decisions made with respect to the real estate entities. The Company’s portion of earnings in these real estate entities is reported in equity earnings in unconsolidated ventures in its consolidated statements of operations, including gains on sales of property and net of impairments. The Company’s share of unrealized gains on marketable equity and debt securities available for sale is reported as a component of other comprehensive income (loss), net of tax. Income from dispositions of minority-owned development assets is reported in real estate services revenues in the Company’s consolidated statements of operations. The Company’s policy with respect to the timing of recognition of promoted profit participation interests in its real estate investments is to record such amounts upon collection.

Each entity in which the Company holds a real estate investment is a special purpose entity, the assets of which are subject to the obligations only of that entity. Each entity’s debt, except for limited and specific guarantees and other commitments aggregating $14.0 million, is either (i) non-recourse except to the real estate assets of the subject entity (subject to limited exceptions standard in such non-recourse financing, including the misapplication of rents or environmental liabilities), or (ii) an obligation solely of such limited liability entity and thus having no recourse to other assets of the Company.

The Company provides real estate services to and receives real estate service fees from the entities comprising its principal investment activities. Such fees are generally derived from the following services: (i) property management, (ii) asset management, (iii) development management, (iv) investment management, (v) leasing, (vi) acquisition, (vii) sales and (viii) financings. With respect to fees that are currently recorded as expense by the entities, the Company includes the fees in current income, while its share as owner of such fee is

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

reflected in the income or loss from the investment entity. If the fee is capitalized by the investment entity, the Company records as income only the portion of the fee attributable to third party ownership and defers the portion attributable to its ownership.

The Company evaluates all real estate investments on a quarterly basis for evidence of impairment. Impairment losses are recognized whenever events or changes in circumstances indicate declines in value of such investments below carrying value and the related undiscounted cash flows are not sufficient to recover the asset’s carrying amount. Generally, Insignia relies upon the expertise of its own property professionals to assess real estate values; however, in certain circumstances where Insignia considers its expertise limited with respect to a particular investment, third party valuations may also be obtained. Property valuations and estimates of related future cash flows are by nature subjective and will vary from actual results.

In October 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which provides accounting guidance for financial accounting and reporting for the impairment or disposal of long-lived assets. Insignia early adopted SFAS No. 144 as of January 1, 2001. SFAS No. 144 requires, in most cases, that gains/losses from dispositions of investment properties and all earnings from such properties be reported as “discontinued operations.” SFAS No. 144 is silent with respect to treatment of gains or losses from sales of investment property held in a joint venture. The Company has concluded that, as a matter of policy, all gains and losses realized from sales of minority owned property in its real estate co-investment program constitute earnings from a continuing line of business. Therefore, operating activity related to that investment program will continue to be included in income (loss) from continuing operations. However, SFAS No. 144 requires that gains or losses from sales of consolidated properties, if material, be reported as discontinued operations. As a result, the Company’s earnings from dispositions of consolidated properties would be excluded from reported income from continuing operations and included in discontinued operations, if material.

Consolidated Real Estate

At December 31, 2002, the Company consolidated three investment entities owning real estate property. These consolidated properties include a wholly owned retail property; a wholly owned marine development property and a minority owned residential property consolidated due to general partner control. Rental revenue attributable to the Company’s consolidated property operations are recognized when earned. Real estate is stated at depreciated cost. The cost of buildings and improvements include the purchase price of property, legal fees and acquisitions costs. Costs directly related to the development property are capitalized. Capitalized development costs include interest, property taxes, insurance, and other direct project costs incurred during the period of development.

The Company periodically reviews its properties to determine if its carrying amounts will be recovered from future operating cash flows. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements, which could differ materially from actual results in future periods.

Development Activities

At December 31, 2002, the Company held minority investments in four office properties whose development the Company has directed. A variety of costs have been incurred in the development and leasing of these properties. Capitalized development costs include interest, internal wages, property taxes, insurance, and other project costs incurred during the period of development.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The Company’s capitalization policy on its development properties is guided by SFAS No. 34, Capitalization of Interest Costs, and SFAS No. 67, Accounting for Costs and the Initial Rental Operations of Real Estate Properties. The Company ceases capitalization when a property is held available for occupancy upon substantial completion of tenant improvements.

Revenue Recognition

The Company’s real estate services revenues are generally recorded when the related services are performed or at closing in the case of real estate sales. Leasing commissions that are payable upon tenant occupancy, payment of rent or other events beyond the Company’s control are recognized upon the occurrence of such events. As certain conditions to revenue recognition for leasing commissions are outside of the Company’s control and are not clearly defined, judgment must be exercised in determining when such events have occurred. Revenues from tenant representation, agency leasing, investment sales and residential brokerage, which collectively comprise a substantial portion of Insignia’s service revenues, are transactional in nature and therefore subject to seasonality and changes in business and capital market conditions. As a consequence, the timing of transactions and resulting revenue recognition is difficult to predict.

Insignia’s revenue from property management services is generally based upon percentages of the revenue generated by the properties that it manages. In conjunction with the provision of management services, the Company customarily employs personnel (either directly or on behalf of the property owner) to provide services solely to the properties managed. In most instances, Insignia is reimbursed by the owners of managed properties for direct payroll related costs incurred in the employment of property personnel. The aggregate amount of such payroll cost reimbursements has ranged from $50.0 million to $60.0 million annually. Such payroll reimbursements are generally characterized in the Company’s consolidated statements of operations as a reduction of actual expenses incurred. This characterization is based on the following factors: (i) the property owner generally has authority over hiring practices and the approval of payroll prior to payment by the Company; (ii) Insignia is the primary obligor with respect to the property personnel, but bears little or no credit risk under the terms of the management contract; (iii) reimbursement to the Company is generally completed simultaneously with payment of payroll or soon thereafter; and (iv) the Company generally earns no margin in the arrangement, obtaining reimbursement only for actual cost incurred.

Advertising Expense

The cost of advertising is expensed as incurred. The Company incurred approximately $8,327,000 and $8,926,000 in advertising costs during 2002 and 2001, respectively.

Acquired Intangible Assets

The Company’s acquired intangible assets consist of property management contracts, favorable leases, non-competitive agreements, trademarks and franchises. Acquired intangible assets are stated at cost, less accumulated amortization. These assets are amortized using the straight-line method over 3 to 20 years, and are reviewed when indicators of impairment exist. Intangible assets are reviewed for impairment when indicators of impairment exist.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets, typically ranging from 3 to 10 years.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Foreign Currency

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. The British pound and euro represent the only foreign currencies of material operations, which collectively generate approximately 25% of the Company’s annual revenues. All currencies other than the British pound, euro and dollar have comprised less than 1% of annual revenues. Revenues and expenses of all foreign subsidiaries have been translated into U.S. dollars at the average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange at the balance sheet date. Translation gains and losses are deferred as a separate component of stockholders’ equity in accumulated other comprehensive income (loss), unless there is a sale or complete liquidation of the underlying foreign investment. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statements of operations in determining net income. For the twelve months ended December 31, 2002, the Company’s European operations have been translated into U.S. dollars at average exchange rates of $1.51 to the pound and $0.95 to the euro. For the twelve months of 2001, European operations were translated to U.S. dollars at average exchange rates of $1.44 and $0.90 to the pound and euro, respectively.

The assets and liabilities of the Company’s European operations have been translated at exchange rates of $1.60 to the pound and $1.05 to the euro at December 31, 2002.

Accumulated Other Comprehensive Income (Loss)

Other comprehensive income (loss) consists of unrealized gains (losses) on marketable equity securities, foreign currency translation and minimum pension liability adjustments. At December 31, 2002, accumulated other comprehensive losses totaled $5.1 million (net of applicable taxes), comprised of unrealized gains on marketable securities of $1.1 million and foreign currency translation gains of $4.4 million and a minimum pension liability of $10.6 million.

Minority Interest

During the first half of 2000, Insignia consolidated EdificeRex.com, Inc. (“EdificeRex”), the Company’s internally developed internet-based business that launched in February 2000, and recorded net operating losses of approximately $9.3 million, or $3.2 million in excess of the Company’s investment. EdificeRex was de-consolidated in the third quarter of 2000, due to an equity restructuring that reduced the Company’s voting interest to approximately 47%. The $3.2 million excess loss was carried as a deferred credit on the Company’s balance sheet until EdificeRex disposed of all of its operating divisions and liquidated during the fourth quarter of 2001. At liquidation, the Company recognized the deferred credit of $3.2 million in earnings, which is included in losses from internet investments.

Income Taxes

Deferred income tax assets and liabilities are recorded to reflect the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases and operating loss and tax credit carry forwards. Valuation allowances are provided against deferred tax assets that are unlikely to be realized. Federal income taxes are not provided on the unremitted earnings of foreign subsidiaries because it has been the practice of the Company to reinvest those earnings in the businesses outside the United States.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Impairment

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides guidance for accounting and financial reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, it retains the fundamental provisions of that Statement. It also supersedes the accounting and reporting of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions related to the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity either disposed of or classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Insignia early adopted SFAS No. 144 as of January 1, 2001.

Impairment losses are recognized for long-lived assets held and used when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets’ carrying amount. Impairment losses are measured for assets held for sale by comparing the fair value of assets (less costs to dispose) to their respective carrying amounts.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. As described in Note 4, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142.

Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited, generally 5 to 25 years, and evaluated for potential impairment by determining whether the underlying undiscounted cash flows of the acquired business were sufficient to recover the carrying value of the asset.

Stock-Based Compensation

At December 31, 2002, the Company had four stock-based employee compensation plans that are described more fully in Note 14. Prior to 2002, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Effective January 1, 2002 the Company adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, prospectively to all employee awards granted, modified or settled after January 1, 2002. Awards under the Company’s plans vest over five years. The cost related to stock-based employee compensation included in the determination of net income for 2002 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS 123. The following table illustrates the pro forma effect on net income and earnings per share if the fair value based method had been applied to all outstanding awards in each period.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Company’s pro forma information follows:

	2002	2001
	(In thousands, except per share data)
Pro forma:
Income from continuing operations	$6,556	$4,014
Net loss	(4,981)	(15,846)
Per share amounts:
Pro forma earnings per share—basic
Income from continuing operations	$0.19	$0.14
Net loss	(0.31)	(0.76)
Pro forma earnings per share—assuming dilution
Income from continuing operations	0.19	0.13
Net loss	(0.30)	(0.72)

The pro forma information has been determined as if the Company had accounted for its employee stock options, warrants and unvested restricted stock awards granted under the fair value method with fair values estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2001
Risk-free interest rate	2.5%	3.7%
Dividend yield	N/A	N/A
Volatility factors of the expected market price	0.45	0.49
Weighted-average expected life of the options	3.9	4.3

The Black-Scholes option valuation model was developed for use in estimating the fair value of transferable options and warrants with no vesting restrictions. This method requires the input of subjective assumptions including the expected stock price volatility and weighted average expected life of the options. The Company’s employee stock options have characteristics significantly different from those of transferable options and changes in the subjective input assumptions can materially affect the value estimate. The Black-Scholes model is not the only reliable measure that could be used to determine the fair value of employee stock options. The Company believes that any and all valuations of employee stock options will necessarily be estimates.

Risks and Uncertainties

The Company’s future results could be adversely affected by a number of factors, including (i) a general economic downturn in the Company’s principal markets, most notably New York, London and Paris; (ii) unfavorable foreign currency fluctuations; (iii) changes in interest rates; and (iv) fluctuations in rental rates and real estate values.

Earnings Per Share

Basic earnings per share is calculated using income available to common shareholders divided by the weighted average number of common shares outstanding during the year. Diluted earnings per share is similar to basic earnings per share except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive securities, such as preferred stock, options and warrants, had been issued or exercised.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. A public enterprise with a variable interest in a variable interest entity created before February 1, 2003, shall apply this guidance (other than the required disclosures prior to the effective date) to that entity as of the beginning of the first interim or annual reporting period beginning after December 15, 2003. The application of this Interpretation is not expected to have a material effect on the Company’s consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 provides guidance for accounting and financial reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS No. 146 requires the recognition of a liability for costs associated with an exit or disposal activity when the liability is incurred and establishes fair value as the initial measurement of a liability. Under EITF Issue No. 94-3, a liability for an exit cost is recognized at the date of a commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.

3.    Discontinued Operations

Sale of Insignia Douglas Elliman and Insignia Residential Group

On March 14, 2003, Insignia completed the sale of its New York-based residential businesses, Insignia Douglas Elliman and Insignia Residential Group, to Montauk Battery Realty, LLC. Montauk Battery Realty is located on Long Island, New York and its principal owners are New Valley Corp. and Dorothy Herman, chief executive officer of Prudential Long Island Realty. Insignia Douglas Elliman, acquired by Insignia in June 1999, provides sales and rental services in the New York City residential cooperative, condominium and rental apartment market and also operates in upscale suburban markets in Long Island (Manhasset, Locust Valley and Port Washington/Sands Point). Insignia Residential Group is the largest manager of cooperative, condominium and rental apartments in the New York metropolitan area.

The financial terms of the sale included the payment of $66.75 million in cash to Insignia at closing of the transaction, $500,000 in cash held in escrow on the closing date and up to another $500,000 held in escrow pending receipt of specified commissions. In addition, the buyer acceded to existing contingent earn-out obligations of Insignia Douglas Elliman totaling up to $4.0 million, depending on the future of the business. The

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

escrowed amounts are available to secure Insignia’s indemnity obligations under the purchase and sale agreement. Any amounts remaining in escrow on March 14, 2004 and not securing previously made indemnity claims will be released to Insignia. Simultaneous with closing, Insignia paid down $67.0 million on its senior revolving credit facility, decreasing outstanding borrowings to $28.0 million. Insignia recognized a net gain of approximately $3.8 million (net of $4.7 million of applicable income taxes) during the first quarter of 2003 in connection with the sale of these residential businesses.

The operations of Insignia Douglas Elliman and Insignia Residential Group were discontinued in the first quarter of 2003. The Company’s statements of operations and statements of cash flows for the years ended December 31, 2002 and 2001 have been restated to classify the operations and cash flows of these residential businesses as discontinued operations for financial reporting purposes.

Sale of Realty One

In December 2001, Insignia entered into a contract to sell its Realty One single-family home brokerage business and affiliated companies to Real Living, Inc., effective as of December 31, 2001. Real Living, Inc. is a privately held company formed by HER Realtors of Columbus, Ohio and Huff Realty of Cincinnati, Ohio. The sale closed on January 31, 2002. Proceeds from the sale potentially total $33.0 million, including approximately $29.0 million in cash received at closing (before extinguishment of $5.5 million of Realty One debt) and additional receipts aggregating as much as $4.0 million. The additional receipts include the following: (i) a $1.0 million reimbursement, collected in February 2002, for Realty One operating losses in January 2002; (ii) a potential earn-out of as much as $2 million receivable through 2003 (depending on the performance of the Realty One business); and (iii) a $1 million operating lease receivable over four years for the use of proprietary software developed by Insignia for an internet-based residential brokerage model. The $2.0 million earnout is receivable in increments of $1.0 million each for the 2002 and 2003 fiscal years. The first $1.0 million earnout for the 2002 fiscal year was achieved in full and be received by the Company in May 2003, as required by the terms of the sale. Remaining amounts due to Insignia under the terms of the sale totaling $2.7 million were included in other assets in the Company’s consolidated balance sheet at December 31, 2002. Insignia recognized a loss in connection with the sale of Realty One of $17.6 million (net of applicable tax benefit of $4.0 million) for the year ended December 31, 2001. During the twelve months ended December 31, 2002, the Company recognized net income of $4.9 million from discontinued operations, including $265,000 (net of tax), in post-closing adjustments in the first quarter and $4.7 million in the third quarter from the reduction of a valuation allowance on the tax benefit on the capital portion of the loss on sale. This capital loss was fully reserved in 2001 because of uncertainty of its deductibility due to loss disallowance rules in the Treasury Regulations and insufficient income of the appropriate character. In the third quarter of 2002, it was determined that the loss would be fully deductible for tax purposes, resulting in the realization of a tax benefit for financial reporting purposes.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The results of operations of Insignia Douglas Elliman, Insignia Residential Group and Realty One are reported separately as discontinued operations for the years ended December 31, 2002 and 2001. The following tables summarize the aggregate assets and liabilities of Insignia Douglas Elliman and Insignia Residential Group at December 31, 2002 and the results of operations and income (loss) on disposal of Insignia Douglas Elliman, Insignia Residential Group and Realty One for the periods presented (in thousands):

Assets
Cash and cash equivalents	$66
Receivables	2,479
Mortgage loans held for sale	—
Property and equipment	11,766
Goodwill	34,117
Acquired intangible assets	11,999
Other assets	5,542

65,969

Liabilities
Accounts payable	2,535
Commissions payable	564
Accrued incentives	3,027
Accrued and sundry liabilities	4,045
Mortgage warehouse line of credit	—
Notes payable	—

10,171

Net assets of discontinued operations	$55,798

	Years ended December 31
	2002	2001
	(In thousands)
Revenues	$133,691	$222,043

Income (loss) from operations, net of tax expense of $3,707 (2002) and tax benefit of $1,123 (2001)	4,180	(2,231)
Income (loss) on disposal, net of applicable tax benefits of $2,844 (2002) and $4,000 (2001)	4,918	(17,629)

Net income (loss)	$9,098	$(19,860)

4.    Changes in Accounting Principles

Stock-Based Compensation

In September 2002, the Company adopted the fair value expense recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, in accounting for employee stock options. The accounting change results in the expensing of the estimated fair value of employee stock options granted by the Company, applied on a prospective basis for all stock options granted on or after January 1, 2002. The Company previously followed Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Under APB Opinion No. 25, no compensation expense is recognized when the exercise price of an employee stock option equals or exceeds the market price at issuance.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Company issued 290,000 employee options during 2002. The fair value of these options has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) estimated stock price volatility of 40%; (ii) risk free interest rate of 2.5%; (iii) weighted average option life of 3.9 years; and (iv) a forfeiture rate of 3%. Under these assumptions, the aggregate value of the options totaled approximately $384,000, which is amortizable to expense over the vesting periods of six years. For 2002, stock compensation expense recognized totaled approximately $102,000.

The ultimate impact of the accounting change on the Company’s future earnings will depend on the number of options issued in the future, as to which the Company has no specific plan, and the estimated value of each option. Insignia does not expense the value of outstanding options issued before January 1, 2002.

Goodwill and Intangible Assets

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. SFAS 141 replaced APB 16 and requires the use of the purchase method for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets. Under SFAS 142, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests on an annual basis, at a minimum, or whenever events or circumstances occur indicating goodwill or indefinite-lived intangibles might be impaired. Other acquired intangible assets with finite lives continue to be amortized over their estimated useful lives. The Company adopted SFAS No. 141 for all business combinations completed after June 30, 2001 and fully implemented SFAS No. 141 and SFAS No. 142 effective January 1, 2002. The Company identified its reporting units and determined the carrying value of each reporting unit by assigning assets and liabilities, including the existing goodwill and intangible assets, to those units as of January 1, 2002 for purposes of performing a required transitional goodwill impairment assessment within six months of adoption.

In early 2002, the Company performed internal analyses on its reporting units based on estimated industry multiples and the carrying values of tangible and intangible assets which demonstrated that the value of the Company’s U.S. commercial operation significantly exceeded its carrying value and that goodwill of the Asian operation was fully impaired.

These analyses also indicated potential impairment in the Company’s European operations and Insignia Douglas Elliman. The Company engaged Standard & Poor’s to value the European and Insignia Douglas Elliman operations and those appraisals indicated no impairment in the Company’s European operations and partial impairment in Insignia Douglas Elliman.

As a result of this evaluation, Insignia measured impairment for Insignia Douglas Elliman and the Asian business of an aggregate $30.0 million, before applicable taxes. The Company recorded a $20.6 million (net of tax benefit of $9.4 million) transitional goodwill impairment charge in earnings as the cumulative effect of a change in accounting principle, effective January 1, 2002.

The Company concluded its annual impairment test as of December 31, 2002, and that test did not demonstrate further goodwill impairment. The estimation of business values for measuring goodwill impairment is highly subjective and selections of different projected income levels and valuation multiples within observed ranges can yield different results.

Amortization of goodwill (from continuing operations) totaled approximately $14.8 million for 2001. Elimination of goodwill amortization would have improved income from continuing operations by approximately

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

$10.3 million (net of applicable taxes) for 2001. The following table provides pro forma information to reflect the effect of adoption of SFAS No. 142 on earnings for 2001.

2001
(In thousands)
Reported income from continuing operations	$6,352
Less: Preferred stock dividend	(1,000)

Income from continuing operations available to common shareholders	5,352
Add: Goodwill amortization, net of tax benefit of $4,520	10,260

Adjusted income from continuing operations available to common shareholders	$15,612

Earnings per common share—basic:
Reported income from continuing operations	$0.24
Add: Goodwill amortization, net of tax benefit of $0.20	0.47

Adjusted income from continuing operations	$0.71

Earnings per common share—assuming dilution:
Reported income from continuing operations	$0.25
Add: Goodwill amortization, net of tax benefit of $0.18	0.41

Adjusted income from continuing operations	$0.66

Additional contingent purchase price of acquired businesses totaling $17.9 million was recorded as additional goodwill during 2002. Such additional purchase price included: (i) Insignia Bourdais earnout of $10.3 million (paid by issuance of 131,480 shares of Insignia common stock, a cash payment of $4.7 million and $4.3 million accrued at December 31, 2002); (ii) a $4.0 million earnout with respect to the prior Boston acquisition by Insignia/ESG; (iii) a $2.0 million earnout related to Insignia Douglas Elliman; and (iv) $1.6 million of payments related to other acquisitions. The table below reconciles the change in the carrying amount of goodwill, by operating segment, for the period from December 31, 2001 to December 31, 2002.

	Commercial	Residential	Total
	(In thousands)
Balance as of December 31, 2001	$228,967	$59,386	$288,353

Effect of adoption of SFAS 142	(3,201)	(26,822)	(30,023)

Balance as of January 1, 2002	225,766	32,564	258,330

Additional purchase consideration	15,922	2,000	17,922
Other reclassifications	(143)	—	(143)
Goodwill related to partial sale of business unit	—	(447)	(447)
Foreign currency translation	13,899	—	13,899

Balance as of December 31, 2002	$255,444	$34,117	$289,561

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table presents certain information on the Company’s acquired intangible assets as of December 31, 2002 (in thousands):

Acquired Intangible Assets	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Balance
Property management contracts	7 years	$72,883	$60,081	$12,802
Favorable premises leases	8 years	4,831	1,667	3,164
Other	3 years	5,173	3,528	1,645

Total		$82,887	$65,276	$17,611

All intangible assets are being amortized over their estimated useful lives with no residual value. Intangibles included in “Other” consist of customer backlog, non-compete agreements, franchise agreements and trade names. The aggregate reported acquired intangible amortization expense for 2002 and 2001 totaled approximately $4.4 million and $5.6 million, respectively. Amortization of favorable premises leases, totaling approximately $157,000 for 2002 is included in rental expense (included in real estate services expenses) in the Company’s consolidated statements of operations.

The estimated acquired intangible assets amortization expense, including amounts reflected in rental expense, for the subsequent five fiscal years through December 31, 2007 approximates $2.0 million, $941,000, $550,000, $523,000 and $370,000, respectively.

5.    Earnings Per Share

The following table sets forth the computation of the numerator and denominator used for the computation of basic and diluted earnings per share for the periods indicated.

	2002	2001
	(In thousands)
Numerator:
Numerator for basic and diluted earnings per share—income available to common stockholders after assumed conversions (before discontinued operations and cumulative effect)	$6,864	$5,352

Denominator:
Denominator for basic earnings per share—weighted average common shares	23,122	22,056
Effect of dilutive securities:
Stock options, warrants and unvested restricted stock	569	1,342

Denominator for diluted earnings per share—weighted average common shares and assumed conversions	23,691	23,398

The potential dilutive shares from the conversion of preferred stock is not assumed for the year ended December 31, 2002 or 2001, because the inclusion of such shares would be antidilutive.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

6.    Acquisitions

The Company’s significant acquisitions during the last two years are discussed below. All acquisitions were accounted for as purchases and the results of operations have been included in Insignia’s statement of operations from the respective date of acquisition. Contingent purchase consideration is generally accounted for as additional costs in excess of net assets of acquired businesses when incurred.

Groupe Bourdais

In late December 2001, Insignia completed the acquisition of Groupe Bourdais, one of France’s premier commercial real estate services companies. Groupe Bourdais now operates under the Insignia Bourdais name. The Insignia Bourdais purchase price consists of total potential consideration of approximately $50.2 million. Amounts paid and or accrued in cash or stock (534,125 common shares) at December 31, 2002 total approximately $31.7 million. Additional consideration up to approximately $18.5 million may be paid over the two years ending December 31, 2004, depending on the performance of the Insignia Bourdais operation. The acquisition consisted substantially of specifically identified intangible assets and goodwill. Identified intangible assets, included customer backlog, property management contracts, a non-compete agreement, franchise agreements, trademarks and a favorable premises lease. The results of Insignia Bourdais have been included in the Company’s financial statements since January 1, 2002.

Baker Commercial

In October 2001, Insignia acquired Baker Commercial Real Estate (“Baker”), a leading provider of commercial real estate services in the greater Dallas area. Baker provides tenant representation, land and investment property sales, and strategic real estate planning. The Baker acquisition augments Insignia’s existing regional tenant representation and investment sales capabilities in the greater Dallas area. The base purchase price was approximately $2.2 million and was paid in cash. Additional purchase consideration of up to $1.0 million payable over 2003 and 2004 is contingent on the future performance of the Dallas operations.

Other Information (Unaudited)

Pro forma unaudited results of operations for the year ended December 31, 2001, assuming consummation of the Bourdais acquisition at January 1, 2001, is as follows (in thousands, except per share data):

Revenues	$672,115
Income from continuing operations	9,012
Net loss	(11,053)
Pro forma per share amounts:
Net loss—basic	$(0.50)
Net loss—assuming dilution	(0.47)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

These pro forma results do not purport to represent the operations of the Company nor are they necessarily indicative of the results that actually would have been realized by the Company if the purchase of these businesses had occurred at the beginning of the periods specified. Except for the Bourdais acquisition, the financial operations of the acquired businesses were not significant to those of the Company. The base purchase consideration for the Bourdais and Baker acquisitions and other individually insignificant acquisitions is summarized as follows:

2001
(In thousands)
Common stock	$4,000
Accrued and sundry liabilities	10,990
Cash paid at the closing dates	20,508

$35,498

The base purchase consideration was allocated as follows:

2001
(In thousands)
Cash acquired	$8,856
Receivables	5,469
Property and equipment	415
Property management contracts	1,008
Non-compete agreements	153
Goodwill	14,540
Other assets	5,057

$35,498

7.    Receivables

At December 31, 2002, receivables consisted of the following (in thousands):

Commissions and accounts receivable, net of allowance	$140,589
Notes receivable:
Broker signing bonuses and advances	7,111
Brokerage and other employees	3,483
Executive officers, with interest at the Company’s cost of debt capital (approximately 5.25%)	3,269
Reimbursement due from Chairman (collected on February 28, 2003)	691
Other	178

14,732

$155,321

Accounts receivable consists primarily of property management fees and cost reimbursements. Commissions receivable consists primarily of brokerage and leasing commissions from users of the Company’s real estate services. The Company’s receivables are not collateralized; however, credit losses have been insignificant. The Company’s bad debt expense totaled approximately $5.0 million and $1.9 million in 2002 and 2001, respectively.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Long-term commissions receivable totaling $8.4 million at December 31, 2002 have been discounted to their present value based on an estimated discount rate of 5.25%. Broker signing bonuses and advances are generally forgiven over the terms of employment, subject to potential repayment based on certain specific conditions.

Principal collections on brokerage, employee and executive notes receivable and scheduled forgiveness of Broker signing bonuses and advances are as follows:

Amount
(In thousands)
2003	$6,369
2004	2,865
2005	3,860
2006	1,205
2007	433

$14,732

8.    Property and Equipment

At December 31, 2002, property and equipment consisted of the following (in thousands):

Data processing equipment	$32,010
Computer software	34,291
Furniture and fixtures	17,466
Leasehold improvements	19,805
Other equipment	7,436

111,008
Less: Accumulated depreciation	(55,394)

$55,614

The useful life of each property and equipment category is listed below: Data processing equipment, 3 years; Computer software, 2-10 years; Furniture and fixtures, 7-10 years; Leasehold improvements, generally 5-10 years; Other equipment, 3-7 years.

9.    Real Estate Investments

The Company has engaged in real estate investment generally through: (i) investment in operating properties through co-investments with various clients or, in limited instances, by itself; (ii) investment in and development of commercial real estate on its own behalf and through co-investments; and (iii) minority ownership in and management of private investment funds, whose investments primarily consist of securitized real estate debt. The Company is currently not engaged in new investments although, is continuing its investment in existing real estate entities as needed or required by current business plans.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

At December 31, 2002, the Company’s real estate investments totaled $134.1 million and consisted of the following (in thousands):

Minority interests in operating properties	$21,109
Consolidated properties	85,205
Minority owned development properties	10,014
Land held for future development	1,726
Minority interests in real estate debt investment funds	16,081

Total Real Estate Investments	$134,135

The real estate carrying amounts of the three consolidated properties at December 31, 2002 were financed by real estate mortgage notes encumbering the assets totaling $66.8 million. At December 31, 2002, Insignia had equity investments of approximately $21.7 million in these consolidated properties and has no further obligations to the subsidiaries or their creditors.

Insignia maintains an incentive compensation program pursuant to which certain employees, including executive officers, participate in the profits generated by its real estate investments, through grants of either equity interests (at the time investments are made) or contractual right to participate in proceeds from successful investments. Such grants generally consist of an aggregate of 50% to 63.5% of the cash proceeds paid to Insignia after Insignia has recovered its full investment plus a 10% per annum return thereon. In addition, upon disposition, the Company generally makes discretionary incentive payments of 5% to 10% to certain employees who directly contributed to the success of an investment. With respect to the private investment funds, employees are collectively entitled to share 55% to 60% of proceeds received by Insignia in respect of its promoted profits participation in those funds. Employees share only in promoted profits and are not entitled to any portion of earnings on the Company’s actual investment. Gains on sales of real estate and equity earnings for 2002 and 2001 are recorded net of employee entitlements and discretionary incentives of approximately $8.1 million and $10.8 million, respectively. The Company’s principal investment programs are more fully described below.

Property Investment

The Company maintains minority investments in operating real estate assets including office, retail, industrial, apartment and hotel properties. As of December 31, 2002, Insignia held equity investments totaling $21.1 million in 30 minority owned property assets. These properties consist of approximately 6.0 million square feet of commercial property and 1,967 multi-family apartment units and hotel rooms. The Company’s minority ownership interests in co-investment property range from 1% to 33%. Gains realized from sales of real estate by minority owned ventures totaled $4.2 million in 2002 and $11.0 million in 2001. Such amounts are included in the caption “equity earnings in unconsolidated ventures” in the Company’s consolidated statements of operations.

Insignia also consolidates two operating properties, a wholly owned retail property located in Norman, Oklahoma and a New York City apartment complex owned by a limited partnership in which the Company owns a 1% controlling general partner interest. These properties contain approximately 155,000 square feet of commercial space and 420 multi-family apartment units. With respect to the New York City apartment complex, in addition to its 1% interest, Insignia is entitled to approximately $1.3 million of the first $7.3 million distributed and approximately 45% of all additional distributions. In July 2002, Insignia invested approximately $1.3 million in the limited partnership as a new limited partner pursuant to a $1.5 million equity financing and the purchase of an existing partners interest. The remaining equity financing was invested in June 2002 by existing limited partners. Certain executives and other employees of Insignia have the right to acquire from the Company, at its

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

cost, approximately 50% of the $1.3 million limited partner investment made in July 2002. Such executives and employees have no other incentive grants or participation rights with respect to this investment.

Although Insignia’s economic interest in the New York City apartment complex at its initial investment was nominal (until the limited partners received a return of all invested capital), the Company commenced consolidating this property in its financial statements as of January 1, 2002 because (i) the partnership agreement for the property-owning partnership grants the general partner complete authority over the management and affairs of the partnership, including any sale or refinancing of its sole asset without limited partner approval, and (ii) accounting principle’s generally accepted in the United States require consolidation on the basis of voting control (regardless of the level of equity ownership).

At December 31, 2002, the carrying amounts of these two consolidated properties totaled $46.4 million, and non-recourse real estate mortgage debt totaled $46.8 million. In September 2002, a consolidated retail property was sold for a $1.3 million net gain. The gain is included under the caption “other income, net” in the Company’s consolidated statements of operations.

Development

The Company’s development program includes minority-owned office developments and a wholly owned marina based development located in the U.S. Virgin Islands. In July 2002, a subsidiary of the Company acquired three contiguous parcels of property and related leasehold rights in St. Thomas, U.S. Virgin Islands, which comprise 32.3 acres of property, including 18 submerged acres with full water rights. The initial purchase price was approximately $35.0 million, paid with $18.5 million in cash and $20.0 million borrowed by the subsidiary under a non-recourse $40.0 million mortgage loan facility. The property is currently undergoing predevelopment activities together with operating activities of an existing marina. The property and its debt are consolidated in the Company’s consolidated financial statements. Insignia’s equity investment in the property totaled $19.3 million at December 31, 2002.

Insignia also has minority ownership in four office projects whose development is directed by the Company and owns a parcel of land in Denver, located adjacent to one of the office developments, that is held for future development. Development activities on all four office buildings have been completed other than tenant improvements associated with additional leasing. Insignia’s ownership in the four office developments ranges from 25% to 33% and all have commenced operations.

The Company’s only financial obligations with respect to the office developments, beyond its investment, are partial construction financing guarantees, backed by letters of credit, totaling $8.9 million. The Company’s investment in the office development assets and land parcel totaled $11.7 million at December 31, 2002. The Company has not initiated any new office developments since September 2000 and does not currently intend to further expand this development program.

Interest capitalized in connection with development properties totaled approximately $1,673,000 and $500,000 in 2002 and 2001, respectively.

Private Investment Funds

Insignia Opportunity Trust (“IOT”) is an Insignia-sponsored private real estate investment fund formed in late 1999. IOT, through its subsidiary operating partnership, Insignia Opportunity Partners (“IOP”), invests primarily in secured real estate debt instruments and, to a lesser extent, in other real estate debt and equity instruments, with a focus on below investment grade commercial mortgage-backed securities. IOT completed its

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

deployment of committed capital (totaling $71.0 million) in 2002, of which $10.0 million was invested by Insignia and the remainder by third-party investors. Insignia has an aggregate ownership interest of approximately 13% in IOT and IOP and also has a 10% non-subordinated promoted interest in IOP.

In September 2001, Insignia closed the capital-raising phase for a second real estate investment fund, Insignia Opportunity Partners II (“IOP II”), with $48.5 million of equity capital commitments from Insignia and third-party investors. IOP II invests primarily in secured real estate debt instruments, similar to the investment initiatives of IOT. IOP II had called $28.2 million of its total capital commitments at December 31, 2002. Insignia holds a 10% ownership in IOP II and serves as its day-to-day advisor.

Insignia realized total earnings from both funds of approximately $4.0 million (2002) and $2.6 million (2001). Such earnings are included in equity earnings in unconsolidated ventures.

At December 31, 2002, Insignia held investments totaling $16.1 million in IOT, IOP and IOP II and had commitments to invest an additional $2.1 million in IOP II. The following table summarizes financial information of IOT and IOP II as of December 31, 2002 (in thousands):

Total assets	$150,139
Total liabilities	36,358
Total revenues	25,992

Apart from its real estate investments, Insignia had obligations totaling $14.0 million to all real estate entities at December 31, 2002, which consisted of the following (in thousands):

Letters of credit partially backing construction loans	$8,900
Other partial guarantees of property debt	2,825
Future capital contributions for capital improvements	150
Future capital contributions for asset purchases	2,105

Total Obligations	$13,980

Outstanding letters of credit generally have one-year terms to maturity and bear standard renewal provisions. Other letters of credit and guarantees of property debt do not bear formal maturity dates and remain outstanding until certain conditions (such as final sale of property and funding of capital commitments) have been satisfied. The future capital contributions represent contractual equity commitments for specified activities of the respective real estate entities. Insignia, as a matter of policy, would consider advancing funds to real estate entities beyond its legal obligation as a new capital contribution subject to normal investment returns.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Summarized financial information of unconsolidated real estate entities is as follows:

	Year ended December 31
	2002	2001
Condensed Statements of Operations Information	(In thousands)
Revenues	$197,255	$222,502
Total operating expenses	(190,543)	(208,556)

Income before gains on sales of properties	6,712	13,946
Gains on sales of properties	41,252	107,025

Net income	$47,964	$120,971

Company’s share of net income:
Included in equity earnings in unconsolidated ventures	$3,482	$13,911

Equity earnings in unconsolidated ventures included pre-tax gains on dispositions of minority-owned investments totaling $4.2 million and $11.0 million in 2002 and 2001, respectively.

December 31, 2002
Condensed Balance Sheet Information	(In thousands)
Cash and investments	$46,068
Receivables and deposits	25,946
Investments in commercial mortgage backed securities	127,116
Investments in mezzanine loans	1,731
Other assets	31,573
Real estate	1,056,037
Less accumulated depreciation	(95,891)

Net real estate	960,146

Total assets	$1,192,581

Mortgage notes payable	$712,601
Other liabilities	27,435

Total liabilities	740,036
Partners’ capital	452,545

Total liabilities and partners’ capital	$1,192,581

Real Estate Impairment

During 2002, the Company recorded impairment against its real estate investments of $3.5 million on eight property assets. The impairment charge includes $560,000 for a owned land parcel in Denver, held for future development, based on a third party appraisal. The Company recorded an impairment charge during 2001 of $824,000.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

10.    Other Assets

At December 31, 2002, other assets consisted of the following (in thousands):

Loan costs, net	$2,412
Amount receivable in connection with disposition	2,693
Federal tax refund receivable (domestic)	3,966
Prepaid taxes	5,246
Other prepaid expenses	12,088
Real estate sales proceeds	7,865
Other	5,687

$39,957

Real estate sales proceeds of $7.9 million represents sale proceeds from a minority owned real estate property received in December 2002 and payable to a third party investor in 2003. The corresponding payable is included in the Company’s accrued and sundry liabilities at December 31, 2002.

11.    Accrued and Sundry Liabilities

At December 31, 2002, accrued and sundry liabilities consisted of the following (in thousands):

Employee compensation and benefits	$13,791
Acquisition related lease and annuity liabilities	6,379
Amounts payable in connection with acquisitions	6,450
Deferred compensation	21,192
Deferred revenue	13,948
Current taxes payable	7,175
Value added taxes	6,312
Minimum pension liability	14,571
Real estate sales proceeds payable	7,865
Liabilities of consolidated real estate entities	3,136
Other	17,171

$117,990

Deferred revenue consists of lease commissions collected but deferred due to contingencies and the Company’s ownership portion of acquisition and development fees in certain real estate partnerships. Deferred acquisition and development fees are realized in income upon disposal of the Company’s ownership, generally from property sales, and deferred leasing commissions are recognized upon the fulfillment of all conditions to commission payment, such as tenant occupancy or payment of rent.

12.    Private Financing

In June 2002, Insignia executed agreements for $50.0 million of new capital through a private investment by funds affiliated with Blackacre Capital Management, LLC (“Blackacre”). The investment consists of $12.5

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

million in newly issued shares of Series B convertible preferred stock and a commitment to provide $37.5 million of subordinated debt. The preferred stock carries an 8.5% annual dividend, payable quarterly at Insignia’s option in cash or in kind, and is convertible into Insignia common stock at a price of $15.40 per share, subject to adjustment. The preferred stock has a perpetual term, although Insignia may call the preferred stock, at stated value, after June 7, 2005. In February 2000, Blackacre purchased $25.0 million of convertible preferred stock, which has now been exchanged for a Series A convertible preferred stock with an 8.5% annual dividend and a conversion price of $14.00 per share.

The Blackacre credit facility, which is subordinate to Insignia’s senior credit facility, bears interest at an annual rate of 11.25% to 12.25%, payable quarterly, depending on the amount borrowed. In July 2002, Insignia borrowed $15.0 million under the credit facility. The proceeds were used to finance the purchase of the development property and related leasehold rights in St. Thomas, United States Virgin Islands (discussed under “Real Estate Principal Investment Activities” above). Insignia may draw down the remaining $22.5 million of availability at any time until December 2003. Any further borrowings will bear interest at 12.25%. The subordinated debt has a final maturity of June 2009.

13.    Long-Term Debt

Total long-term debt consists of notes payable of the Company and real estate mortgage notes of consolidated real estate entities.

Notes Payable

At December 31, 2002, notes payable consisted of the following (in thousands):

Senior revolving credit facility with interest due quarterly at LIBOR plus 2.0 to 2.5% (totaling approximately 4.3%). Final payment due date is May 8, 2004	$95,000
Senior subordinated credit facility with interest due quarterly at 11.25% and a final maturity of June 2009	15,000
Acquisition loan notes with an interest rate of approximately 3.0% and a final maturity of April 2010	16,889

$126,889

The Company’s debt includes outstanding borrowings under its $230.0 million senior revolving credit facility and a $37.5 million subordinated credit facility entered into in June 2002 with Blackacre. The margin above LIBOR on the senior facility was 2.50% at December 31, 2002. The Company also had outstanding letters of credit of $11.0 million at December 31, 2002. At December 31, 2002 the unused commitment on the senior revolving credit facility was approximately $124.0 million.

The $37.5 million Blackacre credit facility is subordinate to Insignia’s senior credit facility and bears interest, payable quarterly, at an annual rate of 11.25% to 12.25%, depending on the amount borrowed. At December 31, 2002, the Company had borrowings of $15.0 million outstanding on the subordinated credit facility at an interest rate of 11.25%. Any further borrowings bear interest at 12.25%. Insignia may draw down the remaining $22.5 million of availability at any time until December 2003. The subordinated debt has a final maturity of June 2009.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The senior credit facility provides for foreign denominated borrowings up to an aggregate $75 million. No foreign denominated borrowings were outstanding at December 31, 2002. The senior facility is collateralized by a pledge of the stock of domestic subsidiaries and material foreign subsidiaries.

The Company also maintains a £5 million line of credit in the UK for short term working capital purposes in Europe. The Company has not borrowed on this line of credit during the past two years.

The U.K. acquisition loan notes outstanding at December 31, 2002 are guaranteed by a bank, as required by the terms of the respective purchase agreements. The bank holds restricted cash deposits sufficient to repay the notes in full when due. These loan notes are redeemable semi-annually at the discretion of the note holder.

In March 2003, the Company repaid $67.0 million on the senior credit facility as a result of the sale of its residential businesses Insignia Douglas Elliman and Insignia Residential Group. In conjunction with the pay-down, the commitment under the senior credit facility was reduced from $230.0 million to $165.0 million.

The Company’s credit agreements and other debt agreements contain various restrictive covenants requiring, among other things, minimum consolidated net worth and certain other financial ratios. The Company’s revolving credit facility restricts the payment of cash dividends to an amount not to exceed twenty-five percent of net income for the immediately preceding fiscal quarter. At December 31, 2002, Insignia had approximately $80.0 million of availability on its credit facilities under these covenants. At December 31, 2002, the Company was in compliance with all covenants.

Real Estate Mortgage Notes

At December 31, 2002, real estate mortgage notes represented non-recourse loans collateralized by real estate properties and consisted of the following (in thousands):

Brookhaven Village, mortgage loan bearing interest at 6.24% with a final maturity in December 2004	$8,305
U.S. Virgin Islands development loan bearing interest at LIBOR plus 5.0% with a floor of 8.0% (8% at December 31, 2002). The note matures in August 2005	20,000
West Village, FHA loan bearing interest at 7.25%. The loan matures in October 2013	7,064
West Village, HPD note bearing interest at 8.5% and maturing in October 2023 (loan amount plus unpaid accrued interest)	29,897
West Village, non-interest bearing residual receipt note maturing in October 2023	1,529

$66,795

The mortgage note encumbering Brookhaven Village includes a participation feature whereby the lender is entitled to 35% of the net cash flow, net refinancing proceeds or net sales proceeds after the Company has achieved a 10% annual return on equity. The projected participation liability to the lender equaled approximately $715,000 at December 31, 2002. This amount is substantially contingent upon a sale of the asset. The U.S. Virgin Island development loan includes a one time deferred financing fee of 4.35% to 17% of the loan proceeds, depending of the length of financing. This deferred financing fee is payable at loan maturity or the early repayment of the loan.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Scheduled principal maturities on all long-term debt payable after December 31, 2002 are as follows:

	Notes Payable	Real Estate Mortgage Notes	Total
	(In thousands)
2003	$16,889	$412	$17,301
2004	95,000	8,786	103,786
2005	—	20,518	20,518
2006	—	556	556
2007	—	598	598
Thereafter	15,000	35,925	50,925

	$126,889	$66,795	$193,684

14.    Stock Compensation Plans

The Company’s 1998 Stock Incentive Plan, as amended and restated (the “1998 Plan”), authorized the grant of options and restricted stock awards to management personnel totaling up to 4,500,000 shares of the Company’s common stock. The term of each option is determined by the Company’s Board of Directors but will in no event exceed ten years from the date of grant. Options granted typically have five-year terms and are granted at prices not less than 100% of the fair market value of the Company’s common stock on the date of grant. The 1998 Plan may be terminated by the Board of Directors at any time. In September 1998, the Company was spun-off from its former parent, a company also named Insignia Financial Group, Inc. At the spin-off date, the Company assumed, under the 1998 Plan, approximately 1,787,000 options issued by the former parent to employees of the businesses included in the spin-off. At December 31, 2002, 1,926,583 options were outstanding under the 1998 Plan.

At December 31, 2002, approximately 96,000 unvested restricted stock awards to acquire shares of the Company’s common stock were outstanding under the 1998 Plan. These awards, which have a five-year vesting period, were granted to executive officers and other employees of the Company. Compensation expense recognized by the Company for these awards totaled approximately $706,000 and $627,000 for 2002 and 2001, respectively.

During 2002, the Company granted 150,000 nonqualified options to the president of Insignia Douglas Elliman, pursuant to his employment agreement. These options were issued outside of the 1998 Plan and have a five-year vesting period.

The Company assumed 1,289,329 options under Non-Qualified Stock Option Agreements in connection with the acquisition of REGL. The options had five-year terms at the date of grant and the terms remained unchanged at the date of assumption. At December 31, 2002, 654,806 options remained outstanding.

The Company assumed approximately 612,000 options under Non-Qualified Stock Option Agreements in connection with the acquisition of St. Quintin. The options had five-year terms at the date of grant and the terms remained unchanged at the date of assumption. At December 31, 2002, 266,484 options remained outstanding.

The Company assumed 110,000 options under a Non-Qualified Stock Option Plan in connection with a prior acquisition. At December 31, 2002, 65,000 options remained outstanding under the plan. The options had five and one half-year terms at the date of grant and the terms remained unchanged at the date of assumption.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The terms of all options assumed in connection with acquisitions remained subject to continued vesting over their original terms. These options have been accounted for as additional purchase consideration for each respective business combination.

During 2000, Insignia granted 1,493,000 warrants to purchase Insignia common stock to certain key executives, non-employee directors and other employees under Warrant Agreements. Such warrants had five-year terms at the date of grant. At December 31, 2002, 1,432,500 warrants remained outstanding.

Pursuant to the Company’s Supplemental Stock Purchase and Loan Program, Insignia has loans outstanding to seven employees, including three executive officers, of the Company. These loans were originally made in 1998 and 1999 for the purchase of 158,663 newly issued shares of Insignia’s common stock at an average share price of approximately $12.18. The loans require principal and interest payments, at a fixed rate of 7.5%, in 40 equal quarterly installments ending December 31, 2009. The notes are secured by the common shares and are non-recourse to the employee except to the extent of 25% of the outstanding amount. The outstanding principal balances of these notes totaled $1,193,000 at December 31, 2002. The notes receivable are classified as a reduction of stockholders’ equity in the Company’s consolidated balance sheet.

The Company’s 1998 Employee Stock Purchase Plan (the “Employee Plan”) was adopted to provide employees with an opportunity to purchase common stock through payroll deductions at a price not less than 85% of the fair market value of the Company’s common stock. The Employee Plan was developed to qualify under Section 423 of the Internal Revenue Code of 1986.

In connection with the Company’s spin-off in September 1998, 1,196,000 warrants to purchase shares of common stock of the Company (at $14.50 per share) were issued to holders of the Convertible Preferred Securities of the Company’s former parent. The term of each warrant is five years. The Company’s former parent purchased the warrants from Insignia in 1998 for approximately $8.5 million. At December 31, 2002, all warrants remained outstanding and were fully exercisable.

The Company’s common stock reserved for future issuance in connection with stock compensation plans totaled 5,751,373 shares at December 31, 2002.

Summaries of the Company’s stock option, warrant and unvested restricted stock activity, and related information for the years ended December 31, 2002 and 2001 are as follows:

	2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	6,616,404	$10.32	8,304,155	$10.06
Options and warrants granted	290,000	10.33	30,000	11.70
Options granted in connection with a prior acquisition	—	—	20,000	10.80
Exercised	(200,674)	3.48	(690,941)	6.64
Forfeited/canceled	(954,357)	11.95	(1,046,810)	9.40

Outstanding at end of year	5,751,373	10.30	6,616,404	$10.32

Exercisable at end of year	4,501,359	$10.66	4,233,299	$11.31

Weighted-average fair value of grants during the year		$2.90		$5.32

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Significant option, warrant and unvested restricted stock groups outstanding at December 31, 2002 and related weighted average price and life information follows:

Outstanding				Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.00 - $7.50	1,017,526	1.9 years	$5.82	560,066	$6.41
$7.51 - $11.00	2,108,000	2.5 years	$8.40	1,723,330	$8.06
$11.01 - $14.00	1,308,965	1.7 years	$12.61	901,081	$12.65
$14.01 - $15.69	1,316,882	0.8 years	$14.51	1,316,882	$14.51

	5,751,373		$10.30	4,501,359	$10.66

15.    Income Taxes

For financial reporting purposes, income (loss) from continuing operations before income taxes includes the following components:

	2002	2001
	(In thousands)
United States	$(3,583)	$4,200
Foreign	19,632	5,674

	$16,049	$9,874

Significant components of the income tax expense from continuing operations are as follows:

	2002	2001
	(In thousands)
Current:
Federal	$(324)	$1,080
Foreign	8,279	4,868
State and local	(299)	328

Total current	7,656	6,276

Deferred:
Federal	2,053	(1,662)
Foreign	960	(944)
State and local	(3,657)	(148)

Total deferred	(644)	(2,754)

	$7,012	$3,522

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Components of income tax expense (benefit) reported other than in continuing operations are as follows:

	2002	2001
	(In thousands)
Discontinued Operations:
Income (loss) from operations	$3,707	$(1,123)
Income (loss) on disposal	(2,844)	(4,000)

Total	863	(5,123)

Accumulated Other Comprehensive Income:
Minimum pension liability	(3,832)	(696)
Unrealized investment gains	752	7
Currency translation	6,215	(1,769)

Total	3,135	(2,458)

Cumulative Change in Accounting Principles:
Goodwill impairment	(9,388)	—

The reconciliation of income tax attributable to continuing operations computed at the U.S. statutory rate to income tax expense is shown below (In thousands):

	2002		2001
	Amount	Percent	Amount	Percent
Tax at U.S. statutory rates	$5,617	35.0%	$3,456	35.0%
Effect of different tax rates in foreign jurisdictions	(387)	(2.4)	(424)	(4.3)
State income taxes, net of federal tax benefit	(2,571)	(16.0)	(1,521)	(15.4)
Effect of nondeductible meals and entertainment expenses	479	3.0	1,075	10.9
Effect of nondeductible goodwill amortization	—	—	1,386	14.0
Change in valuation allowances for continuing operations	1,913	11.9	1,468	14.9
Effect of settlement of IRS exam	(73)	(0.4)	(1,961)	(19.9)
Effect of executive compensation limitation	1,504	9.3	351	3.6
Other	530	3.3	(308)	(3.1)

	$7,012	43.7%	$3,522	35.7%

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets as of December 31, 2002 are as follows (in thousands):

Deferred tax liabilities:
Acquisition related intangibles	$(1,799)
Tax over book depreciation	(6,149)
Partnership earnings differences	—
Compensation	(5,415)
Accumulated comprehensive income—unrealized gains	(752)
Other, net	(1,680)

Total deferred tax liabilities	(15,795)

Deferred tax assets:
Net operating losses	13,494
Acquisition related items	4,082
Book over tax depreciation	—
Commission income receivable (net)	1,499
Alternative minimum tax credit	1,234
Partnership earnings differences	3,897
Bad debt reserves	2,400
Reserve for asset impairments	2,540
Compensation and benefits	17,261
Accumulated comprehensive income—minimum pension liability	4,528
Accumulated comprehensive income—currency translation	—
Other, net	2,250

Total deferred tax assets	53,185
Valuation allowance for deferred tax assets	(5,576)

Deferred tax assets, net of valuation allowance	47,609

Net deferred tax assets	$31,814

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to realize fully the deferred assets, the Company will need to generate future taxable income of approximately $58.1 million, principally for U.S. purposes.

The Company has generated losses and has created other net deferred assets in prior years. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future income during the carryforward period are reduced. Net operating losses in the U.S. were carried forward from 2001 for federal income tax purposes. At December 31, 2002, approximately $12.6 million and $41.1 million of net operating losses will carry forward to 2003 for federal, state and local income tax purposes respectively. These amounts expire between 2015 and 2022.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In 2001, the Company entered into an agreement to sell Realty One and its affiliated companies. In connection with the Realty One sale, the Company incurred a pre-tax loss of approximately $21.6 million. Under the tax law existing at December 31, 2001, approximately $12.5 million of the loss could not be deducted for income tax purposes and no income tax benefit has been provided on this portion of the loss in 2001. Subsequent to 2001, the U.S. Treasury Department issued new legislative regulations that allowed for the deduction of the loss for income tax purposes. Sufficient capital gains were generated to offset the loss.

Undistributed earnings of the Company’s foreign operations amounted to approximately $39.0 million in aggregate as of December 31, 2002. Deferred income taxes are not provided at U.S. tax rates on these earnings as it is intended that the earnings will be permanently reinvested outside of the U.S. Any such taxes should not be significant, since U.S. tax rates are no more than 5% in excess of U.K. and French tax rates and goodwill, with respect to the U.K. and French operations, are amortizable for U.S. tax purposes.

During 2002, certain of the Company’s foreign operations generated operating losses in aggregate of approximately $8.1 million. All potential tax benefits pertaining to such losses have been fully reserved due to absence of profits.

In 2000, the Internal Revenue Service (“IRS”) commenced an examination of the income tax returns for the 1998 (January 1, 1998 through September 30, 1998), 1997 and 1996 tax years. In November 2001, the IRS made a final determination to which the Company agreed. The agreed assessment paid by the Company was approximately $1.1 million, including taxes and interest. The examination will have final resolution when the U. S. Treasury Department issues a determination letter resulting from the review by the Joint Committee on Taxation. The statute of limitations expired on March 31, 2003 and the Company does not anticipate any additional assessments.

16. Employee	Benefit Plans

401(k) Retirement Plan

The Company established a 401(k) savings plan covering substantially all U.S. employees. The Company may make a contribution equal to 25% of the employees’ contribution up to a maximum of 6% of the employees’ compensation and participants fully vest in employer contributions after 5 years. All contributions to the 401(k) plan are expensed currently in earnings. The Company expensed approximately $1,026,000 and $1,201,000 in contributions to the 401(k) plan during 2002 and 2001, respectively.

Defined Contribution Plan

Insignia Richard Ellis maintains a defined contribution plan that is available to all of its employees at their option after the completion of six months of service and the attainment of 25 years of age. Insignia Richard Ellis contributions are 3.5% of salary for ages 25 to 30, 4.5% of salary for ages 31 to 35 and 5.5% to 7% of salary for ages 36 and over. Insignia Richard Ellis expensed approximately $1,598,000 and $1,430,000 in contributions to the plan during 2002 and 2001, respectively.

Defined Benefit Plans

Insignia Richard Ellis maintains two defined benefit plans for certain of its employees. The plans provide for benefits based upon the final salary of participating employees. The funding policy is to contribute annually an amount to fund pension cost as actuarially determined by an independent pension consulting firm.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table summarizes the accumulated benefit obligation, projected benefit obligation, funded status and net periodic pension cost of the Insignia Richard Ellis defined benefit plans as of December 31, 2002 (in thousands):

Accumulated Benefit Obligation	$57,089

Projected Benefit Obligation (“PBO”)
PBO—Beginning of year	$48,355
Service cost	1,158
Interest cost	3,017
Benefits paid net of participant contributions	(566)
Net actuarial loss	4,023
Foreign currency exchange rate changes	5,593

PBO—End of year	61,580

Change in Plan Assets
Fair value of plan assets at beginning of year	44,131
Actual return on plan assets	(6,198)
Employer contributions	884
Benefits paid net of participant contributions	(566)
Foreign currency exchange rate changes	4,267

Fair value of plan assets at end of year	42,518

Funded status of the plans	(19,062)
Unrecognized net actuarial loss	19,585
Adjustment required to recognize minimum liability	(15,094)

Net pension liability recognized in the Company’s consolidated balance sheets	$(14,571)

	Years Ended December 31
	2002	2001
	(In thousands)
Net Periodic Pension Cost
Service cost	$1,158	$909
Interest cost	3,017	2,657
Return on plan assets	(2,975)	(3,398)

	$1,200	$168

Assumptions used in determining accounting:
Discount rate	5.5%	6.0%
Weighted average increase in compensation levels	4.3%	4.5%
Rate of return on plan assets	6.5%	6.5%

The adjustment to accumulated other comprehensive income in 2002 pertaining to the minimum pension liability was approximately $9.7 million (net of tax benefit of $3.8 million).

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

17. Related	Party Transactions

In May 2002, Insignia made a loan in the amount of $270,000 to an Executive Vice President of the Company. The variable interest rate on the loan is the same as the average cost of funds borrowed by Insignia, which was approximately 5.25% at December 31, 2002. Interest on the loan is payable to Insignia in cash on June 30 and December 31 of each year; provided, however, that until December 31, 2004 all interest accrued and payable may, at the discretion of the executive (but subject to Insignia’s right of offset as more fully described below), be added to the outstanding principal balance of the loan instead of paid in cash. The loan is repayable on the earlier of (i) June 30, 2005 or (ii) 30 days following a termination of the executive’s employment with Insignia for any reason. Pursuant to its rights under the note, beginning on August 1, 2002, Insignia began withholding 50% of any distribution payable to the executive, in respect of the executive’s equity interest in the Company’s profits interest in IOP, to be applied as a payment of accrued interest first and then outstanding principal. The outstanding balance on the loan was $269,083 at December 31, 2002.

In March 2002, Insignia made a loan in the amount of $1.5 million to its Chairman and Chief Executive Officer. The variable interest rate on the loan is the same as the average cost of funds borrowed by Insignia, which was approximately 5.25% at December 31, 2002. The loan is payable on or before March 5, 2005. The Company deducts quarterly interest payments due on the loan from certain bonuses payable to the Chairman. To the extent such bonuses are not paid, all accrued and unpaid interest is payable at maturity. The loan and any accrued interest thereon would be forgiven in limited circumstances, such as a significant transaction or change of control. The outstanding balance on the loan at December 31, 2002 was $1.5 million.

In June 2001, Insignia made a loan in the amount of $1.5 million to its President. The variable interest rate on the loan is the same as the average cost of funds borrowed by Insignia, which was approximately 5.25% at December 31, 2002. The loan becomes due upon the earliest of (i) voluntary termination of the President’s employment with Insignia, (ii) the termination of the President’s employment with Insignia for cause or (iii) March 15, 2006. Insignia will forgive $375,000 of the principal amount of the loan and accrued interest thereon on March 15 of the year following each of 2002, 2003, 2004 and 2005 to the extent that actual Net EBITDA equals or exceeds 75% of annual budgeted Net EBITDA for any such year, as approved by the Board of Directors. In addition, if aggregate actual Net EBITDA for fiscal 2002, 2003, 2004 and 2005 equals or exceeds aggregate annual budgeted EBITDA for such years, any outstanding principal amount of the loan and accrued interest thereon, will be forgiven as of March 15, 2006. The outstanding balance on the loan at December 31, 2002 was $1.5 million.

Pursuant to the Company’s Supplemental Stock Purchase and Loan Program, Insignia has loans outstanding to seven employees, including three executive officers, of the Company. These loans were originally made in 1998 and 1999 for the purchase of 158,663 newly issued shares of Insignia’s common stock at an average share price of approximately $12.18. The loans require principal and interest payments, at a fixed rate of 7.5%, in 40 equal quarterly installments ending December 31, 2009. The notes are secured by the common shares and are non-recourse to the employee except to the extent of 25% of the outstanding amount. At December 31, 2002, the loans outstanding totaled $1,193,000 and are presented as a reduction of stockholders’ equity in the Company’s consolidated balance sheet.

A director of Insignia is a partner in a law firm that represents Insignia or certain of its affiliates from time to time. The amount of fees paid by the Company to the firm during 2002 and 2001 totaled $1,363,000 and $59,000, respectively.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

18. Commitments,	Contingencies and Other Matters

Ordinary Course of Business Claims

Insignia and certain subsidiaries are defendants in lawsuits arising in the ordinary course of business. Management does not expect that the results of any such lawsuits will have a significant adverse effect on the financial condition, results of operations or cash flows of the Company. All contingencies including unasserted claims or assessments, which are probable and for which the amount of loss can be reasonably estimated, are accrued in accordance with SFAS No. 5, Accounting for Contingencies.

Indemnification

In 1998, the Company’s former parent entered into a Merger Agreement with Apartment Investment and Management Company (“AIMCO”), and one of AIMCO’s subsidiaries, pursuant to which the former parent was merged into AIMCO. Shortly before the merger, the former parent distributed the stock of Insignia to its shareholders in a spin-off transaction. As a requirement of the Merger Agreement, Insignia entered into an Indemnification Agreement with AIMCO. In the Indemnification Agreement, Insignia agreed generally to indemnify AIMCO against all losses exceeding $9.1 million that result from: (i) breaches by the Company or former parent of representations, warranties or covenants in the Merger Agreement; (ii) actions taken by or on behalf of former parent prior to the merger; and (iii) the spin-off.

In December 2001, the Company entered into a stock purchase agreement with Real Living, Inc., the purchaser, that provided for the sale of 100% of the stock of Realty One and its affiliated companies. Such affiliated companies included First Ohio Mortgage Corporation, Inc., First Ohio Escrow Corporation, Inc. and Insignia Relocation Management, Inc. As a part of the sale, the Company agreed generally to indemnify the purchaser against all losses up to the purchase price (subject to certain deductible amounts), resulting from the following: (i) breaches by the Company of any representations, warranties or covenants in the stock purchase agreement; (ii) pre-disposition obligations for goods, services, taxes or indebtedness except for those assumed by Real Living, Inc.; (iii) change of control payments made to employees of Realty One; and (iv) any third party losses arising or related to the period prior to the disposition. In addition, the Company provided an indemnification for losses incurred by Wells Fargo Home Mortgage, Inc. (“Wells Fargo”) and/or the purchaser in respect of (i) mortgage loan files existing on the date of closing; (ii) fraud in the conduct of its home mortgage business; and (iii) the failure to follow standard industry practices in the home mortgage business. The aggregate loss for which the Company is potentially liable to Wells Fargo is limited to $10 million and the aggregate of any claims made by the purchaser and Wells Fargo shall not exceed the purchase price.

In March 2003, Insignia completed the sale of its New York-based residential real estate service businesses, Insignia Douglas Elliman and Insignia Residential Group, to Montauk Battery Realty, LLC. In connection with the sale, Insignia agreed generally to indemnify the purchaser for the amount of any loss, liability, claim, damage, cost or expense up to the aggregate purchase price (subject to certain deductible amounts) arising, directly or indirectly, from or in connection with the following: (i) breaches by the Company of any representations, warranties, covenants or obligations in the purchase and sale agreement; (ii) claims pending or threatened on the date of sale; (iii) any conduct, action or inaction or circumstances related to the operation, management or ownership of the businesses arising or related to the period prior to the sale; and (iv) any liabilities or obligations arising or related to the period prior to the sale.

As of December 31, 2002, the Company was not aware of any matters that would give rise to a material claim under any indemnities and warranties.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Environmental

Under various federal and state environmental laws and regulations, a current or previous owner or operator of real estate may be required to investigate and remediate certain hazardous or toxic substances or petroleum-product releases at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from or at the site, including the presence of asbestos containing materials. Insurance for such matters may not be available.

The presence of contamination or the failure to remediate contamination may adversely affect the owner’s ability to sell or lease real estate or to borrow using the real estate as collateral. There can be no assurance that Insignia, or any assets owned or controlled by Insignia (as on-site property manager), currently are in compliance with all of such laws and regulations or that Insignia will not become subject to liabilities that arise in whole or in part out of any such laws, rules or regulations. The liability may be imposed even if the original actions were legal and Insignia did not know of, or was not responsible for, the presence of such hazardous or toxic substances. Insignia may also be solely responsible for the entire payment of any liability if it is subject to joint and several liability with other responsible parties who are unable to pay. Insignia may be subject to additional liability if it fails to disclose environmental issues to a buyer or lessee of property. Management is not currently aware of any environmental liabilities that are expected to have a material adverse effect upon the operations or financial condition of the Company.

Operating Leases

The Company leases office space and equipment under noncancelable operating leases. Minimum annual rentals under operating leases for the five years ending after December 31, 2002 and thereafter are as follows (in thousands):

2003	$27,276
2004	25,878
2005	24,105
2006	22,306
2007	20,829
Thereafter	64,638

Total minimum payments	$185,032

Rental expense, which is recorded on a straight-line basis, was approximately $29,705,000 (2002) and $24,496,000 (2001). Certain of the leases are subject to renewal options and annual escalation based on the Consumer Price Index or annual increases in operating expenses.

Convertible Preferred Stock

Insignia has 375,000 shares, or $37.5 million, of convertible preferred stock outstanding to investment funds affiliated with Blackacre Capital Management. The convertible preferred stock includes 250,000 shares, or $25.0 million, of Series A, initially purchased in February 2000, and 125,000 shares, or $12.5 million, of Series B purchased in June 2002. The initial preferred originally carried a 4% annual dividend and was exchanged in June 2002 for Series A convertible preferred stock. The convertible preferred stock carries an 8.5% annual dividend (totaling approximately $3.2 million), payable quarterly at Insignia’s option in cash or in kind. The Company paid cash dividends of approximately $1.8 million in 2002.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The convertible preferred stock has a perpetual term, although Insignia may call the preferred stock, at stated value, after June 7, 2005. Upon the dissolution, liquidation or winding up of the Company, the holders of Series A and Series B convertible preferred stock are entitled to receive the stated value of $100.00 per share (totaling $37.5 million) plus accrued and unpaid dividends.

Stock Repurchase

At December 31, 2002, Insignia held in treasury 1,502,600 repurchased shares of its Common Stock. Such shares were repurchased at an aggregate cost of approximately $16.2 million and are reserved for issuance upon the exercise of warrants granted in 2001 to certain executive officers, non-employee directors and other employees of the Company.

In July 2002, the Company authorized a stock repurchase program of up to $5.0 million, subject to compliance with all covenants contained within the Company’s existing debt agreements. As of December 31, 2002, the Company had not initiated any stock repurchases under this authorization.

19. Industry	Segments

As of December 31 2002, Insignia’s operating activities encompassed two segments that include (i) commercial real estate services, including principal investment activities, and (ii) residential real estate services. The Company’s New York-based residential real estate service businesses were sold in March 2003; therefore, operating activities from continuing operations exclude the operations of these businesses. Residential operations are reported as discontinued operations in the Company’s consolidated statements of operations. In 2001, the Company’s operating activities included internet-based initiatives as a segment. The Company’s segments include businesses that offer similar products and services and are managed separately because of the distinction between such services. The accounting policies of the segments are the same as those used in the preparation of the consolidated financial statements.

The commercial segment provides services including tenant representation, property and asset management, agency leasing and brokerage, investment sales, development and re-development, consulting and other services. The commercial segment also includes the Company’s principal real estate investment activities and fund management. Insignia’s commercial segment is comprised of the operations of Insignia/ESG in the U.S., Insignia Richard Ellis in the U.K., Insignia Bourdais in France and other businesses in continental Europe, Asia and Latin America. The Company’s unallocated administrative expenses and corporate assets, consisting primarily of cash and property and equipment, are included in “Other” in the segment reporting. The Company’s internet-based initiatives launched in 1999 were terminated in 2001.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following tables summarize certain financial information by industry segment.

Year ended December 31, 2002	Commercial	Residential	Other	Total
	(In thousands)
Revenues
Real estate services	$577,544	$—	$—	$577,544
Property operations	9,195	—	—	9,195
Equity earnings in unconsolidated ventures	3,482	—	—	3,482
Other income, net	589	—	204	793

	590,810	—	204	591,014

Operating income (loss)	37,318	—	(14,229)	23,089

Other income and expense:
Interest income	2,300	—	1,636	3,936
Interest expense	(474)	—	(8,380)	(8,854)
Property interest expense	(2,122)	—	—	(2,122)

Income (loss) from continuing operations before income taxes	$37,022	$—	$(20,973)	$16,049

Total assets	$724,330	$62,604	$85,905	$872,839
Real estate investments, net	134,135	—	—	134,135
Capital expenditures, net	8,388	—	—	8,388

Year ended December 31, 2001	Commercial	Residential	Internet	Other	Total
Revenues
Real estate services	$613,253	$—	$—	$—	$613,253
Property operations	3,969	—	—	—	3,969
Equity earnings in unconsolidated ventures	13,911	—	—	—	13,911
Other income, net	1,765	—	—	331	2,096

	632,898	—	—	331	633,229

Operating income (loss)	43,244	—	—	(13,186)	30,058

Other income and expenses:
Interest income	2,084	—	—	2,769	4,853
Interest expense	(639)	—	—	(11,730)	(12,369)
Property interest expense	(1,744)	—	—	—	(1,744)
Losses from internet investments	—	—	(10,263)	—	(10,263)
Other expenses	(661)	—	—	—	(661)

Income (loss) from continuing operations before income taxes	$42,284	$—	$(10,263)	$(22,147)	$9,874

Total assets	$678,091	$147,654	$1,007	$91,630	$918,382
Real estate investments, net	95,710	—	—	—	95,710
Capital expenditures, net	11,704	—	—	85	11,789

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Certain geographic information is as follows:

	Year ended December 31, 2002		Year ended December 31, 2001
	Revenues	Long-Lived Assets	Revenues	Long-Lived Assets
United States	$406,198	$343,072	$512,754	$339,619
United Kingdom	121,746	115,029	105,896	106,701
France	43,058	30,189	—	12,800
Other countries	20,012	8,631	14,579	8,603

	$591,014	$496,921	$633,229	$467,723

Long-lived assets are comprised of property and equipment, real estate investments, goodwill and acquired intangibles.

20. Fair	Values of Financial Instruments

The fair value estimates of financial instruments are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. The carrying amount reported on the balance sheet for cash and cash equivalents approximates its fair value. Receivables reported on the balance sheet generally consist of property and lease commission receivables and various note receivables. The property and note receivables approximate their fair values. Lease commission receivables are carried at their discounted present value; therefore the carrying amount and fair value amount are the same. The carrying amounts for notes payable and real estate mortgage notes payable approximate their respective fair value because the interest rates generally approximate current market interest rates for similar instruments.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

21. Quarterly	Financial Data (unaudited)

	2002
	Total	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands, except per share data)
Revenues	$591,014	$172,332	$155,414	$139,225	$124,043
Income (loss) from continuing operations	9,037	6,254	2,779	905	(901)
Discontinued operations	9,098	80	5,990	2,270	758

Income (loss) before cumulative effect of a change in accounting principle	18,135	6,334	8,769	3,175	(143)
Cumulative effect of a change in accounting principle	(20,635)	—	—	—	(20,635)

Net (loss) income	$(2,500)	$6,334	$8,769	$3,175	$(20,778)

Per share amounts:
Earnings per share—basic
Income (loss) from continuing operations	$0.30	$0.23	$0.09	$0.03	$(0.05)
Discontinued operations	0.39	0.01	0.25	0.09	0.03

Income (loss) before cumulative effect of a change in accounting principle	0.69	0.24	0.34	0.12	(0.02)
Cumulative effect of a change in accounting change in accounting principle	(0.89)	—	—	—	(0.90)

Net (loss) income	(0.20)	$0.24	0.34	0.12	(0.92)

Earnings per share—assuming dilution
Income (loss) from continuing operations	0.29	0.23	0.09	0.03	(0.05)
Discontinued operations	0.38	0.01	0.25	0.09	0.03

Income (loss) before cumulative effect of a change in accounting principle	0.67	0.24	0.34	0.12	(0.02)
Cumulative effect of a change in accounting principle	(0.87)	—	—	—	(0.90)

Net (loss) income	$(0.20)	$0.24	$0.34	$0.12	$(0.92)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	2001
	Total	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands, except per share data)
Revenues	$633,229	$228,981	$115,949	$140,747	$147,552
Income (loss) from continuing operations	6,352	13,534	(5,561)	(1,821)	200
Discontinued operations	(19,860)	(18,593)	1,091	376	(2,734)

Net loss	$(13,508)	$(5,059)	$(4,470)	$(1,445)	$(2,534)

Per share amounts:
Earnings per share—basic
Income (loss) from continuing operations	$0.24	$0.59	$(0.26)	$(0.09)	$0.00
Discontinued operations	(0.90)	(0.83)	0.05	0.01	(0.13)

Net loss	(0.66)	(0.24)	(0.21)	(0.08)	(0.13)

Earnings per share—assuming dilution
Income (loss) from continuing operations	0.23	0.50	(0.26)	(0.09)	0.00
Discontinued operations	(0.85)	(0.70)	0.05	0.01	(0.13)

Net loss	$(0.62)	$(0.20)	$(0.21)	$(0.08)	$(0.13)

Fourth quarter earnings included a gain of approximately $10.4 million from the sale of a real estate property in which the Company held a 17.5% profits interest. In addition, the fourth quarter included impairment write-downs of $4.6 million in remaining internet investments and income of $3.2 million in connection with the liquidation of EdificeRex.

22. Subsequent Events

CB Richard Ellis Merger

On February 17, 2003, Insignia entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc. (“CB”) and Apple Acquisition Corp., a wholly owned subsidiary of CB, pursuant to which, upon the terms and subject to the conditions set forth therein, Apple Acquisition Corp. will be merged with and into Insignia (the “Merger”), with Insignia being the surviving corporation in the Merger and becoming a wholly owned subsidiary of CB. The Merger Agreement provides that Insignia’s Certificate of Incorporation and the Bylaws of Apple Acquisition Corp. will be the Certificate of Incorporation and the Bylaws, respectively, of the surviving corporation. Under the Merger Agreement, at closing each share of common stock, par value $0.01 per share, of Insignia (the “Common Stock”) will be converted into the right to receive $11.00 per share in cash (the “Common Merger Consideration”), subject to adjustment based on the potential sale of certain real estate assets (excluding assets of the service businesses) prior to the closing of the Merger. The Merger Agreement provides that if Insignia receives more than a specified amount of cash net proceeds for these assets, the excess net cash proceeds will be paid to holders of Common Stock, options, warrants and unvested restricted stock as additional Common Merger Consideration, up to an additional $1.00 per share of Common Stock. The Merger closed on July 23, 2003 and Insignia’s common shareholders received cash consideration of $11.156 per share.

Separately, on July 23, 2003, Insignia sold substantially all of its real estate investment assets to Island Fund I LLC prior to the closing of the Merger. The purchase price in the sale aggregated $44.8 million and included $36.9 million paid in cash to Insignia at closing and the assumption by the buyer of $7.9 million in contractual

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

obligations to certain executive officers, including the Company’s Chairman, who are also officers of Island Fund. The Company recognized a loss of approximately $12.8 million (before applicable income taxes) in connection with the sale.

When Insignia entered into the Merger Agreement it considered whether the right to sell certain of its real estate investment assets had any effect on the evaluation of such investments for purposes of determining impairment and discontinuance for financial reporting purposes. Insignia concluded that the investment assets did not qualify for classification as assets held for sale based on the following factors: (i) management had not committed to a formal plan to sell the asset (or disposal group); (ii) an active program to locate a buyer and other actions required to complete the sell the assets had not been initiated; (ii) the sale of any investment assets below book value was not considered probable; and (iv) the Company would not sell assets below book value unless the merger closed and such sales produced additional incremental share consideration above $11.00 per share.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

23.    Supplemental Information

The following supplemental information includes: (i) condensed consolidating balance sheet as of December 31, 2002; (ii) condensed consolidating statement of operations for the year ended December 31, 2002 and (iii) condensed consolidating statement of cash flows for the year ended December 31, 2002 of the Company’s domestic commercial service operations (including operations of Insignia/ESG, Inc. and unallocated administrative expenses and corporate assets of Insignia), all other operations (comprised of residential service operations, international service operations and real estate investment operations) and the Company on a consolidated basis. Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and intercompany balances and transactions.

Condensed Consolidating Balance Sheet

As of December 31, 2002

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Assets
Cash and cash equivalents	$72,245	$39,268	$—	$111,513
Receivables, net of allowance	103,780	51,541	—	155,321
Restricted cash	17,277	4,241	—	21,518
Intercompany receivables	44,196	—	(44,196)	—
Investment in consolidated subsidiaries	246,184	—	(246,184)	—
Property and equipment, net	36,271	19,343	—	55,614
Real estate investments, net	—	134,135	—	134,135
Goodwill, net	112,662	176,899	—	289,561
Acquired intangible assets, net	1,345	16,266	—	17,611
Deferred taxes	42,805	4,804	—	47,609
Other assets, net	26,922	13,035	—	39,957

Total assets	$703,687	$459,532	$(290,380)	$872,839

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$5,510	$8,233	$—	$13,743
Commissions payable	63,380	594	—	63,974
Accrued incentives	23,720	28,604	—	52,324
Accrued and sundry	54,560	63,430	—	117,990
Deferred taxes	14,299	1,496	—	15,795
Intercompany payables	—	44,196	(44,196)	—
Notes payable	126,889	—	—	126,889
Real estate mortgage notes	—	66,795	—	66,795

Total liabilities	288,358	213,348	(44,196)	457,510

Total stockholders’ equity	415,329	246,184	(246,184)	415,329

Total liabilities and stockholders’ equity	$703,687	$459,532	$(290,380)	$872,839

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2002

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Revenues	$392,935	$198,079	$—	$591,014

Costs and expenses
Real estate services	366,904	159,172	—	526,076
Property operations	—	7,264	—	7,264
Administrative	14,344	—	—	14,344
Depreciation and amortization	14,292	4,029	—	18,321
Property depreciation	—	1,920	—	1,920

	395,540	172,385	—	567,925

Operating income (loss)	(2,605)	25,694	—	23,089

Other income and expenses:
Interest income	1,678	2,258	—	3,936
Interest expense	(8,380)	(474)	—	(8,854)
Property interest expense	—	(2,122)	—	(2,122)
Equity earnings in consolidated subsidiaries	2,438	—	(2,438)	—

Income (loss) from continuing operations before income taxes	(6,869)	25,356	(2,438)	16,049
Income tax (expense) benefit	4,369	(11,381)	—	(7,012)

Income (loss) from continuing operations	(2,500)	13,975	(2,438)	9,037
Discontinued operations, net of applicable tax
Income from operations	—	4,180	—	4,180
Income on disposal	—	4,918	—	4,918

Income (loss) before cumulative effect of a change in accounting principle	(2,500)	23,073	(2,438)	18,135
Cumulative effect of a change in accounting principle, net of applicable taxes	—	(20,635)	—	(20,635)

Net loss	$(2,500)	$2,438	$(2,438)	$(2,500)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2002

	Domestic Commercial Service Operations	Other Operations	Consolidated Total
	(In thousands)
Cash (used in) provided by operating activities	$(52,231)	$53,913	$1,682

Investing activities
Additions to property and equipment, net	(6,315)	(2,073)	(8,388)
Proceeds from real estate investments	—	44,648	44,648
Proceeds from sale of discontinued operation	—	23,250	23,250
Payments made for acquisition of businesses	(3,650)	(5,268)	(8,918)
Investment in real estate	—	(46,684)	(46,684)
Decrease (increase) in restricted cash	5,496	(1,532)	3,964

Cash (used in) provided by investing activities	(4,469)	12,341	7,872

Financing activities
Decrease (increase) in intercompany receivables	56,173	(56,173)	—
Proceeds from issuance of common stock	903	—	903
Proceeds from issuance of preferred stock	12,270	—	12,270
Proceeds from exercise of stock options	674	—	674
Preferred stock dividends	(1,829)	—	(1,829)
Payments on notes payable	(59,785)	—	(59,785)
Proceeds from notes payable	15,000	—	15,000
Payments on real estate mortgage notes	—	(28,361)	(28,361)
Proceeds from real estate mortgage notes	—	20,000	20,000
Debt issuance costs	(1,415)	—	(1,415)

Cash provided by (used in) financing activities	21,991	(64,534)	(42,543)

Net cash provided by discontinued operations	—	8,787	8,787
Effect of exchange rate changes in cash	—	3,789	3,789

Net (decrease) increase in cash and cash equivalents	(34,709)	14,296	(20,413)
Cash and cash equivalents at beginning of year	106,954	24,906	131,860

	72,245	39,202	111,447
Cash of discontinued operations	—	66	66

Cash and cash equivalents at end of year	$72,245	$39,268	$111,513

Supplemental Information:
Cash paid for interest	$7,238	$1,718	$8,956
Cash paid for income taxes	2,784	6,743	9,527

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution for the securities being registered hereunder, which fees and expenses will be borne solely by the registrant. Except for the Securities and Exchange Commission registration fee and the NASD fee, all amounts are estimates.

Description	Amount
Securities and Exchange Commission registration fee	$56,858
NASD filing fee	30,500
Legal fees and expenses	300,000
Accounting fees and expenses	100,000
Printing fees and expenses	150,000
Blue Sky fees and expenses	5,000
Transfer agent fees and expenses	5,000
Miscellaneous expenses	102,642

Total	$750,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damage for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of such corporation) by reason of the fact that the person is or was a director, officer, agent or employee of such corporation or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (1) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding or (2) if the person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Delaware corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Delaware corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Delaware corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our restated certificate of incorporation includes a provision that limits the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the Delaware General Corporation Law.

Our restated certificate of incorporation provides that we must indemnify our current or former directors and officers to the fullest extent permitted by Delaware law. Our restated certificate of incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding (brought in the right of CB Richard Ellis Group or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of CB Richard Ellis Group or, while a director or officer, is or was serving at the request of CB Richard Ellis Group as a director, officer, partner, member, fiduciary, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, must be indemnified and held harmless by CB Richard Ellis Group to the fullest extent permitted by Delaware law. Our restated certificate of incorporation also provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of CB Richard Ellis Group or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of CB Richard Ellis Group or, while an employee or agent, is or was serving at the request of CB Richard Ellis Group as a director, officer, partner, member, fiduciary, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, may be indemnified and held harmless by CB Richard Ellis Group to the fullest extent permitted by Delaware law.

Our restated certificate of incorporation provides that we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

We must indemnify and hold harmless (1) each holder of our common stock and the warrants to acquire our common stock (and the shares of common stock received upon exercise of the warrants) acquired by the persons defined as “Securityholders” pursuant to the Securityholders’ Agreement, dated as of July 20, 2001, by and among, CB Richard Ellis Group, CB Richard Ellis Services, Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, FS Equity Partners III, L.P., FS Equity Partners International, L.P., Credit Suisse First Boston Corporation, DLJ Investment Funding, Inc., The Koll Holding Company, Frederic V. Malek, the management investors named therein and the other persons from time to time party thereto and each of their respective affiliates and any controlling person of any of such holders and (2) each of such holder’s respective directors, officers, employees and agents from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (including all reasonable attorneys’ fees and expenses), but excluding special or consequential damages, arising from, relating to or otherwise in respect of, any governmental or other third party claim against such indemnified person that arises from, relates to or is otherwise in respect of (i) the business, operations, liabilities or obligations of CB Richard Ellis Group or its subsidiaries or (ii) the ownership by such holder or any of their respective affiliates of any equity securities of CB Richard Ellis Group (except to the extent such losses and expenses (x) arise from any claim that such indemnified person’s investment decision relating to the purchase or sale of such securities violated a duty or other obligation of the indemnified person to the claimant or (y) are finally determined in a judicial action by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such holder or its affiliates). The indemnification provided by CB Richard Ellis Group is separate from and in addition to any other indemnification by CB Richard Ellis Group to which the indemnified person may be entitled.

Item 15. Recent Sales of Unregistered Securities.

Except as otherwise indicated, all information in this Item 15 of Part II gives effect to the 3-for-1 stock split of the registrant’s outstanding Class A common stock and Class B common stock on May 4, 2004, which split was effected by a stock dividend, and the 1-for-1.0825 reverse stock split of our outstanding Class A common stock and Class B common stock on June 7, 2004. In the three years prior to October 31, 2004, the registrant issued the following unregistered securities in private placements conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving public offerings:

(1) The registrant has, in recruiting various key employees, offered such employees the right to purchase shares of its Class A common stock, in each case at $5.77 per share:

Number of Shares	Date of Purchase	Consideration
6,928	January 13, 2002	$20,000 cash
$20,000 note
20,785	February 21, 2002	$60,000 cash
$60,000 note
34,642	May 31, 2002	$100,000 cash
$100,000 note
27,713	January 15, 2003	$80,000 cash
$80,000 note
69,284	January 15, 2003	$400,000 cash
8,661	January 27, 2003	$50,000 cash
8,661	January 27, 2003	$50,000 cash
69,284	October 2, 2003	$400,000 cash

Such stock was issued pursuant to the registrant’s 2001 Stock Incentive Plan in transactions exempt from registration under Rule 701 promulgated pursuant to the Securities Act of 1933, as amended.

(2) On May 22, 2003, CBRE Escrow, Inc., an indirect wholly owned subsidiary of registrant, issued and sold to Credit Suisse First Boston LLC, Credit Lyonnais Securities (USA) Inc. and HSBC Securities (USA) Inc. $200.0 million in aggregate principal amount of its 9 3/4% senior notes due May 15, 2010 at a cash price equal to 100% of the aggregate principal amount of such notes. In connection with the merger of CBRE Escrow with and into the registrant’s wholly owned subsidiary, CB Richard Ellis Services, Inc., on July 23, 2003, CB Richard Ellis Services assumed the obligations of CBRE Escrow with respect to its 9 3/4% senior notes due May 15, 2010 and the registrant guaranteed such securities on a senior basis. On January 7, 2004, CB Richard Ellis Services, Inc., the registrant and the other guarantors of such unregistered securities exchanged such securities for 9 3/4% senior notes due May 15, 2010 and related guarantees that had been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4 (No. 333-109841) that had been declared effective by the Securities and Exchange Commission on December 5, 2003.

(3) On July 23, 2003, the registrant issued and sold the following unregistered securities:

•	an aggregate of 18,421,619 shares of its Class B common stock to Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG and Frederic V. Malek for a cash price of $5.77 per share; and

•	an aggregate of 2,363,597 shares of its Class A common stock to DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., DLJIP II Holdings, L.P. and California Public Employees’ Retirement System for a cash price of $5.77 per share.

(4) Prior to June 10, 2004, the registrant issued an aggregate of 70,372 shares of its Class A common stock in connection with distributions related to stock fund units under the deferred compensation plan of its wholly owned subsidiary, CB Richard Ellis Services, Inc. The plan participants receiving such shares previously had made aggregate deferrals of $335,296 under the plan with respect to such stock fund units. The issuances of such shares in connection with distributions under such plan were pursuant to Rule 701 promulgated by the Securities and Exchange Commission under Section 3(b) of the Securities Act of 1933, as amended, with respect to transactions pursuant to compensation benefit plans and contracts relating to compensation.

(5) Prior to June 10, 2004, current and former employees of the registrant had exercised options to acquire an aggregate of 17,321 shares of the registrant’s Class A common stock for $5.77 per share. The issuance of such shares in connection with the exercise of such options was pursuant to the registrant’s 2001 Stock Incentive Plan and exempt from registration under Rule 701 promulgated pursuant to the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit		Description
1**		Form of Underwriting Agreement

2.1		Amended and Restated Agreement and Plan of Merger, dated as of May 28, 2003, by and among Insignia Financial Group, Inc., CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc. and Apple Acquisition Corp. (incorporated by reference to Exhibit 2.2 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC on October 20, 2003)

2.2		Purchase Agreement, dated as of May 28, 2003, by and among Insignia Financial Group, Inc., CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc., Apple Acquisition Corp. and Island Fund I LLC (incorporated by reference to Exhibit 2.3 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on October 20, 2003)

3.1		Form of Restated Certificate of Incorporation of CB Richard Ellis Group, Inc. filed on June 15, 2004 (incorporated by reference to Exhibit 3.3 of the CB Richard Ellis Group, Inc. Amendment No. 4 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on June 2, 2004)

3.2		Form of Restated By-laws of CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 3.5 of the CB Richard Ellis Group, Inc. Amendment No. 4 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on June 2, 2004)

4.1		Form of Class A common stock certificate of CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 4.1 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

4.2	(a)	Securityholders’ Agreement, dated as of July 20, 2001 (“Securityholders’ Agreement”), by and among, CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc., Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, FS Equity Partners III, L.P., FS Equity Partners International, L.P., Credit Suisse First Boston Corporation, DLJ Investment Funding, Inc., The Koll Holding Company, Frederic V. Malek, the management investors named therein and the other persons from time to time party thereto (incorporated by reference to Exhibit 25 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.2	(b)	Amendment and Waiver to Securityholders’ Agreement, dated as of April 14, 2004, by and among, CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc. and the other parties to the Securityholders’ Agreement (incorporated by reference to Exhibit 4.2(b) of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

Exhibit		Description

4.3		Anti-Dilution Agreement, dated as of July 20, 2001, by and between CB Richard Ellis Group, Inc. and Credit Suisse First Boston Corporation (incorporated by reference to Exhibit 20 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.4		Warrant Agreement, dated as of July 20, 2001, by and between CB Richard Ellis Group, Inc., and FS Equity Partners III, L.P. and FS Equity Partners International, L.P. (incorporated by reference to Exhibit 26 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.5	(a)	Indenture, dated as of May 22, 2003, between CBRE Escrow, Inc., and U.S. Bank National Association, as Trustee, for 9 3/4% Senior Notes Due May 15, 2010 (incorporated by reference to Exhibit 4.1 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on October 20, 2003)

4.5	(b)	First Supplemental Indenture, dated as of July 23, 2003, among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Subsidiary Guarantors and U.S. Bank National Association (incorporated by reference to Exhibit 4.1(b) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.5	(c)	Second Supplemental Indenture, dated as of December 4, 2003, among CB Richard Ellis Services, Inc., Investors 1031, LLC and U.S. Bank National Association (incorporated by reference to Exhibit 4.1(c) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(a)	Indenture, dated as of June 7, 2001, among CB Richard Ellis Services, Inc., BLUM CB Corp., CB Richard Ellis Group, Inc., the Subsidiary Guarantors named therein and State Street Bank and Trust Company of California, N.A., as Trustee, for 11 1/4% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 17 of the CB Richard Ellis Services, Inc. Schedule 13D filed with the SEC (No. 005-46943) on July 30, 2001)

4.6	(b)	First Supplemental Indenture, dated as of July 20, 2001, among CB Richard Ellis Services, Inc., the Subsidiary Guarantors and State Street Bank and Trust Company of California, N.A. (incorporated by reference to Exhibit 10.17(b) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(c)	Second Supplemental Indenture, dated as of July 23, 2003, among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Subsidiary Guarantors and U.S. Bank National Association as successor to Street Bank and Trust Company of California, N.A (incorporated by reference to Exhibit 10.17(c) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(d)	Third Supplemental Indenture, dated as of December 4, 2003 among CB Richard Ellis Services, Inc., Investors 1031, LLC, and U.S. Bank National Association (incorporated by reference to Exhibit 10.17(d) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.7		Indenture, dated as of July 20, 2001, among CB Richard Ellis Group, Inc., and State Street Bank and Trust Company, N.A., as Trustee, for 16% Senior Notes due 2011 (incorporated by reference to Exhibit 21 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

5*		Opinion of Simpson Thacher & Bartlett LLP

10.1	(a)	Amendment Agreement and Waiver, dated as of April 23, 2004, among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Lenders named therein and Credit Suisse First Boston, as Administrative Agent (incorporated by reference to Exhibit 10.1(a) of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

Exhibit	Description

10.1(b)	Amended and Restated Credit Agreement, dated as of April 23, 2004, by and among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Lenders named therein and Credit Suisse First Boston, as Administrative Agent (incorporated by reference to Exhibit 10.1(b) of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.2	CB Richard Ellis Group, Inc. 2001 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

10.3	2004 Stock Incentive Plan of CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 10.3 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.4	CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.11 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

10.5	CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan, as amended (incorporated by reference to Exhibit 10.12 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

10.6	Employment Agreement, dated as of July 20, 2001, between CB Richard Ellis Services, Inc. and Ray Wirta (incorporated by reference to Exhibit 10.13 of the CB Richard Ellis Group, Inc. Registration Statement on Form S-4 (No. 333-70980) filed with the SEC on October 4, 2001)

10.7	Termination of Employment Agreement, effective as of February 15, 2004, between CB Richard Ellis Services, Inc. and Ray Wirta (incorporated by reference to Exhibit 10.6 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 30, 2004)

10.8	Full Recourse Note, dated as of April 8, 2004, by and between Ray Wirta and CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 10.9 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.9	Pledge Agreement, dated as of April 8, 2004, by and between Ray Wirta and CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 10.10 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.10	Amended and Restated Executive Service Agreement, dated as of June 4, 2003, between CB Richard Ellis Limited and Alan Charles Froggatt (incorporated by reference to Exhibit 10.11 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.11	Employment Agreement, dated as of January 23, 2001, between CB Richard Elis Pty Ltd. and Robert Blain (incorporated by reference to Exhibit 10.12 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.12	CB Richard Ellis Deferred Compensation Plan effective as of August 1, 2004 (incorporated by reference to Exhibit 4.1 of the CB Richard Ellis Group, Inc. Registration Statement on Form S-8 filed with the SEC (No. 333-119362) on September 29, 2004)

16	Letter from Ernst & Young LLP confirming its concurrence with the statements made by Insignia Financial Group, Inc. in a current report concerning the dismissal as Insignia’s principal accountant (incorporated by reference to Exhibit 16.1 to the Insignia Financial Group, Inc. Current Report on Form 8-K filed with the SEC on April 12, 2002)

Exhibit	Description
21*	Subsidiaries of CB Richard Ellis Group, Inc.

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of Ernst & Young LLP

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page)

*	Filed herewith.
**	To be filed by amendment.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by the director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 12, 2004.

CB RICHARD ELLIS GROUP, INC.

By:	/s/ KENNETH J. KAY
Name: Kenneth J. Kay
Title: Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth J. Kay, Gil Borok and Ray Wirta, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, including post-effective amendments, and registrations filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does grant unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 12, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ RAY WIRTA Ray Wirta	Director and Chief Executive Officer (Principal Executive Officer)

/s/ KENNETH J. KAY Kenneth J. Kay	Chief Financial Officer (Principal Financial Officer)

/s/ GIL BOROK Gil Borok	Executive Vice President, Global Controller (Principal Accounting Officer)

/s/ BRETT WHITE Brett White	Director and President

/s/ RICHARD C. BLUM Richard C. Blum	Chairman of the Board

/s/ JEFFREY A. COZAD Jeffrey A. Cozad	Director

/s/ PATRICE MARIE DANIELS Patrice Marie Daniels	Director

/s/ BRADFORD M. FREEMAN Bradford M. Freeman	Director

/s/ MICHAEL KANTOR Michael Kantor	Director

/s/ FREDERIC V. MALEK Frederic V. Malek	Director

/s/ JEFFREY S. PION Jeffrey S. Pion	Director

/s/ GARY L. WILSON Gary L. Wilson	Director

EXHIBIT INDEX

Exhibit	Description
1**	Form of Underwriting Agreement

2.1	Amended and Restated Agreement and Plan of Merger, dated as of May 28, 2003, by and among Insignia Financial Group, Inc., CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc. and Apple Acquisition Corp. (incorporated by reference to Exhibit 2.2 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC on October 20, 2003)

2.2	Purchase Agreement, dated as of May 28, 2003, by and among Insignia Financial Group, Inc., CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc., Apple Acquisition Corp. and Island Fund I LLC (incorporated by reference to Exhibit 2.3 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on October 20, 2003)

3.1	Form of Restated Certificate of Incorporation of CB Richard Ellis Group, Inc. filed on June 15, 2004 (incorporated by reference to Exhibit 3.3 of the CB Richard Ellis Group, Inc. Amendment No. 4 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on June 2, 2004)

3.2	Form of Restated By-laws of CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 3.5 of the CB Richard Ellis Group, Inc. Amendment No. 4 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on June 2, 2004)

4.1	Form of Class A common stock certificate of CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 4.1 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

4.2(a)	Securityholders’ Agreement, dated as of July 20, 2001 (“Securityholders’ Agreement”), by and among, CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc., Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, FS Equity Partners III, L.P., FS Equity Partners International, L.P., Credit Suisse First Boston Corporation, DLJ Investment Funding, Inc., The Koll Holding Company, Frederic V. Malek, the management investors named therein and the other persons from time to time party thereto (incorporated by reference to Exhibit 25 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.2(b)	Amendment and Waiver to Securityholders’ Agreement, dated as of April 14, 2004, by and among, CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc. and the other parties to the Securityholders’ Agreement (incorporated by reference to Exhibit 4.2(b) of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

4.3	Anti-Dilution Agreement, dated as of July 20, 2001, by and between CB Richard Ellis Group, Inc. and Credit Suisse First Boston Corporation (incorporated by reference to Exhibit 20 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.4	Warrant Agreement, dated as of July 20, 2001, by and between CB Richard Ellis Group, Inc., and FS Equity Partners III, L.P. and FS Equity Partners International, L.P. (incorporated by reference to Exhibit 26 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.5(a)	Indenture, dated as of May 22, 2003, between CBRE Escrow, Inc., and U.S. Bank National Association, as Trustee, for 9 3/4% Senior Notes Due May 15, 2010 (incorporated by reference to Exhibit 4.1 of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on October 20, 2003)

4.5(b)	First Supplemental Indenture, dated as of July 23, 2003, among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Subsidiary Guarantors and U.S. Bank National Association (incorporated by reference to Exhibit 4.1(b) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

Exhibit		Description
4.5	(c)	Second Supplemental Indenture, dated as of December 4, 2003, among CB Richard Ellis Services, Inc., Investors 1031, LLC and U.S. Bank National Association (incorporated by reference to Exhibit 4.1(c) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(a)	Indenture, dated as of June 7, 2001, among CB Richard Ellis Services, Inc., BLUM CB Corp., CB Richard Ellis Group, Inc., the Subsidiary Guarantors named therein and State Street Bank and Trust Company of California, N.A., as Trustee, for 11 1/4% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 17 of the CB Richard Ellis Services, Inc. Schedule 13D filed with the SEC (No. 005-46943) on July 30, 2001)

4.6	(b)	First Supplemental Indenture, dated as of July 20, 2001, among CB Richard Ellis Services, Inc., the Subsidiary Guarantors and State Street Bank and Trust Company of California, N.A. (incorporated by reference to Exhibit 10.17(b) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(c)	Second Supplemental Indenture, dated as of July 23, 2003, among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Subsidiary Guarantors and U.S. Bank National Association as successor to Street Bank and Trust Company of California, N.A (incorporated by reference to Exhibit 10.17(c) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.6	(d)	Third Supplemental Indenture, dated as of December 4, 2003 among CB Richard Ellis Services, Inc., Investors 1031, LLC, and U.S. Bank National Association (incorporated by reference to Exhibit 10.17(d) of the CB Richard Ellis Services, Inc. Registration Statement on Form S-4 filed with the SEC (No. 333-190841) on December 5, 2003)

4.7		Indenture, dated as of July 20, 2001, among CB Richard Ellis Group, Inc., and State Street Bank and Trust Company, N.A., as Trustee, for 16% Senior Notes due 2011 (incorporated by reference to Exhibit 21 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

5*		Opinion of Simpson Thacher & Bartlett LLP

10.1	(a)	Amendment Agreement and Waiver, dated as of April 23, 2004, among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Lenders named therein and Credit Suisse First Boston, as Administrative Agent (incorporated by reference to Exhibit 10.1(a) of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.1	(b)	Amended and Restated Credit Agreement, dated as of April 23, 2004, by and among CB Richard Ellis Services, Inc., CB Richard Ellis Group, Inc., the Lenders named therein and Credit Suisse First Boston, as Administrative Agent (incorporated by reference to Exhibit 10.1(b) of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.2		CB Richard Ellis Group, Inc. 2001 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

10.3		2004 Stock Incentive Plan of CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 10.3 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.4		CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.11 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

10.5		CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan, as amended (incorporated by reference to Exhibit 10.12 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

Exhibit	Description
10.6	Employment Agreement, dated as of July 20, 2001, between CB Richard Ellis Services, Inc. and Ray Wirta (incorporated by reference to Exhibit 10.13 of the CB Richard Ellis Group, Inc. Registration Statement on Form S-4 (No. 333-70980) filed with the SEC on October 4, 2001)

10.7	Termination of Employment Agreement, effective as of February 15, 2004, between CB Richard Ellis Services, Inc. and Ray Wirta (incorporated by reference to Exhibit 10.6 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 30, 2004)

10.8	Full Recourse Note, dated as of April 8, 2004, by and between Ray Wirta and CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 10.9 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.9	Pledge Agreement, dated as of April 8, 2004, by and between Ray Wirta and CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 10.10 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.10	Amended and Restated Executive Service Agreement, dated as of June 4, 2003, between CB Richard Ellis Limited and Alan Charles Froggatt (incorporated by reference to Exhibit 10.11 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.11	Employment Agreement, dated as of January 23, 2001, between CB Richard Elis Pty Ltd. and Robert Blain (incorporated by reference to Exhibit 10.12 of the CB Richard Ellis Group, Inc. Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC (No. 333-112867) on April 30, 2004)

10.12	CB Richard Ellis Deferred Compensation Plan effective as of August 1, 2004 (incorporated by reference to Exhibit 4.1 of the CB Richard Ellis Group, Inc. Registration Statement on Form S-8 filed with the SEC (No. 333-119362) on September 29, 2004)

16	Letter from Ernst & Young LLP confirming its concurrence with the statements made by Insignia Financial Group, Inc. in a current report concerning the dismissal as Insignia’s principal accountant (incorporated by reference to Exhibit 16.1 to the Insignia Financial Group, Inc. Current Report on Form 8-K filed with the SEC on April 12, 2002)

21*	Subsidiaries of CB Richard Ellis Group, Inc.

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of Ernst & Young LLP

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page)

*	Filed herewith.
**	To be filed by amendment.